UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-12

URANERZ ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

URANERZ ENERGY CORPORATION
1701 East “E” Street
PO Box 50850
Casper, Wyoming, 82605
May 26, 2015
TRANSACTION INVOLVING PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Uranerz Energy Corporation Shareholders:

The board of directors of Uranerz Energy Corporation (“Uranerz”) has unanimously adopted and approved an Agreement and Plan of Merger (the “Merger Agreement”) in which Energy Fuels Inc. (“Energy Fuels”) will acquire all of the issued and outstanding shares of Uranerz common stock through a transaction (the “Transaction”) pursuant to which EFR Nevada Corp. (“Merger Sub”), an indirect, wholly-owned subsidiary of Energy Fuels, will merge with Uranerz, with Uranerz surviving as a wholly-owned indirect subsidiary of Energy Fuels, and Energy Fuels will issue common shares in exchange for all of the issued and outstanding shares of Uranerz common stock. Uranerz is sending you the accompanying proxy statement/prospectus to notify you of a special meeting of Uranerz shareholders being held to vote on the approval of the Transaction and related matters and to ask you to vote at the special meeting in favor of the approval of the Transaction.

If the Merger Agreement is approved by Uranerz’ shareholders and the Transaction is completed, you will be entitled to receive 0.255 of an Energy Fuels common share for each share of Uranerz common stock that you hold as of the effective time of the Transaction (the “Effective Time”).

Energy Fuels is a Canadian company incorporated under the Ontario Business Corporations Act and its common shares trade on the Toronto Stock Exchange (the “TSX”) under the symbol “EFR” and on the NYSE MKT under the symbol “UUUU”. Uranerz common stock trades on the NYSE MKT and the TSX under the symbol “URZ.”

For a discussion of risk factors that you should consider in evaluating the Transaction and the other matters on which you are being asked to vote, see “Risk Factors” beginning on page 34 of the enclosed proxy statement/prospectus. The market price of Energy Fuels common shares will continue to fluctuate following the date of the shareholder vote on the Transaction proposal at the special meeting. Consequently, at the time of the shareholder vote, the value of the Transaction consideration will not yet be determined. Based on the range of closing prices of Energy Fuels common shares on the NYSE MKT, during the period from January 2, 2015 the last trading day before public announcement of the execution of the Merger Agreement, through May 22, 2015, the last full trading day before the date of this proxy statement/prospectus, the Transaction consideration represented a value ranging from a low of approximately $1.04 to a high of approximately $1.57 for each share of Uranerz common stock.

Uranerz cannot complete the Transaction without (i) the approval of holders of a majority of the outstanding shares of its common stock entitled to vote at the special meeting, although certain Uranerz shareholders holding approximately 3.99% of the outstanding shares of Uranerz common stock have agreed pursuant to support agreements to vote their shares in favor of the Transaction and (ii) the approval of the majority of shares of Uranerz common stock cast at the special meeting, exclusive of all shares of common stock owned, directly or indirectly by Energy Fuels and Merger Sub and the officers and directors of Uranerz. A failure to vote on the proposal to approve the Transaction has the same effect as a vote by you AGAINST the approval of the Transaction under (i) above. Therefore, Uranerz urges you to take the time to vote by following the instructions on your proxy card regardless of whether you plan to attend the special meeting.

You will also have an opportunity to vote to approve (i) on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to the named executive officers of Uranerz in connection with the Transaction as required by Item 402(t) of Regulation S-K and Section 14A(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the Merger Agreement, referred to as the adjournment proposal.

The special meeting will be held at the Casper Petroleum Club, 1301 Wilkins Circle, Casper, Wyoming, U.S.A., 82601, on June 18, 2015 at 10:00 am Mountain Daylight Time). Notice of the special meeting and the related proxy statement are enclosed.

The Uranerz board of directors unanimously recommends that you vote “FOR” the approval of the Transaction, “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation payable or that could become payable to the named executive officers of Uranerz in connection with the Transaction pursuant to pre-existing severance arrangements, and “FOR” the adjournment proposal.

Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the special meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a shareholder of record (that is, if your stock is registered with us in your own name), then you may vote by: (i) signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope; (ii) signing and faxing your proxy card to Uranerz’ proxy solicitor, Alliance Advisors LLC, for proxy voting, to the fax number provided on the proxy card; (iii) voting online by following the procedures provided on the proxy card; or (iv) attending the special meeting and voting in person.

If your shares are registered in the name of a broker, bank, dealer or other nominee, then you are the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You may also vote by: (i) signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope; (ii) signing and faxing your proxy card to Uranerz’ proxy solicitor, Alliance Advisors LLC, for proxy voting, to the fax number provided on the proxy card; (iii) voting online by following the procedures provided on the proxy card; or (iv) attending the special meeting and voting in person. You are also invited to attend the special meeting, however since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

We look forward to seeing you at the special meeting. Thank you in advance for your cooperation and continued support.

Sincerely,

Mary Anne Tooke
CORPORATE SECRETARY

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated May 26, 2015, and is first being mailed to Uranerz shareholders on or about May 28, 2015.

URANERZ ENERGY CORPORATION
1701 EAST “E” STREET • P.O. BOX 50850
CASPER • WYOMING • USA • 82605-0850

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
May 26, 2015

To the Shareholders of Uranerz:

A special meeting of the shareholders (the “Special Meeting”) of Uranerz Energy Corporation (“Uranerz”), will be held at the Casper Petroleum Club, 1301 Wilkins Circle, Casper, Wyoming, U.S.A., 82601, at 10:00 am Mountain Daylight Time on June 18, 2015 for the following purposes:

(1)

to consider and vote upon the proposal to approve the plan of merger (the “Transaction”) set forth in the Agreement and Plan of Merger dated as of January 4, 2015 (as it may be amended from time to time, the “Merger Agreement”) by and among Energy Fuels Inc., a corporation incorporated under the laws of the Province of Ontario (“Energy Fuels”), EFR Nevada Corp, a Nevada corporation and wholly-owned indirect subsidiary of Energy Fuels (“Merger Sub”) and Uranerz, pursuant to which Merger Sub will merge with and into Uranerz, with Uranerz surviving as a wholly-owned subsidiary of Energy Fuels, and Energy Fuels will issue common shares to the shareholders of Uranerz in exchange for all issued and outstanding shares of Uranerz common stock, as more fully described in the attached proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus;

(2)

to consider and vote upon an advisory (non-binding) basis, of the “golden parachute” compensation that may become payable to Uranerz’ named executive officers in connection with the Transaction as required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act;

(3)

to consider and vote upon any proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the Transaction; and

(4)

to consider and act upon such other business as may properly come before the Special Meeting (and any adjournment or postponement thereof), including to consider any procedural matters incident to the conduct of the Special Meeting.

Uranerz’ board of directors has fixed the close of business on May 26, 2015, as the record date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The list of shareholders entitled to vote at the Special Meeting will be available for inspection at 1701 East “E” Street, Casper, Wyoming, U.S.A., 82605, beginning on the earlier of ten days prior to the date of the Special Meeting or two business days after the date this notice is provided to shareholders and continuing through the Special Meeting, and any adjournments thereof. The list will also be available for inspection at the Special Meeting.

THE BOARD OF DIRECTORS OF URANERZ UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TRANSACTION PROPOSAL AND THE OTHER PROPOSALS.

The affirmative vote of (i) the holders of a majority of the outstanding shares of Uranerz entitled to vote at the Special Meeting and (ii) the holders of the majority of shares of Uranerz common stock cast at the Special Meeting, exclusive of all shares of common stock owned, directly or indirectly by Energy Fuels and Merger Sub and the officers and directors of Uranerz (the “Unaffiliated Shareholders”), are required to approve the Transaction. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote AGAINST the approval of the Transaction with respect to the approval under (i) above.

Shareholders who do not vote in favor of Proposal One will be entitled to assert dissenters’ rights under Sections 92A.300 – 92A.500, inclusive, of the Nevada Revised Statutes, and have the right to demand payment from the surviving corporation of the fair value of their shares of Uranerz common stock, if the Transaction is consummated, but only if they (i) submit to us, prior to the taking of the vote on the Transaction, a written notice of intent to demand payment for their shares if the Transaction is consummated, (ii) do not vote in favor of Proposal One, and (iii) comply with the other Nevada law procedures summarized in the accompanying proxy statement/prospectus. These dissenters’ rights are provided by action of the board of directors of Uranerz and are governed by Sections 92A.300 - 92A.500, inclusive, of the Nevada Revised Statutes. A copy of those sections of the Nevada Revised Statutes is attached to this notice and in the accompanying proxy statement/prospectus as Annex B.

All shareholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the Special Meeting. A postage-paid return envelope is enclosed for your convenience. You may vote by: (i) signing your proxy card and mailing it in the enclosed envelope; (ii) signing and faxing your proxy card to Uranerz’ proxy solicitor, Alliance Advisors LLC, for proxy voting to the fax number provided on the proxy card; (iii) voting over the internet by following the procedures provided on the proxy card; or (iv) attending the special meeting and voting in person. Even if you have given your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the special meeting, then you must obtain from the record holder a proxy issued in your name. See “Shares Held in Street Name” in the proxy statement for further details.

Uranerz’ board of directors has fixed the close of business on May 26, 2015, as the record date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The list of shareholders entitled to vote at the Special Meeting will be available for inspection at 1701 East “E” Street, Casper, Wyoming, U.S.A., 82605, beginning on the earlier of ten days prior to the date of the Special Meeting or two business days after the date this notice is provided to shareholders and continuing through the Special Meeting, and any adjournments thereof. The list will also be available for inspection at the Special Meeting.

Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the Transaction, the Merger Agreement and the other matters to be considered at the Special Meeting. Uranerz urges you to read the accompanying proxy statement/prospectus and its annexes carefully and in their entirety.

May 26, 2015	BY ORDER OF THE BOARD OF DIRECTORS
Mary Anne Tooke, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR URANERZ’ SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2015.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus includes important business and financial information about Energy Fuels and Uranerz from other documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can also obtain a copy of the registration statement of which this proxy statement/prospectus forms a part, including the documents filed as exhibits to such registration statement, by requesting it in writing or by telephone from the appropriate company at the following addresses:

Energy Fuels Inc.	Uranerz Energy Corporation
225 Union Blvd., Suite 600	800 West Pender St., Suite 1410
Lakewood, Colorado, 80228	Vancouver, British Columbia, Canada V6C 2V6
Attn: Investor Relations	Attn: Investor Relations
Tel: (303) 974-2154	Tel: (604) 689-1659

To obtain timely delivery of the documents in advance of the Special Meeting of shareholders, you must request the information no later than June 11, 2015 (which is five business days prior to the date of the Special Meeting).

For more information, see “Where You Can Find More Information” on page 213.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Energy Fuels, constitutes a prospectus of Energy Fuels under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Energy Fuels common shares to be issued to Uranerz shareholders pursuant to the Transaction. This proxy statement/prospectus also constitutes a proxy statement of Uranerz under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the Special Meeting of Uranerz shareholders.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 26, 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither Uranerz’ mailing of this proxy statement/prospectus to Uranerz shareholders nor the issuance by Energy Fuels of common shares in connection with the Transaction will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Energy Fuels has been provided by Energy Fuels and information contained in this proxy statement/prospectus regarding Uranerz has been provided by Uranerz.

i

Risk Relating to the Combined Company	39
Risks Related to Energy Fuels’ Business	51
Risks Related to Uranerz’ Business	51

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	52

CAUTIONARY NOTES TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE AND RESOURCE ESTIMATES	54

THE SPECIAL MEETING OF URANERZ SHAREHOLDERS	55

Date, Time and Place	55
Purpose of Special Meeting	55
Recommendation of the Uranerz Board of Directors	56
Uranerz Record Date; Shares Entitled to Vote	56
Stock Ownership by and Voting Rights of Uranerz’ Directors and Executive Officers	56
Quorum	57
Required Vote	57
Voting of Proxies by Holders of Record	58
Shareholders Sharing an Address	59
Revocability of Proxy; Changing Your Vote	59
Adjournments and Postponements	60
Shares Held in Street Name	60
Solicitation of Proxies	61

PROPOSAL ONE—THE TRANSACTION	61

Effects of the Transaction	61
Background of the Transaction	61
Recommendations of the Energy Fuels Board of Directors; Energy Fuels’ Reasons for the Transaction	78
Recommendations of the Uranerz Board of Directors; Uranerz’ Reasons for the Transaction	79
Opinion of Euro Pacific Canada Inc. as Independent Financial Advisor to the Special Committee	85
Board of Directors and Management After the Transaction	96
Current Directors of Energy Fuels	97
Current Officers of Energy Fuels	101
Energy Fuels Directors Compensation	102
Energy Fuels Executive Compensation	107
Treatment of Uranerz Stock Options	110
Financial Interest of Uranerz Directors and Officers in the Transaction	111
Employment, Severance and Change in Control Agreements	112
Golden Parachute Compensation	119
Effect of the Transaction on Uranerz’ Warrants	121
Material U.S. Federal Income Tax Considerations	122
Material Canadian Federal Income Tax Considerations	132
Regulatory Approvals Required for the Transaction and Other Regulatory Matters	141
Energy Fuels’ Status as a Foreign Private Issuer under the United States Securities Exchange Act of 1934	145
Exchange of Shares in the Transaction	146
Listing of Energy Fuels Common Shares	146
Dissenters’ Rights	147
Restrictions on Sales of Shares by Certain Affiliates	150

Litigation Related to the Transaction	151

THE AGREEMENT AND PLAN OF MERGER	151

General; The Transaction	152
When the Transaction Becomes Effective	152
Consideration to be Received Pursuant to the Transaction	152
Treatment of Stock Options	153
Treatment of Warrants	153
Procedures for Exchange of Certificates; No Fractional Shares	153
Representations and Warranties	155
Agreements Relating to Uranerz’ Operations Prior to Completion of the Transaction	158
Agreements Relating to Energy Fuels’ Operations Prior to Completion of the Transaction	161
Non-Solicitation and Acquisition Proposals	164
Employee Matters	169
Other Agreements	169
Indemnification and Insurance of Uranerz’ Directors and Officers	170
Conditions to the Transaction	171
Termination of the Merger Agreement	173
Effects of Terminating the Merger Agreement	174
Termination Fees and Expenses	174
Amendment of the Merger Agreement	176
Governing Law	177

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT	178

Support Agreements	178

PROPOSAL TWO—COMPENSATION OF NAMED EXECUTIVE OFFICERS	179

Recommendation of the Uranerz Board of Directors	180

PROPOSAL THREE—APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES	180

INFORMATION ABOUT THE COMPANIES	181

Energy Fuels Inc.	181
EFR Nevada Corp.	181
Uranerz Energy Corporation	181

MARKET PRICE AND DIVIDEND INFORMATION	182

Comparative Per Share Market Information	182
Number of Holders of Common Stock and Number of Shares Outstanding	184
Energy Fuels Prior Sales	185

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS OF ENERGY FUELS INC. AND URANERZ ENERGY CORPORATION	186

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY	194

COMPARISON OF RIGHTS OF URANERZ SHAREHOLDERS AND ENERGY FUELS SHAREHOLDERS	194

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENERGY FUELS	210

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF URANERZ	211

LEGAL MATTERS	212

EXPERTS	212

FUTURE SHAREHOLDER PROPOSALS	212

Energy Fuels	212
Uranerz	213

WHERE YOU CAN FIND MORE INFORMATION	213

PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

INDEMNIFICATIONS OF DIRECTORS AND OFFICERS	II-1

Exhibits	II-1
Undertakings	II-4

SIGNATURES	II-7

POWER OF ATTORNEY	II-7

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES	II-9

Annex A: Agreement and Plan of Merger and Amendment to the Agreement and Plan of Merger	A-1

Annex B: Nevada Revised Statutes Sections 92A.300 to 92A.500	B-1

Annex C: Form of Support Agreement	C-1

Annex D: Euro Pacific Canada Inc. Fairness Opinion	D-1

Annex E: Summary of Uranerz Material Mineral Properties	E-1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

In the following questions and answers, selected information from this proxy statement/prospectus is highlighted but not all of the information that may be important to you regarding the Transaction as contemplated by the Merger Agreement is included below. To better understand the Transaction as contemplated by the Merger Agreement, and for a complete description of their legal terms, you should carefully read this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference. See “Where You Can Find More Information” on page 213.

All references in this proxy statement/prospectus to “Energy Fuels” refer to Energy Fuels Inc., a corporation incorporated under the laws of the Province of Ontario; all references in this proxy statement/prospectus to “Uranerz” refer to Uranerz Energy Corporation, Inc., a Nevada corporation; all references in this proxy statement/prospectus to “Merger Sub” refer to EFR Nevada Corp., a Nevada corporation and an indirect, wholly-owned subsidiary of Energy Fuels; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 4, 2015, by and among Energy Fuels, Merger Sub and Uranerz, as it may be amended from time to time; and all references to the “Transaction” refer to the Transaction contemplated by the Merger Agreement. Throughout this proxy statement/prospectus, Energy Fuels’ common shares, no par value, are referred to as Energy Fuels common shares, or Energy Fuels shares; and Uranerz common stock, par value $0.001 per share, are referred to as shares of Uranerz common stock. Unless otherwise noted, all references to “dollars” or “$” refer to U.S. dollars, and “C$” refers to Canadian dollars.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Energy Fuels and Uranerz have agreed to complete the Transaction under the terms of the Merger Agreement that is described in this proxy statement/prospectus. Please see “The Agreement and Plan of Merger” beginning on page 151 of this proxy statement/prospectus. A copy of the Merger Agreement and the Amendment to the Agreement and Plan of Merger is attached to this proxy statement/prospectus as Annex A. In order to complete the Transaction, Uranerz shareholders must approve the Transaction in the manner described in this proxy statement/ prospectus, and all other conditions to the Transaction must be satisfied or waived. Uranerz will hold a Special Meeting of its shareholders to obtain this approval.

You are receiving this proxy statement/prospectus because you have been identified as a shareholder of Uranerz as of the close of business on the record date for the determination of shareholders entitled to notice of the Special Meeting. This proxy statement/prospectus contains important information about the Transaction and the Special Meeting of shareholders. You should read this proxy statement/prospectus and the information contained in this proxy statement/prospectus, including its annexes carefully.

Energy Fuels and Uranerz encourages you to vote as soon as possible. The enclosed voting materials allow you to vote your shares of Uranerz common stock without attending the Special Meeting. For more specific information on how to vote, please see the questions and answers for Uranerz shareholders below.

The Transaction

Q:	What is the proposed Transaction for which I am being asked to vote?

A:

You are being asked to consider and vote on a Transaction involving a merger of Merger Sub with and into Uranerz in order to effect an acquisition of Uranerz by Energy Fuels pursuant to the Merger Agreement.

Q:	What will happen in the Transaction?

A:

If Uranerz shareholder approval as described in this proxy statement/prospectus is obtained and all other conditions to the Transaction have been satisfied (or, to the extent legally permissible, waived), Merger Sub will merge with and into Uranerz, upon the terms and subject to the conditions set forth in the Merger Agreement and Energy Fuels will issue common shares in exchange for all of the issued and outstanding shares of Uranerz common stock. Upon the completion of the Transaction, the shareholders of Uranerz will become shareholders of Energy Fuels, the separate corporate existence of Merger Sub will cease and Uranerz will continue as the surviving corporation in the merger, succeed to and assume all the rights and obligations of Merger Sub and be an indirect wholly owned subsidiary of Energy Fuels.

Q:	Why are the two companies proposing to complete the Transaction?

A:

Energy Fuels’ and Uranerz’ boards of directors considered a number of factors in approving the Merger Agreement. Among them, Uranerz’ board of directors considered the relative financial conditions, results of operations and prospects for growth of Uranerz and Energy Fuels and their respective operational and liquidity challenges and competitive strengths, Energy Fuels’ operating uranium mill, its production profile, which includes an operating mine, numerous mines on standby and other properties in various stages of exploration, permitting and development, its resource base, and the premium offered to shareholders. Energy Fuels’ board of directors considered that the Transaction will aid in the expansion and diversification of Energy Fuels’ portfolio of projects to include a producing In Situ Recovery (“ISR”) uranium property, as well as other prospective Uranium exploration and development properties, and to further enhance the liquidity of Energy Fuels’ shares. See “Proposal One—The Transaction—Recommendations of the Uranerz Board of Directors; Uranerz’ Reasons for the Transaction” on page 79 and “Proposal One—The Transaction—Recommendations of the Energy Fuels Board of Directors; Energy Fuels’ Reasons for the Transaction” on page 78.

Q:	As a Uranerz shareholder, what will I receive in the Transaction?

A:

Each Uranerz shareholder will be entitled to receive 0.255 of an Energy Fuels common share for each share of Uranerz common stock currently held upon completion of the Transaction. Following the completion of the Transaction, it is expected that the former Uranerz shareholders will own, by virtue of the exchange of their shares of Uranerz common stock for Energy Fuels shares, approximately 55% of the total Energy Fuels common shares (based on the number of common shares of each of Uranerz and Energy Fuels outstanding as of the date of this proxy statement/prospectus). For more information on the calculation of the Exchange Ratio, please see “The Agreement and Plan of Merger— Consideration to be Received Pursuant to the Transaction” on page 152.

Q:	What is the value of the Transaction consideration?

A:

The Energy Fuels common shares are traded on the TSX and the NYSE MKT. Because Energy Fuels will issue a fixed number of Energy Fuels common shares in exchange for each share of Uranerz common stock, the value of the Transaction consideration that Uranerz shareholders will receive will depend on the price per share of Energy Fuels common shares at the time the Transaction is completed. That price will not be known at the time of the Special Meeting and may be less or more than the current price or the price at the time of the Special Meeting. Based on the price of an Energy Fuels common share on the NYSE MKT of $4.89 on May 15, 2015, which may be more or less than the price at the closing of the Transaction, the consideration per share of Uranerz common stock is $1.25.

Q:	What will the holders of Uranerz options receive in the Transaction?

A:

At the Effective Time, each outstanding Uranerz option will automatically be converted into an option to acquire common shares of Energy Fuels, on the same terms and conditions as were applicable to the stock option prior to the Transaction, except that the number of shares subject to the option and the exercise price of the option will be adjusted based on the exchange ratio of 0.255, as to preserve the economic value of such options.

Q:	What will the holders of Uranerz warrants receive in the Transaction?

A:

At the Effective Time, each outstanding Uranerz warrant shall become exercisable into common shares of Energy Fuels, on the same terms and conditions as were applicable to the warrant prior to the Transaction, except that the number of shares subject to the warrant and the exercise price of the warrant will be adjusted based on the exchange ratio of 0.255 in order to preserve the economic value of such warrants and, if required by the applicable indenture governing the Uranerz warrants, Energy Fuels shall issue a warrant certificate to each holder of such Uranerz warrants confirming the assumption of obligations under the Uranerz warrants by Energy Fuels.

Q:	Do persons involved in the Transaction have interests that may conflict with mine as a Uranerz shareholder?

A:

Yes. When considering the recommendations of Uranerz’ board of directors, you should be aware that certain Uranerz directors and executive officers may have interests in the Transaction that are different from, or are in addition to, yours. These interests include:

the expected appointment of Mr. Goranson as Executive Vice President, ISR Operations of Energy Fuels upon the completion of the Transaction, the potential hiring of Mr. Higgs, the current Executive Chairman of Uranerz, as an employee or consultant of Energy Fuels upon the completion of the Transaction;
Uranerz’ nomination of two members to Energy Fuels’ board of directors, being Messrs. Higgs and Catchpole;
the continuation of options and other potential benefits as a result of the Transaction;
Change of control payments to be made to certain officers, directors and employees of Uranerz; and
the continued indemnification and directors’ and officers’ insurance coverage of current Uranerz directors and officers following the Transaction.

Q:	Are there any conditions to the closing of the Transaction?

A:	Energy Fuels’ and Uranerz’ obligations to complete the Transaction depend on a number of conditions being met. These include, among others:

the separate approvals of (i) the shareholders of Uranerz holding a majority of the outstanding shares of Uranerz, and (ii) the Unaffiliated Shareholders of Uranerz by a majority of the votes cast at the Special Meeting;

the approval of the Energy Fuels shareholders at a special meeting of Energy Fuels shareholders (which may be combined with Energy Fuels’ annual meeting of shareholders);
receipt or filing of all consents, approvals and authorizations of, any governmental authority required to be made or obtained by Uranerz, Energy Fuels, Merger Sub or any of their subsidiaries to consummate the Transaction shall have been made or obtained;
the absence of any order prohibiting the Transaction;
the absence of any judgment, order, or law which prohibits, materially restricts, makes illegal or enjoins the consummation of the Transaction;
the effectiveness of the registration statement for the Energy Fuels common shares to be issued in the Transaction and the approval for listing of such shares on the TSX and NYSE MKT;
subject to certain limitations and exceptions, the accuracy of the other party’s representations and warranties and the performance in all material respects of its covenants in the Merger Agreement;
the number of dissenting shares held by shareholders of Uranerz who have exercised dissent rights must comprise less than 5% of the issued and outstanding shares of common stock of Uranerz;
Dennis Higgs and Glenn Catchpole shall have been appointed to the board of directors of Energy Fuels and such appointment shall be effective at the Effective Time; and
the absence of any material adverse change with respect to the business and affairs of either Uranerz (in the case of Energy Fuels) or Energy Fuels (in the case of Uranerz).

Where permitted by applicable law and the Merger Agreement, either of Energy Fuels or Uranerz could choose to waive a condition to its respective obligation to complete the Transaction even when that condition has not been satisfied. See “The Agreement and Plan of Merger—Conditions to the Transaction” on page 171.

Q:	Is Uranerz or Energy Fuels prohibited from soliciting other offers?

A:

The Merger Agreement contains detailed provisions that prohibit both Uranerz and Energy Fuels and their respective subsidiaries, officers, directors, any investment banker, financial advisor, attorney, accountant, agent or other representative from taking any action to directly or indirectly solicit or engage in discussions or negotiations with any person or group with respect to an alternative transaction that would be considered an acquisition proposal as defined in the Merger Agreement, including:

an acquisition that would result in the person or group acquiring more than a 20% interest in the issued and outstanding equity or voting securities in either Uranerz or Energy Fuels;
a sale of more than 20% of Uranerz’ or Energy Fuels’ assets;
any sale or issuance of shares or other equity interests by Uranerz or Energy Fuels representing more than 20% of the issued and outstanding equity or voting securities; or
any arrangement whereby effective operating control of Uranerz or Energy Fuels is granted to another party or person.

The Merger Agreement does not, however, prohibit Uranerz or Energy Fuels from considering a written acquisition proposal received after the date of the Merger Agreement and in compliance with the terms of the Merger Agreement. Either Energy Fuels or Uranerz may be obligated to pay to the other party a termination fee of $5 million in certain circumstances if the Merger Agreement is terminated. See “The Agreement and Plan of Merger—Non-Solicitation and Acquisition Proposals” and “The Agreement and Plan of Merger—Termination Fees and Expenses” beginning on pages 64 and 174, respectively.

Q:	Are there any shareholders already committed to vote in favor of the Transaction?

A:

Yes. Pursuant to support agreements, all of the directors and certain officers of Uranerz, including Mr. Glenn Catchpole, Mr. Dennis Higgs, Mr. Paul Goranson, Mr. Ben Leboe, Mr. Arnold Dyck, Mr. Peter Bell, Mr. Paul Saxton, Dr. Gerhard Kirchner, and Mr. Michael Thomas, and Mrs. Glenda Thomas, a former officer of Uranerz, have agreed to vote shares of Uranerz common stock held by them representing approximately 3.99% of the outstanding shares of Uranerz as of the record date in favor of the Transaction at the Special Meeting. For a more complete description of the support agreement, see “Agreements Entered into in Connection with the Merger Agreement—Support Agreements” beginning on page 177 of this proxy statement/prospectus. The form of support agreement is also attached to this proxy statement/prospectus as Annex C.

Q:	Is the Transaction expected to be taxable to Uranerz shareholders?

A:

The Transaction should be treated as a taxable exchange and not as a tax-deferred exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Transaction is a taxable transaction, a U.S. holder of shares of Uranerz common stock will generally recognize gain or loss equal to the difference between (i) the fair market value of Energy Fuels common shares received by such U.S. holder in the Transaction, and (ii) the adjusted tax basis of such U.S. holder in such shares of Uranerz common stock exchanged pursuant to the Transaction. Assuming that the Transaction is a taxable transaction, under certain circumstances, non-U.S. holders may be subject to U. S. tax on any gain recognized as a result of the Transaction. In addition, under certain circumstances, Energy Fuels may be required to withhold a portion of the Transaction consideration payable to non- U. S. holders under applicable tax laws.

You should consult your own tax advisor to determine the particular tax consequences to you of the Transaction. The foregoing description of U.S. federal income tax consequences of the Transaction to shareholders is qualified in its entirety by the longer form discussion under “Proposal One—The Transaction—Material U.S. Federal Income Tax Considerations” beginning on page 122 and “—The Transaction—Material U.S. Federal Income Tax Considerations of the Transaction to Non-U.S. Holders” beginning on page 130. Neither Uranerz nor Energy Fuels has sought or obtained a ruling from the IRS regarding any of the tax consequences of the Transaction. Accordingly, there can be no assurance that the IRS will not challenge such tax treatment of the Transaction or that the U.S. courts will uphold such tax treatment in the event of an IRS challenge.

Generally, for a Resident Uranerz Holder (as defined under “Proposal One – The Transaction – Material Canadian Federal Income Tax Considerations”), the exchange of the shares of Uranerz common stock for Energy Fuels common shares should be treated as a taxable disposition of such shares.

Although the matter is not free from doubt, Energy Fuels’ management believes the better view is that a Resident Uranerz Holder should not realize a capital gain (or capital loss) with respect to the treatment of the Uranerz warrants under the Transaction at the Effective Time. Resident Uranerz Holders holding Uranerz warrants within registered Plans should note that the effect of the Regulations to the Income Tax Act (Canada) appears to be that Uranerz warrants cease to be a “qualified investment”, and affected Resident Uranerz Holders should consult their own tax advisors with respect to all potential implications and any mitigating steps well in advance of the Effective Date.

Generally, a Non-Resident Uranerz Holder (as defined under “Proposal One – The Transaction – Material Canadian Federal Income Tax Considerations”) of the shares of Uranerz common stock will not be subject to tax under the Income Tax Act (Canada) in respect of any capital gain realized on a disposition of the shares of Uranerz common stock unless the shares constitute “taxable Canadian property” of the Non-Resident Uranerz Holder at the time of disposition and that Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the holder is resident.

All Resident Uranerz Holders and Non-Resident Uranerz Holders of shares of Uranerz common stock and Uranerz warrants should in any event consult their own tax advisors regarding the specific Canadian tax consequences.

The foregoing description of Canadian federal income tax consequences of the Transaction to the holders of shares of Uranerz common stock and Uranerz warrants is qualified in its entirety by the longer form discussion under “Proposal One – The Transaction – Material Canadian Federal Income Tax Consequences – Considerations of the Transaction Relevant to Holders of Shares of Uranerz Common Stock and Uranerz Warrants” beginning on page 134.

Q:	When is the Transaction expected to be completed?

A:

Uranerz and Energy Fuels are working towards completing the Transaction as quickly as possible and it is currently anticipated that the Transaction will be completed by the end of the third quarter of calendar year 2015. However, there can be no assurances that the Transaction will be completed at all or, if completed, that it will be completed by the end of the third quarter of calendar year 2015. The exact timing and likelihood of completion of the Transaction cannot be predicted because the Transaction is subject to certain conditions, including the receipt of regulatory approvals. Neither Uranerz nor Energy Fuels are obligated to complete the Transaction unless and until the closing conditions in the Merger Agreement have been satisfied or waived.

Q:	How will Energy Fuels be managed after the closing of the Transaction?

A:

Upon completion of the Transaction, the Energy Fuels board of directors will be comprised of eight members. Energy Fuels board of directors currently consists of nine members, and on closing of the Transaction, two  members of the board of directors of Energy Fuels are anticipated to resign, and Messrs. Higgs and Catchpole, will be appointed to the Energy Fuels board of directors. In addition, Mr. Goranson, current President and COO of Uranerz is expected to be appointed as the Executive Vice President, ISR Operations of Energy Fuels at the closing of the Transaction. Furthermore, Energy Fuels is currently in negotiations with Mr. Dennis Higgs to stay on as an employee or a consultant following the closing of the Transaction. The directors of Uranerz will resign as of the Effective Time.

Q:	What happens if the Transaction is not completed?

A:

If the Transaction is not approved by the Uranerz shareholders or Energy Fuels shareholders, or if the Transaction is not completed for any other reason, there will be no exchange of shares of Uranerz common stock for Energy Fuels shares and Uranerz will not become a wholly-owned subsidiary of Energy Fuels. Instead, Uranerz will continue to be independently owned by its shareholders and will remain as a public company and its common stock will continue to be registered under the Exchange Act and continue to be traded on the TSX and the NYSE MKT. If the Merger Agreement is terminated for certain specified reasons, either Energy Fuels or Uranerz may be obligated to pay to the other party a termination fee of $5 million. See “The Agreement and Plan of Merger—Conditions to the Transaction” and “The Agreement and Plan of Merger—Termination Fees and Expenses” on pages 171 and 174, respectively.

Q:	Am I entitled to exercise dissenters’ or similar rights under Nevada law as a result of the Transaction?

A:

Nevada Revised Statutes Section 92A.380 generally provides shareholders of Nevada corporations with dissent rights in connection with merger transactions, such as the Transaction, that are completed under Chapter 92A – “Mergers, Conversions, Exchange and Domestications”. While there is an exemption from these dissenters’ rights provisions for companies such as Uranerz whose shares are traded on a “national securities exchange” and are accordingly “covered securities” under the Securities Act of 1933, the Uranerz board of directors has nevertheless determined that it is appropriate to grant dissent rights to Uranerz shareholders in connection with the Transaction. Accordingly, a Uranerz shareholder may dissent from the Transaction and request that the surviving corporation purchase such shareholder’s shares of Uranerz common stock for their “fair value.” However, to do this, such Uranerz shareholder must strictly comply with all applicable requirements of Nevada law. Under Nevada law, the “fair value” of a share of Uranerz common stock may be more than, less than or equal to the price per share to be paid in the Transaction and, absent an agreement as to “fair value” between the dissenting shareholder and the surviving corporation in the Transaction, would ultimately be determined by a court. See “Proposal One – The Transaction – Dissenters’ Rights” beginning on page 147.

Under Nevada law, if the Transaction is consummated and (i) you are a stockholder of record, (ii) you give written notice to Uranerz prior to the vote on Proposal One at the Special Meeting that you intend to dissent, (iii) you do not vote in favor of Proposal One, and (iv) you follow all of the procedures for demanding your dissenters’ rights described in the summary at “Proposal One – The Transaction - Dissenters’ Rights” and in Annex B, you may receive a cash payment for the “fair value” of your shares of Uranerz common stock instead of the Transaction consideration to be received by the other stockholders pursuant to the Merger Agreement.

IF YOU ARE A URANERZ SHAREHOLDER AND WANT TO EXERCISE YOUR DISSENTERS’ RIGHTS, YOU ARE URGED TO CAREFULLY READ AND FOLLOW THE PROCEDURES AT “PROPOSAL ONE – THE TRANSACTION - DISSENTERS’ RIGHTS” AND IN ANNEX B. FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER NEVADA LAW WILL RESULT IN THE LOSS OF ANY DISSENTERS’ RIGHTS YOU MIGHT OTHERWISE HAVE.

Because of the complexity of these procedures, you are urged to seek the advice of legal counsel if you are considering exercising your dissenter’s rights. Any failure to strictly follow any of these procedures may result in a termination or waiver of your dissenter’s rights under Nevada law.

Holders of Energy Fuels common shares are not entitled to dissenters’ rights in connection with the issuance of Energy Fuels common shares in the Transaction.

Q:	Will Uranerz shareholders be able to trade Energy Fuels common shares that they receive pursuant to the Transaction?

A:

Yes. The Energy Fuels common shares issued pursuant to the Transaction will be registered under the Securities Act, and will be listed on the TSX under the symbol “EFR” and on the NYSE MKT under the symbol “UUUU.” All Energy Fuels common shares that each Uranerz shareholder receives in the Transaction will be freely transferable unless a shareholder is deemed an affiliate of Uranerz prior to the Transaction or an affiliate of Energy Fuels following the Transaction for purposes of U.S. federal securities laws or a control person under applicable Canadian securities laws. For more information on Uranerz affiliates’ ability to trade Energy Fuels common shares received in the Transaction see “Proposal One—The Transaction—Restrictions on Sales of Shares by Certain Affiliates” on page 150.

Q:	What will happen to my stock certificates and where should I send my stock certificates?

A:

At the Effective Time, unless you properly exercise and perfect your dissenter’s rights, your Uranerz common shares will convert into the right to receive Energy Fuels common shares and you will no longer be a shareholder of Uranerz. You will receive written instructions and a letter of transmittal. You will use these documents to exchange your Uranerz stock certificates for certificates representing your Energy Fuels common shares. Each person who submits the necessary documentation is entitled to receive the Transaction consideration of 0.255 Energy Fuels common shares for each share of Uranerz common stock. For more information see “The Transaction—Exchange of Shares in the Transaction” on page 146.

Q:	Should I send in my Uranerz stock certificates now?

A:

No. You should not send in your stock certificates at this time. Uranerz shareholders who hold their shares in certificated form will need to exchange their Uranerz stock certificates for the Energy Fuels common shares provided for in the Merger Agreement upon completion of the Transaction. Energy Fuels will send Uranerz shareholders written instructions for exchanging Uranerz stock certificates at that time. Uranerz shareholders who hold their shares in book-entry form will also receive written instructions for exchanging their shares after the Transaction is completed.

Q:	What will happen to my Uranerz options and warrants in the Transaction?

A:

Pursuant to the adjusting provision of the applicable warrant certificate or indenture, each outstanding Uranerz warrant will entitle its holder to acquire, in lieu of one Uranerz common share, 0.255 of an Energy Fuels common share (subject to adjustment in the same manner as the adjustments relating to the Uranerz Common Shares) upon exercise in accordance with the terms of the original Uranerz warrant (with the exercise price to be adjusted to reflect a price per Energy Fuels common share).

Each outstanding Uranerz option will be automatically converted at the Effective Time into options to acquire, in lieu of one Uranerz share of common stock, 0.255 of an Energy Fuels common share upon exercise (subject to adjustment in the same manner as the adjustments related to the Uranerz Common Shares) in accordance with the terms of the original Uranerz option (with the exercise price to be adjusted to reflect a price per Energy Fuels common share) as granted under Uranerz’ 2005 Nonqualified Stock Option Plan. Uranerz options held by independent directors of Uranerz, who are not officers or directors of Energy Fuels on closing of the Transaction, shall expire on the earlier of (i) the original expiry date of such Uranerz option or (ii) six months after the date of closing of the Transaction. For more information on the exchange of the Uranerz warrants and options, please see “The Agreement and Plan of Merger—Consideration to be Received Pursuant to the Transaction” on page 152.

Q:	Are there risks associated with the Transaction?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 34.

The Special Meeting

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at the Casper Petroleum Club, 1301 Wilkins Circle, Casper, Wyoming, U.S.A., 82601 at 10:00 am Mountain Daylight Time, on June 18, 2015.

Q:	What other proposals are being presented at the Special Meeting?

A:

In addition to the proposal to approve the Transaction (Proposal One), as required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, shareholders will be asked to cast an advisory (non-binding) vote on the ‘golden parachute’ compensation that may become payable to its named executive officers in connection with the completion of the Transaction (Proposal Two) and to vote to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction (Proposal Three).

Uranerz is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Uranerz board of directors may recommend.

Q:	How does the board of directors recommend that I vote?

A:	Uranerz’ board of directors unanimously recommends that you vote your shares:

“FOR” the proposal to approve the Transaction (Proposal One).
“FOR” the advisory (non-binding) vote on the ‘golden parachute’ compensation that may become payable to Uranerz’ named executive officers in connection with the completion of the Transaction (Proposal Two).
“FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal Three).

Q:	Who is entitled to vote at the Special Meeting?

A:

All shareholders of record as of the close of business on May 26, 2015, the record date for the determination of shareholders entitled to vote at the Special Meeting, are entitled to vote at the Special Meeting. On that date, 95,912,806 shares of Uranerz common stock were issued and outstanding.

Q.

Why am I being asked to cast an advisory (non-binding) vote to approve the ‘golden parachute’ compensation that may become payable to Uranerz’ named executive officers in connection with the Transaction?

A:

The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Uranerz to seek an advisory (non-binding) vote with respect to certain payments that may be made to Uranerz’ executive officers in connection with the Transaction.

Q:	What will happen if Uranerz shareholders do not approve the ‘golden parachute’ compensation at the special meeting?

A:

Approval of the ‘golden parachute’ compensation that may become payable to Uranerz’ named executive officers in connection with the Transaction is not a condition to completion of the Transaction. The vote with respect to the ‘golden parachute’ compensation is an advisory vote and will not be binding on Uranerz regardless of whether the Merger Agreement is approved. Therefore, regardless of whether shareholders approve the ‘golden parachute’ compensation, if the Transaction is approved by the shareholders and completed, the ‘golden parachute’ compensation will still be paid to Uranerz’ named executive officers to the extent payable in accordance with the terms of pre-existing compensation arrangements.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Uranerz common stock that you owned as of the close of business on the record date.

Q:	What vote is required to approve each proposal?

A:

Proposal One, the approval of the Transaction, requires the affirmative vote of (i) the holders of a majority of the shares of Uranerz common stock issued and outstanding on the record date, and entitled to vote at the meeting (the “Absolute Majority Vote”) and (ii) the holders of the majority of shares of Uranerz common stock cast at the Special Meeting, excluding all shares of common stock owned, directly or indirectly by Energy Fuels, Merger Sub and the officers and directors of Uranerz (the “Disinterested Shareholder Vote”). If you do not submit a proxy or voting instructions or do not vote in person at the meeting, or if you “ABSTAIN” from voting on the Absolute Majority Vote, the effect will be the same as a vote “AGAINST” the Transaction. If you “ABSTAIN” from voting on Proposal One, your shares will not be deemed to have been cast and will not have an effect on the Disinterested Shareholder Vote.

Proposal Two, the advisory (non-binding) vote on the ‘golden parachute’ compensation that may become payable to Uranerz’ named executive officers in connection with the completion of the Transaction required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act is advisory and, therefore, it will not be binding on Uranerz, nor will it overrule any prior decision or require the board of directors of Uranerz (or any committee thereof) to take any action. The proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Proposal Three, approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction, requires, whether a quorum is present or not, the affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting casting votes, excluding abstentions and broker non-votes. The Bylaws of Uranerz also authorize the chairman of the meeting to adjourn the Special Meeting.

With respect to Proposal Three, if you do not submit a proxy or voting instructions or do not vote in person at the meeting, your shares will not be counted in determining the outcome of these proposals. If you “ABSTAIN” from voting on Proposal Three, your shares will not be deemed to have been cast and will not have an effect on the vote to approve Proposal Three.

Q:	Do the directors and officers of Uranerz intend to vote for the Transaction?

A:

Yes. Pursuant to support agreements entered into with Energy Fuels, all directors, and certain officers of Uranerz beneficially holding an aggregate of 3,829,000 shares of Uranerz common stock, or approximately 3.99% of the voting power of Uranerz’ common stock, have agreed to vote their shares of Uranerz common stock at the Special Meeting in favor of the proposal to approve the Merger Agreement and the Transaction. For a more complete description of the support agreement, see “Agreements Entered into in Connection with the Merger Agreement—Support Agreements” on page 177 of this proxy statement/prospectus. The form of support agreement is also attached to this proxy statement/prospectus as Annex C.

Q:	Can I attend the Special Meeting? What do I need for admission?

A:

You are entitled to attend the Special Meeting if you were a shareholder of record or a beneficial owner as of the close of business on May 26, 2015 or you hold a valid legal proxy for the Special Meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the Special Meeting. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the Special Meeting, such as a brokerage account statement showing that you owned common stock of Uranerz as of the record date, a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, including a valid legal proxy from your bank, broker or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Special Meeting.

Q:	How can I vote my shares in person at the Special Meeting?

A:

All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the Special Meeting and vote their shares in person.

If your shares of Uranerz common stock are registered directly in your name with Uranerz’ proxy solicitor, Alliance Advisors LLC, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record as of the close of business on the record date for the determination of shareholders entitled to vote at the Special Meeting, you have the right to vote your shares in person at the Special Meeting. If you choose to do so, you can vote at the Special Meeting using the written ballot that will be provided at the Special Meeting or you can complete, sign and date the enclosed proxy card you received with this proxy statement/prospectus and submit it at the Special Meeting.

If your shares are held in a stock brokerage account or by a bank, broker, or other nominee (that is, in “street name”) rather than directly in your own name with Uranerz’ transfer agent, you are considered a beneficial owner of your shares and this proxy statement/prospectus is being forwarded to you by your bank, broker, or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. As the beneficial owner, you may attend the Special Meeting and vote your shares in person at the Special Meeting only if you obtain a legal proxy from the bank, broker, or other nominee that holds your shares giving you the right to vote the shares at the Special Meeting.

Even if you plan to attend the Special Meeting, it is recommended that you submit your proxy or voting instructions in advance of the Special Meeting as described below so that your vote will be counted if you later decide not to attend the Special Meeting.

Q:	How can I vote my shares without attending the Special Meeting?

A:

Whether you are a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the Special Meeting. If you are a shareholder of record, you may submit a proxy to authorize how your shares are voted at the Special Meeting. Your proxy can be submitted by mail by completing, signing, and dating the proxy card you received with this proxy statement/prospectus and then mailing it in the enclosed prepaid envelope. Shareholders of record may also submit a proxy over the Internet or by telephone by following the instructions provided on the proxy card you received with this proxy statement/prospectus or may vote via facsimile by faxing the proxy card to the fax number provided on your proxy card. If you are a beneficial owner, you must submit voting instructions to your bank, broker or other nominee in order to authorize how your shares are voted at the Special Meeting. Please follow the instructions provided by your bank, broker or other nominee.

Submitting a proxy or voting instructions will not affect your right to vote in person should you decide to attend the Special Meeting, although beneficial owners must obtain a “legal proxy” from the bank, broker, or other nominee that holds their shares giving them the right to vote the shares at the Special Meeting in order to vote in person at the Special Meeting.

Q:	What does it mean if I received more than one set of proxy materials?

A:

If you received more than one set of proxy materials, it means that you hold shares of Uranerz common stock in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust, or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

A:

If you submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the proposals to be presented at the Special Meeting, your shares will be voted as recommended by Uranerz’ board of directors on those proposals if using the form of proxy included with the proxy materials and as the proxyholders may determine with respect to any other matter properly presented for a vote at the Special Meeting.

Q:	What is the deadline for voting my shares?

A:

If you are a shareholder of record, your proxy must be received by 10:00 am on June 17, 2015 in order for your shares to be voted at the Special Meeting. However, if you are a shareholder of record, you may instead mark, sign, date, and return the enclosed proxy card, which must be received before the polls close at the Special Meeting, in order for your shares to be voted at the meeting. If you are a beneficial owner, please read the voting instructions provided by your bank, broker, or other nominee for information on the deadline for voting your shares.

Q:	What is a quorum?

A:

The presence at the Special Meeting, in person or by proxy, of the holders of one-third of the voting power of the issued and outstanding common stock of Uranerz at the close of business on the record date for the determination of shareholders entitled to vote at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:	How will abstentions be counted?

A:

If you “ABSTAIN” from voting on Proposal One, the effect will be the same as (a) a vote “AGAINST” the Absolute Majority Vote and (b) your shares will not be counted in determining the outcome of the Disinterested Shareholder Vote. If you “ABSTAIN” from voting on Proposal Two or Three, your shares will not be counted in determining the outcome of either of these proposals.

Q:	Why is my vote important?

A:

If you do not submit a proxy or voting instruction form or vote in person at the Special Meeting, it will be more difficult for us to obtain the necessary quorum to hold the Special Meeting. In addition, because the Transaction must be approved by the holders of a majority of the outstanding shares of Uranerz common stock entitled to vote on the Transaction your failure to submit a proxy or voting instructions or to vote in person at the Special Meeting will have the same effect as a vote “AGAINST” the Absolute Majority Vote.

If you do not submit a proxy or voting instructions or do not vote in person at the Special Meeting, your shares will not be counted in determining the outcome of any of the other proposals at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, bank, or other nominee, will my broker, bank, or other nominee vote my shares for me if I do not submit voting instructions?

A:

No. It is not expected that your broker, bank, or other nominee will have discretion to vote your shares on any of the matters listed in the notice of Special Meeting, except in accordance with your specific instructions. Therefore, if you hold your shares in “street name” through a brokerage account and do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee should not vote your shares of common stock on any of the proposals at the Special Meeting. Please note, however, that if you properly submit voting instructions to your broker, bank, or other nominee but do not indicate how you want your shares to be voted, your shares will be voted as recommended by Uranerz’ board of directors on those proposals and as the proxyholders may determine with respect to any other matter properly presented for a vote at the Special Meeting.

Q:	May I change my vote after I have submitted my proxy or voting instructions?

A:

Yes. If you are a shareholder of record, once you have submitted your proxy by mail, fax or telephone or via the Internet, you may revoke it at any time before it is voted at the Special Meeting. You may revoke your proxy in any one of three ways:

you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

you may notify Uranerz’ Corporate Secretary in writing that you wish to revoke your proxy before it is voted at the Special Meeting; or
you may vote in person at the Special Meeting.

Attendance at the Special Meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.

Please note that if you hold your shares in “street name” through a broker, bank, or other nominee and you have instructed your broker, bank, or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank, or other nominee to change your vote.

Q:	What happens if I transfer my shares of Uranerz common stock after the record date?

A:

If you transfer your shares of Uranerz common stock after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting (so long as such shares remain outstanding on the date of the Special Meeting), but you will not have the right to receive the Transaction consideration to be received by Uranerz’ shareholders in connection with the Transaction. In order to receive the Transaction consideration, you must hold your shares of Uranerz common stock through completion of the Transaction.

Q:	What do I need to do now?

A:

You are urged to read this proxy statement/prospectus carefully, including its annexes and the documents referred to in this proxy statement/prospectus, and then mail your completed, dated, and signed proxy card or voting instruction form in the enclosed prepaid return envelope as soon as possible, or submit your proxy or voting instruction via the Internet, by telephone or by fax in accordance with the instructions included with this proxy statement/prospectus and the enclosed proxy card or voting instruction form, so that your shares can be voted at the Special Meeting.

Q:	Who is paying for this proxy solicitation?

A:

Uranerz will pay the costs of printing and mailing this proxy statement/prospectus to Uranerz shareholders and all other costs incurred in connection with the solicitation of proxies for the Special Meeting. In addition to the mailed proxy materials, Uranerz’ and Energy Fuels’ directors, officers, and other employees may also solicit proxies or votes in person, in writing, by telephone, e-mail, or other means of communication. Directors, officers, and other employees will not be paid any additional compensation for soliciting proxies. Uranerz will also reimburse banks, brokers, nominees, and other record holders for their reasonable expenses in forwarding proxy materials to beneficial owners of shares of Uranerz common stock. In addition, Uranerz has retained Alliance Advisors LLC to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $50,000, plus reasonable out-of-pocket expenses, for these services.

Q:	Where can I find more information about Energy Fuels and Uranerz?

A:

More information about Energy Fuels and Uranerz is available from various sources described under “Where You Can Find More Information” on page 213. Additional information about Energy Fuels may be obtained from its Internet website at www.energyfuels.com, and additional information about Uranerz may be obtained from its Internet website at www.uranerz.com. Energy Fuels and Uranerz have included their respective website addresses in this proxy statement/prospectus only as inactive textual references and do not intend them to be an active link to their respective websites. The contents of these websites, and information accessible through them, are not part of this proxy statement/prospectus.

Q:	Who can help answer my questions?

A:

If you have any questions or need further assistance in voting your shares of Uranerz common stock, or if you need additional copies of this proxy statement/prospectus or the proxy card, please contact Investor Relations at Uranerz Energy Corporation 800 West Pender St., Suite 1410, Vancouver, BC, Canada V6C 2V6, or by calling Investor Relations Manager Derek Iwanaka at 800-689-1659.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus, including the annexes and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger Agreement, the Transaction and the other matters being considered at the Special Meeting. For additional information, see “Where You Can Find More Information” on page 213. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies

Energy Fuels Inc.

Energy Fuels is a United States based uranium production company that operates the White Mesa Mill in Utah, which is the only conventional uranium mill currently operating in the United States. The mill is capable of processing 2,000 tons per day of uranium ore. Energy Fuels also owns uranium projects located in Arizona, Colorado, New Mexico, Utah and Wyoming in the Western United States, including a currently producing mine, several mines on standby, and mineral properties in various stages of permitting and development.

Energy Fuels was incorporated on June 24, 1987 in the Province of Alberta under the name “368408 Alberta Inc.” In October 1987, the name was changed to “Trevco Oil & Gas Ltd.” In May 1990 the name was changed to “Trev Corp.” In August 1994 the name was changed to “Orogrande Resources Inc.” In April 2001, the name was changed to “Volcanic Metals Exploration Inc.” On September 2, 2005, Volcanic Metals Exploration Inc. was continued under the Business Corporations Act (Ontario). On March 26, 2006, Volcanic Metals Exploration Inc. acquired 100% of the outstanding shares of “Energy Fuels Resources Corporation.” On May 26, 2006, Volcanic Metals Exploration Inc. changed its name to “Energy Fuels Inc.”

Energy Fuels is listed on the TSX, under the trading symbol “EFR” and on the NYSE MKT, under the trading symbol “UUUU”. The principal executive office of Energy Fuels and its subsidiaries, through which it owns and operates its business in the United States, is located at 225 Union Blvd., Suite 600, Lakewood, Colorado 80228, and Energy Fuels’ telephone number is (303) 974-2140. Energy Fuels maintains an administrative office located at 2 Toronto Street, Suite 500, Toronto, Ontario M5C 2B6. Energy Fuels’ website is www.energyfuels.com. The content of Energy Fuels’ website and information accessible through the website does not form part of this proxy statement/prospectus.

Energy Fuels is an “emerging growth company” under the Jumpstart Our Business Startups Act 2012 (the “Jobs Act”). See “Risk factors—Risks Relating to the Combined Company” beginning on page 39 and “Energy Fuels’ Business” beginning on page 51.

EFR Nevada Corp.

Merger Sub is a Nevada corporation and an indirect wholly owned subsidiary of Energy Fuels. Merger Sub was formed solely for the purpose of effecting the proposed merger with Uranerz and has not carried on any activities other than in connection with the proposed merger. The address and telephone number for Merger Sub’s principal executive office is the same as for Energy Fuels.

Uranerz Energy Corporation

Uranerz is a United States based uranium company focused on commercial in-situ recovery (“ISR”) uranium exploration, extraction and sales. ISR is a uranium extraction process that uses a “leaching solution” to extract uranium from underground sandstone-hosted uranium deposits and it is the generally accepted extraction technology used in the Powder River Basin area of Wyoming. Uranerz controls a large strategic land position in the central Powder River Basin, where it operates the Nichols Ranch ISR Uranium Project. The Nichols Ranch ISR Uranium Project is currently licensed to include the Nichols Ranch Unit and the Hank Unit. Under the licensed plan, a central processing plant has been built at Nichols Ranch. The Nichols Ranch central processing plant is fully operational and extraction has commenced from the initial wellfields in the Nichols Unit. In May 2014, Uranerz submitted environmental permit and license applications to incorporate the Jane Dough Unit, which is adjacent to the Nichols Ranch Unit, into the Nichols Ranch ISR Uranium Project. Uranerz is seeking to amend its original environmental permit and license to revise the original plan of operations for the Nichols Ranch ISR Uranium Project in order to bring the Jane Dough Unit into extraction operations before the Hank Unit. Due to the close proximity, fluids produced from the Jane Dough Unit can be delivered directly to the Nichols Ranch processing facility by pipeline and an additional satellite processing facility may not be required.

Uranerz was incorporated under the laws of the State of Nevada on May 26, 1999. On July 5, 2005, Uranerz changed its name from Carleton Ventures Corp. to Uranerz Energy Corporation. Uranerz’ principal business office is located at 1701 East “E” Street, Casper, Wyoming, 82605, and Uranerz’ phone number is (307) 265-8900. Uranerz also maintains an administrative office located at Suite 1410 - 800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6, and Uranerz’ telephone number there is 604-689-1659 or 1-800-689-1659 (toll free). Uranerz’ website is www.uranerz.com. The content of Uranerz’ website and information accessible through the website does not form part of this proxy statement/prospectus.

Uranerz common stock is traded on the NYSE MKT and the Toronto Stock Exchange under the symbol “URZ” and on the Frankfurt Exchange under the symbol “U9E.”

Additional information about Uranerz is included in documents publicly filed by Uranerz. See “Where You Can Find More Information” beginning on page 213.

The Agreement and Plan of Merger

Under the terms of the Merger Agreement, Merger Sub will merge with and into Uranerz, with Uranerz continuing as the surviving corporation. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. Uranerz and Energy Fuels encourage you to read the entire Merger Agreement carefully as it is the legal document that governs the Transaction.

General

As a result of the Transaction, the separate corporate existence of Merger Sub will cease and Uranerz will continue as the surviving corporation of the merger with Merger Sub and become a wholly-owned indirect subsidiary of Energy Fuels.

Holders of shares of Uranerz common stock, as of the Effective Time, (other than Uranerz shareholders who have properly and validly exercised and perfected their right to dissent) will exchange their shares of Uranerz common stock for Energy Fuels common shares. Each Uranerz share will be exchanged for 0.255 of an Energy Fuels common share. No fractional shares will be issued as the number of shares issued will be rounded to the nearest whole number and if the fraction is 0.5, the number of common shares issued shall be rounded up to the next whole number. Following the completion of the Transaction, it is expected that current Uranerz shareholders will own approximately 55% of Energy Fuels common shares.

Upon the closing of the Transaction, Uranerz will cease trading on the NYSE MKT, the TSX and the Frankfurt Exchange. Energy Fuels will continue to trade after the Transaction on the TSX under the symbol “EFR” and on the NYSE MKT under the symbol “UUUU.”

Reasons for the Transaction

The Uranerz board of directors, based on the recommendation of an independent special committee of the board of directors of Uranerz (the “Special Committee”), has determined that the Transaction and the terms of the Merger Agreement are in the best interests of Uranerz and its shareholders and has approved the Merger Agreement. For a description of the factors on which the Uranerz board of directors based its determination, see “Proposal One—The Transaction—Recommendations of the Uranerz Board of Directors; Uranerz’ Reasons for the Transaction” beginning on page 79.

Opinion of Euro Pacific, the Special Committee’s Financial Advisor

At a meeting of the entire board of directors of Uranerz held on January 3, 2015, Euro Pacific Canada Inc. (“Euro Pacific”) rendered its oral opinion, subsequently confirmed in writing, to the Special Committee of Uranerz’ board of directors that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the per share consideration to be received by the shareholders of Uranerz pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders.

Euro Pacific’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the per share consideration of 0.255 common shares of Energy Fuels to be received by the shareholders of Uranerz for each share of Uranerz pursuant to the Merger Agreement, and does not address any other aspect or implication of the Transaction. Euro Pacific’s opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Uranerz. The summary of Euro Pacific’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Euro Pacific in preparing its opinion. We encourage holders of the shares to read carefully the full text of Euro Pacific’s written opinion. However, neither Euro Pacific’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee, the board of directors or any holder of the shares as to how to act or vote with respect to the Transaction. Please see “Proposal One—The Transaction—Opinion of Euro Pacific Canada Inc., the Special Committee’s Independent Financial Advisor” beginning on page 85 for additional information.

Uranerz’ Special Meeting of Shareholders

Uranerz’ special meeting of shareholders will be held at the Casper Petroleum Club, 1301 Wilkins Circle, Casper, Wyoming, U.S.A. 82601 at 10:00 am Mountain Daylight Time, on June 18, 2015. At the Special Meeting, shareholders of Uranerz will consider and vote upon a proposal to approve the Merger Agreement and the Transaction and the other proposals described in the notice for the meeting included with this proxy statement/prospectus. Only shareholders of record at the close of business on May 26, 2015, the record date, will be entitled to vote at the special meeting.

Quorum and Vote Required at the Special Meeting

The quorum requirement for the special meeting is one-third of the voting power of the issued and outstanding voting stock present in person or by proxy. The proposal for the approval of the Merger Agreement and the Transaction will be approved if (i) holders of a majority of the issued and outstanding shares of Uranerz common stock as of the record date vote in favor of the proposal and (ii) the holders of the majority of shares of Uranerz common stock cast at the Special Meeting, exclusive of all shares of common stock owned, directly or indirectly by Energy Fuels, Merger Sub and the officers and directors of Uranerz who vote in favor of the proposal.

Shares Beneficially Owned as of the Record Date

Based on 95,912,806 shares of common stock, the number of shares of Uranerz common stock outstanding as of May 26, 2015, or the record date, the directors and executive officers of Uranerz and their affiliates, as a group, beneficially own approximately 3,828,600 shares of Uranerz common stock, or approximately 3.99% of the outstanding shares of Uranerz common stock entitled to be voted at the Special Meeting.

In connection with the Merger Agreement, on January 4, 2015, Energy Fuels entered into support agreements with each of the directors and certain officers of Uranerz. Each support agreement provides that the Uranerz shareholder party to the agreement will vote for and support the Transaction. As a result of the support agreements and based on shares of Uranerz common stock outstanding as of May 26, 2015, Energy Fuels has voting control with respect to 3,829,000 shares of Uranerz common stock, or approximately 3.99% of the outstanding shares of Uranerz common stock entitled to be voted at the Special Meeting.

Uranerz Options and Warrants

Each outstanding Uranerz warrant will entitle its holder to acquire, in lieu of one Uranerz share of common stock, 0.255 of an Energy Fuels common share (subject to adjustment in the same manner as the adjustments relating to the shares of Uranerz common stock) upon exercise in accordance with the terms of the original Uranerz warrant (with the exercise price to be adjusted to reflect a price per Energy Fuels common share). For more information on the exchange of the Uranerz warrants, see “The Agreement and Plan of Merger—Treatment of Warrants” on page 153 of this proxy statement/prospectus. As a result of the Transaction, certain non-U.S. holders of Uranerz warrants who are greater than 5% holders as determined under Section 897 and 1445 of the Code (as defined below) may become subject to U.S. tax withholding under the Foreign Investment in Real Property Tax Act.

Each outstanding Uranerz option will be automatically converted at the Effective Time into options to acquire, in lieu of one Uranerz share of common stock, 0.255 of an Energy Fuels common share (subject to adjustment in the same manner as the adjustments related to the shares of Uranerz common stock) upon exercise in accordance with the terms of the original Uranerz option (with the exercise price to be adjusted to reflect a price per Energy Fuels common shares) as granted under Uranerz’ 2005 Nonqualified Stock Option Plan. Uranerz options held by independent directors of Uranerz, who will not continue as officers or directors of Energy Fuels on Closing, shall expire on the earlier of (i) the original expiry date of such Uranerz option or (ii) six months after the Closing Date. For more information on the exchange of the Uranerz options, see “The Agreement and Plan of Merger—Treatment of Stock Options” on page 153 of this proxy statement/prospectus.

Dissenters’ Rights

Nevada Revised Statutes Section 92A.380 generally provides shareholders of Nevada corporations with dissent rights in connection with merger transactions, such as included as part of the Transaction, that are completed under Chapter 92A – “Mergers, Conversions, Exchange and Domestications”. While there is an exemption from these dissent requirements for companies such as Uranerz whose shares are traded on a “national securities exchange” and are accordingly “covered securities” under the Securities Act of 1933, the Uranerz board of directors has nevertheless determined that it is appropriate to grant dissent rights to Uranerz shareholders in connection with the Transaction. Accordingly, a Uranerz shareholder may dissent from the Transaction and request that the surviving corporation purchase such shareholder’s shares of Uranerz Common Stock for their “fair value.” However, to do this, such Uranerz shareholder must strictly comply with all applicable requirements of Nevada law.

A copy of Nevada Revised Statutes Sections 92A.300-92A.500, inclusive, regarding dissenters’ rights is attached to this proxy statement/prospectus as Annex B. Shareholders who are considering exercising dissenters’ rights should review the statutes carefully, particularly the steps required to perfect dissenters’ rights. NO PROVISION UNDER NEVADA LAW PROVIDES A SHAREHOLDER THE RIGHT TO LATER DEMAND PAYMENT, IF THE SHAREHOLDER DOES NOT FULLY COMPLY WITH ALL OF THE STATUTORY REQUIREMENTS. Set forth below is a summary of the steps to be taken by a Uranerz shareholder to exercise the right to dissent. This summary should be read in conjunction with the full text of Nevada Revised Statutes Sections 92A.300-92A.500 attached hereto as Annex B.

To exercise your right to dissent:

  BEFORE THE VOTE IS TAKEN ON PROPOSAL ONE, YOU MUST DELIVER WRITTEN NOTICE TO US STATING THAT YOU INTEND TO DEMAND PAYMENT FOR YOUR SHARES IF THE TRANSACTION IS CONSUMMATED; AND
  YOU MUST NOT VOTE YOUR SHARES OF URANERZ COMMON STOCK IN FAVOR OF THE TRANSACTION EITHER BY PROXY OR IN PERSON.

If you (i) send written notice of your intent to dissent before the vote on the Transaction and (ii) do not vote in favor of the Transaction, the surviving corporation is required to send to you a written dissenters’ notice within ten days after the Transaction is consummated telling you:

  where your demand for payment for your Uranerz common stock must be sent and where and when your stock certificates must be deposited;
  if your Uranerz common stock holding is not represented by certificates, to what extent the transfer of your Uranerz common stock will be restricted after the demand for payment is received; and
  the date by which the surviving corporation must receive your written demand form, which must be between 30 and 60 days after delivery of the surviving corporation’s notice to you,

        and providing you with:

  a form to demand payment; and
  a copy of Nevada Revised Statutes Sections 92A.300 – 92A.500, inclusive.

YOUR FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTERS’ NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR URANERZ COMMON STOCK OTHER THAN AS PROVIDED IN THE MERGER AGREEMENT.

If you properly exercise your right to dissent and acquired your Uranerz common stock before January 5, 2015, when notice of the Transaction was first publicly made, then within 30 days of receipt of a properly executed demand for payment from you, the surviving corporation must pay you what it determines to be the fair value for your Uranerz common stock, plus interest. Payment is required to be accompanied by (i) specific financial records of Uranerz, (ii) a statement of the surviving corporation’s fair value estimate, including how interest was calculated, (iii) information regarding your right to challenge the fair value estimate, and (iv) copies of relevant portions of the Nevada law.

If you properly exercise your right to dissent and acquired your shares on or after January 5, 2015, you are entitled to receive payment of the amount that the surviving corporation estimates is the fair value of your Uranerz common stock but only if you accept that estimate. If you wish to contest the estimate, you may do so, but then you will not receive any payment until the contest is resolved.

Within 30 days of the surviving corporation’s fair value payment or notice, you have the right to notify the surviving corporation, in writing, of your own fair value estimate and demand payment of the amount not yet paid. Failure to do so will terminate your right to challenge the surviving corporation’s calculation of fair value. If you and the surviving corporation cannot agree on fair value, then the surviving corporation must commence legal action within 60 days after it receives your shareholder demand, seeking court determination of fair value. If the surviving corporation fails to commence a legal action within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount he, she or it demanded. Proceedings instituted by the surviving corporation will be in Clark County, Nevada. Costs of legal action will be assessed against the surviving corporation, unless the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith, in which case costs will be equitably distributed. Attorneys’ and expert fees may be awarded in such amount as the court deems equitable against any party that the court determines has acted arbitrarily, vexatiously or not in good faith (in the case of a former shareholder or the surviving corporation) or did not substantially comply with Sections 92A.300 – 92A.500 of the Nevada Revised Statutes (in the case of the surviving corporation).

FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THE NEVADA STATUTE WILL RESULT IN THE LOSS OF DISSENTERS’ RIGHTS.

A Uranerz shareholder who signs and returns the enclosed proxy card without expressly directing that his, her or its shares of Uranerz common stock be voted against the Merger Agreement will effectively waive his, her or its dissenters’ rights because the shares represented by the proxy form will be voted FOR the approval and adoption of the Merger Agreement.

Accordingly, a shareholder who desires to exercise and perfect dissenters’ rights with respect to any of his, her or its shares of Uranerz common stock must either (i) refrain from executing and returning the enclosed proxy form and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the “Against” or the “Abstain” box next to Proposal One on such form, or (iii) rescind any proxy and refrain from voting in favor of Proposal One. An abstention or a vote or proxy against the Merger Agreement will not, in and of itself, constitute a notice of intent to dissent required under Nevada law.

A notice of intent to dissent may be executed by a record holder of Uranerz common stock, and may be either on behalf of such record holder or the beneficial owner of the Uranerz common stock, as the case may be. It must state that the record holder intends thereby to demand payment for his, her or its shares of Uranerz common stock if the Transaction is consummated. It should also state the record holder’s name, as it appears on the stock certificate. A record holder, other than a person (such as a stock broker) who holds shares as nominee for several beneficial owners, who determines to elect to exercise dissenters’ rights must dissent as to all shares of Uranerz common stock held by such record holder, or the record holder will lose his, her or its right to elect to exercise dissenters’ rights for any of the Uranerz common stock such record holder owns.

A record holder serving as a nominee may exercise dissenters’ rights with respect to all, but not less than all, of the shares of Uranerz common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. However, in such case, the written notice of intent to dissent should set forth fully and correctly (i) the record holder’s name, as it appears on the stock certificate, and (ii) the name(s) and address(es) of and number of shares owned beneficially by each beneficial owner as to whom the record holder is dissenting.

A beneficial owner may also directly exercise the right of dissent WITH THE WRITTEN CONSENT OF THE RECORD HOLDER, in which case the consent of the record holder must be provided to us not later than the beneficial owner’s notice of dissent. In such a case, the beneficial owner must dissent as to all shares of Uranerz common stock that he, she or it owns or over which he, she or it has voting control.

Shareholders who hold their shares in brokerage accounts or other nominee form and who wish to exercise dissenters’ rights are urged to consult with their brokers or nominees to determine the appropriate procedures.

If the shares of Uranerz common stock are owned in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice of intent to dissent should be made in that capacity, and if the shares are owned by more than one person, as in a joint tenancy or tenancy in common, the notice should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the notice of intent to dissent on behalf of an owner; however, the agent must identify the owner or owners and expressly disclose the fact that, in executing the notice, he, she or it is acting as agent for such owner or owners.

WRITTEN NOTICES OF INTENT TO DISSENT AND DEMAND PAYMENT FOR SHARES OF URANERZ COMMON STOCK IF THE TRANSACTION IS CONSUMMATED MUST BE DELIVERED PRIOR TO THE VOTE ON THE MERGER AGREEMENT TO EITHER:

  Uranerz Energy Corporation, Attention: Corporate Secretary, 1701 East “E” St., Casper, Wyoming, U.S.A., 82601; or
  in person, to the Secretary of Uranerz at the Special Meeting.

Shareholders considering seeking dissenters’ rights should be aware that the fair value of their shares as determined under Nevada law could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they did not seek payment of their shares through the exercise of their dissenters’ rights.

If any shareholder who properly demands payment for his, her or its shares of Uranerz common stock under Nevada law fails to perfect, or effectively withdraws or loses, the right to payment, as provided under Nevada law, the shares of such shareholder will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement.

Because of the complexity of these procedures, you are urged to seek the advice of legal counsel if you are considering exercising your dissenter’s rights. Any failure to strictly follow any of these procedures may result in a termination or waiver of your dissenter’s rights under Nevada law.

Holders of Energy Fuels common shares are not entitled to dissenters’ rights in connection with the issuance of Energy Fuels common shares in the Transaction.

Unaudited Pro Forma Condensed Financial Information

For a discussion of the unaudited pro forma condensed financial information, see “Selected Historical and Unaudited Pro Forma Condensed Financial Data” beginning on page 29.

Accounting Treatment of the Transaction

Energy Fuels will account for the Transaction using the business combination rules in accordance with IFRS. Under this method of accounting, Energy Fuels is considered the legal and accounting acquirer and will record the acquisition based on the fair value of the considerations given, which include the market value of its shares issued in connection with the Transaction (based on the closing price of Energy Fuels’ common shares at the Effective Time). The assets acquired, liabilities assumed and non-controlling interests of Uranerz will be measured at their estimated fair value. Consequently, the assets, liabilities and non-controlling interests in the Uranerz purchase price allocation will be based on their estimated fair values at the date of the completion of the Transaction. Any excess of the fair value of considerations paid over the aggregate fair value of net assets acquired will be recorded as goodwill.

Regulatory Approvals

Uranerz and Energy Fuels intend to make all required filings under the Securities Act and the Exchange Act, in connection with the Transaction. In addition to the SEC filings there are filings required with the TSX and NYSE MKT relating to the listing of Energy Fuels common shares to be issued in the Transaction.

Furthermore, the completion of the Transaction is conditional upon the following:

  clearance of the Transaction by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS may take measures and impose conditions to protect national security, certain of which may materially and adversely affect Energy Fuels’ operating results due to increased costs of compliance or by limiting Energy Fuels’ control over certain U.S. facilities, contracts, personnel or operations.
  Approval by the United States Nuclear Regulatory Commission (the “NRC”) with the respect to the Materials License issued by the NRC for the Uranerz Nichols Ranch ISR uranium project;
  Approval of the Wyoming Department of Environmental Quality (the “WDEQ”), to the extent that approval may be required, with respect to certain operational permits issued by the WDEQ for the Uranerz Nichols Ranch ISR uranium project;

  Acceptance by the State of Wyoming and Johnson County, Wyoming as required under the financing agreement entered into between Uranerz and Johnson County, Wyoming for the $20 million Nichols Ranch ISR uranium project bond financing; and
  Confirmation from the Utah Department of Environmental Quality that the Transaction does not constitute a change of control under the White Mesa Mill’s Radioactive Materials License, Groundwater Discharge Permit or Air Approval Order or approval of any such change of control.

Neither Uranerz nor Energy Fuels can provide assurance that any conditions, terms, obligations or restrictions required for any of the above approvals will not result in a delay or abandonment of the Transaction.

The Transaction is not subject to pre-merger notification under any U.S. or foreign antitrust laws, but it may be reviewed by the Antitrust Division and the Federal Trade Commission and by foreign antitrust authorities, under U.S. or foreign antitrust laws, respectively. The Transaction may also be reviewed by the SEC under the Securities Act and Exchange Act, and by foreign governmental authorities, including Canadian securities regulatory authorities and the TSX.

Conditions to the Completion of the Transaction

Energy Fuels’ and Uranerz’ obligations to complete the Transaction depend on a number of conditions being met. These include, among others:

1.	approval of the Uranerz shareholders and Unaffiliated Shareholders at the Special Meeting of Uranerz shareholders;

2.	approval of the Energy Fuels shareholders at a special meeting of Energy Fuels shareholders, which may be combined with the annual meeting of Energy Fuels shareholders;

3.

receipt or filing of all consents, approvals and authorizations of, any governmental authority required to be made or obtained by Uranerz, Energy Fuels, Merger Sub or any of their subsidiaries to consummate the Transaction shall have been made or obtained;

4.	the absence of any order prohibiting the Transaction;

5.	the absence of any judgment, order, or law which prohibits, materially restricts, makes illegal or enjoins the consummation of the Transaction;

6.	the effectiveness of the registration statement for the Energy Fuels common shares to be issued in the Transaction and the approval for listing of such shares on the TSX and NYSE MKT;

7.

subject to certain limitations and exceptions, the accuracy of the other party’s representations and warranties and the performance in all material respects of its covenants as set out in the Merger Agreement;

8.	the number of dissenting shares held by shareholders of Uranerz who have exercised dissent rights must comprise less than 5% of the issued and outstanding shares of common stock of Uranerz;

9.	Dennis Higgs and Glenn Catchpole must have been appointed to the board of directors of Energy Fuels and the Energy Fuels board of directors must be comprised of eight members;

10.	the absence of any material adverse change with respect to the business and affairs of either Uranerz (in the case of Energy Fuels) or Energy Fuels (in the case of Uranerz); and

11.	CFIUS approval will have been obtained.

Where permitted by applicable law, either of Energy Fuels or Uranerz could choose to waive a condition to its respective obligation to complete the Transaction even when that condition has not been satisfied. Energy Fuels and Uranerz cannot be certain when, or if, the conditions to the Transaction will be satisfied or waived, or that the Transaction will be completed. See “The Agreement and Plan of Merger—Conditions to the Transaction” on page 171.

Termination and Termination Fees

The Merger Agreement may be terminated, either before or after Uranerz’ shareholders approve the Merger Agreement, under certain circumstances described in “The Agreement and Plan of Merger—Termination; Termination Fees and Expenses” on page 174. If the Merger Agreement is terminated for certain specified reasons, Uranerz or Energy Fuels, as applicable, may have to pay a termination fee of $5 million. Please see “The Agreement and Plan of Merger—Termination Fees and Expenses” on page 174.

Resale of Energy Fuels Common Shares

All Energy Fuels common shares that each Uranerz shareholder receives in the Transaction will be listed on the TSX and the NYSE MKT and will be freely transferable under U.S. and Canadian securities laws unless a shareholder is deemed an affiliate of Uranerz immediately prior to the Transaction or an affiliate of Energy Fuels following the Transaction for purposes of the U.S. securities laws or a control person of Energy Fuels following the Transaction for purposes of Canadian securities laws. For more information, see “Proposal One—The Transaction—Restrictions on Sales of Shares by Certain Affiliates” on page 150.

If the Transaction is completed, shares of Uranerz common stock will no longer be traded on the TSX or the NYSE MKT.

Exchange Agent

Prior to the closing, Energy Fuels will appoint an exchange agent in connection with the Transaction.

Litigation Related to the Transaction

Since the Transaction was announced on January 5, 2015 Uranerz, all of Uranerz’ directors, Energy Fuels, and Merger Sub have been named as defendants in a number of putative shareholder class action suits in the District Court, Clark County, Nevada and one in the District Court, Washoe County, Nevada, by purported shareholders of Uranerz challenging the proposed Transaction. Plaintiffs allege generally that Uranerz’ directors breached their fiduciary duties in connection with the Transaction, and that Energy Fuels and Merger Sub aided and abetted the fiduciary breaches. The actions seek, among other things, to preliminarily and permanently enjoin the Transaction, damages, and attorney’s fees. Uranerz and Energy Fuels believe the claims asserted in the complaints have no merit, and Uranerz and Energy Fuels and all of the members of the board of directors of Uranerz intend to defend vigorously against them.

Interests of Certain Persons in the Transaction

You should be aware that a number of directors and executive officers of Uranerz have interests in the Transaction that are different from, or in addition to, yours. These interests include the intended employment of Paul Goranson by Energy Fuels after the Transaction, and the intended appointment of Messrs. Higgs and Catchpole to the board of directors of Energy Fuels. Additionally there are change of control agreements that provide severance payments to certain employees upon a qualifying termination of employment in connection with the Transaction, the receipt of liability insurance and indemnification benefits by directors and officers of Uranerz from Energy Fuels.

Material U.S. Federal Income Tax Considerations

The Transaction should be treated as a taxable exchange and not as a tax-deferred exchange under Section 368(a) of the Code. Assuming that the Transaction is a taxable transaction, the exchange of shares of Uranerz common stock for Energy Fuels common shares will generally result in a U.S. holder of shares of Uranerz common stock recognizing gain or loss equal to the difference between (i) the fair market value of Energy Fuels common shares received by such U.S. holder in the Transaction, and (ii) the adjusted tax basis of such U.S. holder in such shares of Uranerz common stock exchanged as a result of the Transaction. Assuming that the Transaction is a taxable transaction, under certain circumstances, non-U.S. holders may be subject to U.S. tax on any gain recognized as a result of the Transaction. In addition, under certain circumstances, Energy Fuels may be required to withhold a portion of the Transaction consideration payable to non-U.S. holders under applicable tax laws.

The discussion of U.S. federal income tax considerations set forth herein is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a U.S. holder or non-U.S. holder of shares of Uranerz common stock. Shareholders of Uranerz should consult their own tax advisors to determine the particular tax consequences to them of the Transaction, including the application and effect of U.S. federal, state, local, non-U.S. and other tax laws.

The foregoing summary of U.S. federal income tax consequences of the Transaction is qualified in its entirety by the longer form discussion under “Proposal One — The Transaction—Material U.S. Federal Income Tax Considerations” beginning on page 122 and “Proposal One — The Transaction — Material U.S. Federal Income Tax Considerations of the Transaction to Non-U.S. Holders” beginning on page 130. Neither Uranerz nor Energy Fuels has sought or obtained a ruling from the IRS regarding any of the tax consequences of the Transaction. Accordingly, there can be no assurance that the IRS will not challenge this tax treatment of the Transaction or that the U.S. courts will uphold this tax treatment in the event of an IRS challenge.

Material Canadian Federal Income Tax Considerations

Resident Uranerz Holders (as defined under “Proposal One — The Transaction — Material Canadian Federal Income Tax Considerations”) of shares of Uranerz common stock and Uranerz warrants should consult their own tax advisors to determine the particular tax consequences to them of the Transaction. Generally, for a Resident Uranerz Holder of the shares of Uranerz common stock, the exchange of the shares of Uranerz common stock for Energy Fuels common shares should be treated as a taxable disposition of such shares. Although the matter is not free from doubt, Energy Fuels’ management believes the better view is that a Resident Uranerz Holder should not realize a capital gain (or capital loss) with respect to the treatment of the Uranerz warrants under the Transaction at the Effective Time. Resident Uranerz Holders holding Uranerz warrants within registered Plans should note that the effect of the Regulations to the Income Tax Act (Canada) appears to be that Uranerz warrants cease to be a “qualified investment”, and affected Resident Uranerz Holders should consult their own tax advisors with respect to all potential implications and any mitigating steps well in advance of the Effective Date.

Resident Uranerz Holders and Non-Resident Uranerz Holders (as defined under “Proposal One — The Transaction — Material Canadian Federal Income Tax Considerations”) of Uranerz common stock and Uranerz warrants should in any event consult their own tax advisors regarding the specific Canadian tax consequences. The foregoing description of Canadian federal income tax consequences of the Transaction to the Resident Uranerz Holders of shares of Uranerz common stock and Uranerz warrants is qualified in its entirety by the longer form discussion under “Proposal One — The Transaction — Material Canadian Federal Income Tax Consequences - Considerations of the Transaction to Holders of Shares of Uranerz Common Stock and Uranerz Warrants” and “Eligibility for Investment”.

Comparison of Rights of Shareholders of Uranerz and Shareholders of Energy Fuels

The rights of Uranerz shareholders are currently governed by Uranerz’ articles of incorporation (the “Uranerz Articles”), Uranerz’ bylaws (the “Uranerz Bylaws”) and the Nevada Revised Statutes (the “NRS”). If the Transaction is successfully completed, holders of shares of Uranerz common stock will become shareholders of Energy Fuels. Thereafter, their rights will be governed by the Business Corporations Act (Ontario) (the “OBCA”) and subject to Energy Fuels’ articles of incorporation, as amended (the “Energy Fuels Articles”) and Energy Fuels’ bylaws (the “Energy Fuels Bylaws”). As a result, these Uranerz shareholders will have different rights once they become shareholders of Energy Fuels due to the differences in the governing documents of Energy Fuels and Uranerz. The key differences are described in the section titled “Comparison of Rights of Shareholders of Uranerz and Shareholders of Energy Fuels” beginning on page 26 of this proxy statement/prospectus.

Risk Factors

There are risks associated with the Transaction, which are described in the section titled “Risk Factors” beginning on page 34. You should carefully read and consider these risks, which include, without limitation, the following risks:

  The Exchange Ratio will not be adjusted in the event of any change in either Uranerz’ stock price or Energy Fuels’ stock price;
  Because the Transaction will be completed after the date of the Special Meeting, at the time of Uranerz’ Special Meeting, the exact market value of the Energy Fuels common shares that Uranerz shareholders will receive upon completion of the Transaction could be higher or lower than the market value at the time of the Special Meeting;
  The Transaction is subject to a number of conditions, including the receipt of consents and clearances from regulatory authorities that may not be obtained, may not be completed on a timely basis or may impose conditions that could have an adverse effect on Uranerz or Energy Fuels;
  Failure to complete the Transaction could negatively impact Uranerz’ business, financial condition, results of operations or stock price;
  Lawsuits have been filed against Uranerz, Uranerz’ directors, Energy Fuels and Merger Sub relating to the Transaction and an adverse ruling in any such lawsuit may prevent the Transaction from being completed;
  The rights of Uranerz’ shareholders who become Energy Fuels shareholders in the Transaction will be governed by the OBCA and subject to the Energy Fuels Articles and the Energy Fuels Bylaws;

  The Merger Agreement contains provisions that could discourage a potential competing acquiror of Uranerz;
  The fairness opinion obtained by Uranerz from its financial advisor will not reflect subsequent changes that may occur or that have occurred after the date of the opinion;
  The market price of Energy Fuels’ common shares has been, and may continue to be, volatile, and Uranerz shareholders could lose all or part of their investment because the market price of Energy Fuels shares could drop significantly before or after the Transaction closes;
  Current Uranerz shareholders will have reduced ownership and voting interests after the Transaction;
  The Transaction will result in changes to Energy Fuels’ board of directors and management that may affect the strategy and operations of the combined company as compared to that of Uranerz and Energy Fuels as they currently exist;
  Any delay in completing the Transaction may reduce or eliminate the benefits expected to be achieved thereunder;
  Uncertainties associated with the Transaction may cause a loss of management personnel and other key employees which could adversely affect the future business and operations following the Transaction;
  The expected benefits of the Transaction may not be realized;
  The obligations and liabilities of Energy Fuels, some of which may be unanticipated or unknown, may be greater than anticipated, which may diminish the value of Energy Fuels’ common shares;
  Energy Fuels’ future results following the Transaction may differ materially from the unaudited pro forma financial information included in this document;
  Additional reporting requirements may apply if Energy Fuels loses its status as a Foreign Private Issuer under the Exchange Act;
  Uranerz and Energy Fuels expect to incur substantial expenses related to the Transaction and the integration of the two companies;
  Energy Fuels and Uranerz may be unable to integrate their respective businesses successfully;
  Energy Fuels’ future results will suffer if it does not effectively manage its expanded operations following the Transaction;
  The Transaction may result in a loss of customers, clients and strategic alliances;
  The market price of Energy Fuels’ common shares may be affected by factors different from those affecting Energy Fuels’ common shares or Uranerz’ common stock prior to consummation of the Transaction;
  Third parties may terminate or alter existing contracts with Uranerz and Energy Fuels;
  Energy Fuels faces a number of additional risks related to the operation of its business; and

  The potential financial needs of the combined entity.

Enforceability of Civil Liabilities Against Foreign Persons

Energy Fuels is a corporation governed by the OBCA and by the applicable federal laws of Canada. Some of Energy Fuels’ assets are located outside the United States and some of Energy Fuels’ directors and officers and some of the experts named in this proxy statement/prospectus reside outside the United States. Because some of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on these persons. Furthermore, it may not be possible for you to enforce against Energy Fuels or them, in the United States, judgments obtained in United States courts, because some of Energy Fuels’ assets and the assets of these persons are located outside the United States.

There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based on the civil liability provisions of the United States federal securities laws or any such state securities or blue sky laws. Therefore, it may not be possible to enforce those judgments against Energy Fuels, its directors and officers and some of the experts named in this proxy statement/prospectus, including the annexes hereto.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

Selected Historical Financial Data of Energy Fuels

The following tables summarize Energy Fuels’ financial data. The statements of operations data for the year ended December 31, 2014, the 15 months ended December 31, 2013 and the statement of financial position as of December 31, 2014 and December 31, 2013 which are prepared in accordance with International Financial Reporting Standards, or IFRS, are derived from Energy Fuels’ audited annual financial statements and related notes contained in its Annual Report on Form 40-F for the year ended December 31, 2014, which is incorporated by reference in this proxy statement/prospectus. The statements of operations data for the fiscal years ended September 30, 2012 and 2011 and the statement of financial position data as of September 30, 2012 and 2011 are derived from Energy Fuels’ audited financial statements and related notes, which are not included in this proxy statement/prospectus and are not incorporated by reference in this proxy statement/prospectus. The selected financial data of Energy Fuels as of and for the three months ended March 31, 2015 and 2014 are derived from Energy Fuels’ unaudited consolidated financial statements and related notes filed with the SEC under cover of Form 6-K, which is incorporated by reference in this proxy statement/prospectus.

Historical results are not indicative of the results that should be expected in the future. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Energy Fuels or the combined company, and you should read the following information together with Energy Fuels’ audited consolidated financial statements, the notes related thereto and the document entitled “Management’s Discussion and Analysis” contained in Energy Fuels’ Annual Report on Form 40-F for the fiscal year ended December 31, 2014 and Energy Fuels’ unaudited consolidated financial statements, the notes related thereto and the document entitled “Management’s Discussion and Analysis” contained in Energy Fuels’ Form 6-K filed with the SEC on May 12, 2015, which are incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “Where You Can Find More Information” beginning on page 213.

	As of March 31	As of December 31		As of September 30
	2015	2014	2013	2012	2011
Statement of financial position data (in thousands)
Statement of financial position data
Total assets	$131,933	$134,241	$176,133	$223,844	$43,492
Total liabilities	$36,070	$37,383	$39,000	$55,185	$1,299
Net assets	$95,863	$96,858	$137,133	$168,659	$42,193
Capital stock	$232,892	$232,835	$232,089	$178,745	$60,052
Number of shares outstanding	19,678	19,678	19,601	13,572	2,480

	For the three months		For the	For the 15	For the
	ended		year ended	months ended	year ended
	March 31		December 31	December 31	September 30
	2015	2014	2014	2013	2012	2011
Statement of operations data
Operating revenue	$7,600	$11,361	$46,253	$73,248	$25,028	$-
Gross profit	3,649	2,790	15,971	5,467	3,318	-
Net (loss) income	(2,361)	(6,342)	(43,612)	(87,325)	1,534	(3,567)
Basic and diluted (loss) income per common share	(0.12)	(0.32)	(2.22)	(5.61)	0.26	(1.44)

Selected Historical Financial Data of Uranerz

The following tables summarize Uranerz’ financial data which are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The statements of operations data for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the balance sheets as of December 31, 2014 and December 31, 2013 are derived from Uranerz audited annual financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of Uranerz as of and for the three months ended March 31, 2015 and 2014 are derived from Uranerz’ unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, which is incorporated by reference in this proxy statement/prospectus.

Historical results are not indicative of the results that should be expected in the future. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Uranerz or the combined company, and you should read the following information together with Uranerz’ audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Uranerz’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Uranerz’ unaudited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Uranerz’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, which are incorporated by reference in this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 213.

	As of March 31	As of December 31
Balance sheet data (in thousands)	2015	2014	2013	2012	2011	2010
Balance sheet data
Total assets	$15,211	$19,058	$16,949	$11,553	$38,894	$40,634
Total liabilities	$24,331	$24,894	$23,497	$3,223	$3,145	$1
Net assets	$(9,119)	$(5,836)	$(6,548)	$8,330	$35,749	$39,875
Capital stock	$96	$96	$86	$77	$77	$71
Additional paid-in capital	$170,461	$169,499	$156,815	$145,422	$143,877	$123,139
Number of shares outstanding	95,913	95,895	85,815	77,208	77,087	70,821

	For the three months ended March 31		For the year ended December 31
	2015	2014	2014	2013	2012	2011	2010
Statement of operations data
Operating revenue	$3,400	$-	$10,007	$-	$-	$-	$-
Gross profit	1,489	-	3,793	-	-	-	-
Net loss attributable to Uranerz Stockholders	(4,255)	(4,909)	(11,977)	(26,271)	(28,974)	(24,874)	(14,600)
Basic and diluted loss per common share	(0.04)	(0.06)	(0.13)	(0.33)	(0.38)	(0.33)	(0.23)

Selected Unaudited Pro Forma Condensed Financial Data

The unaudited pro forma condensed consolidated financial statements of Energy Fuels for the three months ended March 31, 2015 and the year ended December 31, 2014 included in this proxy statement/prospectus have been prepared by Energy Fuels using the business combination rules under IFRS. The pro forma condensed consolidated statement of financial position of Energy Fuels as at March 31, 2015 assumes that the Transaction took place on March 31, 2015, and combines the Energy Fuels unaudited condensed consolidated balance sheet at March 31, 2015 with Uranerz’ unaudited consolidated balance sheet at March 31, 2015, with adjustments. The pro forma condensed consolidated statement of comprehensive income (loss) of Energy Fuels for the three months ended March 31, 2015 assumes that the Transaction took place as of January 1, 2014 and combines the unaudited condensed consolidated statement of comprehensive loss of Energy Fuels for the three months ended March 31, 2015 and the unaudited consolidated statement of comprehensive income (loss) of Uranerz for the three months ended March 31, 2015, with adjustments. The pro forma condensed consolidated statement of comprehensive income (loss) of Energy Fuels for the year ended December 31, 2014 assumes that the Transaction took place as of January 1, 2014 and combines the audited consolidated statement of loss of Energy Fuels for the year ended December 31, 2014 and the audited consolidated statement of income (loss) of Uranerz for the year ended December 31, 2014, with adjustments. In preparing these unaudited pro forma condensed financial statements, Energy Fuels has adjusted Uranerz’ financial statements to conform to IFRS and to Energy Fuels’ accounting policies. These adjustments are described in the notes to the unaudited pro forma condensed financial statements of Energy Fuels for the three months ended March 31, 2015 and the year ended December 31, 2014 which should be read in conjunction with the selected unaudited pro forma condensed financial data presented below.

The unaudited pro forma condensed financial statements assume that, at the Effective Time, each outstanding Uranerz share will be converted into the right to receive 0.255 of an Energy Fuels common share. Pro forma book value per share is calculated by dividing total assets (including both tangible and intangible assets) minus total liabilities of Energy Fuels as at March 31, 2015 under IFRS by the total number of Energy Fuels common shares outstanding at such date (including issuance of Energy Fuels shares to Uranerz shareholders as of such date).

The selected unaudited pro forma condensed financial data is based on estimates and assumptions that are preliminary, presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The assumptions underlying the selected unaudited pro forma condensed financial data described in the notes to the unaudited pro forma condensed financial statements of Energy Fuels for the three months ended March 31, 2015 and should be read in conjunction with the selected unaudited pro forma condensed financial data presented below. The following information should also be read in conjunction with (i) the unaudited condensed consolidated financial statements of Energy Fuels for the three months ended March 31, 2015, including the notes thereto, contained in Energy Fuels’ Form 6-K filed with the SEC on May 12, 2015, and (ii) the unaudited consolidated financial statements of Uranerz, including the notes thereto, contained in Uranerz’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, each of which are incorporated by reference into this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Statements” on page 186 of this proxy statement/prospectus.

Pro Forma Statement of financial position data	As of
March 31
(in thousands)	2015
Pro Forma Statement of financial position data
Total assets	$282,509
Total liabilities	(60,960)
Net assets	221,549
Capital stock	356,547
Number of shares outstanding	44,965

Pro Forma Statement of Operations data	Three months ended	Year ended
(in thousands)	March 31, 2015	December 31, 2014
Pro Forma Statement of operations data
Operating revenue	$11,000	$56,260
Gross Profit	2,489	13,296
Net loss	(5,180)	(56,723)
Basic and diluted loss per common share	(0.12)	(1.26)
Shares used in computing net loss per share	44,965	44,949

Comparative Historical Per Share Data

The following tables contain certain historical per share data of Energy Fuels and Uranerz and combined per share data on an unaudited pro forma combined basis after giving effect to the Transaction using the acquisition method of accounting.

The unaudited pro forma combined per share data was derived from financial information of Energy Fuels and Uranerz included elsewhere in this proxy statement/prospectus. The information in the table should be read in conjunction with the historical financial statements of Energy Fuels and Uranerz and related notes, which are incorporated by reference into this proxy statement/prospectus. The unaudited pro forma combined data is based on estimates and assumptions that Energy Fuels and Uranerz believe are reasonable. It is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had Energy Fuels and Uranerz been a combined company as of the beginning of the periods presented.

Energy Fuels and Uranerz present basic loss per share for their common shares, calculated by dividing the loss attributable to their common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti-dilutive. Historical book values for Energy Fuels and Uranerz are calculated by dividing total assets (including both tangible and intangible assets) minus total liabilities as at the dates indicated below by the total number of common shares outstanding as of such dates.

Energy Fuels Inc. - Historical per share data
Net (loss) income per basic and diluted share
For the three months ended March 31, 2015	$(0.12)
For the year ended December 31, 2014	$(2.22)
Book value per share as at March 31, 2015	$4.87

Uranerz Energy Corporation - Historical per share data
Net (loss) income per basic and diluted share
For the three months ended March 31, 2015	$(0.04)
For the year ended December 31, 2014	$(0.13)
Book value per share as at March 31, 2015	$(0.10)

Combined Energy Fuels and Uranerz - Pro forma combined
Net (loss) income per basic and diluted share
For the three months ended March 31, 2015	$(0.12)
For the year ended December 31, 2014	$(1.26)
Book value per share	$4.91

Comparative Per Share Market Price Data

Energy Fuels’ common shares are listed on the TSX under the symbol “EFR” and on the NYSE MKT under the symbol “UUUU,” and shares of Uranerz common stock are listed on the NYSE MKT and the TSX under the symbol “URZ.” The following table shows the closing sales prices of Energy Fuels common shares (as reported on the NYSE MKT) and shares of Uranerz common stock (as reported on NYSE MKT) on January 2, 2015, the last trading day before the Merger Agreement was announced, and on May 15, 2015.

The table also shows the implied value of the Transaction consideration proposed for each Uranerz common share, which was calculated by taking the product of the closing price on the NYSE MKT of Energy Fuels common shares as of the respective date and the Exchange Ratio, which is 0.255. For more information on the calculation of the Exchange Ratio, please see “The Agreement and Plan of Merger— Consideration to be Received Pursuant to the Transaction” on page 152. The actual market value of the Energy Fuels common shares that a shareholder will receive on the date of the Transaction may be higher or lower than the prices set forth below.

Transaction
		Uranerz	Consideration
	Energy	Energy	per share of
	Fuels	Corporation	Uranerz
	Common	Common	Common
	Shares	Stock	Stock
January 2, 2015	$6.16	$1.15	$1.57
May 15, 2015	$4.89	$1.17	$1.25

See “Market Price and Dividend Information” on page 182 for more information.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between the Canadian dollar and the U.S. dollar. The data provided in the following table are expressed in U.S. dollars per Canadian dollar and are based on the noon exchange rates published by the Bank of Canada for the Canadian dollar. This information is provided solely for your information, and Energy Fuels and Uranerz do not represent that Canadian dollars could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Energy Fuels in the preparation of its consolidated financial statements included in this proxy statement/prospectus.

On January 2, 2015, the last trading day before the Merger Agreement was announced, the closing exchange rate between the U.S. dollar and the Canadian dollar expressed in U.S. dollars per Canadian dollar as reported by the Bank of Canada was 0.8502. On May 22, 2015, the noon exchange rate as reported by the Bank of Canada was 0.8138 of a U.S. Dollar for each one Canadian dollar.

	Period-	Average
Recent Monthly Data	End Rate(1)	Rate(2)	High	Low
May 2015 (May 1 to 22)	0.8138	0.8368	0.8263	0.8138
April 2015	0.8252	0.8110	0.8365	0.7929
March 2015	0.7885	0.7924	0.8060	0.7811
February 2015	0.7995	0.8000	0.8063	0.7915
January 2015	0.7863	0.8254	0.8527	0.7863
December 2014	0.8620	0.8671	0.8815	0.8589
November 2014	0.8751	0.8829	0.89	0.8751
October 2014	0.8869	0.8919	0.8980	0.8858
September 2014	0.8922	0.9081	0.9206	0.8922
August 2014	0.9210	0.9151	0.9211	0.9106
July 2014	0.9183	0.9312	0.9404	0.9167
June 2014	0.9367	0.9233	0.9367	0.9143
May 2014	0.9202	0.9180	0.9228	0.9113
April 2014	0.9127	0.9098	0.9172	0.9056
March 2014	0.9047	0.9003	0.9119	0.8888
February 2014	0.9029	0.9046	0.9130	0.8977
January 2014	0.8994	0.9139	0.9422	0.8952

Annual Data (Year ended December 31)
2015 (to May 22, 2015)	0.8138	0.8099	0.8527	0.7811
2014	0.8620	0.9054	0.9422	0.8589
2013	0.9402	0.9710	1.0164	0.9348
2012	1.0051	1.0004	1.0299	0.9599
2011	0.9833	1.0111	1.0583	0.9430

(1)	The period-end rate is the noon exchange rate for the Canadian dollar on the last business day of the applicable period, as published by the Bank of Canada.

(2)

The average rates for the monthly periods were calculated by taking the simple average of the daily noon exchange rates for the Canadian dollar, as published by the Bank of Canada. The average rates for the transition periods and annual periods were calculated by taking the simple average of the noon exchange rates on the last business day of each month during the relevant period, as published by the Bank of Canada.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section “Cautionary Statement Concerning Forward-Looking Information” you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risk factors related to the Transaction present the material risks directly related to the Transaction and the integration of the two companies to the extent presently known. Also included are the material risks associated with each of the businesses of Energy Fuels and Uranerz presently known, because these risks will also affect Energy Fuels following the closing of the Transaction. The risks below also include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 52. In addition, you should read and consider the risks associated with each of the businesses of Uranerz and Energy Fuels because these risks will also affect the combined company—these risks can be found in Uranerz and Energy Fuels’ filings with the SEC and the applicable Canadian securities regulatory authorities, including Uranerz’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 16, 2015 and Energy Fuels’ Form 40-F Annual Report for the fiscal year ended December 31, 2014, filed on March 20, 2015. The risks and uncertainties described in this proxy statement/prospectus are not the only ones that Energy Fuels and Uranerz face. Additional risks and uncertainties not presently known to Uranerz or Energy Fuels or that Uranerz or Energy Fuels currently consider immaterial may also impair Uranerz’ business operations or the business operations of Energy Fuels after the Transaction. If any of the risks actually occur, business and financial results of both companies could be harmed or the trading price of Energy Fuels’ common shares could decline. You should also read and consider the other information in this proxy statement/prospectus, including the annexes. See “Where You Can Find More Information” beginning on page 213.

Risks Related to the Transaction

The exchange ratio will not be adjusted in the event of any change in either Uranerz’ stock price or Energy Fuels’ share price.

In the Transaction, each Uranerz common share (other than those shares with respect to which dissent rights are properly exercised and not withdrawn) will be converted into the right to receive 0.255 common shares of Energy Fuels (subject to adjustment as described herein). This Exchange Ratio will not be adjusted for changes in the market price of either shares of Uranerz common stock or Energy Fuels common shares. Changes in the price of Energy Fuels common shares prior to completion of the Transaction will affect the value of the consideration that Uranerz shareholders will receive on the date of the Transaction. Share price changes may result from a variety of factors (many of which are beyond the control of Energy Fuels and Uranerz), including the following:

  Changes in Uranerz’ and Energy Fuels’ respective businesses, operations, finances and prospects, or the market assessments thereof;
  Market assessments of the likelihood that the Transaction will be completed, including related considerations regarding regulatory approvals of the Transaction; and
  General market and economic conditions, including fluctuations in the spot price of uranium and other factors generally affecting the price of Uranerz’ common stock and Energy Fuels’ common shares.

The price of Energy Fuels common shares at the closing of the Transaction may vary from the price on the date the Merger Agreement was executed, on the date of this proxy statement/prospectus, and on the date of the Special Meeting of Uranerz. As a result, the market value represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Energy Fuels common shares on the NYSE MKT during the period from January 2, 2015, the last trading day before public announcement of execution of the Merger Agreement, through May 22, 2015, the last trading date before the date of this proxy statement/prospectus, the Exchange Ratio represented a market value ranging from a low of $1.04 to a high of $1.57 for each Uranerz common share.

Because the Transaction will be completed after the date of the Special Meeting, at the time of Uranerz’ special meeting, Uranerz shareholders will not know the exact market value of the Energy Fuels common shares that Uranerz shareholders will receive upon completion of the Transaction.

If the price of Energy Fuels common shares increases between the time of the Special Meeting and the closing of the Transaction, Uranerz shareholders will receive Energy Fuels common shares that have a market value that is greater than the market value of such shares at the time of the Special Meeting. If the price of Energy Fuels common shares decreases between the time of the Special Meeting and the Effective Time, Uranerz shareholders will receive Energy Fuels common shares at closing that have a market value that is less than the market value of such shares at the time of the Special Meeting. Therefore, because the Exchange Ratio will not be adjusted based on the market value of shares of Uranerz common stock or Energy Fuels shares, shareholders cannot be sure at the time of the Special Meeting of the market value of the consideration that will be paid to Uranerz shareholders upon completion of the Transaction.

The Transaction is subject to a number of conditions, including the receipt of consents and clearances from regulatory authorities that may not be obtained, may not be completed on a timely basis or may impose conditions that could have an adverse effect on Uranerz or Energy Fuels.

Completion of the Transaction is conditioned upon, among other matters, the receipt of certain governmental authorizations, consents, orders, clearances, or other approvals necessary to permit all parties to perform their obligations under the Merger Agreement and complete the Transaction, including, without limitation, the Nuclear Regulatory Commission and Wyoming Department of Environmental Quality. There can be no assurance that regulators will not impose conditions, terms, obligations, or restrictions and that such conditions, terms, obligations, or restrictions will not have the effect of delaying or preventing the completion of the Transaction or imposing additional material costs on, or materially reducing the revenues of Energy Fuels following the Transaction. In addition, such conditions, terms, obligations, or restrictions may result in the delay or abandonment of the Transaction.

Failure to complete the Transaction could negatively impact Uranerz’ business, financial condition, results of operations or stock price.

Completion of the Transaction is conditioned upon the satisfaction of certain closing conditions, including the approval of the Transaction by Uranerz’ shareholders, as set forth in the Merger Agreement. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived. If the Transaction is not consummated for these or any other reason, Uranerz’ ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

  Uranerz may be required, under certain circumstances, to pay Energy Fuels a termination fee of $5 million;

  Uranerz must pay the substantial fees and expenses that it incurred related to the Transaction, such as legal, accounting, printing and fees and expenses of other professionals retained in connection with the Transaction, even if the Transaction is not completed and, except in certain circumstances, Uranerz may not be able to recover such fees and expenses from Energy Fuels;
  under the Merger Agreement, Uranerz is subject to certain restrictions on the conduct of its business prior to completing the Transaction, which restrictions could adversely affect its ability to realize certain of its business strategies, including its ability to enter into additional acquisitions or other strategic transactions;
  matters relating to the Transaction may require substantial commitments of time and resources by Uranerz’ management, which could otherwise have been devoted to other opportunities that may have been beneficial to Uranerz;
  the market price of Uranerz’ common shares may decline to the extent that the current market price reflects a market assumption that the Transaction will be completed;
  Uranerz may experience negative reactions to the termination of the Transaction from customers, clients, business partners, lenders and employees; and
  Uranerz would not realize any of the anticipated benefits of having completed the Transaction.

In addition, any delay in the consummation of the Transaction, or any uncertainty about the consummation of the Transaction, may adversely affect Uranerz’ future business, growth, revenue, liquidity and results of operations.

Lawsuits have been filed against Uranerz, Energy Fuels, and Merger Sub relating to the Transaction, and an adverse ruling in any such lawsuit may prevent the Transaction from being completed.

Since the Transaction was announced on January 5, 2015, a number of putative shareholder class action complaints have been filed against Uranerz, Uranerz’ board of directors, Energy Fuels Inc. and EFR Nevada Corp. in the District Court, Clark County, Nevada and the District Court, Washoe County, Nevada, by purported Uranerz shareholders challenging the Transaction and seeking, among other things, damages, attorneys’ and experts’ fees and injunctive relief concerning alleged breaches of fiduciary duty and to prohibit defendants from consummating the Transaction. Uranerz and Energy Fuels believe the claims asserted in the complaints have no merit, and Energy Fuels and Uranerz and all of the members of the board of directors of Uranerz intend to defend vigorously against them. See “Proposal One—The Transaction—Litigation Related to the Transaction” on page 151 for more information about the lawsuits related to the Transaction that have been filed. If Uranerz and Energy Fuels are unsuccessful in defending the class action complaints, Uranerz and Energy Fuels may not be able to proceed with the Transaction even if all required approvals, including the approvals of the shareholders of Uranerz, are obtained. In addition, Uranerz and Energy Fuels may become subject to awards of damages against us.

The rights of Uranerz’ shareholders who become Energy Fuels shareholders in the Transaction will be governed by the OBCA and subject to Energy Fuels’ Articles and Bylaws.

Uranerz shareholders who receive Energy Fuels common shares in the Transaction will become Energy Fuels shareholders. Energy Fuels is a corporation governed under the laws of the Province of Ontario, Canada. As a result, Uranerz shareholders who become shareholders in Energy Fuels will be governed by the OBCA and their rights will be subject to Energy Fuels Articles and Energy Fuels Bylaws, rather than being governed by the NRS and Uranerz’ Amended and Restated Articles of Incorporation, as amended, and Uranerz’ Amended and Restated Bylaws. There may be material differences between the current rights of Uranerz shareholders, as compared to the rights they will have as Energy Fuels shareholders.

These material differences may include, but are not limited to, the following:

  Energy Fuels has only one class of authorized shares, common shares, and under the Energy Fuels Articles, Energy Fuels’ board of directors has the authority to issue an unlimited number of common shares;
  pursuant to the OBCA, at least 25% of the directors of Energy Fuels must be resident Canadians;
  directors of Energy Fuels may be removed only by a majority vote of the shareholders of Energy Fuels whereas Uranerz directors may be removed only by two-thirds of the voting power of the Uranerz shareholders;
  the Uranerz Articles require, generally, a majority of the voting power, but in certain cases, the vote of 66 2⁄3% of the votes cast of the corporation, to repeal or amend certain provisions, while the Energy Fuels Articles require 66 2⁄3% of the votes cast, in person or by proxy, of the shares of the corporation to amend the Energy Fuels Articles;
  the Uranerz Bylaws provide that the presence, in person or by proxy, of the persons entitled to vote one-third of the shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business while under the Energy Fuels Bylaws, two shareholders entitled to vote at such meeting, whether present in person or represented by proxy constitute a quorum; and
  The OBCA, being the corporate statute that governs Energy Fuels, provides an oppression remedy that enables a court to make any order, including awarding money damages, appointing a receiver, dissolving the corporation, forcing the acquisition of securities and amending charter documents, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregard the interests of, any securityholder, creditor, director or officer of the corporation if an application is made to a court by a recognized complainant under the OBCA.

For more information, see “Comparison of Rights of Uranerz Shareholders and Energy Fuels Shareholders” beginning on page 194 of this proxy statement/prospectus.

The Merger Agreement contains provisions that could discourage a potential competing acquiror of Uranerz.

The Merger Agreement contains provisions that, subject to limited exceptions, restrict Uranerz’ ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire shares or assets of Uranerz. In addition, certain shareholders holding approximately 3.99% of the issued and outstanding shares of Uranerz common stock have entered into support agreements with Energy Fuels pursuant to which they have agreed to vote in favor of the Transaction. These provisions and the support agreements could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Uranerz from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share, cash or market value than the Transaction consideration proposed to be received or realized in the Transaction, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the $5 million termination fee that may become payable in certain circumstances.

If the Merger Agreement is terminated by Uranerz, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Transaction.

The fairness opinion obtained by the independent Special Committee of the board of directors of Uranerz from its independent financial advisor will not reflect subsequent changes.

In connection with the proposed Transaction, Euro Pacific, the independent financial advisor to the Special Committee, delivered to the Special Committee an opinion dated January 3, 2015 to the effect that as of that date, and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by holders of shares of Uranerz common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders. The opinion does not reflect changes that may occur or that have occurred after the date of the opinion, including changes to the operations and prospects of Energy Fuels or Uranerz, fluctuations in the spot price of uranium, changes in the market prices of the common shares of Energy Fuels or Uranerz, changes in general market or economic conditions or regulatory or other factors. Any such changes, or changes of other factors on which the opinion is based, may materially alter or affect the relative values of Uranerz and Energy Fuels and the value of the Transaction consideration payable to Uranerz shareholders.

Risk Relating to the Combined Company

The market price of Energy Fuels’ common shares has been, and may continue to be, volatile, and Uranerz shareholders could lose all or part of their investment.

The market price of Energy Fuels’ common shares has fluctuated substantially, may continue to do so, and may be higher or lower than the initial price received upon the exchange. As a result, Energy Fuels’ future stock price may be volatile. Over the twelve month period ending on May 15, 2015, the market price of Energy Fuels’ common shares on the TSX has ranged from a low of C$5.03 to a high of C$9.44. Over the twelve month period ending on May 15, 2015, the market price of Energy Fuels’ common shares on the NYSE MKT has ranged from a low of $4.00 to a high of $8.56. The market price of Energy Fuels’ common shares following the Transaction will depend on a number of factors many of which are beyond Energy Fuels’ control. These fluctuations could cause Uranerz shareholders to lose all or part of their investment in Energy Fuels common shares since Uranerz shareholders might be unable to sell their shares at or above the price initially received upon the exchange of shares of Uranerz common stock. Factors that could cause fluctuations in the market price of Energy Fuels’ common shares include the following:

  price and volume fluctuations in the overall stock market from time to time;

  volatility in the market prices and trading volumes of uranium mining stocks and/or the spot price of uranium;
  changes in operating performance and stock market valuations of other uranium mining companies generally, or those in Energy Fuels’ industry in particular;
  future capital raising activities of Energy Fuels;
  sales of Energy Fuels common shares by holders thereof or Energy Fuels;
  failure of securities analysts to maintain coverage of Energy Fuels, changes in financial estimates by securities analysts who follow Energy Fuels, or Energy Fuels’ failure to meet these estimates or the expectations of investors;
  the financial projections Energy Fuels may provide to the public, any changes in those projections or Energy Fuels’ failure to meet those projections;
  the announcements by Energy Fuels or its competitors of new projects or acquisitions or divestitures;
  the public’s reaction to Energy Fuels’ press releases, other public announcements and filings with the SEC and the applicable Canadian securities regulatory authorities;
  rumors and market speculation involving Energy Fuels or other companies in Energy Fuels’ industry;
  actual or anticipated changes in Energy Fuels’ operating results or fluctuations in Energy Fuels’ operating results;
  actual or anticipated developments in Energy Fuels’ business, Energy Fuels’ competitors’ businesses or the competitive landscape generally;
  litigation involving Energy Fuels, Energy Fuels’ industry or both, or investigations by regulators into Energy Fuels’ operations or those of Energy Fuels’ competitors;
  announced or completed acquisitions of businesses by Energy Fuels or Energy Fuels’ competitors;
  new laws or regulations or new interpretations of existing laws or regulations applicable to Energy Fuels and its business;
  changes in accounting standards, policies, guidelines, interpretations or principles;
  any significant change in Energy Fuels’ management; and
  general economic conditions and slow or negative growth of Energy Fuels’ markets.

Current Uranerz shareholders will have reduced ownership and voting interests after the Transaction.

Based on 95,912,806 shares of common stock of Uranerz outstanding on May 26, 2015, the record date for the Special Meeting, and the exchange ratio, it is anticipated that Energy Fuels will issue 24,457,766 Energy Fuels common shares to the shareholders of Uranerz on completion of the Transaction. Based on the number of common shares of Energy Fuels outstanding on May 26, 2015, the record date for the Special Meeting, current Uranerz shareholders and current Energy Fuels shareholders would own approximately 55.6% and 44.4% of Energy Fuels’ common shares, respectively, upon the completion of the Transaction, assuming no additional issuances of common shares by either Energy Fuels and Uranerz between the record date and the Effective Time. However, Energy Fuels could issue up to 1,824,941 common shares upon the exercise of outstanding Energy Fuels warrants and options prior to the Effective Time and Uranerz could issue up to 18,594,180 shares of common stock (equivalent to 4,741,516 Energy Fuels common shares) upon the exercise of outstanding Uranerz warrants and options prior to the Effective Time. In addition, following the effective time, Energy Fuels may issue additional common shares pursuant to the exercise of outstanding Energy Fuels warrants and options, including pursuant to those Uranerz warrants and options assumed by Energy Fuels in connection with the Transaction. Further, Energy Fuels may issue additional common shares in connection with future financings or other transactions.

Uranerz shareholders currently have the right to vote for the directors of Uranerz and on other matters affecting Uranerz. At the closing of the Transaction, each Uranerz shareholder who receives Energy Fuels common shares will become a shareholder of Energy Fuels. As a result, the percentage ownership of Energy Fuels held by each current Uranerz shareholder will be smaller than such shareholder’s percentage ownership of Uranerz prior to the Transaction. Uranerz’ current shareholders will, therefore, have proportionately less ownership and voting interests in Energy Fuels following the Transaction than they have now in Uranerz.

The Transaction will result in changes to Energy Fuels’ board of directors and management that may affect the strategy and operations of the combined company as compared to that of Uranerz and Energy Fuels as they currently exist.

If the Transaction is completed, the composition of Energy Fuels’ board of directors and management team will change. Upon completion of the Transaction, the Energy Fuels board of directors will be comprised of eight members. Energy Fuels’ board of directors currently consists of nine members, and on closing of the Transaction, two members of the Energy Fuels board of directors are anticipated to resign and two additional board members designated by Uranerz will be appointed to the Energy Fuels board of directors. These individuals are Dennis Higgs and Glenn Catchpole.

In addition, Mr. Paul Goranson, current President and COO of Uranerz is expected to become the Executive Vice President, ISR Operations of Energy Fuels. Furthermore, Energy Fuels is currently in negotiations with Mr. Dennis Higgs to stay on as an employee or a consultant following the closing of the Transaction. There can be no assurance that the newly constituted board of directors and new management of Energy Fuels will function effectively as a team and that there will not be any adverse effect on Energy Fuels’ business as a result.

Any delay in completing the Transaction may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory approvals and clearances, the Transaction is subject to a number of other conditions beyond shareholders’ control that may prevent, delay, or otherwise materially adversely affect its completion. It is not predicable whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the Transaction for a significant period of time or prevent it from occurring. Any delay in completing the Transaction could cause shareholders not to realize some or all of the synergies and other benefits that are expected to be achieved if the Transaction is successfully completed within its expected time frame.

Uncertainties associated with the Transaction may cause a loss of management personnel and other key employees which could adversely affect the future business and operations following the Transaction.

The combined company will be dependent on the experience and industry knowledge of Uranerz and Energy Fuels officers and other key employees to execute its business plans. Energy Fuels’ success after the Transaction will depend in part upon its ability to retain key management personnel and other key employees. Uranerz’ and Energy Fuels’ current and prospective employees may experience uncertainty about their roles within Energy Fuels following the Transaction or other concerns regarding its operations following the Transaction, any of which may have an adverse effect on Energy Fuels’ ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that Uranerz and Energy Fuels will be able to attract or retain key management personnel and other key employees until the Transaction is consummated or following the Transaction to the same extent that Uranerz and Energy Fuels have previously been able to attract or retain such employees.

The expected benefits of the Transaction may not be realized.

To be successful after the Transaction, Energy Fuels will need to combine and integrate the operations of Uranerz and Energy Fuels. Integration will require substantial management attention and resources and could detract attention and resources from the day-to-day business of Energy Fuels. Energy Fuels could encounter difficulties in the integration process, such as:

  the potential inability to extract predicted amounts of uranium from the Uranerz ISR operations and to achieve anticipated sales under sales agreements;
  the potential inability to successfully carry out the Uranerz plan of operations for the Nichols Ranch ISR Uranium Project, including the planned wellfield and operating unit expansions;
  the potential inability to successfully combine Uranerz’ business with Energy Fuels’ business or difficulties in connection with the in situ recovery mining method in a manner that permits it to achieve the operational and cost synergies expected to be achieved as a result of the completion of the Transaction and other benefits anticipated to result from the Transaction;
  complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating different hard-rock and in-situ recovery mining methods and assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders, and other constituencies;
  the loss of key employees, customers, suppliers, vendors and partners;
  insufficient capital and liquidity to achieve the business plan;
  the inability of the combined company to meet its cost and production expectations;

  insufficient uranium prices to allow the combined business to achieve its production goals; and
  potential unknown liabilities and unforeseen increased expenses or delays associated with the Transaction.

If Energy Fuels cannot integrate Uranerz’ business successfully with its own, Energy Fuels may fail to realize the expected benefits of the Transaction. In addition, there is no assurance that all of the goals and anticipated benefits of the Transaction will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that neither Energy Fuels nor Uranerz controls. These factors include such things as the reactions of third parties with whom contracts are entered into and with which business is undertaken and the reactions of investors and analysts.

In addition, Uranerz and Energy Fuels have operated and, until the completion of the Transaction, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company’s management which could adversely affect each company’s ability to maintain relationships with customers, clients, employees, and other constituencies or Energy Fuels ability to achieve the anticipated benefits of the Transaction, or could reduce each company’s operating results or otherwise adversely affect Energy Fuels business and financial results following the Transaction.

The obligations and liabilities of Energy Fuels, some of which may be unanticipated or unknown, may be greater than anticipated, which may diminish the value of Energy Fuels’ shares.

Energy Fuels’ obligations and liabilities, some of which may be unanticipated or unknown, or may be greater than anticipated, may not be reflected or reserved for in Energy Fuels’ historical financial statements. The obligations and liabilities of Energy Fuels could have a material adverse effect on Energy Fuels’ business, financial condition, or results of operations following the Transaction. Uranerz shareholders will not be entitled to indemnification from Energy Fuels under the Merger Agreement with respect to obligations or liabilities of Energy Fuels, whether known or unknown. Any such liabilities could substantially reduce Energy Fuels’ earnings and cash flows or otherwise materially and adversely affect its business, financial condition, or results of operations following the Transaction.

Energy Fuels has made a Determination that the Transaction will not constitute a Change of Control Under its Convertible Debentures, and, like any other Determination, could Potentially be Challenged.

Energy Fuels currently has convertible debentures outstanding in the aggregate principal amount of CDN$22 million. If there is a “change of control” of Energy Fuels as such term is defined in the trust indenture, Energy Fuels would be obligated to offer to redeem the convertible debentures. Energy Fuels has determined that the completion of the Transaction will not constitute a “change of control” as defined under the trust indenture and accordingly that Energy Fuels will not be obligated to offer to redeem the convertible debentures on completion of the Transaction. However, there can be no assurance that all holders of debentures will agree with Energy Fuels’ determination on this matter, and it is therefore possible that legal action under the Indenture could result. If one or more holders brought such an action, it could result in costs to Energy Fuels and a diversion of management attention. Furthermore, if a court found, despite the language of the trust indenture, that there was a change of control, then Energy Fuels may be required to redeem some or possibly all of the convertible debentures. Such a redemption would adversely impact the working capital and financial position of Energy Fuels and Energy Fuels may be required to seek additional financing to fund the redemption. While Energy Fuels believes that it would be able to raise such additional financing, there can be no assurance that it would be able to do so or on commercially reasonable terms. In addition, the completion of any additional financing may be dilutive to the shareholders of Energy Fuels. The inability of Energy Fuels to complete any additional financing, if required, on commercially reasonable terms or at all, could adversely impact its stock price and, accordingly, the value of the former Uranerz shareholders investment in Energy Fuels.

Energy Fuels’ future results following the Transaction may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma combined financial information contained in this proxy statement/prospectus is presented for purposes of presenting Energy Fuels’ historical consolidated financial statements with Uranerz’ historical consolidated financial statements as adjusted to give effect to the Transaction as though the Transaction had occurred on December 31, 2014, and is not necessarily indicative of the financial condition or results of operations of Energy Fuels following the Transaction. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Uranerz’ acquired assets and liabilities. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Uranerz as of the date of the completion of the Transaction. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Energy Fuels’ financial condition and results of operations following the Transaction. Any change in Energy Fuels’ financial condition or results of operations may cause significant variations in the value of the Energy Fuels shares issued to shareholders of Uranerz as part of the Transaction. See the section entitled “Unaudited Pro Forma Condensed Financial Statements” beginning on page 186 for more information.

Additional reporting requirements may apply if Energy Fuels loses its status as a Foreign Private Issuer under the Exchange Act.

Energy Fuels is considered a “foreign private issuer” under the rules of the SEC. However, following completion of the Transaction it is likely to lose its “foreign private issuer” status effective at the beginning of its next fiscal year. As a foreign private issuer, Energy Fuels is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Energy Fuels is required to file its annual report on Form 40-F with the SEC at the time it files its annual information form with the applicable Canadian securities regulatory authorities. In addition, Energy Fuels must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Energy Fuels in Canada or filed with the TSX and which was made public by the TSX, or regarding information distributed or required to be distributed by Energy Fuels to its shareholders. Moreover, although Energy Fuels is required to comply with Canadian disclosure requirements, in some circumstances Energy Fuels is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Energy Fuels is required to file financial statements in accordance with IFRS, and therefore does not file financial statements prepared in accordance with U.S. generally accepted accounting principles. Furthermore, Energy Fuels is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information, although it must comply with Canadian disclosure requirements. In addition, among other matters, Energy Fuels’ officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Energy Fuels common shares. If Energy Fuels loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. Energy Fuels does, however, file quarterly financial information under Canadian periodic reporting requirements for public corporations, which is accessible through the Internet at www.sedar.com, and will furnish such quarterly financial information to the SEC under cover of Form 6-K, which is available at www.sec.gov. Insiders of Energy Fuels are generally required to disclose their trading in Energy Fuels shares within 5 days of the date of the trade and these trading activity reports can be accessed through the Internet at www.sedi.ca.

Uranerz and Energy Fuels expect to incur substantial expenses related to the Transaction and the integration of the two companies.

Energy Fuels expects to incur significant transaction costs and significant synergy planning and integration costs in connection with the Transaction. While Energy Fuels has assumed that this level of expense will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the Transaction and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent these Transaction and integration expenses are higher than anticipated or are incurred at different times than anticipated, Energy Fuels’ future operating results and financial condition may be materially adversely affected.

Energy Fuels’ future results will suffer if it does not effectively manage its expanded operations following the Transaction.

Following the Transaction, the size of Energy Fuels’ business will increase significantly. Its future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations, and associated increased costs and complexity. There can be no assurances that Energy Fuels will be successful following the Transaction.

The Transaction may result in a loss of customers, clients and strategic alliances.

As a result of the Transaction, some of the customers, clients, potential customers or clients or strategic partners of Uranerz or Energy Fuels may terminate their business relationship with Uranerz or Energy Fuels following the Transaction. Potential clients or strategic partners may delay entering into, or decide not to enter into, a business relationship with Uranerz or Energy Fuels because of the Transaction. Further one of Uranerz’ existing uranium supply contracts will require the purchaser’s consent to the change of control of Uranerz, and there can be no assurance that such consent will be forthcoming. If customer or client relationships or strategic alliances are adversely affected by the Transaction, Energy Fuels’ business and financial performance following the Transaction would suffer.

The market price of Energy Fuels’ common shares may be affected by factors different from those affecting the Energy Fuels’ common shares or Uranerz’ common shares prior to consummation of the Transaction.

Energy Fuels’ mining methods and historical business differ from that of Uranerz. Accordingly, the results of operations of the combined company and the market price of Energy Fuels’ common shares may be affected by factors different from those that previously affected the independent results of operations and the market price of the common shares of each of Uranerz and Energy Fuels. The ability to produce and level and timing of production at Energy Fuels’ existing mines and mill, which are based on conventional hard-rock underground mining and alternate feed material production, are different from those of Uranerz, which are based on ISR production. These differences may lead to different production profiles in different price scenarios from Energy fuels’ conventional and ISR production facilities, which could lead to adverse impacts on the market price for Energy Fuels’ shares.

Third parties may terminate or alter existing contracts with Uranerz and Energy Fuels.

Uranerz has a customer uranium sales contract that contains a “change of control” or similar clause that allows the counterparty to terminate or change the terms of its contract upon the closing of the Transaction as contemplated by the Merger Agreement. Energy Fuels and Uranerz have agreed to work together to obtain the necessary consent from such third party, but if such third party consent cannot be obtained, or is obtained on unfavorable terms, Energy Fuels and Uranerz may lose the benefit of such contract going forward, including benefits that may be material to Energy Fuels’ business following the Transaction. Energy Fuels and Uranerz do not anticipate knowing whether any contracts will be terminated, or whether any such contracts will be renegotiated, until the Transaction has been completed and, accordingly, Uranerz and Energy Fuels cannot currently quantify the financial impact, if any, of the loss of any benefits of such contract.

Energy Fuels is an “emerging growth company” and Energy Fuels and Uranerz cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Energy Fuels common shares less attractive to investors.

Energy Fuels is an “emerging growth company” as defined in the JOBS Act, whereas Uranerz is not an emerging growth company. Energy Fuels will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which Energy Fuels has total annual gross revenues of US$1,000,000,000 or more; (b) the last day of the fiscal year of Energy Fuels following the fifth anniversary of the date of the first sale of common equity securities of Energy Fuels pursuant to an effective registration statement under the Securities Act, such as this proxy statement/prospectus or the Form S-8 Registration Statement filed by Energy Fuels on March 31, 2014; (c) the date on which Energy Fuels has, during the previous 3-year period, issued more than US$1,000,000,000 in non-convertible debt; or (d) the date on which Energy Fuels is deemed to be a ‘large accelerated filer’

For so long as Energy Fuels continues to qualify as an emerging growth company, it will be exempt from the requirement to include an auditor attestation report relating to internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act (“SOA”) in its annual reports filed under the Exchange Act, even if it does not qualify as a “smaller reporting company”, as well as certain other exemptions from various reporting requirements that are applicable to other public companies.

Any U.S. domestic issuer that is an emerging growth company is able to avail itself of the reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and to not present to its shareholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved, or present the relationship between executive compensation actually paid and Energy Fuels’ financial performance. In contrast, Uranerz is currently subject to all of these requirements. As a foreign private issuer, Energy Fuels is not subject to such requirements, and will not become subject to such requirements even if Energy Fuels ceases to be an emerging growth company, unless Energy Fuels also ceases to be a “foreign private issuer”.

Energy Fuels is and will remain through December 31, 2015, an “emerging growth company” within the meaning under the JOBS Act, and until Energy Fuels ceases to be an emerging growth company Energy Fuels may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the SOA. Investors in Uranerz who are familiar with Uranerz’ reporting regime, may find Energy Fuels’ common shares less attractive because Energy Fuels relies on these exemptions. If some of Uranerz’ investors find Energy Fuels common shares less attractive as a result, there may be a less active trading market for Energy Fuels common shares and Energy Fuels share price may be more volatile.

Section 7874 of the Code may limit the ability of Uranerz , and U.S. persons related to Uranerz, to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the Transaction and the transactions contemplated by this Merger Agreement, or certain specified transactions for a period of time following the Transaction.

Section 7874 of the Code may limit the ability of a U.S. corporation acquired by a foreign corporation, and U.S. persons related to the acquired U.S. corporation, to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset certain U.S. taxable income. Specifically, if the shareholders of the acquired U.S. corporation own, following an acquisition by a foreign corporation, at least 60%, but less than 80%, measured either by vote or by value, of the shares of the acquiring foreign corporation, the taxable income of the acquired U.S. corporation (and any U.S. person related to the U.S. corporation) for any given year, within a ten-year period beginning on the date of the acquisition will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares, or any other property (other than property held for sale to customers), and income from the license of any property that is either transferred or licensed as part of the acquisition, or that is transferred or licensed to a non-U.S. related person after the acquisition.

Pursuant to the Merger Agreement, and subject to changes in the current share prices of Energy Fuels common shares and shares of Uranerz common stock with respect to outstanding Uranerz and Energy Fuels options and warrants, the Uranerz shareholders are expected to own less than 60% of the vote and value of Energy Fuels common shares after the Transaction. As a result, under current law, Uranerz and U.S. persons related to Uranerz, are not expected to be subject to such limitations on the use of U.S. tax attributes. However, there can be no assurance that there will not exist in the future a change in the facts or in the law that might cause Uranerz to be subject to such limitations, including with retroactive effect. Further, there can be no assurance that the IRS will agree with the position that the 60% ownership requirement is not satisfied.

Future changes to U.S. and non-U.S. tax laws could materially affect Energy Fuels and Uranerz, including the ability of Uranerz to utilize certain U.S. tax attributes, and adversely affect their anticipated financial positions and results.

Although Uranerz is not expected to satisfy the tests with respect to Section 7874, described above, and therefore should not be subject to such limitations on the use of U.S. tax attributes, changes to the rules in section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect the ability of Uranerz (and any U.S. person related to Uranerz) to utilize certain U.S. tax attributes, the effective tax rate of Uranerz or the combined company, or future planning for the combined company that is based on current law, and any such changes could have prospective or retroactive application to Energy Fuels, Uranerz, and their shareholders and related persons, and/or the Transaction. For example, recent legislative proposals have aimed to expand the scope of section 7874 of the Code, or otherwise address certain perceived issues arising in connection with inversion transactions. It is presently uncertain whether any of such legislative proposals will be enacted into law and, if so, what impact such legislation would have on Energy Fuels or Uranerz. In addition, the U.S. Treasury has indicated that it is considering possible regulatory action in connection with inversion transactions, including, most recently, in Notice 2014-52 (the “Notice”). The timing and substance of any such action is presently uncertain. Any such change of law or regulatory action could adversely impact Energy Fuels’ or Uranerz’ tax positions as well as either of their financial positions and results in a material manner. It is not expected that the promulgation of any of the Treasury regulations described in the Notice will have any such material adverse impact, nor are such regulations expected to change the U.S. federal income tax consequences of the transactions as described herein. However, the precise scope and application of the regulatory proposals will not be clear until proposed Treasury regulations are actually issued, and, accordingly, until such regulations are promulgated and fully understood, it cannot be certain that there will be no such impact. In any case, no such change of law or regulatory action would be grounds for terminating the Transaction or the transactions contemplated by the Merger Agreement.

Moreover, the U.S. Congress, the Organization for Economic Co-operation and Development and government agencies in jurisdictions where Energy Fuels and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. In particular, specific attention has been paid to “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S. and other countries in which Energy Fuels and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect Energy Fuels.

If Energy Fuels is, or becomes, a "passive foreign investment company," adverse U.S. federal income tax consequences may result for U.S. shareholders of Energy Fuels

U.S. holders of Energy Fuels common shares should be aware that Energy Fuels believes it was not classified as a passive foreign investment company (“PFIC”) for its tax year ended December 31, 2014, and based on current business plans and financial expectations, Energy Fuels expects that it will not be a PFIC for the current tax year. Energy Fuels has not made any determination as to its PFIC status for future tax years. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Consequently, there can be no assurance that Energy Fuels will not become a PFIC for any tax year during which U.S. holders own Energy Fuels shares.

If Energy Fuels is a PFIC for any year during a U.S. holder’s holding period, then such U.S. holder generally will be required to treat any gain realized upon a disposition of Energy Fuels common shares, or any “excess distribution” received on its Energy Fuels common shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution, unless the U.S. holder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a "mark-to-market" election with respect to its Energy Fuels common shares. A U.S. holder who makes a QEF Election generally must report on a current basis its share of Energy Fuels' net capital gain and ordinary earnings for any year in which Energy Fuels is a PFIC, whether or not Energy Fuels distributes any amounts to its shareholders. However, U.S. holders should be aware that there can be no assurance that Energy Fuels will satisfy the record keeping requirements that apply to a QEF, or that Energy Fuels will supply U.S. holders with information that such U.S. holders require to report under the QEF Election rules, in the event that Energy Fuels is a PFIC and a U.S. holder wishes to make a QEF Election. Thus, U.S. holders may not be able to make a QEF Election with respect to their Energy Fuels common shares. A U.S. holder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Energy Fuels common shares over the taxpayer’s basis therein. This risk factor is qualified in its entirety by the discussion below under the heading “Proposal One — The Transaction — Material U.S. Federal Income Tax Considerations.” Each U.S. holder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the Transaction and the acquisition, ownership, and disposition of Energy Fuels common shares.

The Transaction is expected to result in an ownership change for Energy Fuels, and may result in an ownership change for Uranerz, under Section 382 of the Code, potentially limiting the use of Energy Fuels’ and Uranerz’ net operating loss carryforwards and certain other tax attributes in future years. In addition, each of Energy Fuel’s and Uranerz’ ability to use its net operating loss carryforwards may be further limited if taxable income does not reach sufficient levels.

As of March 31, 2015, Uranerz had approximately $60 million of net operating loss (“NOL”) carryforwards available to reduce U.S. federal taxable income in future years. As of March 31, 2015, Energy Fuels had approximately $132 million of NOL carryforwards available to reduce U.S. federal taxable income in future years. Under Section 382 of the Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an "ownership change" occurs if there is a cumulative change in ownership by "5-percent shareholders" that exceeds 50 percentage points over a rolling three-year period.

The Transaction is expected to result in an ownership change under Section 382 of the Code for Energy Fuels, potentially limiting the use of Energy Fuel’s NOL carryforwards in future taxable years for U.S. federal income tax purposes. These limitations may affect the timing of when these NOL carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of Energy Fuels and have a negative impact on Energy Fuel’s financial position and results of operations. In addition, Energy Fuel’s ability to use its NOL carryforwards will be dependent on its ability to generate taxable income. Some portion of the NOL carryforwards could expire before Energy Fuels generates sufficient taxable income.

The Transaction, together with other transactions, may result in an ownership change under Section 382 of the Code for Uranerz, potentially limiting the use of Uranerz’ NOL carryforwards in future taxable years for U.S. federal income tax purposes. These limitations may affect the timing of when these NOL carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of Uranerz and have a negative impact on Uranerz’ financial position and results of operations. In addition, Uranerz’ ability to use its NOL carryforwards will be dependent on its ability to generate taxable income. Some portion of the NOL carryforwards could expire before Uranerz generates sufficient taxable income.

Uranerz warrants not held in Registered Plans may be subject to Canadian Tax on completion of the Transaction.

As described in more detail under “Effect of the Transaction on Uranerz’ Warrants”, at the Effective Time each outstanding Uranerz warrant will entitle its holder to acquire, in lieu of one Uranerz share, a number of Energy Fuels common shares equal to the Exchange Ratio upon exercise, in accordance with the terms of the original Uranerz warrant. Although the matter is not free from doubt, Energy Fuels’ management believes the better view is that this treatment of the Uranerz Warrants under the Transaction should not be considered to be a disposition of the Uranerz warrants or receipt of a “new” warrant at the Effective Time, such that a Resident Uranerz Holder and Non-Resident Uranerz Holder (each as defined under “Proposal One — The Transaction — Material Canadian Federal Income Tax Considerations”) should not realize a capital gain (or capital loss) with respect to the Uranerz warrants at the Effective Time. However, no tax ruling or legal opinion has been sought or obtained in this regard, and the Canada Revenue Agency may not agree with this interpretation. Such holders of Uranerz warrants should review the section entitled “Proposal One — The Transaction — Material Canadian Federal Income Tax Considerations” and consult with their own tax advisors with respect to the tax considerations relevant to the treatment of the Uranerz warrants under the Transaction.

Uranerz warrants held in Registered Plans appear to cease to be “qualified investments” on completion of the Transaction.

The effect of the Regulations to the Tax Act (as defined under “Proposal One — The Transaction — Material Canadian Federal Income Tax Considerations”) appears to be that the Uranerz Warrants cease to be a “qualified investment” for Plans (as defined under “Proposal One — The Transaction — Eligibility For Investment”) as a result of the Transaction. Although it is not clear that this result would have been intended by the Department of Finance (Canada), there is insufficient guidance to form a contrary conclusion, and no income tax ruling or legal opinion has been sought or obtained in this regard. On the understanding that Uranerz warrants cease to be qualified investments for Plans as a result of the Transaction, affected Plans would be deemed to have acquired a non-qualified investment at such time, and the holder or annuitant of an affected Plan would be liable for a special penalty tax under the Tax Act imposed in respect of the fair market value of the Uranerz warrants held within the affected Plan at the relevant time, and other adverse results (not reviewed in this summary) can be expected to arise in respect of the Plan and its holder or annuitant under the Tax Act. The precise impact of these rules and the status of Uranerz warrants as investments other than “qualified investments” for purposes of the Plans, and potential mitigating steps for consideration by an affected holder or annuitant, are beyond the scope of this summary, and all affected Plan holders or annuitants (as the case may be) are advised to consult with their own tax advisors in this regard well in advance of the Effective Time.

Financing requirements of the combined business.

The combined entity may need additional financing in connection with the implementation of its business and strategic plans from time to time after closing of the Transaction. The exploration and development of mineral properties and the ongoing operation of mines, requires a substantial amount of capital and may depend on the combined entity’s ability to obtain financing through joint ventures, debt financing, equity financing or other means. The combined entity may accordingly need further capital depending on wellfield development plans, production and operational results and market conditions, including the prices at which the combined entity sells its production, or in order to take advantage of further opportunities or acquisitions. The combined entity’s financial condition, general market conditions, volatile uranium and vanadium markets, volatile interest rates, a claim against the combined entity, a significant disruption to the combined entity’s business or operations or other factors may make it difficult to secure financing necessary for the expansion of mining activities or to take advantage of opportunities for acquisitions. Further, continuing volatility in the credit markets may increase costs associated with debt instruments due to increased spreads over relevant interest rate benchmarks, or may affect the ability of the combined entity, or third parties it seeks to do business with, to access those markets. There is no assurance that the combined entity will be successful in obtaining required financing as and when needed on acceptable terms, if at all. If the combined entity raises additional funding by issuing additional equity securities or securities convertible, exercisable or exchangeable for equity securities, such financing may substantially dilute the interests of the shareholders of the combined entity and reduce the value of their investment.

Risks Related to Energy Fuels’ Business

You should read and consider the other risk factors specific to Energy Fuels’ businesses that will also affect Energy Fuels after the consummation of the Transaction described in Energy Fuels Form 40-F Annual Report for the year ended December 31, 2014 filed with the SEC on March 20, 2015 and other documents that have been filed by Energy Fuels with the SEC and which are incorporated by reference into this proxy statement/prospectus.

Risks Related to Uranerz’ Business

You should read and consider the other risk factors specific to Uranerz’ businesses that will also affect Energy Fuels after the consummation of the Transaction, described in Part I, Item 1A of Uranerz’ Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 16, 2015, and other documents that have been filed by Uranerz with the SEC and which are incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus and the documents to which Uranerz and Energy Fuels refer herein contain forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction, or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in such statements. Such forward-looking statements include but are not limited to statements and information regarding:

  the calculations used by Euro Pacific for its fairness opinion including the net asset value calculation (based on project-level discounted cash flow analyses), analysts’ price to net asset value calculation and analysts’ estimates and research;

  the expectation that the Transaction will be completed;

  the expected benefits and synergies of the Transaction;

  the expected financial condition, results of operations, earnings outlook and prospects of Energy Fuels, Uranerz and the combined company;

  the terms of any potential funds loaned from Energy Fuels to Uranerz;

  the terms of any amendments to change of control agreements which may be entered into among members of Uranerz management and Energy Fuels; and

  the prospective information regarding the properties of Energy Fuels and Uranerz.

Factors that could cause or contribute to differences to the forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the failure to obtain Uranerz shareholder approval or the failure to satisfy any of the other closing conditions, the failure to obtain the necessary regulatory approvals on conditions permissible under the Merger Agreement; risks related to disruption of management’s attention from Uranerz’ or Energy Fuels’ ongoing business operations due to the Transaction; the effect of the announcement of the Transaction on the ability of Uranerz and Energy Fuels to retain customers and retain and hire key personnel and maintain relationships with suppliers, operating results and business generally; Uranerz’ and Energy Fuels’ ability to raise outside capital and to repay debt as it comes due; Uranerz’ and Energy Fuels’ ability to maintain compliance with the listing requirements of, and thereby maintain the listing of their common stock or common shares, as applicable, on, the NYSE MKT, or the TSX; and the other concerns identified in the Risk Factors above.

Although Uranerz and Energy Fuels believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The underlying expected actions or Uranerz’ or Energy Fuels’ results of operations involve risks and uncertainties, many of which are outside of either company’s control, and any one of which, or a combination of which, could materially affect Uranerz’ and Energy Fuels’ results of operations and whether the forward-looking statements ultimately prove to be correct. These forward-looking statements speak only as of the date on which the statements were made and neither Uranerz nor Energy Fuels undertakes any obligation to update or revise any forward-looking statements made in this proxy statement/prospectus or elsewhere as a result of new information, future events, or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this document, Uranerz believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement and the possibility that Uranerz could be required to pay a fee to Energy Fuels in connection therewith;
  risks that the regulatory approvals required to complete the Transaction will not be obtained in a timely manner, if at all;
  the inability to complete the Transaction due to the failure to obtain Uranerz shareholder approval of the Transaction or failure to satisfy any other conditions to the completion of the Transaction;
  business uncertainty and contractual restrictions during the pendency of the Transaction;
  adverse outcomes of pending or threatened litigation or governmental investigations;
  the failure of the Transaction to close for any other reason;
  the amount of the costs, fees, expenses and charges related to the Transaction;
  the outcome of shareholder class-action complaints relating to the Transaction;
  diversion of management’s attention from ongoing business concerns;
  the effect of the announcement of the Transaction on Uranerz’ and Energy Fuels’ business, creditor and customer relationships, operating results, and business generally, including the ability to retain key employees;
  risks that the proposed Transaction disrupts current plans and operations;
  the possible adverse effect on Uranerz’ and Energy Fuels’ business and the prices of their respective common stock if the Transaction is not completed in a timely fashion or at all;
  risks that the combined company may be unable to successfully integrate Uranerz’ business and personnel with Energy Fuels’ business and personnel;
  risks that the expected benefits of the Transaction may not be realized; and
  other risk factors relating to the businesses of each of Uranerz and Energy Fuels, as detailed from time to time in each of Uranerz’ and Energy Fuels’ reports filed with the SEC and, in the case of Energy Fuels, the applicable Canadian securities regulatory authorities.

Many of the factors that will determine Uranerz’ and Energy Fuels’ future results are beyond Uranerz’ and Energy Fuels’ ability to control or predict. Uranerz and Energy Fuels cannot guarantee any future results, levels of activity, performance, or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this proxy statement/prospectus, as well as in Uranerz’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in Energy Fuels Form 40-F Annual Report for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page 213. These important factors also include those set forth under the section entitled “Risk Factors,” beginning on page 34.

Readers are cautioned that any forward-looking statement speaks only as of the date of this proxy statement/prospectus, and it should not be assumed that the statements remain accurate as of any future date. Neither Energy Fuels nor Uranerz undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. Uranerz and Energy Fuels caution further that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list should not be considered a complete statement of all potential risks and uncertainties.

Readers should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by Uranerz or Energy Fuels or persons acting on behalf of either party.

CAUTIONARY NOTES TO UNITED STATES INVESTORS CONCERNING MINERAL
RESERVE AND RESOURCE ESTIMATES

This proxy statement/ prospectus incorporates by reference documents that have been prepared by Energy Fuels which have been prepared in accordance with the requirements of Canadian provincial securities laws, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all reserve and resource estimates included or incorporated by reference in this proxy statement/ prospectus have been prepared in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)— CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is an instrument developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and CIM standards. These definitions differ from the definitions in the SEC’s Industry Guide 7 under the Securities Act.

Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained pounds” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this proxy statement/ prospectus and the documents incorporated by reference herein contain descriptions of mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

THE SPECIAL MEETING OF URANERZ SHAREHOLDERS

This section contains information about the Special Meeting of Uranerz shareholders that has been called to approve the Merger Agreement and the Transaction, approve the adjournment of the Special Meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the Special Meeting to approve the Merger Agreement, to approve, on an advisory (non-binding) basis as required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, certain “golden parachute” compensation that may become payable to Uranerz’ named executive officers in connection with the Transaction, and to consider any other business properly before the Special Meeting. This proxy statement/prospectus is being furnished to Uranerz shareholders in connection with the solicitation of proxies by the Uranerz board of directors to be used at the Special Meeting. Uranerz is first mailing this proxy statement/prospectus and enclosed proxy card on or about May 28, 2015.

Date, Time and Place

The special meeting will be held at 10:00 am Mountain Daylight Time, on June 18, 2015 at the Casper Petroleum Club, 1301 Wilkins Circle, Casper, Wyoming, U.S.A. 82601 (unless it is adjourned or postponed to a later date).

Purpose of Special Meeting

The purpose of the Special Meeting is for Uranerz shareholders to: (i) consider and vote upon approval of the Merger Agreement, (ii) consider and vote upon, on an advisory (non-binding) basis, a proposal to approve “golden parachute” compensation that may become payable to the named executive officers of Uranerz in connection with the Transaction, (iii) approve the adjournment proposal, and (iv) to transact such other business as may properly come before the Special Meeting (and any adjournment or postponement thereof), including consideration of any procedural matters incident to the conduct of the Special Meeting.

Recommendation of the Uranerz Board of Directors

After careful consideration and upon the unanimous recommendation from the Special Committee, the Uranerz board of directors unanimously (1) determined that the Merger Agreement and the Transaction are advisable and in the best interests of Uranerz and its shareholders, (2) approved the Transaction and the Merger Agreement and (3) resolved to recommend adoption of the Merger Agreement to Uranerz shareholders. The Uranerz board of directors recommends that the Uranerz shareholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the Uranerz Special Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Uranerz Special Meeting. For a discussion of the material factors considered by the Uranerz board of directors in reaching its conclusions, see “Proposal One—The Transaction—Recommendations of the Uranerz Board of Directors; Uranerz’ Reasons for the Transaction” beginning on page 79.

Uranerz shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction. In addition, Uranerz shareholders are directed to the Merger Agreement, which is included as Annex A in this proxy statement/prospectus.

Uranerz Record Date; Shares Entitled to Vote

The record date for the Special Meeting is May 26, 2015. Only Uranerz shareholders of record at the close of business on May 26, 2015 will be entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

As of the close of business on the record date of May 26, 2015, there were 95,912,806 shares of Uranerz common stock outstanding and entitled to vote at the Special Meeting. Each holder of Uranerz common stock is entitled to one vote for each share of Uranerz common stock owned as of the Uranerz record date.

A complete list of Uranerz shareholders entitled to vote at the Special Meeting will be available for inspection at the principal place of business of Uranerz during regular business hours for a period of no less than 10 days before the special meeting and at the place of the Special Meeting during the meeting.

Stock Ownership by and Voting Rights of Uranerz’ Directors and Executive Officers

When considering the recommendation of Uranerz’ board of directors, you should be aware that certain of Uranerz’ executive officers and directors have interests in the Transaction other than their interests as Uranerz shareholders generally, as well as pursuant to individual agreements with certain officers and directors. These interests are different from your interests as a Uranerz shareholder; however, the members of Uranerz’ board of directors have taken these additional interests into consideration.

A “change in control” for purposes of the individual change in control severance agreements to which certain of Uranerz’ directors and executive officers are party, as discussed in greater detail below, will be deemed to occur upon the consummation of the Transaction which will entitle such directors and executive officers to, among other things, severance payments.

Certain of Uranerz’ non-employee directors hold stock options to acquire shares of common stock of Uranerz, which will become options to acquire common stock of Energy Fuels upon completion of the Transaction. Pursuant to the Merger Agreement, stock options held by independent directors of Uranerz, who will not continue as officers or directors of Energy Fuels on Closing, shall expire on the earlier of (i) the current expiry date of such Uranerz option or (ii) six months after the Closing Date.

At the close of business on the record date for the Special Meeting, Uranerz’ directors and executive officers and their affiliates beneficially owned 7,547,600 shares of Uranerz common stock (inclusive of shares issuable upon exercise of stock options within 60 days of the record date) and had the right to vote 3,828,600 shares of Uranerz common stock at the Special Meeting, which represents approximately 3.99% of the Uranerz common stock entitled to vote at the Uranerz special meeting. Pursuant to individual support agreements entered into between Energy Fuels and the directors and executive officers of Uranerz, the directors and executive officers of Uranerz will be obligated to Energy Fuels to vote their shares “FOR” the adoption of the Merger Agreement. It is expected that Uranerz’ non-director executive officers will vote their shares “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the Uranerz Special Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Uranerz Special Meeting.

Quorum

A quorum of shareholders is required to carry on the business of the Uranerz Special Meeting. One-third of the voting power of the issued and outstanding common stock of Uranerz as of the close of business on the record date for the determination of shareholders entitled to vote at the Special Meeting must be represented in person or by proxy at the meeting in order to constitute a quorum. On the record date, there were 95,912,806 shares of Uranerz common stock issued and outstanding. Any abstentions will be counted in determining whether a quorum is present at the Uranerz Special Meeting. In the event that a quorum is not represented in person or by proxy at the Uranerz Special Meeting, the holders of Uranerz common stock present in person or represented by proxy at the Uranerz Special Meeting and entitled to vote thereat, or the chairman of the Special Meeting, may adjourn the meeting until a quorum is represented in person or by proxy, without notice other than announcement at the meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is set, a notice of the adjourned meeting will be given to each Uranerz shareholder of record entitled to vote at the meeting.

The Uranerz proposals are not considered a routine matter with respect to shares of Uranerz common stock that are represented at the Special Meeting, but that are held by brokers, banks or other nominees who do not have authority to vote such shares (i.e., broker non-votes). Therefore, your broker will not be permitted to vote on the Uranerz proposals without instruction from you as the beneficial owner of the shares of Uranerz common stock. Broker non-votes (if any) will, however, be counted for purposes of determining whether a quorum is present at the Uranerz Special Meeting.

Required Vote

The approval of the Merger Agreement requires the affirmative vote of (i) the shares representing a majority of the outstanding shares of Uranerz common stock entitled to vote at the Special Meeting and (ii) the holders of the majority of shares of Uranerz common stock cast at the Special Meeting, exclusive of all shares of common stock owned, directly or indirectly by Energy Fuels and Merger Sub and the officers and directors of Uranerz. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as (a) a vote “AGAINST” the approval of the Absolute Majority Vote and (b) your votes will not be deemed to have been cast and will therefore not have an effect on the Disinterested Shareholder Vote.

As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, Uranerz is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the “golden parachute” compensation that may become payable to its named executive officers in connection with the completion of the Transaction. The approval of the proposal to approve, on an advisory (non-binding) basis, this “golden parachute” compensation requires that the number of shares voted in favor of the proposal are greater than those voted against. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the advisory vote on this “golden parachute” compensation.

The approval of the proposal to adjourn the Special Meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of Uranerz common stock represented at the Special Meeting or the decision of the chairman of the meeting to adjourn the Special Meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, your votes will not be deemed to have been cast and will therefore not have an effect on adoption of Proposal Three.

The Transaction cannot be completed unless (i) Uranerz shareholders holding a majority of the outstanding shares entitled to vote at the Special Meeting approve the Merger Agreement and (ii) the holders of the majority of shares of Uranerz common stock cast at the Special Meeting, exclusive of all shares of common stock owned, directly or indirectly by Energy Fuels and Merger Sub and the officers and directors of Uranerz approve the Merger Agreement. Whether or not you plan to attend the Special Meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the related Internet or telephonevoting instructions. If you hold shares through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee.

Voting of Proxies by Holders of Record

If you are entitled to vote at the Uranerz Special Meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the Special Meeting. However, Uranerz encourages you to submit a proxy before the Uranerz Special Meeting even if you plan to attend the Uranerz Special Meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of Uranerz common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

  faxing the enclosed proxy card to the number provided on the proxy card;
  accessing the Internet web site or calling the telephone number specified on the enclosed proxy card and follow the instructions provided to you; or
  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a shareholder submits a proxy by fax, by telephone or through the Internet, his or her proxy is recorded immediately. Uranerz encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy through the Internet web site or by telephone, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the Uranerz Special Meeting will be voted in accordance with the instructions given on the proxy. If a Uranerz shareholder executes a proxy card without giving instructions, the shares of Uranerz common stock represented by that proxy card will be voted in accordance with the recommendations of the Uranerz board of directors.

Please submit your proxy by Internet, telephone, fax or mail, whether or not you plan to attend the meeting in person.

Shareholders Sharing an Address

As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to Uranerz shareholders residing at the same address, unless Uranerz shareholders have notified Uranerz of their desire to receive multiple copies of this proxy statement/prospectus. This is known as householding.

Uranerz will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any Uranerz shareholder residing at an address to which only one copy was mailed. Shareholders who do not receive a separate copy of this proxy statement/prospectus and who want to receive a separate copy may request to receive a separate copy of this proxy statement/prospectus by writing to Investor Relations at Uranerz Energy Corporation 800 West Pender St., Suite 1410, Vancouver, British Columbia, Canada V6C 2V6, or by calling (604) 689-1659. Uranerz undertakes to deliver promptly a copy of this proxy statement/prospectus upon the receipt of such request. Shareholders who share an address and receive multiple copies of this proxy statement/prospectus may also request to receive a single copy by following the instructions above.

Revocability of Proxy; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the Uranerz Special Meeting. If you are a shareholder of record, you can do this by:

  sending a written notice stating that you revoke your proxy to Uranerz at, Uranerz Energy Corporation, Attn: Corporate Secretary, 1701 East “E” Street, Casper, Wyoming, 82605 that bears a date later than the date of the proxy and is received prior to the Uranerz Special Meeting and states that you revoke your proxy;
  submitting a valid, later-dated proxy by mail, fax, telephone or the Internet that is received prior to the Special Meeting; or
  attending the Uranerz special meeting and voting by ballot in person (your attendance at the Uranerz Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares of Uranerz common stock in “street name” through a broker, bank or other nominee, you must follow the directions you receive from your broker, bank or other nominee in order to revoke or change your vote.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. For the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to approve the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present at the Special Meeting. However, broker non-votes and abstentions will not count as shares entitled to vote on the adjournment proposal. As a result, abstentions and broker non-votes will not have any effect on the vote to adjourn the Special Meeting if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the Merger Agreement. Any signed proxies received by Uranerz for which no voting instructions are provided on such matter will be voted “FOR” the adjournment proposal. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow Uranerz shareholders who have already sent in their proxies to revoke them at any time prior to the Special Meeting as adjourned.

At any time prior to convening the Special Meeting, the Special Meeting may be postponed for any reason without the approval of the Uranerz shareholders. If postponed, Uranerz will publicly announce the new meeting date. Although it is not currently expected, Uranerz may postpone the Special Meeting for the purpose of soliciting additional proxies if Uranerz concludes that by the date of the Special Meeting it is reasonably likely that Uranerz will not have received sufficient proxies to constitute a quorum or sufficient votes for approval of the Merger Agreement. Similar to adjournments, any postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Uranerz shareholders who have already sent in their proxies to revoke them at any time prior to the Special Meeting, as postponed.

Shares Held in Street Name

If your shares of Uranerz common stock are held in an account at a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with these proxy materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, bank or other nominee your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. Under the current rules of the NYSE MKT, brokers do not have discretionary authority to vote on the proposal (i) to adopt the Merger Agreement, (ii) to approve the adjournment of the Uranerz Special Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Uranerz Special Meeting or (iii) to vote on other business that comes before the Uranerz Special Meeting. Any broker non-votes would have the same effect as a vote “against” adoption of the Merger Agreement and would have no effect on the proposal to approve the adjournment of the Uranerz Special Meeting.

If you hold shares through a broker, bank or other nominee and wish to vote your shares in person at the Uranerz Special Meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the Uranerz Special Meeting.

Solicitation of Proxies

Uranerz will pay the cost of distributing and soliciting proxies. This proxy solicitation is being made by Uranerz on behalf of its board of directors. In addition to solicitation by use of the mail, Uranerz’ directors, officers and employees may also solicit proxies in person or by telephone, electronic mail, facsimile transmission or other means of communication. Uranerz will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Uranerz common stock that the brokers and fiduciaries hold of record. In accordance with the regulations of the SEC, Uranerz will reimburse them for expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Uranerz common stock.

Shareholders should not send stock certificates with their proxies. If approved, a letter of transmittal and instructions for the surrender of Uranerz common stock certificates will be mailed to Uranerz shareholders shortly after the completion of the Transaction.

PROPOSAL ONE—THE TRANSACTION

The following is a discussion of the proposed Transaction and the Merger Agreement. This is a summary only and may not contain all of the information that is important to a reader. This summary is subject to, and qualified in its entirety by reference to the Merger Agreement a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. Uranerz shareholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Transaction.

Effects of the Transaction

In order to effect the acquisition of Uranerz by Energy Fuels, Merger Sub will merge with and into Uranerz in accordance with the plan of merger set forth in the Merger Agreement. Uranerz will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Energy Fuels.

Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding Uranerz common share will be canceled and extinguished and automatically converted into the right to receive a fraction of a fully paid and nonassessable Energy Fuels common share equal to the Exchange Ratio, provided that holders of Uranerz common stock who have properly and validly exercised and perfected their right to dissent shall not have their shares of Uranerz common stock so converted. The “Exchange Ratio” shall be equal to 0.255 Energy Fuels common shares.

Background of the Transaction

The Uranerz board of directors, together with certain members of Uranerz’ senior management, periodically reviews and considers various strategic alternatives available to Uranerz, including, from time to time, whether the continued execution of Uranerz’ strategy as a stand-alone company, possible strategic acquisitions or the possible sale of Uranerz to, or a combination of Uranerz with, a third party would offer the best avenue to maximize stockholder value. In addition, the Uranerz board of directors, together with certain members of Uranerz’ senior management, periodically reviews and assesses Uranerz’ operations and financial performance, competitive position, industry trends and potential strategic initiatives, including potential acquisitions, dispositions, and business combinations.

Similarly, since the Fukushima nuclear accident in March 2011, which significantly and adversely impacted the uranium price environment as well as the market valuations of publicly-traded uranium companies, Energy Fuels has regularly been considering and evaluating business and strategic opportunities, including consolidating with other industry players, as evidenced by its acquisition of Titan Uranium Inc. in February 2012, the US assets of Denison Mines Corp. in June 2012 and Strathmore Minerals Corp. in August 2013.

Energy Fuels’ and Uranerz’ management teams have known one another for many years. In November 2012 and November 2013, Steve Antony and Dennis Higgs spoke briefly about the general benefits of consolidation in the U.S. uranium sector.

On April 28, 2014, Cantor Fitzgerald Canada Corporation (“Cantor”), was retained by Energy Fuels to provide financial advisory services in connection with a variety of potential M&A transactions, including a potential transaction with Uranerz.

Energy Fuels’ President and Chief Executive Officer, Stephen Antony, first approached Uranerz’ Executive Chairman, Mr. Higgs, on June 16, 2014.

On June 17, 2014, Mr. Antony telephoned Mr. Higgs to express Energy Fuels’ interest in evaluating a business combination with Uranerz. Mr. Higgs reported the interest of Energy Fuels to the other executive members of the Uranerz board of directors, being Glenn Catchpole and Paul Goranson, and the execution of a confidentiality agreement with Energy Fuels was discussed.

On June 19, 2014, Mr. Antony sent to Mr. Higgs an initial draft of a confidentiality agreement proposed by Mr. Antony to be entered into between Uranerz and Energy Fuels.

On June 24, 2014, Cantor and Energy Fuels had preliminary discussions to evaluate potential ISR uranium producers for a potential M&A transaction. Following those discussions, Cantor and Energy Fuels reviewed publicly available information on various companies and prepared certain analyses. From these analyses and discussions, Uranerz was identified as an attractive counter-party, given Uranerz’ producing assets, existing term contracts, portfolio of other assets with identified resources, extensive land position with exploration potential, ISR expertise and perceived ability to successfully integrate the management teams and boards of directors of the two companies.

Energy Fuels and Uranerz entered into a confidentiality agreement effective July 3, 2014.

On July 7, 2014, the executive members of the Uranerz board of directors held a conference call and discussed, among other things, the potential merits and risks of a potential business combination with Energy Fuels.

On July 8, 2014, the executive members of the Uranerz board of directors and executive management of Energy Fuels held a conference call to discuss preliminary ideas and the potential for a business combination, as well as other potential joint endeavors. Participants in the call included Mr. Higgs, Mr. Catchpole and Mr. Goranson from Uranerz and Mr. Antony, and Dan Zang from Energy Fuels and Graham Moylan of Cantor.

On July 11, 2014, Mr. Antony advised Mr. Higgs that Energy Fuels proposed to engage Cantor as its financial advisor in connection with the evaluation of a possible business combination transaction with Uranerz.

On July 18, 2014, Mr. Higgs discussed a number of potential acquisition ideas for Uranerz with Haywood Securities Inc., Uranerz’ financial adviser (“Haywood”), and at that time, Mr. Higgs advised Haywood that Energy Fuels had expressed an interest in a possible business combination transaction with Uranerz.

On July 25, 2014, the executive members of the Uranerz board of directors held a conference call and discussed various matters relating to a potential business combination with Energy Fuels, including Energy Fuels production levels, the potential synergies between Energy Fuels and Uranerz, and the outcome of Mr. Goranson’s meeting with Energy Fuel’s then Senior Vice-President of Corporate Marketing, Gary Steele and the current Senior Vice-President of Marketing and Corporate Development, Curtis Moore.

On August 5, 2014, Energy Fuels, together with its Canadian legal counsel, Borden Ladner Gervais LLP (“BLG”) and Cantor reviewed certain financial and market analyses and began drafting a non-binding letter of intent that contemplated the business combination of Uranerz and Energy Fuels by way of an acquisition by Energy Fuels of all of the issued and outstanding shares of Uranerz (the “LOI”).

On August 6, 2014, Energy Fuels provided Uranerz with the initial draft LOI that proposed the acquisition of Uranerz by Energy Fuels on the basis of an exchange ratio of 0.17 Energy Fuels common share for each Uranerz common share.

The executive members of the Uranerz board of directors had a number of discussions relating to the terms of the proposed business combination reflected in the LOI, both among themselves and with Haywood. Following these discussions, Mr. Higgs had a telephone conference call with Mr. Antony on August 8, 2014 in which Mr. Higgs advised that the financial terms reflected in the LOI were not acceptable to Uranerz. On August 9, 2014, Haywood likewise informed Energy Fuels and Cantor on behalf of Uranerz that the terms of the initial LOI were unacceptable, with the primary issue being the proposed exchange ratio.

On August 11, 2014, Mr. Higgs and Mr. Antony discussed various issues relating to the proposed business combination, including the requirement of Uranerz of a higher premium.

The executive members of the Uranerz board of directors continued to have a number of discussions relating to the terms of the proposed business combination reflected in the Energy Fuels LOI, both among themselves and with Haywood as Uranerz’ financial advisor. The executive members of the Uranerz board of directors met in Casper, Wyoming on August 22, 2014 and discussed the Energy Fuels proposal in detail. The executive members were joined by Mr. Leboe on August 23, 2014 and again met to discuss the proposed business combination transaction and the terms on which a business combination may be acceptable to Uranerz.

On August 26, 2014, Haywood, acting on behalf of Uranerz, sent Cantor a modified non-binding LOI that included a proposed exchange ratio of 0.30 share of Energy Fuels for each share of Uranerz. Haywood communicated that the exchange ratio proposed by Energy Fuels did not recognize the decline in the price of the Uranerz common shares following the prospectus offering of common shares completed by Uranerz in July 2014. Uranerz proposed a higher exchange ratio that reflected a base price unaffected by the financing plus a standard change of control premium.

Also on August 26, 2014, Mr. Higgs provided an update to the independent directors of Uranerz regarding the status of negotiations with Energy Fuels.

On September 2, 2014, Energy Fuels and Cantor reviewed and discussed additional financial information on Uranerz. On September 2, 2014, management of Energy Fuels held a conference call with representatives of BLG and Dorsey & Whitney LLP (“Dorsey & Whitney”), as external legal counsel to Energy Fuels, and Cantor to discuss the structure of the potential transaction.

On September 3, 2014, Uranerz provided additional operational and financial information to Energy Fuels via Haywood.

On September 8, 2014, Mr. Higgs provided Mr. Arnold Dyck, an independent member of the Uranerz board of directors, with an update as to the status of the Energy Fuels proposal.

On September 8, 2014, Mr. Antony sent a further revised draft of the LOI to Mr. Higgs for review by Uranerz. The revised LOI reflected a proposed exchange ratio of 0.24 Energy Fuels common share for each Uranerz common share. This revised LOI was circulated to Uranerz senior management for discussion.

Following internal discussions among the executive members of the Uranerz board of directors, on September 11, 2014, the Executive Committee of Uranerz held a conference call with Haywood and discussed various matters relating to the proposed transaction, including the transaction value, the proposed exchange ratio, and other transaction terms.

On September 11, 2014, Mr. Higgs provided an update to Mr. Gerhard Kirchner, an independent member of the Uranerz board of directors, on the status of negotiations with Energy Fuels.

On September 12, 2014, Uranerz, with Haywood as its financial advisor, and Energy Fuels, with the assistance of Cantor, held a multi-hour negotiation session over several phone calls to discuss the exchange ratio and other transaction terms. Participants in the discussions included, at various points, Mr. Higgs, Mr. Catchpole, Mr. Goranson and Ben Leboe from Uranerz and Mr. Antony, Mr. Zang and David Frydenlund from Energy Fuels. Haywood and Cantor negotiated, based on instructions from the Uranerz management participants and the Energy Fuels’ management participants, respectively, several potential deal terms back and forth. After several calls and proposals over several hours, the general terms of a LOI were concluded. Haywood then updated the LOI to reflect the agreed upon terms and circulated to Energy Fuels. Energy Fuels responded with minor changes to the LOI on September 15, 2014.

On September 15, 2014, Energy Fuels and Uranerz executed the non-binding LOI, which was expressly subject to finalization of a binding definitive agreement to be entered into between the parties and the approval of the definitive agreement by each party’s respective board of directors. The executed LOI set forth the indicative transaction business combination structure contemplated by the parties, which included the following terms which were to be set forth in the definitive agreement: (i) the acquisition of Uranerz by Energy Fuels to be completed by way of the Transaction based upon an agreed exchange ratio of 0.265 Energy Fuels’ common share for each Uranerz common share, (ii) the appointment of three directors of Uranerz to the post-Transaction board of directors of Energy Fuels, which board would be comprised of nine or more members, (iii) the execution of support agreements, and (iv) mutual deal protection mechanisms, including a mutual break fee of $5.0 million payable by either party to the other upon the occurrence of certain events, non-solicitation provisions and a right to match any superior proposal. The LOI provided for the binding agreement of the parties to negotiate exclusively with one another (the “Exclusivity Provisions”) until October 30, 2014. The LOI expressly provided that neither party would be under any obligation of any kind whatsoever to complete the Transaction until such time as a definitive transaction agreement was executed.

Following execution of the LOI, Uranerz and Energy Fuels (along with their professional advisors and technical consultants) continued with their respective due diligence activities, which, amongst other things, included reciprocal project site and office tours. In addition, Uranerz and Energy Fuels and their advisors began considering, and had numerous discussions regarding how to structure the transaction and draft the Merger Agreement.

On September 23, 2014, Cantor forwarded a due diligence request list on behalf of Energy Fuels, to Haywood, on behalf of Uranerz. Also on that same day, Uranerz engaged McMillan LLP (“McMillan”) to advise on the potential transaction with Energy Fuels.

On September 24, 2014, the Uranerz board of directors met and discussed, among other matters, management’s report on the negotiations with Energy Fuels and reviewed the proposed terms of the Transaction.

On September 30, 2014, Uranerz delivered its due diligence request list to Energy Fuels.

Throughout September and October 2014, Cantor had numerous telephone discussions with Energy Fuels regarding financial and operating assumptions related to Energy Fuels’ various assets based on certain commodity price assumptions. In addition, Energy Fuels and Cantor reviewed and discussed financial and operational information on Uranerz. Energy Fuels, Uranerz, Cantor and Haywood also participated in conference calls to discuss both companies’ businesses.

On October 1, 2014, Uranerz executive management, including Mr. Higgs, Mr. Catchpole, Mr. Leboe and Mr. Goranson, and independent director Paul Saxton held a conference call with representatives of McMillan and a representative of Haywood and discussed, among other things: (i) the fiduciary duties of the board of directors in connection with evaluation of the potential transaction, (ii) the advisability of forming the Special Committee of independent directors, (iii) the proposed mandate for the Special Committee, (iv) the arrangement for an independent fairness opinion by the Special Committee, (v) the engagement of Haywood as an advisor to Uranerz, (vi) the engagement of SRK for technical due diligence, (vii) the engagement of additional tax and litigation/environmental legal counsel, (viii) the due diligence process, and (ix) the process of negotiating the Transaction.

Also on October 1, 2014, Uranerz engaged SRK Consulting (“SRK”) to complete a technical and engineering due diligence review on the material Energy Fuels properties.

On October 2, 2014, Dorsey & Whitney delivered to Energy Fuels a memorandum outlining two possible structuring proposals whereby Uranerz and Energy Fuels could effect a business combination transaction, together with an assessment of various corporate, securities and tax issues. A copy of the structuring memorandum was delivered to Uranerz, Haywood and McMillan on October 2, 2014.

On October 6, 2014, Uranerz and its financial and legal advisors and Uranerz tax counsel Davis Wright Tremaine LLP (“DWT”) held a conference call to discuss the structure and tax consequences of the proposed transaction, as outlined in the structuring memorandum.

On October 7 and October 8, 2014, Uranerz and Energy Fuels executive management conducted joint site visits of the Nichols Ranch, Sheep Mountain, Canyon Mine, Pinenut Mine and White Mesa Mill properties.

On October 14, 2014, Uranerz management provided an update to the Uranerz board of directors on the site visits. The same day, Haywood provided an update on the Transaction to the Uranerz board of directors.

On October 15, 2014, the Uranerz board of directors met and considered, among other things, the tax advice received from DWT on U.S. tax issues associated with the Transaction, the possible deal structures, transaction alternatives, preliminary technical reports and the results of the management site visits. A representative of McMillan joined the meeting for the purpose of discussing various structuring issues. A representative of Haywood joined the meeting for the purpose of discussing its update on the Transaction. At that meeting, the Uranerz board of directors resolved to (i) form the Special Committee consisting of independent directors Arnold Dyck (Chair), Paul Saxton and Gerhard Kirchner for the purpose of advising management and the board of directors, as requested from time to time, on specific transaction terms relating to the proposed business combination Transaction, and (ii) authorize management to proceed with negotiating and drafting a definitive Merger Agreement. The Uranerz board of directors authorized management to engage Hein & Co. for the purpose of conducting financial due diligence on Energy Fuels. Following the board of directors meeting that day, Mr. Higgs confirmed to Mr. Antony that the board of directors of Uranerz had met that day and advised of the Uranerz board of directors’ determination to proceed with drafting and negotiating a definitive agreement.

On October 17, 2014, the Uranerz board of directors approved the mandate of the newly-formed Special Committee, namely: (i) to advise management and the board of directors on the terms of the proposed transaction; (ii) to evaluate and advise the board of directors as to the fairness of the Transaction and, in connection with this duty, to retain an independent financial advisor to prepare a fairness opinion; (iii) to consider and make recommendations to the board of directors with respect to any potential conflicts of interest of any director or officer of Uranerz; and (iv) to make any other recommendations to the Uranerz board of directors as requested from time to time. In connection with the discharge of its duties, the Special Committee was empowered to (i) engage legal counsel of its own choosing to advise it on the discharge of its duties, (ii) engage an independent and qualified financial advisor of its choosing to prepare the fairness opinion, (iii) negotiate appropriate compensatory arrangements with its financial advisor and legal counsel and (iv) take such further action as the Special Committee considered necessary or desirable to carry out its duties.

On October 20, 2014, Mr. Zang, Chief Financial Officer of Energy Fuels, visited the Uranerz Casper office in connection with Energy Fuels’ financial due diligence and met with members of Uranerz management.

On October 21, 2014, the Uranerz Special Committee interviewed a prospective independent financial advisor candidate for the purpose of providing the Special Committee with a fairness opinion. In addition, on October 21, 2014, members of Uranerz management held a conference call with representatives of McMillan to discuss organization and coordination of due diligence investigations.

On October 23, 2014, the Uranerz Special Committee met with Uranerz’ inside counsel and discussed matters relating to the Transaction, including (i) the engagement of separate outside legal counsel for the Special Committee, (ii) financial due diligence on Energy Fuels and the post-Transaction corporation, (iii) the identity and qualifications of certain candidates to act as independent financial advisor to the Uranerz Special Committee, and (iv) the role of the Special Committee in the due diligence process.

On October 27, 2014, the Uranerz Special Committee interviewed Euro Pacific Canada, Inc. (“Euro Pacific”) as a prospective financial advisory firm candidate for purposes of obtaining an independent fairness opinion.

On October 30, 2014, DWT confirmed its advice to the Uranerz board of directors on the tax consequences of completing the proposed transaction.

On October 30, 2014, Uranerz and Energy Fuels agreed to extend the Exclusivity Provisions set forth in the LOI until November 21, 2014 in order to provide for additional time to complete due diligence and negotiate the definitive Merger Agreement contemplated under the LOI.

Also on October 30, 2014, Mr. Higgs had a telephone call with Mr. Antony in which Mr. Antony stated that a lower exchange ratio may be required by Energy Fuels and also proposed that the parties consider a potential change to the composition of the Transaction consideration. Members of Uranerz management, including Mr. Higgs, Mr. Catchpole, Mr. Goranson and Mr. Leboe, together with a representative from Haywood, then held a conference call that day and discussed Mr. Antony’s proposals. Uranerz management identified their concerns with Mr. Antony’s proposal and decided to proceed on the basis set forth in the previously executed LOI. Later on October 30, 2014, Mr. Higgs provided to the Uranerz board of directors an executed copy of the extension agreement together with an update on the status of negotiations with Energy Fuels.

From October 30 to November 6, 2014, Energy Fuels, together with Dorsey & Whitney and BLG, prepared a draft of the definitive Merger Agreement contemplated under the LOI. There were numerous internal conferences among Energy Fuels, Dorsey & Whitney and BLG to discuss the Merger Agreement during this time period. The companies continued to exchange due diligence information.

On November 3, 2014, the Uranerz Special Committee met with Uranerz’ inside legal counsel and discussed, among other things: (i) the qualifications, absence of potential conflicts and terms of engagement of Euro Pacific as the proposed independent financial advisor to the Special Committee, (ii) the results of the interim technical due diligence report prepared by SRK on the Energy Fuels material properties and the need for additional technical due diligence, (iii) issues related to the convertible debentures of Energy Fuels and the proposed exchange ratio, and (iv) a proposed request that Energy Fuels prepare a financial operations plan for the combined entity.

On November 5, 2014, the Uranerz Special Committee met with Uranerz’ inside counsel and McMillan to discuss the legal due diligence undertaken by its outside legal counsel to date. Later in that meeting, members of Uranerz management were asked to join the conference call to provide an update regarding the status of the Transaction. The Uranerz Special Committee identified five priorities that it requested Uranerz management focus on in order to enable the Uranerz Special Committee to complete its evaluation of the Transaction. Management provided an update to the Uranerz Special Committee as to the status of these priorities.

On November 6, 2014, Energy Fuels provided the first draft of the Merger Agreement to Uranerz and to McMillan. The initial draft of the Merger Agreement reflected the deal protection provisions that had been contemplated in the original LOI executed between Uranerz and Energy Fuels.

On November 7, 2014, the Uranerz Special Committee met with Uranerz inside legal counsel, a representative of Euro Pacific, as prospective independent financial advisor to the Special Committee, and legal counsel for Euro Pacific and discussed various matters in connection with the Transaction, including fiduciary duties. The representative of Euro Pacific and its legal counsel then left the meeting and a representative of McMillan joined the meeting. The Uranerz Special Committee then discussed the prospective financial position of the combined company, the future capital requirements for Uranerz if the proposed transaction was not undertaken and the engagement of independent outside legal counsel to further advise the Special Committee.

On November 12, 2014, the Uranerz Special Committee met with inside legal counsel in Vancouver in advance of the scheduled Uranerz board of directors meeting and discussed the status of technical and environmental due diligence on the Energy Fuels properties and the impact of uranium prices on the Energy Fuels’ sales contracts. The Special Committee determined that SRK should be instructed to address certain technical due diligence issues and that Uranerz management should proceed to retain local U.S. counsel to conduct environmental litigation due diligence on the Energy Fuels properties and provide advice to the Uranerz board of directors.

Later that day on November 12, 2014, the entire Uranerz board of directors met in Vancouver together with a representative of Haywood and a representative of McMillan. The board of directors discussed a range of issues relating to the proposed merger with Energy Fuels, including the status of negotiations and certain terms of the definitive merger agreement and the due diligence undertaken by management to date. The representative of McMillan provided an overview of the draft definitive merger agreement that had been received from Energy Fuels. The board also reviewed a five-year financial model prepared by Uranerz management for Uranerz, on a “stand-alone” basis, that was prepared for the dual purposes of enabling the Board to evaluate and consider the future financial position and financing requirements of Uranerz on a stand-alone basis, and providing to Energy Fuels for its completion of a five-year financial operations plan for the combined entity. The five-year financial model prepared by Uranerz management assumed operations in a low uranium spot-price environment in which management would operate the Nichols Ranch Project in a manner in order to preserve the available working capital of Uranerz pending recovery of the uranium market. The representative of Haywood provided an update as to their review of the financial models for the transaction and the status of preparation of the five-year financial operations plan for the combined entity. Mr. Dyck, as chairman of the Special Committee, provided an update to the board of directors as to the status of the Special Committee’s determinations, including its determination to engage Gibson Dunn & Crutcher LLP (“GDC”) as legal counsel to the Special Committee. The board of directors further (i) debated the advisability of gauging the interest of other suitors, (ii) considered the financial terms of Haywood’s proposed engagement, and (iii) discussed the financial position of the combined company following completion of the Transaction.

On November 12, 2014, Mr. Antony provided an update to the Energy Fuels Board on the status of the proposed business combination.

On November 14, 2014, representatives of Uranerz management had a telephone conference call with representatives of Energy Fuels management to discuss outstanding technical issues. On that same day, the Uranerz Special Committee retained GDC as its external legal counsel.

Also on November 14, 2014, Haywood forwarded to Uranerz a draft of its proposed engagement letter to confirm the advisory services to be provided by Haywood in connection with the Transaction and the compensation to be paid to Haywood as consideration for these advisory services.

On November 17, 2014, Uranerz engaged Wellborn, Sullivan, Meck & Tooley, PC (“WSMT”) as local U.S. counsel to review and summarize the litigation and environmental exposure of Energy Fuels.

On November 18, 2014, Uranerz management conferred with the Uranerz board of directors concerning the extension of the LOI with Energy Fuels.

On November 19, 2014, Energy Fuels provided a three year financial operations plan for the combined entity for consideration by Uranerz. On that same day, the Uranerz Controller provided the Special Committee with a valuation and comparison of the Uranerz and Energy Fuels uranium sales contracts at different uranium pricing levels.

The Uranerz Special Committee subsequently met on November 19, 2014 with Uranerz inside legal counsel and discussed the valuation and comparison of the Uranerz and Energy Fuels uranium sales contracts, as well as various other legal issues relating to the Transaction.

On November 20, 2014, legal counsel to the Uranerz Special Committee provided the Uranerz Special Committee with an initial mark-up of the draft Merger Agreement. The revised draft Merger Agreement included a provision that the Transaction be subject to approval by both a majority of the outstanding shares of common stock of Uranerz, as well as by the disinterested shareholders of Uranerz (exclusive of any shares owned by directors and officers of Uranerz). The revised draft also included proposed enhancements to the deal protection provisions of the Merger Agreement and suggested that the inclusion of a “go shop” provision be considered.

On November 21, 2014, Uranerz and Energy Fuels agreed to further extend the Exclusivity Provisions of the LOI until December 18, 2014 in order to provide for additional time to complete due diligence and negotiate the Merger Agreement. Concurrently with the execution of the extension, Mr. Higgs and Mr. Antony spoke, and Mr. Antony indicated that Energy Fuels wanted to lower the exchange ratio. Messrs. Higgs and Antony agreed to defer discussion of the exchange ratio until after the Thanksgiving weekend. Mr. Antony also advised Mr. Higgs that the inclusion of a “go-shop” provision in the Merger Agreement would not be agreeable to Energy Fuels. Mr. Higgs relayed the conversation that he had with Mr. Antony on November 21, 2014 to the entire board of directors and to Uranerz legal counsel on November 22, 2014.

Also on November 21, 2014, a conference call between Uranerz’ management and inside legal counsel and Energy Fuels’ management and inside legal counsel was held to discuss environmental, litigation and regulatory due diligence matters.

On November 24, 2014, the Uranerz Special Committee met with Uranerz inside counsel and representatives of GDC and discussed the extension of the LOI and the expressed intention of Energy Fuels to lower the exchange ratio. The Uranerz Special Committee determined to advise Uranerz management that it required confirmation from Energy Fuels as to the definitive exchange ratio to which Energy Fuels would agree and the delivery of a five-year financial operations plan for the combined company from Energy Fuels before proceeding to expend resources in connection with the proposed Transaction.

Also on November 24, 2014, McMillan provided an updated draft of the Merger Agreement to Dorsey & Whitney that reflected Uranerz’ comments on the draft Merger Agreement and identified outstanding matters proposed to be discussed, including the inclusion of a “go-shop” provision and other deal protection mechanisms in the Merger Agreement.

Following receipt of such comments, Uranerz, Energy Fuels, and their respective legal and financial advisors continued to negotiate the Merger Agreement, including numerous calls to discuss key terms, such as tax structure and deal protection provisions, and whether to include a go-shop provision in the Merger Agreement. Concurrently, management continued to advance its due diligence investigations.

On November 26, 2014, the Uranerz Special Committee requested that Uranerz management impose a December 8, 2014 deadline for Energy Fuels to provide the following to Uranerz as a condition of Uranerz continuing to expend resources in connection with the proposed Transaction (i) confirmation by Energy Fuels of the exchange ratio and other material terms on which it is prepared to complete the Transaction, and (ii) the previously requested five year financial operations plan in order to enable the Uranerz Special Committee to understand the proposed long-range plan and viability of the combined company.

On December 4, 2014, Dorsey & Whitney sent a revised draft of the Merger Agreement to McMillan and Uranerz.

On December 5, 2014, WSMT provided environmental and litigation due diligence advice to the Uranerz board of directors.

On December 8, 2014, members of management of Energy Fuels and Uranerz and representatives of Dorsey & Whitney, BLG, McMillan, Cantor and Haywood held a conference call to discuss key outstanding provisions of the Merger Agreement. Amendments to the deal protection provisions proposed by Uranerz were discussed, including the proposals to include a separate approval of the Transaction by disinterested shareholders of Uranerz and the inclusion of a “go shop” provision. Energy Fuels again stated its opposition to inclusion of a “go shop” provision.

On December 9, 2014, Energy Fuels received a draft engagement letter from Roth Capital Partners LLC (“Roth”) with respect to being its independent financial advisor in connection with the Transaction.

Also on December 9, 2014, the Uranerz Special Committee met in Vancouver with Uranerz’ inside counsel and were later joined by representatives from GDC via telephone conference. The Special Committee reviewed key due diligence documents and memoranda and presentations regarding issues relating to the potential transaction prepared by management, counsel and advisors, as well as advice from the Special Committee’s counsel with respect to legal considerations for directors considering a possible business combination. The Uranerz Special Committee also discussed the merits of proceeding to spend funds on the proposed transaction in the absence of the requested commitments and the five year financial operations plan for the combined company. In particular, the Uranerz Special Committee discussed the need for the five-year financial operations plan prior to engaging an independent financial advisor to render a fairness opinion. Representatives of GDC joined the meeting and provided the Special Committee with an overview of various possible alternative deal protection mechanisms.

In addition, on December 9, 2014, Energy Fuels forwarded to Uranerz a five-year financial operations plan, reflecting Energy Fuels operations on a stand-alone basis, and the plan was forwarded to the Uranerz board of directors.

On December 10, 2014, the entire Uranerz board of directors met in Vancouver and discussed various operational and corporate governance matters, including, among other things, the 2015 capital and operating budget of Uranerz, cash flow projections and potential future capital requirements. A representative of Haywood then joined the board of directors meeting for a discussion as to the status of negotiations with Energy Fuels. Haywood discussed with the Uranerz board of directors potential alternate suitors for Uranerz, together with its analysis as to potential synergies with these alternate suitors, the familiarity of the potential suitors with Uranerz’ assets, the potential interest of any alternate suitor, and the ability of another suitor to match or exceed the value of the Energy Fuels proposal. In response to the potential that, depending on the final transaction structure, it may be determined that the Transaction could trigger a redemption obligation, Haywood discussed with the Uranerz board of directors options to address the Energy Fuels convertible debentures should the completion of the Transaction trigger a redemption obligation. The board of directors discussed the conference call held on December 8, 2014 regarding the Merger Agreement, the advice of Haywood, key provisions of the Merger Agreement (including deal protection mechanisms suggested by Uranerz Special Committee counsel), the requirement for delivery of the five year financial operations plan for the combined company from Energy Fuels, Energy Fuels’ plans for various projects and the impact of the proposed transaction on the existing Uranerz and Energy fuels uranium sales contracts.

On December 11, 2014, Mr. Antony contacted Mr. Higgs to initiate discussions on a revised, lower exchange ratio. Mr. Antony advised Mr. Higgs that as a result of its due diligence since executing the LOI, Energy Fuels continued to be interested in the transaction, but only on the basis of a revised exchange ratio. Subsequently, Mr. Higgs and Mr. Antony continued discussions as to a revised exchange ratio, with each party proposing revised exchange ratios throughout the day. Mr. Antony then provided Mr. Higgs with Energy Fuel’s final proposed exchange ratio of 0.255 and Mr. Higgs advised Mr. Antony that he did not have approval from the Uranerz board of directors to accept that proposed exchange ratio. At this point, counsel for both parties stopped work on the Merger Agreement.

On December 12, 2014, the Uranerz board of directors met and resolved to accept Energy Fuels’ proposed exchange ratio of 0.255, based on Energy Fuels’ position that Uranerz’ wellfield development and production forecasts were lower than the forecasts previously provided by Uranerz to Energy Fuels in its five-year financial model for the fourth quarter of 2014, on the condition that the following items promptly be delivered: (i) written confirmation of the 0.255 exchange ratio; (ii) a five-year financial operations plan for the combined companies; and (iii) a description of how the convertible debentures could be addressed if necessary to avoid a negative impact on the combined company. Later that same day, Mr. Higgs advised Mr. Antony as to the determinations of the Uranerz board of directors.

On December 13, 2014, Mr. Antony provided Mr. Higgs an outline of possible strategies to manage any potential redemption of Energy Fuels’ convertible debentures and Mr. Higgs subsequently provided an update to the Uranerz board of directors as to these strategies.

On December 14, 2014, McMillan circulated a further revised draft of the Merger Agreement to Dorsey & Whitney, BLG and Energy Fuels. On the same day, representatives of McMillan, BLG and Dorsey & Whitney held a conference call to discuss outstanding matters relating to the Merger Agreement.

Also on December 14, 2014, Mr. Leboe, Chief Financial Officer of Uranerz, provided certain financial due diligence information to the Special Committee.

On December 15, 2014, the Uranerz Special Committee met with Uranerz inside legal counsel and discussed various matters relating to the Transaction, including, among other things, certain financial and other due diligence information (both received and to be provided), the status of the drafting of the Merger Agreement, and the practicality of certain deal protections under the circumstances. The meeting was adjourned and reconvened later that day, with representatives of GDC joining the meeting. The Special Committee discussed with the representatives of GDC various legal issues relating to the Transaction.

Also on December 15, 2014, McMillan provided certain legal due diligence advice to the Uranerz board of directors.

On December 16, 2014, the Energy Fuels board of directors held a meeting with Cantor to discuss the potential transaction. The board of directors discussed suitable candidates to perform an independent analysis of the share exchange ratio, alternate structures to address any potential change of control concerns, potential synergies and cost savings, and whether the transaction should be postponed to a later date.

Also on December 16, 2014, the Uranerz board of directors (i) acknowledged receipt of the proposals of Energy Fuels to address the Energy Fuels convertible debentures, if necessary, in a manner to avoid a negative impact on the combined companies, and (ii) resolved to accept Energy Fuel’s proposed revised Exchange Ratio of 0.255 Energy Fuels share for each Uranerz share on the condition that Energy Fuels provide, by no later than the close of business on December 18, 2014, both the written confirmation of the 0.255 Exchange Ratio and the requested five-year financial operations plan for the combined companies.

On December 18, 2014, Energy Fuels forwarded to Uranerz the five-year financial operations plan prepared by Energy Fuels for the combined companies. Based on the delivery of the five-year financial operations plan, the Uranerz Special Committee determined to proceed with the engagement of Euro Pacific to prepare a fairness opinion and executed an engagement agreement with Euro Pacific on December 18, 2014.

Also on December 18, 2014, Uranerz and Energy Fuels agreed to further extend the Exclusivity Provisions under the LOI until December 23, 2014, in order to provide for additional time to complete due diligence and negotiate the Merger Agreement, and to confirm the revised exchange ratio of 0.255.

Also on December 18, 2014, Energy Fuels engaged Roth as its independent financial advisor in connection with the Transaction.

On December 19, 2014, BLG forwarded to McMillan a draft form of the proposed support agreement to be entered into by each of the directors and certain officers of Uranerz and Energy Fuels.

On December 20, 2014, representatives of BLG, Dorsey & Whitney, McMillan and GDC held a conference call to discuss outstanding issues including tax issues and deal protection provisions. Representatives of GDC relayed the Uranerz Special Committee’s proposals on deal protection provisions, including the inclusion of a “go shop” provision, to representatives of Dorsey & Whitney and BLG. Later that evening, Dorsey & Whitney circulated a revised draft of the Merger Agreement. The revised draft of the Merger Agreement reflected an exchange ratio of 0.255 and included a separate approval of the disinterested shareholders of Uranerz, as requested by the Uranerz Special Committee, but did not include a “go shop” provision.

On December 21, 2014, Mr. Antony called Mr. Higgs and proposed a further extension to the Exclusivity Period under the LOI to January 2, 2015 in order to facilitate finalizing the Merger Agreement during the holiday period and allow sufficient time for the respective financial advisers to complete their financial analyses.

On December 22, 2014, the Uranerz Special Committee met with representatives of GDC, Uranerz inside legal counsel, and legal counsel for Euro Pacific and discussed, among other things, various deal protection mechanisms and other terms of the Merger Agreement, as well as an update on negotiations with Energy Fuels. The Uranerz Special Committee also discussed, among other things, (i) potential alternative suitors and the reasons why it was believed these suitors would not be viable, (ii) the merits and drawbacks of the Transaction versus the alternative of continuing to operate as an independent entity, and (iii) the scope of the Euro Pacific fairness opinion, including the need for Euro Pacific to assume that Energy Fuels will not put the Canyon project into production during the foreseeable future.

Also on December 22, 2014, the Uranerz Board passed a consent resolution approving the extension of the LOI to January 2, 2015.

From December 22 through December 24, 2014, management of Energy Fuels and Uranerz continued negotiations regarding the deal protection provisions. Mr. Antony confirmed to Mr. Higgs on December 22, 2014 that Energy Fuels would refuse to proceed with the transaction if a “go-shop” provision is required by Uranerz. On December 23, 2014, the Chairman of the Uranerz Special Committee advised Uranerz management stating that it had discussed the importance of a “go-shop” provision with its advisors, and that following those discussions, the Uranerz Special Committee was willing to proceed in the absence of a go-shop based in part on analysis from Haywood suggesting that there did not appear to be a viable alternative suitor. Subsequent discussions among Uranerz legal and financial advisors ensued regarding the go-shop and related negotiation points, including the termination fee tail and disinterested shareholder voting requirements.

On December 23, 2014, the Uranerz Special Committee met with its legal counsel and Uranerz inside legal counsel, and discussed, among other things, (i) potential alternative suitors and the cash limitations of one identified potential suitor, (ii) the potential future financing requirements for Uranerz, (iii) the relative financial positions of each of Energy Fuels and Uranerz, (iv) the scope of the fairness opinion, and (v) the forecasts included in the financial plans of each of Uranerz and Energy Fuels, with specific consideration of inventories and a comparison of production costs in relation to contract prices. Euro Pacific and legal counsel for Euro Pacific then joined the meeting of the Uranerz Special Committee and Euro Pacific provided a summary of the analysis completed by Euro Pacific to that date. Members of the Uranerz Special Committee questioned Euro Pacific as to its initial assessments as to fairness and the relative contributions of Uranerz and Energy Fuels to the combined entity.

Also on December 23, 2014, Uranerz and Energy Fuels agreed to further extend the Exclusivity Provisions under the LOI until January 2, 2015 to provide for additional time to complete finalization of the Merger Agreement.

On December 24, 2014, Uranerz executed an engagement letter dated December 19, 2014 with Haywood to act as its financial advisor with respect to the Transaction.

Discussions on outstanding issues continued among McMillan, BLG and Dorsey & Whitney, with input from members of Uranerz and Energy Fuels management, through to December 26, 2014, and included discussions on NI 43-101 technical report issues, the provision of dissent rights to Uranerz shareholders, the support agreements and the deal protection provisions. On December 26, 2014, McMillan circulated a revised draft of the Merger Agreement to Dorsey & Whitney and BLG. Later that same day, the draft Merger Agreement along with a Notice of a Board Meeting was provided to the board of directors of Energy Fuels for a meeting to be held on January 2, 2015.

On December 29, 2014, the Uranerz Special Committee met with Uranerz inside legal counsel, representatives of GDC, representatives of Euro Pacific and legal counsel for Euro Pacific and discussed the draft fairness analysis that had previously been circulated by Euro Pacific to the Special Committee for review. The Special Committee asked that Euro Pacific provide additional analysis as to the options presented by Energy Fuels to address the convertible debentures if, depending on the final transaction structure, it was determined that repayment may be required. The Special Committee made further inquiry of Euro Pacific as to (i) whether it had considered potential write-offs to assets on the balance sheet of Energy Fuels due to impairments, (ii) the net asset value of each company and the valuation of Uranerz and Energy Fuels’ respective pounds of uranium, (iii) discussions between Euro Pacific and WSMT regarding the environmental and litigation related liabilities of Energy Fuels and the quantification of these liabilities, (iv) the valuation methodologies being used by Euro Pacific, and (v) the financial modeling being applied by Euro Pacific. The Special Committee further confirmed with Euro Pacific the timing of the delivery and the form of the fairness opinion. Euro Pacific advised the Special Committee it would be prepared to render an unqualified fairness opinion to the Uranerz Special Committee with respect to the Transaction in the near future.

Also on December 29, 2014, McMillan circulated to BLG and Dorsey & Whitney a revised draft of the form of support agreement.

On December 30, 2014, Dorsey & Whitney circulated a revised draft of the Merger Agreement and members of Uranerz and Energy Fuels management and representatives of McMillan, BLG and Dorsey & Whitney held a conference call to discuss the Merger Agreement, the support agreements and the disclosure schedules. Also on December 30, 2014, BLG circulated to McMillan a further revised draft of the form of support agreement.

On the evening of December 30, 2014, Energy Fuels circulated a draft of the Energy Fuels disclosure letter and schedule to McMillan. Later that evening, McMillan circulated Uranerz’ draft disclosure schedules to Energy Fuels, BLG and Dorsey & Whitney.

On December 31, 2014, the Uranerz Special Committee again met with Uranerz inside legal counsel, representatives of GDC, representatives of Euro Pacific and legal counsel to Euro Pacific to discuss the draft fairness analysis prepared by Euro Pacific and to request that it be revised to reflect stock prices through close of business at year end. The Uranerz Special Committee discussed with GDC and Euro Pacific the potential impact of price fluctuations in the Energy Fuels shares between the date of execution of the Merger Agreement and the closing of the Transaction. The Special Committee further discussed the value and risks of owning equity in the combined company, the advantages and disadvantages of remaining an independent entity and the fairness of the fixed-ratio offer.

Also on December 31, 2014, management of both Uranerz and Energy Fuels, and representatives of McMillan, BLG and Dorsey & Whitney held conference calls in order to work towards finalization of the terms of the Merger Agreement, the form of the support agreement and the disclosure schedules. During the course of these discussions, the mechanism for withholding shares of Energy Fuels from certain shareholders of Uranerz who are present or former 5% shareholders of Uranerz and in respect of whom Energy Fuels is subject to a withholding obligation under the FIRPTA rules was discussed and agreed to. During the course of these negotiations, Mr. Higgs contacted Mr. Antony and explained he was the only Uranerz shareholder that was both restricted from selling any of his shares, as required under his support agreement, and also subject to the FIRPTA withholding tax. Mr. Higgs proposed and Mr. Antony indicated his agreement in principal for Energy Fuels to withhold 10% of the Energy Fuels shares otherwise payable to Mr. Higgs in exchange for his Uranerz shares, and that Mr. Higgs would have no obligation to Energy Fuels in the event that such shares were sold at a lower price than the value of the FIRPTA withholding tax, and Energy Fuels would have no obligation to Mr. Higgs if such shares were sold at a higher price than the value of such withholding tax. It was later agreed that this withholding process would apply to all holders of shares of Uranerz common stock (who do not also hold Uranerz warrants) who are subject to FIRPTA withholding, as more fully described in the section titled “The Agreement and Plan of Merger – Amendment to the Merger Agreement”.

On January 1, 2015, management of both Uranerz and Energy Fuels, and representatives of McMillan, BLG and Dorsey & Whitney held conference calls in order to finalize the terms of the Merger Agreement and the disclosure letters. It was discussed that the arrangement discussed between Mr. Antony and Mr. Higgs should be memorialized by a separate agreement to be entered into directly between Mr. Higgs and Energy Fuels. In addition, the parties circulated drafts of the joint press release. Later that afternoon a further revised draft of the Merger Agreement was circulated by Dorsey & Whitney and later that evening the parties agreed to the forms of support agreements.

Also on January 1, 2015, Uranerz inside counsel circulated a notice of meeting of the Uranerz board of directors to be held on January 2, 2015.

Also on January 1, 2015, the Special Committee requested a summary of all agreements or arrangements, including prospective employment or other compensation arrangements, currently in place or being discussed regarding change of control payments or involving post-Transaction employment.

On January 2, 2015, revised drafts of Uranerz and Energy Fuels disclosure letters were circulated. Later that afternoon, the Energy Fuels board of directors met to consider the Merger Agreement. During this meeting, the Energy Fuels board of directors had discussions with members of Energy Fuels’ executive management team as well as members of Cantor and Roth. The Energy Fuels board of directors unanimously approved Energy Fuels to enter into the Merger Agreement.

Also on January 2, 2015, the Uranerz Special Committee met with Uranerz inside counsel and representatives of GDC and McMillan and determined that certain proposed arrangements between Energy Fuels and members of Uranerz management should be further documented and disclosed to the Uranerz board of directors in advance of the Uranerz Special Committee rendering a recommendation and the Uranerz board of directors voting on the Transaction. The Uranerz Special Committee resolved that all financial interests, including anticipated or prospective financial interests, should be disclosed prior to the Uranerz board of directors vote on the Transaction as provided under the Nevada Revised Statutes.

On January 3, 2015, the Uranerz board of directors held a meeting, which included representatives from McMillan, GDC, Euro Pacific, Haywood and Uranerz management. The board of directors received and reviewed the fairness opinion from Euro Pacific and discussed the opinion with Euro Pacific. Haywood and the board of directors then discussed the main reasons for supporting the Transaction, potential questions that may be raised with respect to the Transaction and the various alternatives to the Transaction, including acquisitions by other parties and maintaining the status quo, and the comparative ability of the combined entity to realize new equity financing and to complete strategic acquisitions versus Uranerz on a stand-alone basis. These reasons for supporting the Transaction included (i) the premium to the current Uranerz common stock price represented by the Transaction consideration; (ii) peer orientation in the uranium sector of the public company market and associative benefits; (iii) the prospect of access to additional uranium resources and growth in a higher uranium price environment; (iv) better near-term financial stability; and (v) various accretive valuation metrics to Uranerz and its stockholders. The board of directors next considered financial, legal and technical due diligence information. At the request of the Chairman of the Special Committee, each Uranerz Director and the CFO disclosed his financial interest, if any, in the proposed Transaction. The Uranerz Special Committee then summarized its conclusions, including a discussion of which Uranerz Officers and Directors were expected to be retained by the combined company and other matters related to prospective employment agreements, change in control payments or other possible conflicts of interest. The Uranerz Special Committee stated the steps taken to maximize shareholder value by the Uranerz Special Committee and confirmed the results of the fairness opinion it received from Euro Pacific, and thereafter recommended that the Uranerz board of directors approve the Transaction with Energy Fuels, including the exchange ratio of 0.255. The Uranerz board of directors discussed the reasons supporting the Transaction, including the significance of the premium, the potential increase for liquidity for shareholders, analyst coverage and market profile, the financial ability on a combined versus stand-alone basis, the relative resource positions of each company, the ability to grow through acquisitions on a combined versus a stand-alone basis, management and operational synergies, the increased scale of the business of the combined entity and the ability to leverage future uranium prices. The Uranerz board of directors also discussed comparative balance sheets and pro formas, as well as net asset values. The Uranerz board of directors further considered challenges that would be faced by the combined entity following completion of the Transaction. The reasons for remaining a stand-alone company and the associated risks were discussed. Following this discussion, the Uranerz board of directors unanimously approved execution of the Merger Agreement with Energy Fuels.

On January 3, 2015, the parties executed an extension letter agreement to extend the Exclusivity Provisions until January 5, 2015 to enable the parties to finalize the Merger Agreement and related documents.

On the evening of January 4, 2015, Energy Fuels and Uranerz executed the Merger Agreement.

On January 5, 2015, Energy Fuels and Uranerz issued a joint press release before the market opened announcing the Transaction.

On March 31, 2015, Euro Pacific discovered that it had used an incorrect figure for the number of issued and outstanding shares of Uranerz stock in connection with the calculation of certain valuation metrics calculated on a “per share” basis of Uranerz common stock in connection with the preparation of its fairness opinion. The valuation metrics affected, as well as the original and corrected calculations, are presented below under “Opinion of Euro Pacific Canada Inc. as Independent Financial Advisor to the Special Committee”. Promptly after discovery, Euro Pacific informed the Chairman of the Uranerz Special Committee by letter dated April 2, 2015 of the computational error and the corrected analysis and confirmed that the correction did not result in any change to the fairness opinion that was delivered by Euro Pacific on January 3, 2015. On April 7, 2015, Euro Pacific orally confirmed to the Uranerz board of directors that the correction did not result in any change to the fairness opinion that was delivered by Euro Pacific on January 3, 2015.

On April 27, 2015, management of Uranerz, including Mr. Higgs, Mr. Catchpole, Mr. Goranson and Uranerz inside legal counsel, met with management of Energy Fuels, including Mr. Antony, Mr. Zang and Mr. Frydenlund, in Denver to discuss operational plans. At that meeting, it was discussed that Energy Fuels may advance to Uranerz a bridge loan in an amount up to $3,000,000 for the purpose of funding wellfield development by Uranerz. The terms of the bridge loan, including any security to be granted, applicable repayment obligations and conversion terms have not been concluded as of the date hereof and there is no assurance that the bridge loan will be advanced. Management of Energy Fuels also advised that it proposed to discuss with the members of Uranerz management who would not continue as employees or officers of Energy Fuels following completion of the Transaction an arrangement whereby the management members would agree that the severance payments payable by Energy Fuels as a result of the completion of the Transaction would be paid over a deferred period. The terms of such arrangements, were subsequently agreed to by Messrs. Higgs, Catchpole and Leboe whereby half of such severance payments will be paid through the issuance of Energy Fuels common shares calculated based on the five day volume weighted average closing price of the Energy Fuels common shares on the NYSE MKT on the date of closing of the Transaction with the remaining amounts to be paid in cash on closing of the Transaction. The parties also discussed a further amendment to the Merger Agreement to provide for a uniform withholding process of amounts required to be withheld under applicable tax laws (including FIRPTA withholding amounts) with respect to shares of Uranerz common stock. Following that meeting on April 29, 2015, Mr. Antony proposed to Mr. Higgs that an extension to the termination date of the Transaction under the Merger Agreement be considered by the respective boards of Uranerz and Energy Fuels.

On May 8, 2015, Uranerz and Energy Fuels entered into an agreement to amend the Merger Agreement in order to (i) provide that the board of directors of Energy Fuels following the Merger would be comprised of eight directors, of whom two would be members of the existing Uranerz board of directors, (ii) provide for withholding on account of amounts required to be withheld under applicable tax laws with respect to the Uranerz warrants, and (iii) provide for a uniform withholding process of amounts required to be withheld under applicable tax laws with respect to shares of Uranerz common stock.

Recommendations of the Energy Fuels Board of Directors; Energy Fuels’ Reasons for the Transaction

Energy Fuels’ board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Energy Fuels and its shareholders.

Factors Considered by the Energy Fuels Board of Directors

In the course of their due diligence and evaluation of the Merger Agreement and Transaction, the Energy Fuels board of directors consulted with Energy Fuels executive management team and legal counsel as well as with members of Cantor and Roth. The Energy Fuels board of directors also reviewed a significant amount of information and considered a number of factors related to the Transaction, and believes that the Transaction will provide Energy Fuels and its shareholders with a number of benefits, including but not limited to:

  providing Energy Fuels with ISR uranium production, which the Energy Fuels board of directors believes is a particularly important benefit given the current uranium price environment;
  providing Energy Fuels with additional long-term uranium supply contracts extending to 2020 at substantially higher selling prices than the current uranium spot price, which the Energy Fuels board of directors believes is a particularly important benefit given the current uranium price environment;
  positioning Energy Fuels as the only integrated conventional and in-situ uranium mining company focused on the United States, which is expected to improve Energy Fuels’ competitive positioning with United States-based utilities;
  diversifying Energy Fuels’ production centers by adding the Nichols Ranch in- situ uranium mine and plant in Wyoming to its existing production center at the White Mesa uranium mill in Utah,;
  providing Energy Fuels with additional in-situ recovery uranium resources on Uranerz’ land holdings which may be developed into additional future sources of ISR uranium production;
  positioning Energy Fuels to continue to be an attractive platform for further consolidation, including adding the expertise to evaluate and integrate in-situ recovery opportunities, within the United States uranium sector; and
  providing Energy Fuels with the potential for cost savings and synergies with additional potential for other operating efficiencies.

In the course of its due diligence and evaluation of the Transaction and the Merger Agreement, the Energy Fuels board of directors also identified and considered a variety of risks, including those described in greater detail under “Risk Factors”, Risks Related to the Transaction, Risks Relating to the Combined Company, Risks Related to Uranerz’ Business and Risks Related to Energy Fuels’ Business.

Based on the foregoing analysis, Energy Fuels’ board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Energy Fuels and its shareholders.

Recommendations of the Uranerz Board of Directors; Uranerz’ Reasons for the Transaction

         On January 3, 2015, at a special meeting of the Uranerz board of directors, by unanimous vote after receiving the unanimous recommendation of the Uranerz Special Committee consisting of independent directors Messrs. Dyck, Saxton and Kirchner, the Uranerz board of directors determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Transaction, are advisable and in the best interests of Uranerz and its shareholders. The Uranerz board of directors recommends that Uranerz shareholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the Uranerz special meeting if necessary or appropriate to solicit additional proxies in favor of such adoption.

         In considering the proposed business combination with Energy Fuels and in making its determination that the Transaction is advisable and in the best interests of Uranerz and its shareholders, the Uranerz board of directors consulted with its management and financial, legal and other advisors, and considered a variety of factors weighing in favor of or relevant to the Transaction, including the factors discussed below.

         Strategic Benefits of the Transaction. The Uranerz board of directors believes that the combination of Uranerz and Energy Fuels should result in significant strategic benefits to the combined company, which would benefit Uranerz and its shareholders as shareholders of the combined company. These strategic benefits include the following:

  The creation of a larger, more diversified uranium extraction company than Uranerz currently is alone, with diversified uranium extraction from both ISR and conventional hard-rock mining operations, as well as production from processing material at the White Mesa Mill processing facility;
  A combined Energy Fuels and Uranerz will offer the shareholders of Uranerz exposure to the benefit of a combined NI 43-101 resource base that is more than 500% greater than the current NI 43-101 mineral resources of Uranerz on a stand- alone basis, resulting in the ability of the Uranerz shareholders to participate in a combined company with a significantly larger NI 43-101 resource base of uranium properties;
  The advantages presented by the larger scale and expanded scope of the combined company in meeting the challenges facing the uranium industry, including current low spot prices for uranium;
  A combined Energy Fuels and Uranerz will offer the shareholders of Uranerz exposure to Energy Fuels strong balance sheet, including its finished goods inventory of uranium product;

  A combined Energy Fuels and Uranerz will have a strong portfolio of several uranium sales contracts extending to 2020, at sales prices significantly higher than the current spot uranium price;
  The fact that all uranium projects of Uranerz and Energy Fuels are located in the Western United States, which offers the opportunity to operate the combined company more effectively and efficiently;
  The expected market capitalization, balance sheet and capital structure of the combined company relative to Uranerz on a stand-alone basis will place the combined company in a position to have potentially better access to capital and better ability to complete strategically accretive acquisitions that otherwise might not be available to Uranerz on a stand-alone basis;
  The aggregate value of the Transaction consideration to be received by Uranerz shareholders in the Transaction;
  The opportunity for the combined company to achieve significant operating synergies, including the potential to secure greater access to long-term contracts with uranium energy producers as a result of the expanded uranium extraction capabilities and scale of the combined company’s operations; and
  The opportunity for Uranerz shareholders to participate in a combined company with an experienced management team with expertise in both conventional hard- rock and ISR uranium mining in the United States.

         Financial Benefits of the Transaction. The Uranerz board of directors believes that the combination of Uranerz and Energy Fuels should result in significant financial benefits to the shareholders of Uranerz and the combined company. These financial benefits include the following:

  The fact that the Exchange Ratio of Energy Fuels common shares for each Uranerz share represented a substantial premium to the market price of the Uranerz common stock based on the trading price, with specific consideration to the following factors:

  the Exchange Ratio represents a 37% premium for Uranerz shareholders based on the January 2, 2015 closing prices of Uranerz and Energy Fuels on the NYSE MKT,

  the Exchange Ratio represents a 46% premium for Uranerz shareholders based on the 20-day volume-weighted average prices of Uranerz and Energy Fuels on the NYSE MKT through to January 2, 2015,

  the Exchange Ratio is fixed and will not fluctuate based upon changes in the market price of Uranerz or Energy Fuels common shares between the date of the Merger Agreement and the date of the consummation of the Transaction, and accordingly Uranerz shareholders are protected from any decline in the Uranerz share price as compared to the Energy Fuels share price,

  A combined Energy Fuels and Uranerz will allow shareholders of Uranerz to own shares in a combined entity that will have significantly larger market capitalization, with the following associated benefits, each of which offer the opportunity of increased demand and liquidity for the common shares of the combined company:

  the common shares of Energy Fuels post-Transaction have the potential for increased trading liquidity on the basis of the larger market capitalization of the combined company,

  a combined Energy Fuels and Uranerz has the potential for increased analyst coverage based on its larger capitalization,

  a combined Energy Fuels and Uranerz has the potential for better stock exchange index weighting,

  a combined Energy Fuels and Uranerz, with operations in the top two uranium districts in the United States and a significant increase in combined uranium extraction, NI 43-101 mineral resources and market capitalization, has the potential to have a heightened trading profile in U.S. capital markets,

  The approximate 55% ownership position of the Uranerz shareholders in the combined company;
  A combined Energy Fuels and Uranerz will offer the shareholders of Uranerz greater exposure to the benefits of potential future increases in uranium prices as Energy Fuels has significant projects that may be capable of being brought into extraction operations if uranium prices increase significantly;
  A combined Energy Fuels and Uranerz will have a stronger balance sheet compared to Uranerz on a stand-alone basis, and specifically the combined entity will have a stronger working capital position following the Transaction than Uranerz on a stand-alone basis, giving it potentially greater access to capital markets and better flexibility in financing;
  The belief that, upon closing of the Transaction, the combined company will have a stronger financial profile relative to Uranerz on a stand-alone basis; and
  The significant value to Uranerz shareholders represented by the potential earnings improvement of the combined company and the views of Uranerz’ management as to the expected realization of synergies by the combined company.

         Corporate Governance Benefits of the Transaction. During the course of its deliberations relating to the Transaction, the Uranerz board of directors also considered factors related to the corporate governance of the combined company, including the following benefits:

  The initial composition of Energy Fuels’ board of directors comprised of at least 9 members, which would include 3 representatives of Uranerz (the Merger Agreement was later amended to provide that 2 Uranerz representatives would be appointed to the board of directors of Energy Fuels which would be comprised of eight directors);

  The fact that three Uranerz directors, each of whom has an in-depth knowledge of Uranerz and its business, would have meaningful continued participation on the board of directors of Energy Fuels following the Transaction (the Merger Agreement as amended provides for two Uranerz directors being appointed to the Energy Fuels board of directors as further described in the section titled “The Agreement and Plan of Merger – Amendment to the Merger Agreement”); and
  The fact that Paul Goranson, the President and Chief Operating Officer of Uranerz, who has an in-depth knowledge of the in situ recovery mining method, Uranerz and its business and Nichols Ranch ISR operations, would continue as part of the executive management team of Energy Fuels following the Transaction.

         Other Factors Considered. During the course of its deliberations relating to the Transaction, the Uranerz board of directors considered the following factors in addition to the benefits described above:

  The financial analysis reviewed and discussed with the Uranerz board of directors by representatives of Euro Pacific as well as the fairness opinion rendered by Euro Pacific to the Uranerz Special Committee, to the effect that, as of January 3, 2015 and based upon and subject to the various considerations and limitations set forth in Euro Pacific’s opinion, the consideration to be received by shareholders of Uranerz in their capacity as such pursuant to the proposed Merger Agreement was fair, from a financial point of view, to such holders;
  The Uranerz board of directors’ and management’s analysis and understanding of the business, operations, financial performance, financial condition, liquidity earnings, strategy and future prospects of Uranerz on a stand-alone basis, including the ability of Uranerz to complete future financings, and the assessment, based on such analysis and understanding, that the Transaction would be more favorable to Uranerz and its shareholders in the long-term in light of the potential risks and uncertainties associated with Uranerz continuing to operate as a stand-alone entity;
  The fact that both majority and disinterested approval of the shareholders of Uranerz would be required for Uranerz to proceed with the Transaction, specifically (i) the approval of the Transaction and the adoption of the Merger Agreement at the Special Meeting by shareholders of Uranerz holding a majority of the shares of Uranerz common stock outstanding and entitled to vote, and (ii) approval of the disinterested shareholders of Uranerz (which vote will exclude the votes of shares held by the officers and directors of Uranerz) holding a majority of the votes cast at the Special Meeting;
  The results of the due diligence investigations of Energy Fuels by management of Uranerz in consultation with its engineering, financial and legal advisors, which included technical engineering, financial and legal due diligence;
  The fact that the Merger Agreement does not preclude a third party from making a proposal for an acquisition of or business combination with Uranerz and that, under certain circumstances more fully described in the section “The Agreement and Plan of Merger—Non-Solicitation and Acquisition Proposals” beginning on page 164 of this proxy statement/prospectus, Uranerz may provide information to and negotiate with such a third party and the Uranerz board may change its recommendation to Uranerz shareholders regarding the Transaction with Energy Fuels; and

  The availability of dissenters’ rights provided by action of the board of directors of Uranerz for those Uranerz shareholders who do not vote in favor of Transaction, such shareholders will be entitled to receive payment from the surviving corporation of the fair value of their shares of Uranerz common stock instead of receiving the Transaction consideration.

         The Uranerz board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Transaction, including:

  The fact that completion of the Transaction would preclude Uranerz from completing an alternate transaction, such as (i) an acquisition transaction in which Uranerz would be acquired by another company, (ii) a lateral business combination or merger with a like-sized industry peer, and/or (iii) completion of acquisitions by Uranerz in order to grow in size. The board considered the likelihood of completion by Uranerz of such alternate transactions and the probability as to whether any of these transactions would result in an accretion in value to the shareholders of Uranerz that would be greater than the premium offered in the Transaction;
  The fact that the completion of the Transaction would preclude Uranerz from continuing its operations on a “status quo” basis was considered by the board, together with the ability of Uranerz to meet its financing requirements on a stand- alone basis;
  The fact that if the Transaction were determined to result in a “change of control” of Energy Fuels under the trust indenture that governs the CDN$22 million convertible debentures issued by Energy Fuels in 2012, Energy Fuels could be required to make an offer to the holders of the convertible debentures to repurchase their convertible debentures at a price equal to 100% of the principal amount of the convertible debentures. The Uranerz Board considered a number of possible funding alternatives should Energy Fuels be required to purchase the convertible debentures;
  The operating and capital costs associated with the conventional hard-rock mining assets of Energy Fuels in contrast to the operating and capital costs associated with Uranerz’ ISR mining assets;
  The risk that anticipated operating synergies and cost savings may not be achieved or may take longer to achieve than anticipated;
  The fact that a number of the Energy Fuels mines, including the Henry Mountains Complex, the La Sal Complex, the Daneros Mine and the Whirlwind Mine, have been placed on “stand-by” operations and accordingly are currently not in production and are subject to ongoing standby-costs;

  The risk that the existing operations of Energy Fuels, including the White Mesa Mill, and certain proposed development projects of Energy Fuels, including the Canyon Mine, may be impacted by environmental litigation or other legal hurdles related to the operation of uranium projects in environmentally sensitive areas and the advice of legal counsel as to the merits and costs of this litigation;
  The fact that key prospective Energy Fuels development projects (which are associated with significant NI 43-101 resources), including the Roca Honda mine and the Sheep Mountain mine, will require substantial capital investment and higher uranium prices, in order to be financed, constructed and placed into production;
  The fact that key prospective Energy Fuels development projects will be subject to permitting and licensing of operations and the track record of management of Energy Fuels in permitting and licensing uranium projects in the United States;
  The potential impact of the litigation related to Energy Fuel’s Canyon Mine, including the possibility of delay and increased expense resulting from this litigation, coupled with the fact that the cash flow forecasts of Energy Fuels provided to the board of directors did not assume development of the Canyon Mine;
  The fact that because the Transaction consideration is a fixed Exchange Ratio of Energy Fuels shares to shares of Uranerz common stock, Uranerz shareholders could be adversely affected by a decrease in the trading price of Energy Fuels shares, relative to the trading price of Uranerz shares, during the period leading up to the completion of the Transaction and the fact that the Merger Agreement does not provide Uranerz with a price-based termination right or similar protection;
  The fact that the support agreements and certain provisions of the Merger Agreement may have the effect of discouraging alternative acquisition transactions involving Uranerz, including: (1) the restrictions on Uranerz’ ability to solicit proposals for alternative transactions; (2) the requirement that the Uranerz board of directors submit the Merger Agreement to the Uranerz shareholders for adoption in certain circumstances, even if it withdraws its recommendation for the Transaction; and (3) the requirement that Uranerz pay a termination fee of $5.0 million to Energy Fuels in certain circumstances following the termination of the Merger Agreement;
  The fact that the Transaction will not qualify as a reorganization for U.S. federal income tax purposes and, as a result that shareholders taxable in the United States will be deemed to have disposed of their shares in Uranerz upon completion of the Transaction, without relief from any taxable capital gain, if applicable;
  The fact that shareholders in Canada will not be able to exchange their shares of Uranerz for common shares of Energy Fuels on a tax-deferred or “rollover” basis, with the result that they may be subject to capital gains tax as a result of completion of the Transaction;
  The restrictions on the conduct of the business of Uranerz during the period between execution of the Merger Agreement and the completion of the Transaction;

  The risk that the Transaction may not be completed despite the parties’ efforts or that completion may be unduly delayed, even if the requisite approval is obtained from Uranerz’ shareholders, and the risk that one or more of such shareholders might seek to enjoin the Transaction;
  The risk that changes in the regulatory, commodity pricing, competitive or environmental landscape may adversely affect the business benefits anticipated to result from the proposed transaction; and
  The other risks described in the sections entitled “Risk Factors” beginning on page 34 and “Cautionary Statement Concerning Forward-Looking Information” beginning on page 52.

The Uranerz board of directors concluded, on balance, that the uncertainties, risks and potentially negative factors relevant to the Transaction were outweighed by the potential benefits that it expected Uranerz and the Uranerz shareholders would achieve as a result of the Transaction.

The Uranerz board of directors and the Uranerz Special Committee also took into account the fact that Euro Pacific’s opinion addressed only the fairness, from a financial point of view, of the value of the consideration to be paid to the Uranerz shareholders and did not address the value of the Energy Fuels’ common shares or strategic considerations or the other factors considered by the Uranerz Board, as discussed above.

This discussion of the information and factors considered by the Uranerz board of directors includes the principal positive and negative factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered. The Uranerz board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the Transaction are advisable and in the best interests of Uranerz and its shareholders.

The Uranerz board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Uranerz board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Uranerz and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Information” in this proxy statement/prospectus, beginning on page 52.

Opinion of Euro Pacific Canada Inc. as Independent Financial Advisor to the Special Committee

Pursuant to an engagement letter dated December 18, 2014, the Uranerz Special Committee retained Euro Pacific to provide an opinion to the Uranerz Special Committee as to whether, as of the date of the opinion, the per share consideration to be received by shareholders of Uranerz in their capacity as such pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

Euro Pacific is a Canadian registered investment dealer and investment banking firm headquartered in Toronto, Ontario, with offices in Montreal, Quebec, Vancouver, British Columbia, and Tokyo, Japan. Euro Pacific is a member or participating organization of the TSX and TSX Venture Exchange, and is a dealer member of the Investment Industry Regulatory Organization of Canada (IIROC). Euro Pacific offers an integrated platform of equity research, institutional sales and trading, investment banking services in the areas of business and securities valuations, fairness opinions, corporate finance transactions, and strategic advice regarding acquisitions, divestitures and mergers of middle-market companies in a variety of sectors, including metals and mining. Euro Pacific has experience in transactions involving valuations and fairness opinions of stock exchange listed companies.

On January 3, 2015, Euro Pacific rendered its oral opinion, subsequently confirmed in writing, to the Uranerz Special Committee and the full board of directors that, as of such date, and based upon and subject to the various assumptions made, matters considered and qualifications and limitations set forth in the opinion, the per share consideration to be received by the shareholders of Uranerz in their capacity as such pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders. The fairness opinion represents the opinion of Euro Pacific and its form and content were approved by senior investment banking professionals of Euro Pacific, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

The full text of Euro Pacific’s written opinion, dated January 3, 2015, which sets forth, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Euro Pacific in rendering its opinion, is attached to this proxy statement/prospectus as Annex D and is incorporated by reference herein. The summary of the Euro Pacific opinion provided in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders of Uranerz are urged to read the opinion carefully and in its entirety.

Subsequent to the rendering of its fairness opinion, Euro Pacific determined that certain of the information presented to the Uranerz Special Committee and the Uranerz board of directors at the January 3, 2015 Uranerz board of directors meeting was incorrect due to a computational error. The error related to the number of issued and outstanding shares of Uranerz common stock used to derive certain “per share” valuation metrics presented to the Special Committee and Uranerz board of directors. Euro Pacific delivered its letter to the Special Committee on April 2, 2015 in which it (i) advised as to the nature of the error, (ii) confirmed the corrected “per share” valuation metrics, (iii) advised that the errors did not have an impact on the “en bloc” (in the whole) valuation of Uranerz presented to the Special Committee and Uranerz board of directors, and (iv) confirmed that the errors did not impact the conclusion or opinion of Euro Pacific as to the fairness of the Transaction to the stockholders of Uranerz, from a financial point of view.

The corrected valuation metrics are presented in the discussion of Euro Pacific’s financial analysis in the discussion entitled “Summary of Material Financial Analysis” below. A reconciliation of the corrected valuation metrics to the original valuation metrics is provided below under “Summary of Material Financial Analysis - Corrected Valuation Metrics”.

Euro Pacific was not involved in determining the amount of the per share consideration to the shareholders of Uranerz, nor in making any recommendations to Uranerz or Energy Fuels in that regard. Euro Pacific’s opinion addresses only the fairness of the per share consideration, from a financial point of view, to the shareholders of Uranerz in their capacity as such pursuant to the Merger Agreement, as of the date of the opinion, and does not address the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for Uranerz, Uranerz’ underlying business decision to proceed with the Transaction or the effects of any other transaction in which Uranerz will or might engage. Euro Pacific’s opinion was directed to the Uranerz Special Committee in connection with its consideration of the Transaction and was not intended to be, and does not constitute, an opinion or recommendation to any shareholder as to how such shareholder should vote with respect to the Transaction, any related matter or any other transactions.

In arriving at its opinion, Euro Pacific reviewed and relied upon, among other things, the following:

  the draft Merger Agreement provided to Euro Pacific on December 31, 2014 (the “Latest Draft Agreement”);
  audited financial statements and management’s discussion and analysis of Uranerz for the 12 months ended December 31 for each of 2009, 2010, 2011, 2012 and 2013;
  quarterly interim reports of Uranerz, including the unaudited financial statements and management’s discussion and analysis for the three month periods ended March 31, 2010 through to September 30, 2014;
  audited financial statements and management’s discussion and analysis of Energy Fuels for the 15 months ended December 31, 2013, the 12 months ended September 30, 2012, and the interim quarterly periods between September 30, 2012 and September 30, 2014;
  Uranerz’ NI 43-101 technical reports on the Reno Creek Property, North Rolling Pin Property, South Doughstick Property, Doughstick Property, Nichols Ranch Property, West North Butte Satellite Properties, Hank Unit Property, Arkose Mining Venture Project, and the combined Preliminary Economic Assessment of Nichols Ranch and Hank Unit Properties;
  Energy Fuels’ Preliminary Feasibility Study on the Sheep Mountain Project, NI 43- 101 technical reports on the Arizona Strip Uranium Project, Daneros Mine Project, Roca Honda Project, Gas Hills Project, La Sal Complex, Juniper Ridge Project, Sage Plain Project, Henry Mountains Complex, Whirlwind, EZ 1 Complex, EZ 2 Complex, Marquez Uranium Property, Torbyn Property and Nose Rock Uranium Property;
  press releases, material change reports, information circulars and other material documents issued or filed on SEDAR by Uranerz and Energy Fuels since January 1, 2013;
  a pro-forma 5-year consolidated financial operations plan prepared by senior management of Energy Fuels;
  certain internal financial, operational, corporate, budget and other information concerning Uranerz prepared or provided by the management of Uranerz;
  various due diligence reports prepared for Uranerz by its advisors;
  various equity research analysts’ reports on Uranerz and Energy Fuels;

  selected other corporate, uranium sector and mining industry research publications published by equity research analysts or commentators that Euro Pacific considered to be relevant;
  Uranerz’ corporate investor relations presentation dated December 2, 2014 and Energy Fuels’ corporate investor relations presentation dated November 2014;
  certain other financial, legal and operating information prepared by or for senior management of Uranerz;
  discussions with members of the Uranerz Special Committee regarding the current operations and financial condition and the prospects of Uranerz and Energy Fuels, including information relating to certain strategic, financial and operational benefits and risks anticipated to result or arise from the Transaction;
  discussions with members of Uranerz management with respect to the information and issues Euro Pacific considered to be relevant;
  public information relating to the business, operations, financial performance and stock trading history of Uranerz, Energy Fuels and other selected public companies that Euro Pacific considered to be relevant;
  public information with respect to certain other transactions of a comparable nature that Euro Pacific considered to be relevant; and
  such other information, analysis and inquiries as Euro Pacific considered appropriate.

For its opinion, Euro Pacific accepted the foregoing financial statements and other information, without further verification, as correctly reflecting the business conditions and operating results for Uranerz and Energy Fuels, as applicable, for the respective periods, except as noted in its opinion. Euro Pacific’s fairness opinion is based on the assumption that no material changes have taken place in the business, operations, asset positions or prospects of either Uranerz or Energy Fuels, other than to the extent brought to Euro Pacific’s attention since the date of the financial information utilized by Euro Pacific. Euro Pacific relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the information, data, opinions and other materials provided to, discussed with or reviewed by Euro Pacific, and Euro Pacific did not assume any responsibility for such information.

In preparing the fairness opinion, Euro Pacific assumed that (i) the Transaction will be consummated in accordance with the terms set forth in the Latest Draft Agreement and any related transaction documents, (ii) that the Latest Draft Agreement and related transaction documents will not differ in any material respect from the drafts provided to Euro Pacific, (iii) that all of the conditions required to complete the Transaction will be met, (iv) that the procedures being followed to implement the Transaction are valid and effective, (v) that all required documents will be distributed to the shareholders of Uranerz and Energy Fuels in accordance with applicable laws, and (vi) all forms of consideration, both direct and indirect, to be received, or that have already been received by the shareholders of Uranerz in connection with the Transaction have been disclosed to Euro Pacific.

Euro Pacific did not comment on the trading prices or marketability of Uranerz’ or Energy Fuels’ common shares on the public markets (as at the date of its opinion or following the consummation of the Transaction or at any time) and Euro Pacific did not express any opinion or recommendation to any security holders of Uranerz or Energy Fuels as to how to vote at any shareholders meetings to be held in connection with the Transaction. Euro Pacific’s opinion did not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Uranerz, nor should Euro Pacific’s opinion be interpreted as an endorsement of the merits of the Transaction. Euro Pacific rendered its opinion as of January 3, 2015 on the basis of securities markets, economic and general business and financial conditions prevailing and the condition and prospects, financial and otherwise, of Uranerz as they were reflected in the information and documents reviewed by Euro Pacific and as they were represented to Euro Pacific in discussions with management of Uranerz. Euro Pacific relied upon the completeness, accuracy and fair presentation of all such information without further verification.

Euro Pacific’s opinion addresses only the fairness, from a financial point of view, to the shareholders of Uranerz of the per share consideration to be received by such holders in their capacity as such pursuant to the Merger Agreement, and no opinion or view was expressed by Euro Pacific with respect to any other consideration paid or received in connection with the Transaction or any other transaction by the holders of any class of securities, creditors or other constituencies of any party. Euro Pacific did not express any opinion with respect to the fairness of the amount or nature of the compensation of any of the officers, directors or employees of Uranerz, or any class of such persons, relative to the consideration to be received by the holders of Uranerz common stock pursuant to the Transaction.

Euro Pacific’s opinion does not in any manner address any term, condition, aspect or implication of the Transaction or the Merger Agreement (other than the consideration to be received by the shareholders of Uranerz in their capacity as such pursuant to the Merger Agreement to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, the timing or other terms or conditions related to the Transaction, any distributions to the shareholders or other security holders of Uranerz, or any other transaction, agreement, arrangement or understanding referenced in the Merger Agreement or related to the Transaction, the Merger Agreement or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to any compensation to any officers, directors or employees of any party to the Transaction or any related transaction, or any class of such persons. Euro Pacific was not requested to, and did not, participate in the negotiation of the terms of the Transaction. In addition, Euro Pacific was not requested to, and did not, solicit indications of interest or proposals from third parties.

Summary of Material Financial Analysis
The following is a summary of the material financial analyses performed by Euro Pacific and reviewed by the Uranerz Special Committee in connection with Euro Pacific’s opinion relating to the Transaction and does not purport to be a complete description of the financial analyses performed by Euro Pacific. The rendering of an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Euro Pacific or of its presentation to the Uranerz Special Committee and the full Uranerz board of directors on January 3, 2015.

Euro Pacific based its opinion on methods and techniques that it considered appropriate in the circumstances and considered a number of factors in its review of the Transaction, including:

  a net asset value analysis (based on project-level discounted cash flow analyses);
  a price to net asset value multiple analysis;
  a comparable companies analysis;
  a comparable transactions analysis;
  a survey of investment research analysts’ estimates and targets;

and sensitivities related to a range of possible future uranium prices.

Net Asset Value Analysis (based on project level discounted cash flow analyses)

Pursuant to this and other approaches and under the various assumptions and limitations described, Euro Pacific estimated Uranerz’ net asset value per share of Uranerz common stock in three cases: a Management Base Case that assumed a U3O8 spot price of $55/lb and a term price of $60/lb; a Management Upside Case that assumed a U3O8 spot price of $70/lb and a term price of $75/lb; and a Management Downside Case that assumed a U3O8 spot price of $40/lb and a term price of $45/lb. In each case, these estimates were derived based on project level discounted cash flows and assumptions and calculations determined by Euro Pacific to be relevant to its fairness opinion. Readers should be aware that the net asset value estimates described herein were prepared by Euro Pacific for the limited purpose of developing a net asset valuation range for Uranerz based on a project level discounted cash flow analysis for consideration in developing Euro Pacific’s fairness opinion and should not be construed as a formal valuation. Such net asset valuation range was intended to include certain assumptions the purpose of which was to consider the fairness of the Transaction in light of highly favorable stand-alone models for Uranerz that assumed an accelerated development of Uranerz’ projects without capital constraints and made certain assumptions regarding costs and expenses. Such assumptions are not based on a feasibility study under the requirements of the SEC for the establishment of reserves or a feasibility study, pre-feasibility study or preliminary economic assessment for the purposes of Canadian securities laws, and do not represent Uranerz’ expectations as to future production, cash flows or profitability in any of the three cases analyzed. As a result, such net asset value per share estimates considered by Euro Pacific in forming its fairness opinion should not be relied on by investors for any purpose other than the fairness opinion and should not be considered to be predictive of the current or future value of Uranerz.

Euro Pacific’s net asset value analysis concluded that the Transaction consideration constituted a premium to Uranerz’ net asset value at each of the uranium price cases evaluated. Specifically, based on the assumptions discussed above, Euro Pacific estimated for purposes of forming its fairness opinion the net asset value per Uranerz share (CDN) to be CDN$1.07 in the Management Base Case, CDN$0.39 in the Management Downside Case and CDN$1.72 in the Management Upside case. These net asset values on a U.S. dollar basis, based on the Bank of Canada noon exchange rate on January 2, 2015 of $0.8527 per CDN$1.00, were $0.91 in the Management Base Case, $0.33 in the Management Downside Case and $1.47 in the Management Upside.

Target Price-to-Net Asset Value Multiple Analysis

This approach was based on the average equity analyst Target Price-to-Net Asset Value multiples applied to the valuation of Uranerz and Euro Pacific’s calculated Net Asset Value at a project level of Uranerz, based on the assumptions discussed above. Euro Pacific’s method included a control premium of 30%. As in all other methods utilized by Euro Pacific, the downside, base and upside scenarios were considered, and ranges of implied share prices were calculated and considered for the purposes of the opinion rendered by Euro Pacific.

Comparable Companies Analysis

In order to assess how the public market values shares of publicly traded companies similar to Uranerz, Euro Pacific reviewed and compared certain financial information relating to Uranerz with selected companies, which, in the exercise of its professional judgment and based on its knowledge of the industry, Euro Pacific deemed relevant to Uranerz. Although none of the selected companies is identical to Uranerz, Euro Pacific selected these companies because they had publicly traded equity securities and were deemed to be similar to Uranerz in one or more respects including the nature of their business, size, financial performance, geographic concentration or listing jurisdiction. The selected comparable companies included:

  Uranium Energy Corp.
  Ur-Energy Inc.
  Uranium Resources, Inc.
  Peninsula Energy Limited

For each of the selected companies, Euro Pacific reviewed publicly available information in order to analyze the trading performance and analyst net asset value calculations of the comparable companies, applying a control premium of 30%. Various metrics were considered for each company where possible, including the market capitalizations, enterprise values, analyst price-to-NAV multiples and enterprise values per pound of uranium. A table summarizing some of the information considered by Euro Pacific is reproduced below.

Public Comparables

In millions of CDN except per share data

Company Name	Market Cap	Enterprise Value	Analyst P/NAV		EV/lb
			Avg.	Med
Uranium Energy	$185.9	$202.8	1.04x	1.03x	2.89x
UR-Energy	$128.0	$171.6	1.07x	1.05x	4.74x
Uranium Resources	$54.3	$49.7	NA	NA	1.19x

Peninsula Energy Limited	$81.1	$89.0	0.76x	0.88x	1.66x
Mean	112.34	128.28	0.96x	0.98x	2.62x
Median	104.55	130.29	1.04x	1.03x	2.27x
Max	185.93	202.83	1.07x	1.05x	4.74x
Min	54.32	49.70	0.76x	0.88x	1.19x
Uranerz Energy	$120.8	$133.0	1.08x	1.03x	6.97x

*For the purposes of the above table, Analyst P/NAV means the average 12-month share price targets of investment research analysts covering the comparable companies divided by the net asset value per share of such comparable companies as determined and published by the same investment research analysts, as at the date of the fairness opinion.
** For the purposes of the above table, “EV/lb” means Enterprise Value of the comparable companies as at December 31, 2014 divided by the total pounds of uranium reserves and resources (inclusive of inferred resources) disclosed in the comparable companies’ respective NI 43-101 technical reports (except in the case of Peninsula Energy Limited, where such information was disclosed in.a public report prepared pursuant to the Australasian Joint Ore Reserves Committee (JORC).Code).
Source: Company reports, Bloomberg, Capital IQ, 31 December 2014

No company utilized in the peer group comparison is identical to Uranerz. In evaluating the comparable companies, Euro Pacific made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of Uranerz, such as the impact of competition on the business of Uranerz or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Uranerz or the industry or in the financial markets in general, which could affect the public trading value of the company. Mathematical analysis is not in itself a meaningful method of using comparable company data.

The comparable public companies analysis described above produced reference ranges of multiples that informed Euro Pacific in rendering its fairness opinion relating to the Transaction. Euro Pacific’s enterprise values per pound of uranium comparable company analysis estimated Uranerz price per share (CDN) to be CDN$0.51 in the Management Base Case, CDN$0.48 in the Management Downside Case and CDN$1.14 in the Management Upside Case. These enterprise values on a U.S. dollar basis, based on the Bank of Canada noon exchange rate on January 2, 2015 of $0.8527 per CDN$1.00, were $0.44 in the Management Base Case, $0.41 in the Management Downside Case and $0.97 in the Management Upside Case.

Comparable Transactions Analysis

Euro Pacific reviewed the acquisition premiums paid for selected transactions using publicly available information. The following transactions were reviewed in connection with this analysis:

  Strathmore Minerals/Energy Fuels (30.7%)
  Calypso Uranium/U3O8 Corp. (12.0%)
  Uranium One/ARMZ Uranium Holding (18.7%)
  JNR Resources/Denison Mines Corp. (55.3%)
  Pitchstone Exploration/Fission Energy Corp. (35.5%)
  Curnamona Energy/Havilah Resources (25.7%)
  Extract Resources/China General Nuclear Power (6.9%)
  Southern Andes Energy/Macusani Yellowcake (29.3%)
  Cue Resources/Uranium Energy Corp. (52.2%)
  Titan Uranium/Energy Fuels (33.7%)
  Rio Tinto Canada Uranium/Rio Tinto, Fer et Titane (16.6%)
  White Canyon Uranium/Denison Mines Corp. (20.0%)
  Brinkley Mining/Eurogold Ltd. (61.5%)

Some of these transactions were not considered to be strategic or synergistic, but were still deemed to be pertinent to Euro Pacific’s analyses based on the industry knowledge and professional judgment of Euro Pacific. Based on these analyses, Euro Pacific noted that the mean Volume Weighted Average Price (“VWAP”) premium paid relative to the closing stock price one day prior to transaction announcement was 30.6% for all of the offers noted. Individual one-day VWAP premiums for these precedent transactions are listed above in parentheses next to each transaction. VWAP premiums were also calculated for one-week, one-month and three-month periods, and these ranges were 6.6% to 75.9% (one week), 10.5% to 108.6% (one month) and 9.1% to 123.6% (three months), respectively. This exercise was done to confirm that the premium being paid was in line with precedent transactions of a comparable nature. Precedent VWAP premiums were further broken down by stock (mean of 37.3%) and cash (mean of 15.6%) offers.

No company or transaction utilized in the above premium analyses is identical to Uranerz, Energy Fuels, or the Transaction. In evaluating the precedent transactions, Euro Pacific made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Uranerz and Energy Fuels, such as the impact of competition on the business of Uranerz, Energy Fuels or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Uranerz, Energy Fuels or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Survey of Investment Research Analysts’ Estimates and Targets

Euro Pacific reviewed and analyzed the public market trading price targets for Uranerz’ common shares prepared and published by equity research analysts during the period from September 3, 2014 through November 11, 2014. These targets reflected each analyst’s publicly available estimate of the future public market trading price of Uranerz’ common shares at the end of the particular time period considered for each estimate. Euro Pacific noted that such analyst price targets for Uranerz’ common shares ranged from CDN$1.50 to CDN$2.00 per Uranerz common share, and that each analyst considered had published a buy recommendation. Using a control premium of 30%, Euro Pacific arrived at a range of present values of the equity analyst price targets for Uranerz’ common shares of CDN$1.95 to CDN$2.60 per share (equivalent to $1.66 to $2.22 per share on a U.S. dollar basis, based on the Bank of Canada noon exchange rate on January 2, 2015 of $0.8527 per CDN$1.00) .

The public market trading price targets published by equity research analysts did not necessarily reflect actual market trading prices for Uranerz common shares or Energy Fuels common stock and these estimates were subject to uncertainties, including the future financial performance of Uranerz and Energy Fuels and future financial market conditions.

Fairness Opinion Conclusion

Euro Pacific determined an average en bloc fair market value of CDN$1.56 per share for the Management Base Case, inclusive of a control premium of 30% (where appropriate), compared to the transaction consideration of CDN$1.82 per share. Euro Pacific also determined an en bloc fair market value of CDN$0.93 for the Management Downside Case and an en bloc fair market value of CDN$2.21 for the Management Upside Case. These en bloc fair market value estimates on a U.S. dollar basis, based on the Bank of Canada noon exchange rate on January 2, 2015 of $0.8527 per CDN$1.00, were $1.55 in the Management Base Case, $0.79 in the Management Downside Case and $1.88 in the Management Upside Case. The en bloc fair market value was derived using a weighted average of the methodologies used in the fairness analysis. The following weightings were applied: (i) 35% to the net asset value methodology, (ii) 20% to the investment research analysts’ estimates analysis, (iii) 20% to the target P/NAV multiples approach, (iv) 20% to the 12 month trading data, and (v) 5% to the comparable companies approach. Based on its analysis, Euro Pacific concluded the transaction was fair from a financial point of view to the holders of Uranerz common shares.

Revised Metrics

The corrected “per share” amounts for the Uranerz common stock presented in the discussion above and set forth in Euro Pacific’s letter delivered to the Special Committee on April 2, 2015 are provided below, with reference to the original “per share” amounts presented to the Special Committee and Uranerz board of directors:

Metric	Management Base Case		Management Downside Case		Management Upside Case
CDN$	Revised	Original	Revised	Original	Revised	Original
Net Asset Value per Share (based on project level discounted cash flow)	1.07	1.19	0.39	0.44	1.72	1.92
Target Price-to-Net Asset Value (based on project level discounted cash flow) per Share	1.47	1.64	0.54	0.60	2.36	2.64
Comparable Company Analysis	0.51	0.57	0.48	0.54	1.14	1.27

These changes result in the following changes to Euro Pacific’s summary en bloc fair market value conclusions:

Summary	Revised	Original
Management Base Case	CDN$1.54	CDN$1.62
Management Downside Case	CDN$0.93	CDN$0.96
Management Upside Case	CDN$2.21	CDN$2.34

The average fair market value of Uranerz common stock per share based upon Euro Pacific’s weightings was CDN$1.56 (revised ) as opposed to CDN$1.64 (original). The consideration being offered by Energy Fuels was determined to be equivalent to CDN$1.82 at the relevant time.

General

Euro Pacific noted that the preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Euro Pacific believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the fairness opinion. Accordingly, Euro Pacific noted the fairness opinion should be read in its entirety.

Euro Pacific’s opinion is based on economic, monetary, market and other conditions and circumstances in effect on, and the information made available to it as of, the date of the opinion. Although subsequent developments may affect the opinion, Euro Pacific does not have any obligation to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider circumstances, developments or events occurring after the date thereof, and Euro Pacific expressly disclaims any responsibility to do so.

As described above, Euro Pacific’s opinion was only one of many factors considered by the Uranerz Special Committee and the board of directors in making its determination to approve the Transaction. Euro Pacific was not requested to, and did not solicit any expressions of interest from any other parties with respect to any business combination with Uranerz.

Euro Pacific is a full service securities dealer engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. Euro Pacific, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for investment research, corporate and other purposes. Euro Pacific and its affiliates have not in the past provided any investment banking services to Uranerz or Energy Fuels (other than in regard to the fairness opinion described herein and related advice to the Uranerz Special Committee); however, Euro Pacific may in the future provide investment banking and other financial services to Uranerz, entities that are affiliated with Uranerz, or other parties to the Merger Agreement, for which Euro Pacific would expect to receive compensation. In the ordinary course of business, Euro Pacific and its affiliates may acquire, hold or sell, for itself and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments of Uranerz and the other parties to the Merger Agreement, and, accordingly, may at any time hold a long or a short position in such securities.

Euro Pacific acted as financial advisor to the Uranerz Special Committee solely to render the opinion and was paid a fixed rate fee of CDN$85,000 for Euro Pacific’s services in connection with the rendering of the opinion, all of which was payable without regard to whether the Transaction is approved and consummated. In addition, Uranerz has agreed to indemnify Euro Pacific for certain liabilities and other items arising out of Euro Pacific’s engagement and to reimburse Euro Pacific for certain expenses in connection with its services.

Board of Directors and Management After the Transaction

Upon completion of the Transaction, the Energy Fuels board of directors will be comprised of eight members. Energy Fuels currently has nine directors and on closing of the Transaction, two members of the Energy Fuels board of directors are anticipated to resign and two additional board members to be designated by Uranerz, Dennis Higgs and Glenn Catchpole, will be appointed to the Energy Fuels board of directors. In accordance with the provisions of the OBCA and the Energy Fuels Bylaws, the directors may appoint one or more directors, to fill vacancies created by the resignation of existing directors.

In addition, Paul Goranson, current President and COO of Uranerz is expected to become the Executive Vice President, ISR Operations of Energy Fuels. Furthermore, Energy Fuels is currently in negotiations with Dennis Higgs to stay on as an employee or a consultant following the closing of the Transaction.

The directors of Uranerz will resign as of the Effective Time. Information about Messrs. Dennis Higgs and Glenn Catchpole and the current Energy Fuels directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 213.

Current Directors of Energy Fuels

Name and State of Residence	Office Held	Director Since (1)	Principal Occupation, if different than Office Held
J. Birks Bovaird(2) Ontario, Canada	Chair and Director	2006	Consultant, providing advisory services to natural resource companies
Stephen P. Antony(3) Colorado, USA	President, CEO and Director	2009	Same
Paul A. Carroll (5) Ontario, Canada	Director	2010	President of Carnarvon Capital Corporation; President & CEO of World Wide Minerals Ltd.
Larry Goldberg(5) Ontario, Canada	Director	2012	Chief Financial Officer of JSN Jewelry Inc.
Mark E. Goodman(3) (4) Ontario, Canada	Director	2010	Vice President of Dundee Corporation
Bruce D. Hansen(2)(5) Colorado, USA	Director	2007	CEO of General Moly Inc.
Ron F. Hochstein(3)(4) British Columbia, Canada	Director	2012	President and CEO of Lundin Gold, Inc.
Joo Soo Park Seoul, Korea	Director	2015(6)	General Manager, Overseas Resources Project Department, Korea Electric Power Corporation
Richard Patricio(2)(4) Ontario, Canada	Director	2012	CEO of Pinetree Capital Ltd.

Notes:

(1)

Directors are elected annually and hold office until a successor is elected at a subsequent annual meeting of Energy Fuels, unless a director’s office is earlier vacated in accordance with the by-laws of Energy Fuels.

(2)	Member of the Governance and Nominating Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Environment, Health and Safety Committee.

(5)	Member of the Audit Committee.

(6)

Mr. Park was appointed a director by the Board on January 28, 2015, to fill the vacancy created by the resignation of Mr. Tae Hwan Kim who had been appointed a director by the board on January 23, 2014, as the designated nominee of KEPCO at that time.

Stephen P. Antony – President, Chief Executive Officer and Director

Mr. Antony is a registered professional engineer in a number of states in which Energy Fuels holds properties. He is a graduate of the Colorado School of Mines, and holds a Masters of Business Administration from the University of Denver. Over the last 38 years, Mr. Antony has held increasingly senior positions in both the technical and managerial sectors of the mining business. He first entered the uranium business with Mobil Oil’s Mining and Mineral group in the mid 1980s, during which time he developed the reclamation plan for Mobil’s El Mesquite ISL operation in south Texas. He joined Energy Fuels Nuclear, Inc. ("EFN") in 1986 as the company was growing to become the largest U3O8 producer in the US, peaking at more than five million pounds annually. Mr. Antony served as director of Technical Services for the company where he authored many of the feasibility studies which provided justification for the expansion of EFN’s highly successful Breccia Pipe Mine projects in the Arizona Strip. Subsequent to his employment with EFN, Mr. Antony held a brief position with Power Resources, Inc. as Vice President of Business Development. He then consulted to Cameco Corp. on due diligence prior to their acquisition of PRI, which Cameco undertook as part of their strategy to become a significant uranium producer in the US. Mr. Antony was most recently Chief Operating Officer of Energy Fuels, responsible for the daily operations of Energy Fuels, including all aspects of uranium property exploration, ore production and mill processing. He was appointed President and Chief Executive Officer of Energy Fuels on April 1, 2010.

J. Birks Bovaird

For a majority of his career, Mr. Bovaird’s focus has been the provision and implementation of corporate financial consulting and strategic planning services. He was previously the Vice President of Corporate Finance for one of Canada’s major accounting firms. He currently is the Chair of NunaMinerals A/S, a public mining exploration and development company listed on the Copenhagen Exchange (NUNA.CO). He is a director of Noble Minerals Exploration (TSX.V:NOB) where he is Chair of the Nominating, Compensation and Governance Committee as well as a member of the Audit Committee. He is also the Chair of the board of directors of GTA Resources and Mining Inc., as well as a member of the Audit Committee. He has previously been involved with numerous public resource companies, both as a member of management and as a director. He is a graduate of the Canadian Director Education Program and holds an ICD.D designation.

Paul A. Carroll

Mr. Carroll has had a lengthy business career in the mining industry, both as a lawyer and as a director and/or officer of many mining companies. He has been engaged in the mineral exploration and mining industry in Canada, the U.S., Mexico, Central and South America, Africa, China, Russia and Kazakhstan. Mr. Carroll is President of Carnarvon Capital Corporation, a corporate management and advisory company based in Toronto, Canada. Companies with which he has been extensively involved include Dundee Corporation, a full-service investment bank, Corona Corporation, where he was a member of the Executive Committee, Zemex Corporation, Royex Gold Mining Corporation, Campbell Resources Inc., Cobra Emerald Mines Ltd., Lacana Mining Corporation where he was Chair, Arcon International Resources plc where he was Chair, Tahera Corporation, World Wide Minerals Ltd. where he is President and Chief Executive Officer, Poco Petroleums Ltd., Mascot Gold Mines Ltd., United Keno Hill Mines Ltd., Repadre Capital Corporation (now IAMgold Corporation), Crowflight Minerals Inc., War Eagle Mining Company Inc. and Mammoth Resources Corporation. From 2004 to 2005, as one of the committee of “independent directors” thereof, Mr. Carroll was a director of Argus Corporation Limited and Hollinger Inc. and in 2005 he was Chief Executive Officer. He was a director of The Uranium Institute (now the World Nuclear Association) in 1998. In addition to Energy Fuels, Mr. Carroll is currently a director of the following companies: World Wide Minerals Ltd. (TSX, CDN, OTC); War Eagle Mining Company Inc. (TSX Venture Exchange (“TSX-V”)) and Mammoth Resources Corp. (TSX-V). Mr. Carroll serves on the Audit Committee of War Eagle Mining Company Inc.

Lawrence A. Goldberg

Mr. Goldberg is a Chartered Professional Accountant (CPA, CA). He is currently Chief Financial Officer of JSN Jewellery Inc. From May 2013 to May 2014 he was Chief Financial Officer of Blue Goose Capital Corp., a private organic food company. From May 2012 to May 2013 he was Chief Financial Officer and Chief Operating Officer of Arcestra Inc., a private software company. From August 2010 to September 2011, Mr. Goldberg was the Chief Financial Officer of ZENN Motor Company Inc., a TSX-V listed energy storage technology company. From February 2000 to August 2010, Mr. Goldberg was the Chief Financial Officer of Mega Uranium Ltd., a uranium exploration company listed on the TSX, and of Pinetree Capital Ltd., a TSX-listed investment company. From May 2004 to December 2009, Mr. Goldberg was the CFO of Brownstone Ventures Inc. (now called Brownstone Energy Inc.), an energy company listed on the TSX-V.

Mark E. Goodman

Mr. Goodman has worked in the financial services and mining industry since 1992. He began his career working for Dundee Corporation and has held numerous positions within that organization. In 2005 he founded Cogitore Resources Inc., a base metal exploration company active in Northern Quebec. He has also served as President and Chief Executive Officer of both Valdez Gold and Cogitore Resources. Mr. Goodman is currently a Vice President of Dundee Corporation. He sits on the board of directors of the following publicly and privately held companies: Cogitore Resources Inc. (TSX-V); Corona Gold Corp. (TSX); Dundee Energy (TSX); Focused Capital Corp. (TSX-V); Focused Capital II (TSX-V); Ryan Gold Corp (TSX-V); Odyssey Resources Inc. (TSX-V); Nighthawk Gold Corp. (TSX-V) and Dynamic Venture Opportunities Fund (Ontario Labour Sponsored Fund).

Bruce D. Hansen

Mr. Hansen is currently Chief Executive Officer and a director of General Moly Inc., a position he has held since 2007. Prior to that, Mr. Hansen was Senior Vice-President, Operations Services and Development with Newmont Mining Corporation. He worked with Newmont for ten years holding increasingly senior roles, including CFO from 1999 to 2005. Prior to joining Newmont, Mr. Hansen spent 12 years with Santa Fe Pacific Gold, where he held increasingly senior management roles including Senior Vice President of Corporate Development and Vice President Finance and Development. Mr. Hansen holds a Masters of Business Administration from the University of New Mexico and a Bachelor’s of Science Degree in Mining Engineering from the Colorado School of Mines. Mr. Hansen is also a director and serves on the Audit Committee of ASA Gold and Precious Metals Ltd. (NYSE).

Ron F. Hochstein

Mr. Hochstein is currently President and Chief Executive Officer of Lundin Gold Inc., a position he has held since December 2014. Mr. Hochstein is also currently Executive Chairman of Denison Mines Corp., and previously served as its President and Chief Executive Officer since 2009. Prior to this Mr. Hochstein served as President and Chief Operating Officer of Denison Mines Corp. since 2006, when International Uranium Corporation ("IUC") and Denison Mines Inc. combined to form Denison Mines Corp. Mr. Hochstein served as President and Chief Executive Officer of IUC from 2000 to 2006 after serving as Vice President Corporate Development and Vice President and Chief Operating Officer. Prior to joining IUC Mr. Hochstein was a Project Manager with Simons Mining Group and was with Noranda Minerals as a metallurgical engineer. Mr. Hochstein is a Professional Engineer and holds a Masters of Business Administration from the University of British Columbia and a Bachelor of Science in Mineral Processing from the University of Alberta. Mr. Hochstein is a Director of Denison Mines Corp. (TSX, NYSE MKT) and Lundin Gold Inc. (TSX, OMX). He is also a Director and serves on the Audit Committee of Sprott Resource Corp. (TSX).

Joo Soo Park

Since 2012, Mr. Park has been Team Leader and General Manager, Overseas Resources Development Department for KEPCO, an international electric power company headquartered in Korea. From 2007 to 2012, Mr. Park was Senior Manager, Korea Electric Power Research Institute for KEPCO, and from 2002 to 2007, Mr. Park was Senior Manager, Kum-ho Nuclear Power Plant Construction Division for KEPCO. Mr. Park has been with KEPCO for nearly twenty five years, and has been involved in many domestic and overseas projects for KEPCO. Mr. Park has a business degree from Chungnam National University, Korea, and a Masters of Business Administration from Helsinki School of Economics, Finland.

Richard J. Patricio

Since March 2015, Mr. Patricio has been the Chief Executive Officer and President of Mega Uranium Ltd., where he previously was, since 2005, the Executive Vice President, Corporate Affairs. In addition, since February 2015, Mr. Patricio is the Chief Executive Officer of Pinetree Capital Ltd., where he previously was the Vice President of Corporate and Legal Affairs since 2005. Prior to joining Pinetree, Mr. Patricio worked as in-house General Counsel for a senior TSX listed manufacturing company. Prior to that, Mr. Patricio practiced law at Osler Hoskin & Harcourt LLP in Toronto where he focused on mergers and acquisitions, securities law and general corporate transactions. In addition to his legal and corporate experience, Mr. Patricio has built a number of mining companies with global operations. He holds senior officer and director positions in several junior mining companies that are listed on the TSX, TSX-Venture, AIM, ASX and New York exchanges. Mr. Patricio is a lawyer qualified to practice in the Province of Ontario. Prior to Energy Fuels’ acquisition of Titan Uranium Inc., Mr. Patricio was a director of Titan. Mr. Patricio is also a director of NexGen Energy Ltd. (TSX-V), Plateau Uranium Ltd. (formerly Macusani Yellowcake Inc.) (TSX-V) and Toro Energy Ltd. (ASX). He formerly served as a Director for Caledonia Mining Corp. (TSX, AIM, NASDAQ-OTCQX), Santa Maria Petroleum Inc. (formerly Quetzal Energy Ltd.), U3O8 Corp. (TSX, OTCQX), X-Terra Resources Corporation, Dejour Enterprises Ltd., Titan Uranium Inc., Mooncor Oil & Gas Corp., Vesta Capital Corp. and Macarthur Minerals Ltd. (TSX). He has also agreed to resign as a director of Terreno Resources Corp. (TSX-V) and Mega Precious Metals Inc. (TSX-V), pending completion of certain acquisition transactions anticipated to be completed by the second quarter of fiscal 2015.

Current Officers of Energy Fuels

Name and State of Residence	Office Held	Held Position Since
Stephen P. Antony Colorado, USA	President, CEO and Director	2009
Daniel G. Zang Colorado, USA	Chief Financial Officer and Controller	2014
Harold R. Roberts Colorado, USA	Executive Vice President and Chief Operating Officer	2012
David C. Frydenlund Colorado, USA	Senior Vice President, General Counsel and Corporate Secretary	2012

Daniel G. Zang – Chief Financial Officer

Mr. Zang is Chief Financial Officer for Energy Fuels. He has many years of experience as Chief Financial Officer, Controller, Chief Accounting Officer and other positions with a number of public and private companies, including Controller and Treasurer of General Moly, Inc. and Vice President and Controller of Cyprus Copper Company, an operating division of Cyprus Minerals Company that earned annual revenues in excess of $1 billion. Prior to his coming to Energy Fuels, Mr. Zang served as Deputy Chief Financial Officer of Umami Sustainable Seafood Inc. in San Diego, California from 2012 to 2013, and Chief Financial Officer of Umami from 2010 to 2012. Prior to Umami, Mr. Zang was a Senior Finance and Accounting Professional based in Littleton, Colorado from 2009 to 2010. From 2007 to 2009, Mr. Zang was Controller and Treasurer for General Moly Inc.

Harold R. Roberts – Executive Vice President and Chief Operating Officer

Mr. Roberts is Executive Vice President and Chief Operating Officer for Energy Fuels. He was previously the Executive Vice President – U.S. Operations for Denison Mines Corp. from 2006 to 2012. Prior to his employment with Denison, Mr. Roberts was the President of Energy Fuels Nuclear, Inc. Throughout his career Mr. Roberts has held various positions related to operations oversight, project development, and permitting of mining operations. Mr. Roberts obtained his Bachelor of Science degree in Civil Engineering from Montana State University in 1975, and is a Registered Professional Engineer in several western states. Mr. Roberts is a director and serves on the audit committee of Virginia Energy Resources Inc. (TSX.V: VUI).

David C. Frydenlund – Senior Vice President, General Counsel and Corporate Secretary

Mr. Frydenlund is Senior Vice President, General Counsel and Corporate Secretary of Energy Fuels. Mr. Frydenlund’s responsibilities include all legal matters relating to Energy Fuels’ activities. His expertise extends to NRC, EPA, State and Federal regulatory and environmental laws and regulations. From 1997 to July 2012, Mr. Frydenlund was Vice President Regulatory Affairs, Counsel and Corporate Secretary of Denison Mines Corp., and its predecessor International Uranium Corporation (IUC), and was also a director of IUC from 1997 to 2006 and Chief Financial Officer of IUC from 2000 to 2005. From 1996 to 1997, Mr. Frydenlund was a Vice President of the Lundin Group of international public mining and oil and gas companies, and prior thereto was a partner with the Vancouver law firm of Ladner Downs (now Borden Ladner Gervais) where his practice focused on corporate, securities and international mining transactions law. Mr. Frydenlund holds a bachelor’s degree from Simon Fraser University, a master’s degree from the University of Chicago and a law degree from the University of Toronto.

Energy Fuels Director Compensation

Director Compensation Table

Energy Fuels’ policy with respect to directors’ compensation was developed by its board, on recommendation of its Compensation Committee. The following table sets forth the compensation awarded, paid to or earned by the directors of Energy Fuels during the most recently completed financial year. Directors of Energy Fuels who are also officers or employees of Energy Fuels are not compensated for service on the board; therefore no fees are payable to Stephen P. Antony for his service as a director of Energy Fuels.

Name	Fees Earned ($)(1)	Share- Based Awards ($)	Option- Based Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
J. Birks Bovaird	45,156	Nil	53,154	Nil	Nil	Nil	98,310
Paul A. Carroll	27,841	Nil	53,154	Nil	Nil	Nil	80,995
Eun Ho Cheong(3)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
W. Robert Dengler(4)	11,148	Nil	53,154	Nil	Nil	Nil	64,302
Lawrence A. Goldberg	38,366	Nil	53,154	Nil	Nil	Nil	91,520
Mark E. Goodman	21,729	Nil	53,154	Nil	Nil	Nil	74,883
Bruce D. Hansen	28,859	Nil	53,154	Nil	Nil	Nil	82,013
Ron F. Hochstein	31,918	Nil	53,154	Nil	Nil	Nil	85,072
Stephen N. Khan(5)	5,452	Nil	53,154	Nil	Nil	Nil	58,606
Tae Hwan Kim(6)	20,541	Nil	53,154	Nil	Nil	Nil	73,695
Richard Patricio	31,238	Nil	53,154	Nil	Nil	Nil	84,392

Notes:

(1)

Except for Mr. Hansen (a US director), directors’ compensation was paid in Canadian dollars. The amounts relating to such directors’ compensation have been converted into US dollars using an average annual exchange rate of C$1 to US$0.9054 for the financial period ended December 31, 2014.

(2)

The fair value of each option award granted at the time of the grant was calculated using the Black-Scholes option-pricing model. For the assumptions made in calculating the fair value of options, see “Note 18 – Share-Based Payments” to Energy Fuels’ financial statements for the 12-month period ended December 31, 2014. Option fair values were calculated in Canadian dollars and converted into US dollars using an average annual exchange rate of C$1 to US$0.9054 for the financial period ended December 31, 2014.

(3)	Mr. Cheong resigned as a director effective January 13, 2014.
(4)	Mr. Dengler did not stand for re-election and was no longer a director of Energy Fuels as of May 21, 2014.
(5)	Mr. Khan resigned as a director, effective March 31, 2014.
(6)	Mr. Kim was appointed as a director by the Energy Fuels board of directors effective January 23, 2014.

Retainer and Meeting Fees

Energy Fuels’ director compensation program is designed to enable Energy Fuels to attract and retain highly qualified individuals to serve as directors. Effective October 1, 2013, the directors’ compensation, which is paid only to non-employee directors, consisted of:

For the period January 1, 2014 through December 31, 2014:

  annual retainer for each board member of C$15,000;
  annual retainer for committee chairs (other than audit committee chairman) of C$18,750;
  annual retainer for audit committee chairman of C$30,000;
  annual retainer for chairman of the board of directors of C$37,500;
  meeting fee of C$1,125 per meeting for any and all board and committee meetings if attended in person or telephonically; and
  reimbursement of related travel and out-of-pocket expenses.

Effective January 1, 2015, the directors’ compensation, which is paid only to non-employee directors, consists of:

  annual retainer for each board member of C$45,000;
  annual retainer for committee chairs (other than audit committee chairman) of C$50,000;
  annual retainer for audit committee chairman of C$55,000;
  annual retainer for chairman of the board of C$60,000; and
  reimbursement of related travel and out-of-pocket expenses.

Incentive Plan Awards

The table below shows the number of stock options outstanding for each director and their value as at December 31, 2014 based on the last trade of Energy Fuels common shares on the TSX prior to the close of business on December 31, 2014 of C$7.14.

Outstanding Share-Based Awards and Option-Based Awards as at December 31, 2014

Name	Option-Based Awards				Share-Based Awards
	Number of Securities Underlying Unexercised Options(1)	Option Exercise Price (C$)(1)(2)	Option Expiration Date	Value of Unexercised In-the- Money Options ($)	Number of Shares or Units of Shares that Have Not Vested ($)	Market or Payout Value of Share-Based Awards that Have Not Vested ($)
J. Birks Bovaird (Chair)	3,000 2,000 7,200 20,000 10,000 10,000	15.00 25.50 15.50 11.50 8.75 9.05	8/5/2015 4/13/2016 3/7/2017 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil
Paul A. Carroll	3,000 4,000 7,200 20,000 10,000 10,000	15.00 25.50 15.50 11.50 8.75 9.05	8/5/2015 4/13/2016 3/7/2017 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil
Eun Ho Cheong(3)	Nil	NA	NA	Nil	Nil	Nil
W. Robert Dengler(4)	Nil	Nil	Nil	Nil	Nil	Nil
Lawrence A. Goldberg	7,200 20,000 10,000 10,000	15.50 11.50 8.75 9.05	3/7/2017 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil	Nil Nil Nil Nil	Nil Nil Nil Nil
Mark E. Goodman	3,000 2,000 7,200 20,000 10,000 10,000	15.00 25.50 15.50 11.50 8.75 9.05	8/5/2015 4/13/2016 3/7/2017 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil
Bruce D. Hansen	3,000 2,000 7,200 20,000 10,000 10,000	15.00 25.50 15.50 11.50 8.75 9.05	8/5/2015 4/13/2016 3/7/2017 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil
Ron F. Hochstein	20,000 10,000 10,000	11.50 8.75 9.05	8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Steven N. Khan(5)	Nil	Nil	Nil	Nil	Nil	Nil
Tae Hwan Kim(6)	10,000	9.05	1/23/2019	Nil	Nil	Nil

Name	Option-Based Awards				Share-Based Awards
	Number of Securities Underlying Unexercised Options(1)	Option Exercise Price (C$)(1)(2)	Option Expiration Date	Value of Unexercised In-the- Money Options ($)	Number of Shares or Units of Shares that Have Not Vested ($)	Market or Payout Value of Share-Based Awards that Have Not Vested ($)
Richard Patricio	7,200 2,720 3,400 20,000 10,000 10,000	15.50 19.50 43.00 11.50 8.75 9.05	3/7/2017 3/7/2015 3/7/2016 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil

Notes:
(1) The number of options and the exercise price of the options has been adjusted to take into account the 50 for 1 share consolidation that occurred on November 5, 2013 (the “Consolidation”).
(2) The options were granted and are reported in Canadian dollars.
(3) Mr. Cheong resigned as a director effective January 13, 2014.
(4) Mr. Dengler did not stand for re-election and was no longer a director as of May, 21, 2014.
(5) Mr. Khan resigned as a director effective March 31, 2014.
(6) Mr. Kim was appointed as a director by the Energy Fuels board of directors effective January 23, 2014.

Incentive Plan Awards – Value Vested or Earned During the 12-Month Period Ended December 31, 2014

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year(1) ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year(1) ($)
J. Birks Bovaird	Nil	Nil	Nil
Paul A. Carroll	Nil	Nil	Nil
Eun Ho Cheong	Nil	Nil	Nil
W. Robert Dengler	Nil	Nil	Nil
Lawrence A. Goldberg	Nil	Nil	Nil
Mark E. Goodman	Nil	Nil	Nil
Bruce D. Hansen	Nil	Nil	Nil
Ron F. Hochstein	Nil	Nil	Nil
Sheldon Inwentash	Nil	Nil	Nil
Steven N. Khan	Nil	Nil	Nil
Richard Patricio	Nil	Nil	Nil

Share Ownership Requirement

At its meeting held on January 23, 2014, the board of Energy Fuels adopted a share ownership requirement for its board members. It provides that all non-employee directors must own a requisite number of Energy Fuels common shares by the later of five years from the commencement of their directorship or the date on which the Energy Fuels common share ownership requirement was adopted. Under this requirement, non-employee directors are required to own Energy Fuels common shares with a value equal to twice the value of their annual director retainers. Energy Fuels common shares are valued at the higher of the price they were acquired or the year-end closing price of Energy Fuels shares on the TSX for the previous year. Further, until such time as a non-employee director reaches his or her share ownership requirement, the non-employee director is required to hold 50% of all Energy Fuels common shares received upon exercise of stock options (net of any Energy Fuels common shares utilized to pay for the exercise price of the option and tax withholding), and shall not otherwise sell or transfer any Energy Fuels common shares. This requirement does not apply to a nominee of a shareholder of Energy Fuels pursuant to a contractual right of the shareholder to nominate one or more directors to the Board. As a result, these requirements do not apply to Mr. Park, as the nominee of KEPCO, which has a contractual right to designate a nominee for election as a director.

Securities Authorized For Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2014, concerning options outstanding pursuant to Energy Fuels’ 2013 amended and restated stock option plan (the “Energy Fuels Stock Option Plan”), which has been approved by shareholders:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options (C$)(1)	Number of Common Shares remaining available for future issuance under the Energy Fuels Stock Option Plan
Energy Fuels Stock Option Plan	902,620	$11.59	1,065,135
Strathmore Replacement Options	2,793	32.35	Nil
Total	905,413	11.66	1,065,135

(1) The number of Energy Fuels common shares and the exercise price have been adjusted to take into account the Consolidation.

Energy Fuels Stock Option Plan

Energy Fuels stock option plan was established by the directors on February 24, 2003 and first approved by shareholders on July 8, 2003. The stock option plan was re-approved by shareholders on June 13, 2005, and again on May 26, 2006. At an annual and special meeting of shareholders held on May 16, 2007, the 2007 Amended and Restated Stock Option Plan was approved, which reflected certain amendments to the stock option plan of Energy Fuels so as to remove provisions that were required when Energy Fuels was listed on the TSX-V, but were no longer required after Energy Fuels became listed on the TSX in March 2007. The 2007 Amended and Restated Stock Option Plan was again ratified by shareholders at the annual and special meeting of shareholders on March 10, 2010. On January 25, 2013, the board of Energy Fuels approved the Energy Fuels Stock Option Plan, which incorporates amendments and updates to the 2007 Amended and Restated Stock Option Plan, to update the plan to meet current industry practices. The Energy Fuels Stock Option Plan was ratified by shareholders at the annual and special meeting of shareholders held on March 6, 2013. The board of directors of Energy Fuels adopted the Energy Fuels 2015 Equity Omnibus Compensation Plan on January 28, 2015 (the “Omnibus Plan”). The Omnibus Plan is subject to TSX approval and will be brought before the shareholders of Energy Fuels to be ratified at Energy Fuels’ next annual or special meeting. Although not required to demonstrate compliance with this policy until the later of five years from the commencement of their directorships or January 23, 2014, a majority of the directors of the Company are currently in compliance with this policy.

Strathmore Replacement Options

Energy Fuels issued 292,971 stock options of Energy Fuels (adjusted for the Consolidation) to the holders of options granted pursuant to the Strathmore Minerals Corp’s Stock Option Plan in connection with the acquisition of Strathmore Minerals Corp. (“Strathmore”) on August 31, 2013. These options are exercisable for Energy Fuels common shares. No further stock options will be granted pursuant to the Strathmore’s Stock Option Plan. The options have varying expiry dates with the last options expiring in October 2022.

Energy Fuels Executive Compensation

Summary Compensation Table

With the exception of Mr. Moylan whose compensation was paid in Canadian dollars, the compensation of the NEOs is paid and reported in United States dollars.

Name and Principal Position	Year	Salary (US$)	Share- Based Awards (US$)	Option- Based Awards (US$)(1)	Non-Equity Incentive Plan Compensation ($)		Pension Value (US$)	All Other Compensation (US$)	Total Compensation (US$)
					Annual Incentive Plans	Long- Term Incentive Plans
Stephen P. Antony President & CEO	2014	360,000	Nil	212,616	75,000	Nil	Nil	10,400	658,016

Name and Principal Position	Year	Salary (US$)	Share- Based Awards (US$)	Option- Based Awards (US$)(1)	Non-Equity Incentive Plan Compensation ($)		Pension Value (US$)	All Other Compensation (US$)	Total Compensation (US$)
					Annual Incentive Plans	Long- Term Incentive Plans
Graham G. Moylan(2)(3) CFO	2014	36,204	Nil	Nil	62,593	Nil	Nil	8,357	107,154
Daniel G. Zang(4)	2014	196,250	Nil	106,308	20,500	Nil	Nil	8,670	331,728
Harold R. Roberts Executive VP & COO	2014	235,000	Nil	106,308	7,500	Nil	Nil	6,567	355,375
David C. Frydenlund Sr. VP, General Counsel and Corporate Secretary	2014	230,000	Nil	106,308	25,000	Nil	Nil	Nil	361,308
Gary R. Steele(5) Sr. VP Marketing and Sales	2014	118,500	Nil	53,154	7,500	Nil	Nil	27,800	206,955

Notes:

(1)

The fair value of each option award granted at the time of the grant was calculated using the Black-Scholes option-pricing model. For the assumptions made in calculating the fair value of these options, see “Note 20 – Share-Based Payments” to Energy Fuels’ financial statements for the 12-month period ended December 31, 2014. Option fair values were calculated in Canadian dollars and converted into US dollars using an average annual exchange rate of: (i) US$1 to C$1.1045 for the financial period ended December 31, 2014.

(2)

As Mr. Moylan is a resident of Canada, his compensation was paid in Canadian dollars. The amounts relating to his compensation have been converted into US dollars using an average annual exchange rate of US$1 to C$1.1045 for the financial period ended December 31, 2014.

(3)	Mr. Moylan resigned as CFO of Energy Fuels effective February 15, 2014.
(4)	Mr. Zang was appointed as CFO of Energy Fuels effective February 15, 2014
(5)

Mr. Steele resigned as Sr. VP Marketing and Sales of Energy Fuels effective September 30, 2014. Consulting fees paid to Mr. Steele after his retirement totaled $12,384, which are not included in the table

Incentive Plan Awards

The table below shows the number of Energy Fuels options outstanding for each named executive officer and their value as at December 31, 2014 based on the last trade of Energy Fuels common shares on the TSX prior to the close of business on December 31, 2014 of $C7.14.

Outstanding Share-Based Awards and Option-Based Awards

Name	Option-Based Awards				Share-Based Awards
	Number of Securities Underlying Unexercised Options(1)	Option Exercise Price (C$)(1)(2)	Option Expiration Date	Value of Unexercised In-the-Money Options (C$)	Number of Shares or Units of Shares that Have Not Vested (#)	Market or Payout Value of Share- Based Awards that Have Not Vested (C$)
Stephen P. Antony	6,000 6,000 19,200 20,000 16,000 40,000	10.00 25.50 15.50 11.50 8.75 9.05	7/13/2015 4/13/2016 3/7/2017 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil
Graham G. Moylan	Nil	--	--	Nil	Nil	Nil
Daniel G. Zang	6,000 6,000 20,000	8.00 8.75 9.05	5/10/2018 7/16/2018 1/23/2019	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Harold R. Roberts	12,000 10,000 20,000	11.50 8.75 9.05	8/13/2017 7/16/2018 1/23/2019	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
David C. Frydenlund	7,000 8,000 20,000	11.50 8.75 9.05	8/13/2017 7/16/2018 1/13/2019	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Gary R. Steele(5)	2,000 2,400 6,000 12,000 4,000 10,000	10.00 25.50 15.50 11.50 8.75 9.05	7/13/2015 4/13/2016 3/7/2017 8/27/2017 7/16/2018 1/23/2019	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil

Notes:

(1)	The number of Energy Fuels stock options and the exercise price of Energy Fuels stock options have been adjusted to take into account the Consolidation.
(2)	Energy Fuels stock options were granted and are reported in Canadian dollars.
(3)	Mr. Moylan resigned as CFO of Energy Fuels effective February 15, 2014.
(4)	Mr. Zang was appointed as CFO of Energy Fuels effective February 15, 2014.
(5)	Mr. Steele resigned as Sr. VP Marketing and Sales of Energy Fuels effective September 30, 2014.

Incentive Plan Awards – Value Vested or Earned

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year(1) ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Stephen P. Antony	Nil	Nil	75,000
Graham G. Moylan(1)	Nil	Nil	62,593
Daniel G. Zang(2)	Nil	Nil	20,500
Harold R. Roberts	Nil	Nil	7,500
David C. Frydenlund	Nil	Nil	25,000
Gary R. Steele	Nil	Nil	7,500

Notes:

(1)	Mr. Moylan resigned as CFO of Energy Fuels effective February 15, 2014.
(2)	Mr. Zang was appointed as CFO of Energy Fuels effective February 15, 2014.

Pension Plan Benefits and Deferred Compensation Plans

Energy Fuels does not provide defined pension plan benefits or any other pension plans that provide for payments or benefits at, following or in connection with retirement to its directors or officers.

Energy Fuels does not have any deferred compensation plans relating to its named executive officers.

Treatment of Uranerz Stock Options

Stock Options

Each outstanding Uranerz option will be automatically converted at the Effective Time into options to acquire, in lieu of one Uranerz share of common stock, 0.255 (subject to adjustment in the same manner as the exchange ratio related to the shares of Uranerz common stock) of an Energy Fuels common share upon exercise in accordance with the terms of the original Uranerz option (with the exercise price to be adjusted) as granted under Uranerz’ 2005 Nonqualified Stock Option Plan. Uranerz options held by independent directors of Uranerz, who will not continue as officers or directors of Energy Fuels on Closing, shall expire on the earlier of (i) the current expiry date of such Uranerz option or (ii) six months after the Closing Date.

Financial Interest of Uranerz Directors and Officers in the Transaction

When considering the recommendation of Uranerz’ board of directors, you should be aware that certain of Uranerz’ executive officers and directors have interests in the Transaction other than their interests as Uranerz shareholders generally, pursuant to individual agreements with certain officers and directors. These interests are different from your interests as a Uranerz shareholder, however, the members of Uranerz’ board of directors have taken these additional interests into consideration. In addition, certain members of Uranerz’ board will serve on the board of Energy Fuels following the Transaction, including Messrs. Higgs and Catchpole. Furthermore, Paul Goranson, President and COO of Uranerz is expected to serve as Executive Vice President, ISR Operations of Energy Fuels, following the Transaction. Furthermore, Energy Fuels is currently in negotiations with Mr. Dennis Higgs to continue as an employee or a consultant of Energy Fuels following the closing of the Transaction.

The table below shows, for each of Uranerz’ directors and executive officers who beneficially own Uranerz stock, the number of shares of stock held by such person:

	Number of Shares of
	Uranerz
	Common Stock	Percent of	Value of Such
	Beneficially	Uranerz	Stock in
Name	Owned(3)	Class(1)	Transaction(2)(3)
Dennis Higgs, Director and Executive Chairman	2,378,000	2.48%	$2,965,247
Glenn Catchpole, Director, CEO/Principal Executive Officer	2,395,100	2.5%	$2,986,570
Paul Goranson Director, President and COO	248,000	**%	$309,244
Dr. Gerhard Kirchner, Director	699,000	**%	$871,618
Paul Saxton, Director	325,500	**%	$405,882
Peter Bell, Director	364,000	**%	$453,890

Arnold J. Dyck, Director	321,000	**%	$400,271
Benjamin Leboe, Senior Vice President, Finance and CFO/Principal Financial Officer	817,000	**%	$1,018,758

**less than 1%

(1)	As of May 22, 2015.

(2)	Based on the Transaction consideration to be issued in the Transaction and the closing sale price of $4.89 for Energy Fuels common shares on the NYSE MKT on May 15, 2015.

(3)	The share totals and the calculation of value of such shares include shares of common stock currently owned and shares acquirable within 60 days of May 22, 2015.

In addition, completion of the Transaction will be considered a “change in control” under certain change in control severance agreements entered into between Uranerz and certain of its executive officers, as described below under “Employment, Severance and Change in Control Agreements” which will entitle such executive officers, in certain circumstances, to payment of the amounts detailed below under “Golden Parachute Payments”. A “change in control” for purposes of the change in control agreements discussed below is deemed to occur if, among other things, Uranerz consummates a merger in which Uranerz is not the surviving corporation or pursuant to which shares of Uranerz’ common stock would be converted into securities, other than a merger in which substantially all of the holders of Uranerz common stock immediately prior to the Transaction own more than 65% of the common stock of the surviving corporation in the same relative proportions as they did immediately prior thereto. The closing of the Transaction with Merger Sub will trigger a change in control for purposes of these agreements.

Employment, Severance and Change in Control Agreements

The following discussion describes the different contractual arrangements and other rights of Uranerz’ executive officers that could be triggered in connection with a change in control of Uranerz and, with respect to double trigger arrangements, in the event that a termination of the executive’s employment were to occur in connection with a change of control.

Glenn Catchpole, Chief Executive Officer

Uranerz entered into a new change in control severance agreement with Mr. Glenn Catchpole, Uranerz’ Chief Executive Officer, on May 1, 2014 (the “Catchpole Agreement”), replacing a 2007 arrangement, and into a consulting agreement with Catchpole Enterprises, Inc., an entity which is 50% owned by Glenn Catchpole and 50% owned by his wife Judy Catchpole, on March 1, 2005, which was amended on January 1, 2007, January 1, 2008 and October 29, 2014 (as amended, the “Catchpole Enterprises Agreement”). Following annual reviews by Uranerz’ Compensation Committee, Catchpole Enterprises, Inc. is currently paid a base compensation of $250,000 per year and is eligible to receive an annual bonus upon the achievement of performance and management objectives reasonably established by Uranerz’ Compensation Committee. Mr. Catchpole’s target bonus is currently set at 60% of his annual base salary, or $150,000 for 2015.

Pursuant to the Catchpole Agreement, if Mr. Catchpole’s employment is terminated without cause or he resigns for good reason (as those terms are defined in the Catchpole Agreement) from and after the date of a change in control during the term of the Catchpole Agreement, then Mr. Catchpole would receive:

  all earned but unpaid base salary;
  any earned but unpaid bonus from the preceding fiscal year;
  a credit for any accrued vacation not taken;
  an amount equal to his target bonus for that year multiplied by a fraction, the numerator being the number of full months worked in the fiscal year, and the denominator being twelve;
  a severance payment equal to twenty four times the sum of his monthly base salary in effect in the month preceding the change in control and 1/12 of his target bonus;
  continued medical and dental insurance coverage for Mr. Catchpole and his dependents on the same basis in effect prior to the change in control for twenty four months following the change in control (i.e. $4,000 per annum in lieu of coverage);
  and any legal fees or expenses incurred as a result of such termination of employment.

In addition, if Mr. Catchpole’s employment is terminated following a change in control, all stock options or restricted stock owned or promised to be payable to him that were not yet vested will continue to vest per the original schedule for twenty four months following termination and shall be exercisable (together with all options or restricted stock owned by him and vested at the termination date) at the earlier of their original expiry date or twenty four months from termination.

The Catchpole Agreement also provides that, regardless of whether Mr. Catchpole continues to be employed following a change in control, for the twenty four month period following a change in control any incentive plan or arrangement (including any compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, performance awards or similar benefits) available to him at the time of the change in control shall continue in effect, and any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan or disability plan in which he is eligible to participate at the time of the change in control shall continue in effect. The severance benefits described above are contingent upon Mr. Catchpole providing Uranerz with a general release of all claims, including agreements related to confidentiality, non-competition, non-solicitation, non-disparagement and arbitration. The Catchpole Agreement has an initial eight month term and automatically renews for additional one-year terms on January 1st of each year, provided that the Catchpole Agreement will continue in effect for a period of 24 months beyond the term provided therein if a change in control has occurred during such term.

On April 27, 2015, management of Energy Fuels advised that it proposed to discuss with the members of Uranerz management who would not continue as employees or officers of Energy Fuels following completion of the Transaction an arrangement whereby the management members would agree that the severance payments payable by Energy Fuels as a result of the completion of the Transaction would be paid over a deferred period. Mr. Catchpole is one of the members of Uranerz management to whom Energy Fuels made such a proposal. Energy Fuels and Mr. Catchpole have since agreed that half of such severance payments will be paid through the issuance of Energy Fuels common shares calculated based on the five day volume weighted average closing price of the Energy Fuels common shares on the NYSE MKT on the date of closing of the Transaction with the remaining amount being paid in cash at the closing of the Transaction. Mr. Catchpole will agree to a contractual restriction on resale with respect to the Energy Fuels common shares issued on closing of the Transaction with respect to the severance payment such that (i) no sales will be made during the initial six months from closing of the Transaction, and (ii) not more than 50% of the shares issued may be sold during the period from six months to one year following closing of the Transaction.

In addition to the foregoing, it is anticipated that Mr. Catchpole will serve as a Director on the Energy Fuels Board of Directors following the Transaction and be entitled to receive director’s fees as an Energy Fuels director, including reimbursement of customary and reasonable out-of-pocket and travel expenses.

Dennis Higgs, Executive Chairman

Uranerz entered into a new change in control severance agreement with Mr. Dennis Higgs, Uranerz’ Executive Chairman, on May 1, 2014 (the “Higgs Agreement”), replacing a 2007 arrangement, and into a consulting agreement with Ubex Capital Inc., an entity which is wholly owned by Mr. Higgs, on July 1, 2005, which was amended on January 1, 2007, January 1, 2008 and October 29, 2014 (as amended, the “Ubex Agreement”). Following annual reviews by Uranerz’ Compensation Committee, Ubex Capital, Inc. is paid a base compensation of $250,000 per year and is eligible to receive an annual bonus upon the achievement of performance and management objectives reasonably established by Uranerz’ Compensation Committee. Mr. Higgs’ target bonus is currently set at 60% of his annual base salary, or $150,000 for 2015.

Pursuant to the Higgs Agreement, if Mr. Higgs’ employment is terminated without cause or he resigns for good reason (as those terms are defined in the Higgs Agreement) from and after the date of a change in control during the term of the Higgs Agreement, then Mr. Higgs would receive:

  all earned but unpaid base salary;
  any earned but unpaid bonus from the preceding fiscal year;
  a credit for any accrued vacation not taken;
  an amount equal to his target bonus for that year multiplied by a fraction, the numerator being the number of full months worked in the fiscal year, and the denominator being twelve;
  a severance payment equal to twenty four times the sum of his monthly base salary in effect in the month preceding the change in control and 1/12 of his target bonus;
  continued medical and dental insurance coverage for Mr. Higgs and his dependents on the same basis in effect prior to the change in control for twenty four months following the change in control (i.e. $4,000 per annum in lieu of coverage); and

  any legal fees or expenses incurred as a result of such termination of employment.

In addition, if Mr. Higgs’ employment is terminated following a change in control, all stock options or restricted stock owned or promised to be payable to him that were not yet vested will continue to vest per the original schedule for twenty four months following termination and shall be exercisable (together with all options or restricted stock owned by him and vested at the termination date) at the earlier of their original expiry date or twenty four months from termination.

The Higgs Agreement also provides that, regardless of whether Mr. Higgs continues to be employed following a change in control, for the twenty four month period following a change in control any incentive plan or arrangement (including any compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, performance awards or similar benefits) available to him at the time of the change in control shall continue in effect, and any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan or disability plan in which he is eligible to participate at the time of the change in control shall continue in effect. The severance benefits described above are contingent upon Mr. Higgs providing Uranerz with a general release of all claims, including agreements related to confidentiality, non-competition, non-solicitation, non-disparagement and arbitration. The Higgs Agreement has an initial eight month term and automatically renews for additional one-year terms on January 1st of each year, provided that the Higgs Agreement will continue in effect for a period of 24 months beyond the term provided therein if a change in control has occurred during such term.

Mr. Higgs will serve as a Director on the Energy Fuels Board of Directors following the Transaction. In addition, Energy Fuels is currently in negotiations with Mr. Dennis Higgs to stay on as an employee or a consultant of Energy Fuels following the closing of the Transaction. If an arrangement is concluded between Energy Fuels and Mr. Higgs, it is anticipated that Energy Fuels would agree to pay to Mr. Higgs aggregate compensation that would be not less than the amount payable to Mr. Higgs under the Higgs Agreement and, in exchange, Mr. Higgs would forgo any payment under the Higgs Agreement to which Mr. Higgs would be otherwise entitled as a result of the “change in control” of Uranerz resulting from completion of the Transaction. In addition, Mr. Higgs may be entitled to the payment of additional consideration and/or benefits under any such arrangement. The terms of any employment or consulting agreement between Energy Fuels and Mr. Higgs have not been concluded and there is no assurance that any such agreement will be concluded. If an agreement is not concluded, then it is anticipated that Mr. Higgs will be entitled to payment under the Higgs Agreement as a result of the “change in control” of Uranerz resulting from completion of the Transaction, as described in the discussion above and as in the table below under “Golden Parachute Compensation”. If Mr. Higgs is retained as a consultant or employee of Energy Fuels, he will not be entitled to receive any fees for serving as a director.

On April 27, 2015, management of Energy Fuels advised that it proposed to discuss with the members of Uranerz management who would not continue as employees or officers of Energy Fuels following completion of the Transaction an arrangement whereby the management members would agree that the severance payments payable by Energy Fuels as a result of the completion of the Transaction would be paid over a deferred period. Mr. Higgs is one of the members of Uranerz management to whom Energy Fuels made such a proposal. Energy Fuels and Mr. Higgs have since agreed that half of such severance payments will be paid through the issuance of Energy Fuels common shares calculated based on the five day volume weighted average closing price on the NYSE MKT of the Energy Fuels common shares on the date of closing of the Transaction with the remaining amount to be paid in cash at closing of the Transaction. Mr. Higgs will agree to a contractual restriction on resale with respect to the Energy Fuels common shares issued on closing of the Transaction with respect to the severance payment such that (i) no sales will be made during the initial six months from closing of the Transaction, and (ii) not more than 50% of the shares issued may be sold during the period from six months to one year following closing of the Transaction.

Paul Goranson, Chief Operating Officer

Uranerz entered into a change in control severance agreement with Mr. William Paul Goranson, Uranerz’ President and Chief Operating Officer, on May 1, 2014 (the “Goranson Agreement”) and into an employment agreement with Mr. Goranson on November 25, 2013 (the “Goranson Employment Agreement”). The Goranson Employment Agreement establishes an annual base salary of $230,000 per year and a potential cash bonus award of 60% of Mr. Goranson’s annual base salary, or $138,000 for 2015.

Pursuant to the Goranson Agreement, if Mr. Goranson’s employment is terminated without cause or he resigns for good reason (as those terms are defined in the Goranson Agreement) from and after the date of a change in control during the term of the Goranson Agreement, then Mr. Goranson would receive:

  all earned but unpaid base salary;
  any earned but unpaid bonus from the preceding fiscal year;
  a credit for any accrued vacation not taken; an amount equal to his target bonus for that year multiplied by a fraction, the numerator being the number of full months worked in the fiscal year, and the denominator being twelve;
  a severance payment equal to twenty four times the sum of his monthly base salary in effect in the month preceding the change in control and 1/12 of his target bonus;
  continued medical and dental insurance coverage for Mr. Goranson and his dependents on the same basis in effect prior to the change in control for twenty four months following the change in control; and
  any legal fees or expenses incurred as a result of such termination of employment.

In addition, if Mr. Goranson’s employment is terminated following a change in control, all stock options or restricted stock owned or promised to be payable to him that were not yet vested will continue to vest per the original schedule for twenty four months following termination and shall be exercisable (together with all options or restricted stock owned by him and vested at the termination date) at the earlier of their original expiry date or twenty four months from termination.

The Goranson Agreement also provides that, regardless of whether Mr. Goranson continues to be employed following a change in control, for the twenty four month period following a change in control any incentive plan or arrangement (including any compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, performance awards or similar benefits) available to him at the time of the change in control shall continue in effect, and any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan or disability plan in which he is eligible to participate at the time of the change in control shall continue in effect. The severance benefits described above are contingent upon Mr. Goranson providing Uranerz with a general release of all claims, including agreements related to confidentiality, non-competition, non-solicitation, non-disparagement and arbitration. The Goranson Agreement has an initial eight month term and automatically renews for additional one-year terms on January 1st of each year, provided that the Goranson Agreement will continue in effect for a period of 24 months beyond the term provided therein if a change in control has occurred during such term.

On March 9, 2015, Mr. Goranson accepted an offer of employment from Energy Fuels and entered into a letter agreement with Energy Fuel’s setting out the terms of Mr. Goranson’s employment with Energy Fuels following the closing of the Transaction. The letter agreement will supersede all terms and conditions of Mr. Goranson’s employment with Uranerz at closing. Following the closing of the Transaction, Mr. Goranson will be employed by Energy Fuels as Executive Vice President, ISR Operations and will be responsible for all aspects of all ISR operations in Wyoming. It is anticipated that Mr. Goranson will be paid a base salary of $240,000 per annum with a discretionary bonus as determined by Energy Fuel’s board of directors and will be eligible for Energy Fuel’s benefits and savings plans. Upon a change of control or termination without cause, it is anticipated that Mr. Goranson will receive a multiple of his base salary at a rate that is yet to be determined but is currently anticipated to be not less than 100% of annual base salary. Energy Fuels will provide Mr. Goranson with a standard indemnification agreement given to all Energy Fuels officers and Mr. Goranson will receive both restricted stock units and stock options in Energy Fuels at the discretion of Energy Fuels’ board of directors. The restricted stock unit grant for 2015 is estimated to be a pro-rata amount, based on the period of employment with Energy Fuels during 2015, representing such pro-rata amount of additional annual compensation of $84,000, or the pro-rata amount of approximately 35% of base salary, for 2015.

Benjamin Leboe, Chief Financial Officer

Uranerz entered into a new change in control severance agreement with Mr. Benjamin Leboe, Uranerz’ Chief Financial Officer, on May 1, 2014 (the “Leboe Agreement”), replacing a 2007 arrangement, and into a consulting agreement with Independent Management Consultants of B.C., an entity which is wholly owned by Mr. Leboe, on May 23, 2006, which was amended on January 1, 2008 and October 29, 2014 (as amended, the “IMC Agreement”). Following annual reviews by Uranerz’ Compensation Committee Independent Management Consultants of B.C. is currently paid a base compensation of $200,000 per year and is eligible to receive an annual bonus upon the achievement of performance and management objectives reasonably established by Uranerz’ board of directors or Compensation Committee. Mr. Leboe’s target bonus is currently set at 60% of his annual base salary, or $120,000 for 2015.

Pursuant to the Leboe Agreement, if Mr. Leboe’s employment is terminated without cause or he resigns for good reason (as those terms are defined in the Leboe Agreement) from and after the date of a change in control during the term of the Leboe Agreement, then Mr. Leboe would receive:

  all earned but unpaid base salary;
  any earned by unpaid bonus from the preceding fiscal year;

  a credit for any accrued vacation not taken;
  an amount equal to his target bonus for that year multiplied by a fraction, the numerator being the number of full months worked in the fiscal year, and the denominator being twelve;
  a severance payment equal to twenty four times the sum of his monthly base salary in effect in the month preceding the change in control and 1/12 of his target bonus;
  continued medical and dental insurance coverage for Mr. Leboe and his dependents on the same basis in effect prior to the change in control for twenty four months following the change in control (i.e. $4,000 per annum in lieu of coverage); and
  any legal fees or expenses incurred as a result of such termination of employment.

In addition, if Mr. Leboe’s employment is terminated following a change in control, all stock options or restricted stock owned or promised to be payable to him that were not yet vested will continue to vest per the original schedule for twenty four months following termination and shall be exercisable (together with all options or restricted stock owned by him and vested at the termination date) at the earlier of their original expiry date or twenty four months from termination.

The Leboe Agreement also provides that, regardless of whether Mr. Leboe continues to be employed following a change in control, for the twenty four month period following a change in control any incentive plan or arrangement (including any compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, performance awards or similar benefits) available to him at the time of the change in control shall continue in effect, and any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan or disability plan in which he is eligible to participate at the time of the change in control shall continue in effect. The severance benefits described above are contingent upon Mr. Leboe providing Uranerz with a general release of all claims, including agreements related to confidentiality, non-competition, non-solicitation, non-disparagement and arbitration. The Leboe Agreement has an initial eight month term and automatically renews for additional one-year terms on January 1st of each year, provided that the Leboe Agreement will continue in effect for a period of 24 months beyond the term provided therein if a change in control has occurred during such term.

On April 27, 2015, management of Energy Fuels advised that it proposed to discuss with the members of Uranerz management who would not continue as employees or officers of Energy Fuels following completion of the Transaction an arrangement whereby the management members would agree that the severance payments payable by Energy Fuels as a result of the completion of the Transaction would be paid over a deferred period. Mr. Leboe is one of the members of Uranerz management to whom Energy Fuels made such a proposal. Energy Fuels and Mr. Leboe have since agreed that half of such severance payments will be paid through the issuance of Energy Fuels common shares calculated based on the five day volume weighted average closing price on the NYSE MKT of the Energy Fuels common shares on the date of closing of the Transaction with the remaining amount to be paid in cash on closing of the Transaction. Mr. Leboe will agree to a contractual restriction on resale with respect to the Energy Fuels common shares issued on closing of the Transaction with respect to the severance payment such that (i) no sales will be made during the initial six months from closing of the Transaction, and (ii) not more than 50% of the shares issued may be sold during the period from six months to one year following closing of the Transaction.

Golden Parachute Compensation

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each of Uranerz’ named executive officers could receive in connection with the Transaction pursuant to their respective change in control severance agreements and employment/ consultant agreements, and their subsequent agreements with Energy Fuels, each as described above under “Employment, Severance and Change in Control Agreements”. The completion of the Transaction will constitute a “change of control” under each executive officer’s change in control severance agreement and they will be entitled to receive the compensation summarized below in the event that either (i) the executive officer’s employment is terminated by Uranerz without cause, or (ii) the executive terminates their employment for good reason subsequent to the completion of the Transaction. We anticipate that the employment of Mr. Catchpole and Mr. Leboe will each be terminated by Uranerz following the completion of the Transaction, with the result that the compensation summarized below will be payable. However, we anticipate that Mr. Goranson will continue as an employee of Uranerz or Energy Fuels following the completion of the Transaction, with the result that we anticipate the compensation summarized below will not be paid to Mr. Goranson. Further, we anticipate that the employment agreement to be negotiated and executed by Mr. Goranson with Energy Fuels will provide a waiver to the right to receive any of such compensation as a result of the completion of the Transaction. If the current negotiations between Energy Fuels and Mr. Higgs, results in Mr. Higgs continuing as an employee or consultant of Uranerz or Energy Fuels following the completion of the Transaction, it is anticipated that the compensation summarized below will not be paid to Mr. Higgs. In that case, any employment or consulting agreement to be negotiated and executed by Mr. Higgs with Energy Fuels would be expected to provide a waiver to the right to receive any of such compensation as a result of the completion of the Transaction. With respect to stock options, all options held by the executive officers will continue to be exercisable for a period of 24 months following the closing date of the Transaction and any unvested options held will continue to vest on the original vesting schedule.

While Energy Fuels and Uranerz do not expect that Mr. Goranson’s employment will terminate in connection with the Transaction and Energy Fuels is currently in negotiations with Mr. Higgs to stay on as an employee or a consultant for a transition period at the closing of the Transaction, in which case the amounts below may not apply to Mr. Higgs, the amounts in the table assume, where applicable (and except as expressly noted), that each named executive officer’s employment is terminated in circumstances that would trigger the right to receive severance benefits and accelerated vesting in connection with a change in control of Uranerz under the agreements described above (a “qualifying termination”), and that such a qualifying termination of the executive’s employment occurred on May 15, 2015. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from Uranerz. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below (see “Proposal One – The Transaction – Employment, Severance and Change of Control Agreements” above for additional information).

	Cash		Perquisites/
	Severance	Equity	Benefits	Other	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Glenn Catchpole	428,000	Nil	8,000	428,000	864,000
Paul Goranson	782,000	Nil	38,000	Nil	820,000

Dennis Higgs	428,000	Nil	8,000	428,000	864,000
Benjamin Leboe	342,500	Nil	8,000	342,500	693,000

(1)

The amounts reported in this column represent the potential cash severance payments that would be made to the named executive officer assuming a qualifying termination of the executive’s employment on May 15, 2015 in connection with the Transaction. Energy Fuels and Uranerz do not, however, expect that the employment of each of the named executive officers’ employment will be terminated in connection with the Transaction, as discussed above.

(2)

The individuals named above will not be entitled to receive any payment on account of: (A) stock awards for which vesting would be accelerated; (B) in-the-money option awards for which vesting would be accelerated; and (C) payments in cancellation of stock and option awards. The individuals named above hold the following options to purchase shares of Uranerz common stock which will be converted into options to purchase Energy Fuels common shares upon completion of the Transaction, as set forth below:

Name	Option Awards
	Number of Shares of Uranerz Underlying Uranerz Options	Exercise Price of Uranerz Options ($)	Uranerz Option Expiry Date	Number of Shares of Energy Fuels Underlying Energy Fuels Options	Exercise Price of Energy Fuels Options ($)	Energy Fuels Option Expiry Date
Dennis Higgs	75,000 62,500 20,000 35,000 67,500 67,500 107,500 73,000	0.75 2.64 0.65 1.33 1.89 1.32 1.22 1.14	Jan 6, 2016 Jan 7, 2018 Jan 5, 2019 Jan 4, 2020 Dec 12, 2021 Dec 16, 2022 Jul 11, 2023 Jan 16, 2025	19,125 15,937 5,100 8,925 17,212 17,212 27,413 18,615	2.94 10.35 2.55 5.22 7.41 5.18 4.78 4.47	Two years from date of completion of the Transaction
Glenn Catchpole	190,000 125,000 70,000 135,000 135,000 150,500 73,000	0.75 2.64 1.33 1.89 1.32 1.22 1.14	Jan 6, 2016 Jan 7, 2018 Jan 4, 2020 Dec 12, 2021 Dec 16, 2022 Jul 11, 2023 Jan 16, 2025	48,450 31,875 17,850 34,425 34,425 38,377 18,615	2.94 10.35 5.22 7.41 5.18 4.78 4.47	Two years from date of completion of the Transaction

Paul Goranson	175,000 73,000	1.06 1.14	Dec 1, 2023 Jan 16, 2025	44,625 18,615	4.16 4.47	Two years from date of completion of the Transaction
Benjamin Leboe	100,000 125,000 70,000 135,000 135,000 114,100 73,000	1.96 2.64 1.33 1.89 1.32 1.22 1.14	May 23, 2016 Jan 7, 2018 Jan 4, 2020 Dec 12, 2021 Dec 16, 2022 Jul 11, 2023 Jan 16, 2025	25,500 31,875 17,850 34,425 34,425 29,095 18,615	7.69 10.35 5.22 7.41 5.18 4.78 4.47	Two years from date of completion of the Transaction

(3)

For Mr. Goranson, the amount reported in this column represents the estimated cost to provide the health and welfare benefits described above (including reimbursement of COBRA premiums for the applicable period) to the executive following a qualifying termination in connection with the Transaction. In the case of Messrs. Higgs, Catchpole and Leboe, the amounts reflect $4,000 per annum in lieu of coverage.

(4)

The amounts reported in this column represent an amount of the cash severance payment otherwise payable that the named executive officer has agreed to accept payment of by the issuance of Energy Fuels common shares calculated based on the five day volume weighted average closing price of the Energy Fuels common shares on the NYSE MKT on the closing of the Transaction.

Effect of the Transaction on Uranerz’ Warrants

At the Effective Time, each outstanding Uranerz warrant will entitle its holder to acquire, in lieu of one Uranerz share, a number of Energy Fuels common shares equal to the number of Uranerz warrants held multiplied by the Exchange Ratio, upon exercise in accordance with the terms of the original Uranerz warrant. The per share exercise price for the Energy Fuels shares issuable upon exercise of an assumed Uranerz warrant shall be equal (rounded up to the nearest whole cent) to the per-share exercise price of the Uranerz warrant immediately prior to the Effective Time divided by the Exchange Ratio. In the event a holder of the warrants exercises its warrants and receives shares of Uranerz common stock pursuant to the terms of the warrant prior to the Effective Time, those shares will be treated in the Transaction like all other shares of Uranerz common stock. As a result of the Transaction, certain non-U.S. holders of Uranerz warrants who are greater than 5% holders as determined under Sections 897 and 1445 of the Code may become subject to U.S. tax withholding under the Foreign Investment in Real Property Tax Act.

Material U.S. Federal Income Tax Considerations

General

The following general discussion sets forth the anticipated material U.S. federal income tax consequences applicable to U.S. holders (as defined below) and non-U.S. holders (as defined below) with respect to the receipt of Energy Fuels common shares pursuant to the Transaction and U.S. holders with respect to the ownership and disposition of such Energy Fuels common shares. This discussion addresses only holders who hold their shares of Uranerz common stock, and, after the Effective Time, U.S. holders who hold their Energy Fuels common shares, as a capital asset within the meaning of Section 1221 of the Code (as defined below).

This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. holder or non-U.S. holder as a result of the Transaction or may apply to a U.S. holder as a result of the ownership and disposition of Energy Fuels common shares. This discussion does not take into account the individual facts and circumstances of any particular U.S. holder or non-U.S. holder that may affect the U.S. federal income tax consequences to the holder, including specific tax consequences to a holder under an applicable tax treaty. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Accordingly, this discussion is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. In addition, this discussion does not address the U.S. federal alternative minimum, U.S. federal estate and gift, Medicare contribution, U.S. state and local or non-U.S. tax consequences of the Transaction or the ownership and disposition of Energy Fuels common shares.

No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Transaction or the ownership and disposition of Energy Fuels common shares received pursuant to the Transaction. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is based on the Internal Revenue Code of 1986, as amended (“Code”), U.S. Treasury regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available as of the date of this Registration Statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

This summary does not address holders subject to special tax rules, including without limitation, the following:

  banks, financial institutions, underwriters, or insurance companies;

  real estate investment trusts and regulated investment companies;
  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;
  U.S. expatriates or former long-term residents of the United States;
  entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such partnerships;
  dealers or traders in securities, commodities or currencies;
  grantor trusts;
  S corporations;
  passive foreign investment companies;
  controlled foreign corporations;
  holders subject to the alternative minimum tax;
  holders whose “functional currency” is not the U.S. dollar;
  holders who received their shares of Uranerz common stock, or, after the Transaction, U.S. holders who received their Energy Fuels common shares, through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;
  holders who own (directly, indirectly or through attribution) 5% or more by vote or value of the outstanding Uranerz common stock, or, after the Transaction, U.S. holders who own (directly, indirectly or through attribution) 5% or more by vote or value of the outstanding Energy Fuels common shares; or
  holders holding shares of Uranerz common stock, or, after the Transaction, U.S. holders holding Energy Fuels common shares, as part of a straddle, synthetic security, hedge, constructive sale, conversion transaction or other integrated investment.

Holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences of the Transaction and the ownership and disposition of Energy Fuels common shares.

If an entity or arrangement that is classified as a partnership (including any other “pass-through” entity) for U.S. federal income tax purposes holds shares of Uranerz common stock (or after the Transaction, Energy Fuels common shares), the U.S. federal income tax consequences to such partnership and the partners (or owners) of such partnership of participating in the Transaction and the ownership and disposition of Energy Fuels common shares received pursuant to the Transaction generally will depend on the activities of the partnership and the status of such partners (or owners). This summary does not address the tax consequences to any such partnership or partner (or owner). Partners (or owners) of entities and arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Transaction and the ownership and disposition of Energy Fuels common shares received pursuant to the Transaction.

Transactions Not Addressed

This summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with, the Transaction (whether or not any such transactions are undertaken in connection with the Transaction), including, without limitation, the following:

(a)       any conversion into shares of Uranerz common stock or Energy Fuels common shares of any notes, debentures or other debt instruments;

(b)       any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire shares of Uranerz common stock or Energy Fuels common shares, including the Uranerz options and the Uranerz warrants; and

(c)       any transaction, other than the Transaction, in which shares of Uranerz common stock or Energy Fuels common shares are acquired.

As used in this discussion, a “U.S. holder” means a beneficial owner of shares of Uranerz common stock or, after the Transaction, Energy Fuels common shares who is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) a trust that (A) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (iv) an estate that is subject to U.S. federal income tax on its income, regardless of source.

As used in this discussion, a “non-U.S. holder” is a beneficial owner of shares of Uranerz common stock or, after the Transaction, Energy Fuels common shares, participating in the Transaction or exercising dissenters’ rights that is not a U.S. holder and is not an entity classified as a partnership for U.S. federal income tax purposes.

Please consult your own tax advisor as to the specific tax consequences of the Transaction and the ownership and disposition of Energy Fuels common shares, including the applicable U.S. federal, state, local and non-U.S. tax consequences to you of the Transaction and the ownership and disposition of Energy Fuels common shares.

Material U.S. Federal Income Tax Considerations of the Transaction to U.S. Holders

Exchange of Shares of Uranerz Common Stock for Energy Fuels Common Shares under the Transaction

The Transaction should be treated as a taxable exchange and not as a tax-deferred exchange under Section 368(a) of the Code. Assuming that the Transaction is a taxable transaction, the exchange of shares of Uranerz common stock for Energy Fuels common shares will generally result in the following U.S. federal income tax consequences:

(a)       a U.S. holder of shares of Uranerz common stock will recognize gain or loss equal to the difference between (i) the fair market value of Energy Fuels common shares received by such U.S. holder in the Transaction, and (ii) the adjusted tax basis of such U.S. holder in such shares of Uranerz common stock exchanged pursuant to the Transaction;

(b)       the aggregate tax basis of Energy Fuels common shares received by a U.S. holder of shares of Uranerz common stock in the Transaction will be equal to the aggregate fair market value of Energy Fuels common shares on the date of receipt; and

(c)       the holding period of Energy Fuels common shares received by a U.S. holder in the Transaction will begin on the day after such shares are received.

Any gain or loss described in clause (a) immediately above would be capital gain or loss, which would be long-term capital gain or loss if the holding period with respect to such shares of Uranerz common stock is more than one year as of the Effective Time. Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

U.S. Holders Exercising Dissenters’ Rights

A U.S. holder that exercises dissenters’ rights in the Transaction and is paid cash in exchange for all of such U.S. holder’s shares of Uranerz common stock generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received by such U.S. holder in exchange for shares of Uranerz common stock (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (b) the adjusted tax basis of such U.S. holder in such shares of Uranerz common stock surrendered. Such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if such shares of Uranerz common stock have been held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

Material U.S. Federal Income Tax Considerations to U.S. Holders of Owning Energy Fuels Common Shares

The following discussion is subject, in its entirety, to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Taxation of Distributions

A U.S. holder that receives a distribution, including a constructive distribution, with respect to Energy Fuels common shares will be required to include the amount of the distribution in gross income as a dividend (without reduction for any foreign income tax withheld from the distribution) to the extent of the current or accumulated “earnings and profits” of Energy Fuels, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Energy Fuels, the distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the Energy Fuels common shares and thereafter as a gain from the sale or exchange of the Energy Fuels common shares (see “Sale or Other Taxable Disposition of Energy Fuels Common Shares” below). However, Energy Fuels may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. holder may have to assume that any distribution by Energy Fuels with respect to its common shares will constitute ordinary dividend income. Dividends received on Energy Fuels common shares by corporate U.S. holders generally will not be eligible for the “dividends received deduction.” Subject to applicable limitations and provided Energy Fuels is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by Energy Fuels to non-corporate U.S. holders generally will be eligible for the preferential tax rates applicable to “qualified dividends”, provided certain holding period and other conditions are satisfied, including that Energy Fuels is not a “passive foreign investment company” or “PFIC” (as defined below in the section entitled “Passive Foreign Investment Company Rules”) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Energy Fuels Common Shares

A U.S. holder will recognize gain or loss on the sale or other taxable disposition of Energy Fuels common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received (other than amounts, if any, that are, or are deemed to be, interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income), and (b) the U.S. holder’s tax basis in the Energy Fuels common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, the Energy Fuels common shares have been held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If Energy Fuels were to constitute a PFIC for any year during a U.S. holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. holder resulting from the acquisition, ownership and disposition of Energy Fuels common shares. Energy Fuels believes that it was not a PFIC for the tax year ended December 31, 2014. Based on current business plans and financial expectations, Energy Fuels expects that it will not be a PFIC for the current tax year ending December 31, 2015. Energy Fuels has made no determination regarding its PFIC status for future tax years. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that Energy Fuels has never been, and will not become, a PFIC for any tax year during which U.S. holders hold Energy Fuels common shares. No opinion of legal counsel or ruling from the IRS concerning the status of Energy Fuels as a PFIC has been obtained or is currently planned to be requested.

In any year in which Energy Fuels is classified as a PFIC, a U.S. holder will be required to file an annual report with the IRS containing such information as Treasury regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

Energy Fuels generally will be a PFIC if, after the application of certain “look-through” rules with respect to subsidiaries in which Energy Fuels holds at least 25% of the value of such subsidiary, for a tax year, (a) 75% or more of the gross income of Energy Fuels for such tax year is passive income (the “income test”) or (b) 50% or more of the value of Energy Fuels’ assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

If Energy Fuels were a PFIC in any tax year during which a U.S. holder held Energy Fuels common shares, such holder generally would be subject to special rules with respect to “excess distributions” made by Energy Fuels on the Energy Fuels common shares and with respect to gain from the disposition of Energy Fuels common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the Energy Fuels common shares received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. holder has received from Energy Fuels during the shorter of the three preceding tax years, or such U.S. holder’s holding period for the Energy Fuels common shares. Generally, a U.S. holder would be required to allocate any excess distribution or gain from the disposition of the Energy Fuels common shares ratably over its holding period for the Energy Fuels common shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at the rate applicable to underpayments of tax would apply. Any distribution made by Energy Fuels that does not constitute an “excess distribution” generally will be treated in the manner described above under “Material U.S. Federal Income Tax Consequences to U.S. Holders of Owning Energy Fuels Common Shares-Taxation of Distributions,” except that the preferential tax rate applicable to “qualified dividends” would not apply with respect to the Energy Fuels shares.

While there are U.S. federal income tax elections that can be made to mitigate the above-described adverse tax consequences (including the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner. A U.S. holder who makes a QEF Election generally must report on a current basis its share of Energy Fuels' net capital gain and ordinary earnings for any year in which Energy Fuels is a PFIC, whether or not Energy Fuels distributes any amounts to its shareholders. However, U.S. holders should be aware that there can be no assurance that Energy Fuels will satisfy the record keeping requirements that apply to a QEF, or that Energy Fuels will supply U.S. holders with information that such U.S. holders require to report under the QEF Election rules, in the event that Energy Fuels is a PFIC and a U.S. holder wishes to make a QEF Election. Thus, U.S. holders may not be able to make a QEF Election with respect to their Energy Fuels common shares. A U.S. holder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Energy Fuels common shares over the taxpayer’s basis therein.

U.S. holders should be aware that, for each tax year, if any, that Energy Fuels is a PFIC, Energy Fuels can provide no assurances that it will satisfy the record keeping requirements or make available to U.S. holders the information such U.S. holders require to make a QEF Election with respect to Energy Fuels or any subsidiary that also is classified as a PFIC. U.S. holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Energy Fuels common shares, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Foreign Tax Credit

A U.S. holder that pays (whether directly or through withholding) Canadian income tax in connection with the Transaction or in connection with the ownership or disposition of Energy Fuels common shares may be entitled, at the election of the U.S. holder, to receive either a deduction or a credit for the Canadian income tax paid. Generally, a credit will reduce a U.S. holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly, or through withholding) by a U.S. holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that the U.S. holder’s “foreign source” taxable income bears to the U.S. holder’s worldwide taxable income. In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as “foreign source” for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. holder should be treated as “U.S. source” for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Energy Fuels common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, which would result in a reduced foreign tax credit allowance to a U.S. holder. In addition, this limitation is calculated separately with respect to specific categories of income. Special foreign tax credit rules apply for foreign income taxes paid with respect to any distribution on shares of a PFIC. The foreign tax credit rules are complex, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. holder in connection with the ownership of Energy Fuels common shares, or on the sale, exchange or other taxable disposition of Energy Fuels common shares, or any Canadian dollars received in connection with the Transaction (including, but not limited to, U.S. holders exercising dissenters’ rights under the Transaction), will generally be included in the gross income of a U.S. holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of such amount, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be “U.S. source” income or loss for foreign tax credit purposes. Different rules apply to U.S. holders who use the accrual method with respect to foreign currency received upon the sale, exchange or other taxable disposition of the shares of Uranerz common stock or Energy Fuels common shares. Each U.S. holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting and Backup Withholding Tax

Under U.S. federal income tax law, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. holders may be subject to these reporting requirements unless their shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the United States or by a U.S. payor or U.S. middleman of (a) distributions on Energy Fuels common shares, (b) proceeds arising from the sale or other taxable disposition of Energy Fuels common shares, or (c) cash payments received in connection with the Transaction (including, but not limited to, U.S. holders exercising dissenters’ rights) may be subject to information reporting and backup withholding tax, currently at the rate of 28%. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder (a) furnishes a correct taxpayer identification number, certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding on a Form W-9, and otherwise complies with applicable requirements of the backup withholding rules or, (b) provides proof that it is otherwise exempt from backup withholding. Backup withholding is not an additional U.S. federal tax. Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the U.S. holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

Material U.S. Federal Income Tax Considerations of the Transaction to Non-U.S. Holders

Exchange of Shares of Uranerz Common Stock for Energy Fuels Common Shares

A non-U.S. holder who exchanges its shares of Uranerz common stock for Energy Fuels common shares pursuant to the Transaction will generally not be subject to U.S. federal income tax on any gain with respect to the Transaction unless:

•       the gain is effectively connected with the conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder;
•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Transaction, and certain other conditions are met; or
•       Uranerz is, or has been, a “United States real property holding corporation,” as discussed below under “Classification of Uranerz as a United States Real Property Holding Corporation,” for U.S. federal income tax purposes at any time during the shorter of (a) the five-year period ending at the Effective Time or (b) the period during which the non-U.S. holder has owned Uranerz common shares, and the non-U.S. holder has directly, indirectly, or constructively owned 5% or more of the issued and outstanding Uranerz common shares at any time during the same period.

If a non-U.S. holder’s gain is described in the first bullet point above, such non-U.S. holder will generally be treated for U.S. federal income tax purposes in the same manner as a U.S. holder as described above under “Material U.S. Federal Income Tax Consequences of the Transaction to U.S. Holders,” and generally will be subject to U.S. federal income tax on any gain realized, net of certain deductions, at the rates applicable to U.S. holders. Corporate non-U.S. holders whose gain is described in the first bullet point (and not the third bullet point) above may also be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected income (or, if an income tax treaty applies, on such income attributable to a U.S. permanent establishment). Individual non-U.S. holders described in the second bullet point above will generally be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized, which may be offset by “U.S. source” capital losses, even though such non-U.S. holders are not considered to be residents of the U.S.

Non-U.S. holders are urged to consult their own tax advisors regarding the tax consequences of the exchange of shares of Uranerz common stock for Energy Fuels common shares pursuant to the Transaction and the potential applicability of any income tax treaty.

Classification of Uranerz as a United States Real Property Holding Corporation

Uranerz believes that it likely is, or has been, a United States real property holding corporation, or “USRPHC,” as defined for U.S. federal income tax purposes. Generally, a U.S. corporation is a USRPHC if, at any time during the prior five-year period, at least 50% of the value of its real property and certain other assets consist of United States real property interests (“USRPIs”). For purposes of these rules, a USRPI includes land, growing crops and timber, and mines, wells and other natural deposits (including oil and gas properties and deposits) located in the United States, as well as equity interests in a USRPHC.

An exchange of shares of a USRPHC by a non-U.S. holder generally is subject to U.S. federal income tax as if the gain or loss from such exchange were effectively connected with the conduct of a U.S. trade or business (or, if a tax treaty applies, attributable to a U.S. permanent establishment). However, if shares of Uranerz common stock are considered regularly traded on an established securities market (including an over-the-counter market) within the meaning of Section 897 of the Code and the Treasury regulations issued thereunder, gain realized by a non-U.S. holder on the exchange of shares of Uranerz common stock for Energy Fuels common shares pursuant to the Transaction should not be subject to U.S. federal income tax unless such holder has directly, indirectly, or constructively owned more than 5-percent of the Uranerz common stock at any time during the shorter of (a) the five-year period ending on the Effective Date or (b) the period during which the non-U.S. holder has owned Uranerz common stock (a “5% non-U.S. holder”). For this purpose, constructive ownership generally includes ownership through corporations and other entities and options, warrants or other securities convertible into or exercisable for Uranerz common stock. 5% non-U.S. holders will be subject to U.S. federal income tax on any gain realized pursuant to the Transaction. Non-U.S. holders should consult their own tax advisors regarding whether they are 5% non-U.S. holders under the applicable U.S. federal income tax rules.

Uranerz expects that its shares of Uranerz common stock, which are traded on the NYSE MKT, should be treated as regularly traded on an established securities market for purposes of the applicable U.S. Treasury regulations. It is a condition to closing the Transaction, that legal counsel to Uranerz deliver an opinion to Energy Fuels which concludes that the shares of Uranerz common stock shall be regularly traded on an established securities exchange within the meaning of U.S. Treasury regulation Section 1.897 -9T(d) as of the Effective Time. However, such opinion will not be binding upon the IRS and no assurances can be given that the IRS will agree that Uranerz will satisfy the regularly traded exception at the Effective Time. If shares of Uranerz common stock are considered regularly traded on an established securities market, a non-U.S. holder generally will not recognize any realized gain for U.S. federal income tax purposes with respect to the exchange of shares pursuant to the Transaction, unless the U.S. Holder is a 5% non-U.S. holder. Energy Fuels will be required to withhold 10% of the gross fair market value of its common shares issued in exchange for a 5% non-U.S. holder’s shares of Uranerz common stock pursuant to Section 1445 of the Code.

If shares of Uranerz common stock are not considered to be regularly traded on an established securities market, all non-U.S. holders generally will recognize any realized gain for U.S. federal income tax purposes with respect to the exchange of shares pursuant to the Transaction. Energy Fuels will be required to withhold 10% of the gross fair market value of its shares being issued in exchange for all non-U.S. holders’ shares of Uranerz common stock pursuant to Section 1445 of the Code.

Any tax withheld on the exchange of shares in the Transaction can be credited against a non-U.S. holder’s U.S. federal income tax liability. Exceptions that reduce or eliminate the withholding tax may apply if certain requirements are met.

Non-U.S. holders should consult their own tax advisors concerning the federal income tax related to USRPIs.

Non-U.S. Holders Exercising Dissenters’ Rights

A non-U.S. holder who exercises dissenters’ rights in the Transaction generally should not be taxed on the receipt of cash in exchange for all of such non-U.S. holder’s shares of Uranerz common stock except in the circumstances described above under the “Material U.S. Federal Income Tax Consequences of the Transaction to Non-U.S. Holders-Exchange of Uranerz Common Shares for Energy Fuels Common Shares.” Amounts that are, or are deemed to be, interest for U.S. federal income tax purposes will be subject to a 30% withholding tax, unless an exemption applies or the rate is reduced or eliminated under an applicable income tax treaty.

Material Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) and the regulations enacted thereunder (the “Regulations”) to a beneficial owner of Energy Fuels common shares, shares of Uranerz common stock and Uranerz warrants who for the purposes of the Tax Act and at all relevant time: (i) deals at arm’s length with Energy Fuels and Uranerz; (ii) is not affiliated with Energy Fuels or Uranerz; and (iii) holds Energy Fuels common shares, shares of Uranerz common stock and Uranerz warrants (as the case may be) as capital property (each a “Holder”). Generally, the Energy Fuels common shares, shares of Uranerz common stock and Uranerz warrants will be considered to be capital property to a holder provided the holder does not hold them in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a “financial institution” (as defined in the Tax Act for the purposes of the mark-to-market rules), (ii) an interest in which would be a ‘‘tax shelter investment’’ (as defined in the Tax Act), (iii) that is a ‘‘specified financial institution’’ (as defined in the Tax Act), (iv) that has elected to report its ‘‘Canadian tax results’’ (as defined in the Tax Act) in a currency other than Canadian currency, (v) who enters into or has entered into a ‘‘synthetic disposition arrangement’’ or a ‘‘derivative forward agreement’’ (as defined in the Tax Act) with respect to the Energy Fuels common shares, shares of Uranerz common stock or Uranerz warrants, or (vi) in respect of which Uranerz constitutes a “foreign affiliate” (as defined in the Tax Act). Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Energy Fuels shares, controlled by a non-resident corporation, for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Holder should consult its own tax advisor.

This summary is not applicable to a Holder who has acquired or will acquire shares of Uranerz common stock or Energy Fuels common shares on the exercise of an employee stock option received in respect of, in the course of, or by virtue of, employment. In addition, this summary does not address tax considerations relevant to the treatment of Uranerz options under the Transaction. All affected Holders should consult their own tax advisors in this regard.

This summary is based upon the provisions of the Tax Act and the Regulations in force as of the date hereof, and management’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as proposed, the Canadian federal income tax consequences may not be as described below.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable in the respect of the Transaction and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative policies or assessing practices of the CRA. This summary does not take into account any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax consequences discussed herein.

This summary is of a general nature only and is not intended to be, and should not construed to be, legal, business or tax advice to any particular Holder of Energy Fuels common shares, shares of Uranerz common stock and Uranerz warrants. Accordingly, such Holders should consult their own tax advisors with respect to their particular circumstances.

Considerations of the Transaction Relevant to Energy Fuels Shareholders

Energy Fuels Shareholders Resident in Canada

The following portion of this summary is generally applicable to a Holder of Energy Fuels common shares who, for purposes of the Tax Act and at all relevant times is or is deemed to be resident in Canada and is not exempt from tax under Part I of the Tax Act (referred to as a “Resident Energy Fuels Shareholder”).

A Resident Energy Fuels Shareholder will not dispose of the Energy Fuels common shares or receive any consideration by virtue of the Transaction. Accordingly, each Resident Energy Fuels Shareholder will not realize a capital gain (or incur a capital loss).

Energy Fuels Shareholders Not Resident in Canada

The following portion of this summary is generally applicable to a Holder of Energy Fuels common shares and Energy Fuels warrants who, for purposes of the Tax Act and at all relevant times: (i) is not resident, nor deemed to be resident, in Canada for purposes of the Tax Act, and (ii) does not and will not use or holds or be deemed to use or hold Energy Fuels common shares or Energy Fuels warrants in the course of carrying on business in Canada (referred to as a “Non-Resident Energy Fuels Shareholder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere. Non-Resident Energy Fuels Shareholders should obtain tax advice of any foreign tax consequences of the Transaction based upon their particular circumstances.

A Non-Resident Energy Fuels Shareholder will not dispose of the Energy Fuels common shares or receive any consideration by virtue of the Transaction. Accordingly, each Non-Resident Energy Fuels Shareholder will not realize a capital gain (or incur a capital loss).

Considerations of the Transaction Relevant to Holders of shares of Uranerz common stock and Uranerz Warrants

Uranerz Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax convention, is, or is deemed to be, resident in Canada and is not exempt from tax under Part I of the Tax Act, and who holds shares of Uranerz common stock or Uranerz warrants (referred to in this portion of the summary as a “Resident Uranerz Holder”).

Exchange of shares of Uranerz common stock

Generally, a Resident Uranerz Holder whose shares of Uranerz common stock are exchanged as a result of the Transaction for Energy Fuels common shares will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Uranerz Holder of the shares of Uranerz common stock immediately prior to the Transaction. The proceeds of disposition to the Resident Uranerz Holder in respect of the Holder’s shares of Uranerz common stock will be equal to the aggregate of the fair market value at that time of the Energy Fuels common shares received in exchange for such shares of Uranerz common stock.

Treatment of Uranerz Warrants

As described in more detail under “Effect of the Transaction on Uranerz’ Warrants”, at the Effective Time each outstanding Uranerz warrant will entitle its holder to acquire, in lieu of one Uranerz share, a number of Energy Fuels common shares equal to the Exchange Ratio upon exercise, in accordance with the terms of the original Uranerz warrant. Although the matter is not free from doubt, Energy Fuels’ management believes the better view is that this treatment of the Uranerz Warrants under the Transaction should not be considered to be a disposition of the Uranerz warrants or receipt of a “new” warrant at the Effective Time, such that Resident Uranerz Holders should not realize a capital gain (or capital loss) with respect to the Uranerz warrants at the Effective Time. However, no tax ruling or legal opinion has been sought or obtained in this regard, and Resident Uranerz Holders should consult with their own tax advisors with respect to the tax considerations relevant to the treatment of the Uranerz warrants under the Transaction.

Exercise of Dissent Rights

The exercise of the dissent rights will be taxed as a disposition of the shares of Uranerz common stock. Such person who dissents will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Uranerz Holder of the shares of Uranerz common stock immediately prior to the Transaction.

Taxation of Capital Gains and Losses

One-half of any capital gain realized by a Resident Uranerz Shareholder will be included in the Resident Uranerz Shareholder’s income as a taxable capital gain and one-half of any capital loss realized by a Resident Uranerz Shareholder may generally be deducted only from taxable capital gains in accordance with the provisions of the Tax Act. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Alternative Minimum Tax

Capital gains realized or dividends received, or deemed to be received, by a Resident Uranerz Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

Additional Refundable Tax

A Resident Uranerz Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains.

Foreign Tax Credit or Deduction

U.S. taxes payable by a Resident Uranerz Holder in connection with the disposition of the shares of Uranerz common stock in the Transaction may be eligible for a foreign tax credit or deduction to the extent and subject to the limitations provided in the Tax Act. Affected Resident Uranerz Holders should consult their own tax advisors.

Uranerz Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the shares of Uranerz common stock or Uranerz warrants in a business carried on in Canada (referred to in this portion of the summary as a “Non-Resident Uranerz Holder”). Special rules, which are not discussed in this summary, may apply to certain Holders that are insurers carrying on an insurance business in Canada and elsewhere.

A Non-Resident Uranerz Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Uranerz Holder on a disposition of the shares of Uranerz common stock unless the shares of Uranerz common stock constitute ‘‘taxable Canadian property’’ (as defined in the Tax Act) of the Non-Resident Uranerz Holder at the time of disposition and the Non-Resident Uranerz Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Uranerz Holder is resident.

Provided the shares of Uranerz common stock are then listed on a designated stock exchange (which currently includes the NYSE MKT and the TSX), the shares of Uranerz common stock will generally not constitute taxable Canadian property of a Non-Resident Uranerz Shareholder at that time, unless at any time during the 60 month period immediately preceding the disposition of the shares of Uranerz common stock the following two conditions are satisfied concurrently: (i)(a) the Non-Resident Uranerz Holder, (b) persons with whom the Non-Resident Uranerz Holder did not deal at arm’s length, (c) partnerships in which the Non-Resident Uranerz Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the shares of Uranerz; and (ii) more than 50% of the fair market value of the shares of Uranerz common stock was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. A Non-Resident Uranerz Holder holding shares of Uranerz common stock that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

The exercise of the dissent rights will be treated as a disposition of the shares of Uranerz common stock, and for purposes of the following discussion, such disposition is assumed to occur at a time when the Uranerz common stock is no longer listed on a designated stock exchange. The Uranerz common stock will generally not constitute taxable Canadian property to a dissenting Non-Resident Uranerz Holder at that time, unless at any time during the 60-month period immediately preceding the disposition more than 50% of the fair market value of the Uranerz common stock was derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests in which were not themselves taxable Canadian property at the particular time) from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. A dissenting Non-Resident Uranerz Holder should consult a tax advisor to confirm the specific tax consequences that would be applicable.

As described in more detail under “Effect of the Transaction on Uranerz’ Warrants”, at the Effective Time each outstanding Uranerz warrant will entitle its holder to acquire, in lieu of one Uranerz share, a number of Energy Fuels common shares equal to the Exchange Ratio upon exercise, in accordance with the terms of the original Uranerz warrant. Although the matter is not free from doubt, Energy Fuels’ management believes the better view is that this treatment of the Uranerz Warrants under the Transaction should not be considered to be a disposition of the Uranerz warrants or receipt of a “new” warrant at the Effective Time, such that Non-Resident Uranerz Holders should not realize a capital gain (or capital loss) with respect to the Uranerz warrants at the Effective Time. However, no tax ruling or legal opinion has been sought or obtained in this regard, and Non-Resident Uranerz Holders should consult with their own tax advisors with respect to the tax considerations relevant to the treatment of the Uranerz warrants under the Transaction.

Material Canadian Federal Tax Consequences of Holding Energy Fuels Shares, Uranerz Warrants and Energy Fuels Warrants

Residents of Canada

The following portion of this summary is generally applicable, subsequent to the completion of the Transaction, to a Holder of Energy Fuels common shares, Uranerz warrants or Energy Fuels warrants who, for purposes of the Tax Act and at all relevant times is or is deemed to be resident in Canada and is not exempt from tax under Part I of the Tax Act (referred to as a “Resident Energy Fuels Holder”). In this portion of the summary, references to Uranerz warrants are references to warrants of Uranerz that effectively become exercisable into Energy Fuels common shares in the manner described in more detail under “Effect of the Transaction on Uranerz’ Warrants”.

Dispositions of Energy Fuels Shares, Uranerz Warrants and Energy Fuels Warrants

On the disposition or deemed disposition of an Energy Fuels share, Uranerz Warrant or Energy Fuels Warrant (other than a disposition arising on the exercise or expiry of a Uranerz Warrant or an Energy Fuels Warrant), the Resident Energy Fuels Holder will realize a capital gain (or capital loss) equal to the amount by which the Resident Energy Fuels Holder’s proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Energy Fuels share, Uranerz Warrant or Energy Fuels Warrant, respectively, and any reasonable costs of disposition. For a description of the treatment of capital gains and capital losses, see “Material Canadian Federal Income Tax Considerations - Material Canadian Tax Consequences of Holding Energy Fuels Shares, Uranerz Warrants and Energy Fuels Warrants - Residents of Canada - Capital Gain and Capital Losses” below.

Exercise of Warrants

The exercise of a Uranerz Warrant or an Energy Fuels warrant will not constitute a disposition of property for purposes of the Tax Act and, consequently, no gain or loss will be realized by a Resident Energy Fuels Holder upon the exercise of a Uranerz Warrant or an Energy Fuels warrant to acquire an Energy Fuels common share. When a Uranerz Warrant or an Energy Fuels warrant is exercised, the Resident Energy Fuels Holder’s cost of the Energy Fuels common share acquired thereby will be the aggregate of the Resident Energy Fuels Holder’s adjusted cost base of such Uranerz Warrant or Energy Fuels warrant exercised and the exercise price paid to thereby acquire the Energy Fuels common share. The cost to a Resident Energy Fuels Holder of an Energy Fuels common share so acquired must be averaged with the adjusted cost base (determined immediately before the exercise of a Uranerz Warrant or an Energy Fuels warrant) of all other Energy Fuels common shares held by the Resident Energy Fuels Holder as capital property at the time of the exercise of a Uranerz Warrant or an Energy Fuels warrant to determine the Resident Energy Fuels Holder’s adjusted cost base of all such Energy Fuels common shares held.

Expiry of Warrants

The expiry of an unexercised Uranerz Warrant or Energy Fuels warrant will generally result in a capital loss to the Resident Energy Fuels Holder equal to the Resident Energy Fuels Holder’s adjusted cost base of such Uranerz Warrant or Energy Fuels warrant immediately before its expiry. For a description of the treatment of capital gains and capital losses, see “Material Canadian Federal Income Tax Considerations - Material Canadian Tax Consequences of Holding Energy Fuels Shares, Uranerz Warrants and Energy Fuels Warrants - Residents of Canada - Capital Gain and Capital Losses” below.

Capital Gains and Capital Losses

One-half of any capital gain realized by a Resident Energy Fuels Holder will be included in the Resident Energy Fuels Holder’s income as a taxable capital gain and one-half of any capital loss realized by a Resident Energy Fuels Holder may generally be deducted only from taxable capital gains in accordance with the provisions of the Tax Act. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Where a Resident Energy Fuels Holder that is a corporation or trust (other than a mutual fund trust) disposes of an Energy Fuels share, the Resident Energy Fuels Holder’s capital loss from the disposition will generally be reduced by the amount of dividends previously designated by Energy Fuels to have been received by the Resident Energy Fuels Holder except to the extent that a loss on a previous disposition of an Energy Fuels share has been reduced by those dividends. Analogous rules apply where a corporation or trust (other than a mutual fund trust) is a member of a partnership that disposes of Energy Fuels shares. Affected Resident Energy Fuels Holders should consult their own tax advisors.

Dividends on Energy Fuels Common Shares

A Resident Energy Fuels Holder that is an individual (other than certain trusts), will be required to include in income the dividends received or deemed to be received on the Energy Fuels common shares, which will be subject to the normal gross-up and dividend tax credit rules applicable to dividends paid by taxable Canadian corporations under the Tax Act, including the enhanced gross-up and dividend tax credit applicable to any dividend designated by Energy Fuels as an “eligible dividend” in accordance with the provisions of the Tax Act. There may be limitations on Energy Fuel’s ability to designate dividends as “eligible dividends,” and Energy Fuels has made no commitments in this regard.

A Resident Energy Fuels Holder that is a corporation will be required to include in income any dividend received or deemed to be received on the Energy Fuels common shares and generally will be entitled to deduct an equivalent amount in computing its taxable income, subject to all restrictions under the Tax Act.

Private corporations (as defined in the Tax Act) and or certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Energy Fuels common shares to the extent such dividends are deductible in computing taxable income.

Alternative Minimum Tax

Capital gains realized or dividends received, or deemed to be received, by a Resident Energy Fuels Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

Additional Refundable Tax

A Resident Energy Fuels Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains.

Non-Residents of Canada

The following portion of this summary is generally applicable, subsequent to the completion of the Transaction, to a Holder of Energy Fuels common shares, Uranerz warrants or Energy Fuels warrants who, for purposes of the Tax Act and at all relevant times: (i) is not resident, nor deemed to be resident, in Canada for purposes of the Tax Act, and (ii) does not and will not use or holds or be deemed to use or hold Energy Fuels common shares, Uranerz warrants, or Energy Fuels warrants in the course of carrying on business in Canada (referred to as a “Non-Resident Energy Fuels Holder”). Special rules, which are not discussed below, may apply to a nonresident of Canada that is an insurer which carries on business in Canada and elsewhere.

Disposition of Energy Fuels Shares, Uranerz Warrants and Energy Fuels Warrants

A Non-Resident Energy Fuels Holder will not generally be subject to tax under the Tax Act on a disposition of an Energy Fuels common share, a Uranerz Warrant or an Energy Fuels warrant, unless the Energy Fuels common share, Uranerz Warrant or Energy Fuels warrant constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Energy Fuels Holder at the time of disposition and the Non-Resident Energy Fuels Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided the Energy Fuels common shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the NYSE MKT and the TSX) at the time of disposition, the Energy Fuels common shares, the Uranerz Warrants and the Energy Fuels warrants will generally not constitute taxable Canadian property of a Non-Resident Energy Fuels Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Energy Fuels Holder; (b) persons with whom the Non-Resident Energy Fuels Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Energy Fuels Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the shares of Energy Fuels; and (ii) more than 50% of the fair market value of the Energy Fuels common shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. A Non-Resident Energy Fuels Holder contemplating a disposition of Energy Fuels shares, Uranerz Warrants and Energy Fuels Warrants that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

Even if the Energy Fuels common shares, the Uranerz Warrants or Energy Fuels warrants are "taxable Canadian property" to a Non-Resident Energy Fuels Holder, such Non-Resident Energy Fuels Holder may be exempt from tax under the Tax Act on the disposition of such Energy Fuels common shares, Uranerz Warrants or Energy Fuels warrants by virtue of an applicable income tax treaty or convention. Non-Resident Energy Fuels Holders of common shares, Uranerz Warrants or Energy Fuels warrants that may constitute "taxable Canadian property" should consult their own tax advisors in this regard. If the Energy Fuels common shares, Uranerz Warrants or Energy Fuels warrants are "taxable Canadian property" to a Non-Resident Energy Fuels Holder and such Non-Resident Energy Fuels Holder is not exempt from tax under the Tax Act in respect of the disposition of such Energy Fuels common shares, Uranerz Warrants or Energy Fuels warrants pursuant to an applicable income tax treaty or convention, the tax consequences as described above under the headings " Material Canadian Tax Consequences of Holding Energy Fuels Shares, Uranerz Warrants and Energy Fuels Warrants - Residents of Canada - Capital Gains and Capital Losses " will generally apply. If the capital gains (or capital losses) are derived from the disposition of “taxable Canadian property” by a Non-Resident Energy Fuels Holder, the Non-Resident Energy Fuels Holder may in certain circumstances be required to file a Canadian tax return reporting the disposition even if no gain is realized by the Non-Resident Energy Fuels Holder on the disposition or the gain is otherwise exempt from Canadian tax under the provisions of an applicable income tax treaty or convention.

Receipt of Dividends on Energy Fuels Shares

Dividends received or deemed to be received by a Non-Resident Energy Fuels Holder on the Energy Fuels common shares will be subject to Canadian withholding tax under the Tax Act. The general rate of withholding tax is 25%, although such rate may be reduced under the provisions of an applicable income tax convention between Canada and the Non-Resident Energy Fuels Holder’s country of residence, for example, under the Canada-United States Income Tax Convention (1980) as amended, the rate is generally reduced to 15%.

ELIGIBILITY FOR INVESTMENT

The Energy Fuels common shares and Energy Fuels warrants would be qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered disability savings plans, deferred profit savings plans, tax-free savings accounts (“TFSAs”), and registered education savings plans, collectively, the “Plans”, provided that

a)

with respect to the Energy Fuels common shares, that the Energy Fuels common shares are listed on a “designated stock exchange” (which currently includes the NYSE MKT and TSX) at the relevant time; and

b)

with respect to the Energy Fuels warrants, that either (i) the warrants are listed on a "designated stock exchange" (as defined in the Tax Act) at the relevant time, or (ii) the Energy Fuels common Shares are listed on a "designated stock exchange" as defined in the Tax Act and neither Energy Fuels nor any person with whom Energy Fuels does not deal at arm's length is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the Plan.

Notwithstanding that the Energy Fuels common shares and Energy Fuels warrants may be a “qualified investment” for a trust governed by a TFSA, RRSP or RRIF, the holder of a TFSA or the annuitant under a RRSP or RRIF, as the case may be, who holds the Energy Fuels common shares or Energy Fuels warrants will be subject to a penalty tax if such Energy Fuels common shares or Energy Fuels warrants are a “prohibited investment” for purposes of the Tax Act. The Energy Fuels common shares or Energy Fuels warrants will generally be a “prohibited investment” if the holder or annuitant, as the case may be: (i) does not deal at arm’s length with Energy Fuels for the purposes of the Tax Act; or (ii) has a “significant interest” in Energy Fuels, within the meaning of the Tax Act. In addition, the Energy Fuels common shares or Energy Fuels warrants will not be a prohibited investment if they are “excluded property” as defined in the Tax Act for trusts governed by a TFSA, RRSP or RRIF. Holders and annuitants should consult their own tax advisors to ensure that the Energy Fuels common shares or Energy Fuels warrants would not be a prohibited investment for a trust governed by a TFSA, RRSP or RRIF in their particular circumstances.

As described in more detail under “Effect of the Transaction on Uranerz’ Warrants”, at the Effective Time each outstanding Uranerz warrant will entitle its holder to acquire, in lieu of one Uranerz share, a number of Energy Fuels common shares equal to the Exchange Ratio upon exercise, in accordance with the terms of the original Uranerz warrant. The effect of the Regulations to the Tax Act appears to be that the Uranerz Warrants cease to be a “qualified investment” for Plans as a result of the Transaction. Although it is not clear that this result would have been intended by the Department of Finance (Canada), there is insufficient guidance to form a contrary conclusion, and no income tax ruling or legal opinion has been sought or obtained in this regard. On the understanding that Uranerz warrants cease to be qualified investments for Plans as a result of the Transaction, affected Plans would be deemed to have acquired a non-qualified investment at such time, and the holder or annuitant of an affected Plan would be liable for a special penalty tax under the Tax Act imposed in respect of the fair market value of the Uranerz warrants held within the affected Plan at the relevant time, and other adverse results (not reviewed in this summary) can be expected to arise in respect of the Plan and its holder or annuitant under the Tax Act. The precise impact of these rules and the status of Uranerz warrants as investments other than “qualified investments” for purposes of the Plans, and potential mitigating steps for consideration by an affected holder or annuitant, are beyond the scope of this summary, and all affected Plan holders or annuitants (as the case may be) are advised to consult with their own tax advisors in this regard well in advance of the Effective Time.

Regulatory Approvals Required for the Transaction and Other Regulatory Matters

Energy Fuels and Uranerz have agreed to use their commercially reasonable efforts to obtain all governmental and regulatory approvals required to complete the Transaction as contemplated by the Merger Agreement.

US Nuclear Regulatory Commission

The uranium recovery operations of Uranerz are regulated by the United States Nuclear Regulatory Commission (the “NRC”) pursuant to the Atomic Energy Act of 1954, as amended. The NRC’s primary function is to ensure the protection of employees, the public and the environment from radioactive materials as well as to regulate most aspects of the uranium recovery process. The NRC regulations pertaining to uranium recovery facilities are codified in Title 10 of the Code of Federal Regulations (“10 CFR”). Uranerz currently holds a Materials License issued by the NRC for the Nichols Ranch ISR Project in Johnson and Campbell Counties, Wyoming. Under 10 CFR, the transfer of the Materials License is not permitted unless the NRC, after securing full information, finds that the transfer is in accordance with the provisions of the Atomic Energy Act and has given its consent in writing. The completion of the Transaction will result in a “change of control” with respect to Uranerz that triggers the requirement that the consent of the NRC be obtained in advance of completion of the Transaction. In order to obtain this consent, Uranerz must file a Notice of Change of Control and Ownership Information to the NRC (“Notice”). The Notice provides the NRC with a complete description of the proposed Transaction including, but not limited to, any transfer of stocks or assets or merger, any name change, any changes in personnel or duties that relate to the licensed program, and any changes in the organization, location, or procedures that relate to the licensed program. Uranerz must also confirm that all records concerning the safe and effective decommissioning of the facility will be transferred to the transferee and confirm that the transferee will abide by all constraints, conditions, requirements and commitments of the transferor under the Materials License. Under the Atomic Energy Act, the NRC will be required to make a determination that the completion of the Transaction will not be “inimical to the common defense and security, and would not constitute unreasonable risk to the health and safety of the public.” As part of this determination, the NRC will consider certain foreign ownership, control and domination factors. In addition, the NRC may require Energy Fuels to agree to certain commitments designed to ensure ongoing compliance with the terms of the Materials License.

Uranerz and Energy Fuels have submitted the Notice to the NRC in connection with the completion of the Transaction. Uranerz and Energy Fuels anticipate that the NRC may make a determination to grant its consent within 90 days of the submission; however the time frame for obtaining the consent may be longer than anticipated.

Wyoming Department of Environmental Quality

The uranium operations of Uranerz in Wyoming are also regulated by the Wyoming Department of Environmental Quality (the “WDEQ”). The WDEQ exercises delegated jurisdiction from the United States Environmental Protection Agency to administer the Clean Water Act and the Clean Air Act, and directly administers Wyoming statutes on mined land reclamation. Uranerz has been issued a number of permits for its operations at the Nichols Ranch ISR project, including permits relating to wellfield operations, deep disposal wells and air quality. Uranerz has discussed the change of control of Uranerz that will result from the completion of the Transaction with the WDEQ and is of the understanding that no approval of the WDEQ is required in connection with the Transaction as Uranerz will be the surviving corporation in the Transaction.

Wyoming Bond Financing Agreement

Uranerz entered into a Financing Agreement dated November 26, 2013 (the “Financing Agreement”) with Johnson County, Wyoming (the “County”) pursuant to which the County agreed to loan to Uranerz (the “Wyoming Loan”) the proceeds from the sale of its $20,000,000 Taxable Industrial Development Revenue Bond (Uranerz Energy Corporation Project), Series 2013, (the “Bond”) upon the terms and conditions set out in the Financing Agreement, for the purpose of financing the Nichols Ranch Project. The Bond was issued by the County pursuant to an indenture of trust dated as of November 26, 2013 between the County and UMB BANK, n.a. as trustee thereunder. The State of Wyoming, acting by and through the Wyoming State Treasurer, agreed to purchase the Bond subject to the terms and conditions specified under Wyoming Statute 9-4-715(m) and pursuant to the terms and conditions set out in a Bond Purchase Agreement entered into on November 26, 2013 among the State of Wyoming, acting by and through the Wyoming State Treasurer (the “State”), the County and Uranerz.

Uranerz has initiated discussions with the County and the State as to the appropriate documentation and acceptances that will be required in connection with the completion of the Transaction. It is anticipated that Uranerz, will be required to execute and deliver to the County and the State an executed assumption agreement pursuant to which it agrees to perform all of the original covenants and conditions under the Financing Agreement, together with an opinion of its legal counsel relating to the execution of the assumption agreement as well as other additional assurances and covenants.

Utah Department of Environmental Quality

Energy Fuels’ White Mesa Mill is regulated by the State of Utah Department of Environmental Quality (“UDEQ”) pursuant to a Radioactive Materials License, Groundwater Discharge Permit and Air Approval Order. Energy Fuels does not believe the completion of the Transaction will result in a “change of control” with respect to Energy Fuels that would trigger the requirement that the consent of UDEQ be obtained in advance of completion of the Transaction. Energy Fuels has requested confirmation from UDEQ that its consent will not be required, or, alternatively, that UDEQ grant its consent should UDEQ determine that such consent is required.

U.S. Antitrust Regulations

The completion of the Transaction is conditioned upon the receipt of all required antitrust clearances, consents and approvals. Although neither Uranerz nor Energy Fuels are required, in the United States or elsewhere, to make pre-Transaction notification filings or to await the expiration of any statutory waiting periods prior to completing the Transaction, the Federal Trade Commission, the Department of Justice, a state attorney general, or an antitrust enforcement authority in another country could challenge or seek to block the Transaction at any time, either before or after closing under the antitrust laws, as it deems necessary or desirable in the public interest. Moreover, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Transaction, before or after it is completed. Neither Uranerz nor Energy Fuels believe that the completion of the Transaction will result in a violation of any applicable U.S. or foreign antitrust laws. However, there can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

U.S. National Security Review

Section 721 of the Defense Production Act of 1950 (“Section 721”), authorizes the President of the United States to investigate, and to suspend or to prohibit, any transaction that could result in control of a U.S. business by a foreign person (a “Covered Transaction”) where the President determines that such transaction threatens to impair U.S. national security, and no other adequate and appropriate means are available to address that threat. In the exercise of Section 721 authority, the President relies on the inter-agency Committee on Foreign Investment in the United States . CFIUS consists of representatives of several U.S. agencies, including the Departments of Commerce, Defense, Energy, Homeland Security, Justice, State, and the Treasury, as well as the U.S. Trade Representative and other White House offices. The Treasury Department chairs and acts as the secretariat for CFIUS. CFIUS is empowered to review and to investigate Covered Transactions (i) where appropriate, to negotiate agreements to mitigate identified national security threats; (ii) to monitor and to enforce such mitigation agreements; (iii) to determine that no further action under Section 721 is necessary concerning a Covered Transaction based on the outcome of its review or investigation (including conclusion of a mitigation agreement); and (iv) to make recommendations to the President for a final decision if it is unable itself to resolve issues concerning a Covered Transaction.

There is no requirement to file a notice of a Covered Transaction with CFIUS, but CFIUS itself may self-initiate an investigation without being notified by the parties. Further, even if the parties to a Covered Transaction do not file a notice with CFIUS or if CFIUS does not self-initiate an investigation, the President maintains the authority to conduct an investigation into, and to suspend, to prohibit, and to reverse a Covered Transaction. Accordingly, it is customary and generally considered prudent to file a joint voluntary notice with CFIUS in order to secure timely CFIUS consideration of a Covered Transaction.

Upon initiation of a review of a Covered Transaction by CFIUS (which ordinarily occurs after CFIUS has accepted as complete a joint voluntary notice), Section 721 provides for a potentially three-stage process of consideration. Initially, CFIUS conducts a review, which must be completed no later than 30 days after initiation. In this review stage, CFIUS may either conclude consideration of the Covered Transaction after determining that there are no national security issues that warrant further action, or it may determine to initiate an investigation. If CFIUS initiates an investigation, then the investigation must be completed no later than 45 days after it commences. Upon the completion of its investigation, CFIUS may either determine that no further action is warranted (including by reason of a mitigation agreement), or it may determine to refer the matter to the President with its report and recommendations. If CFIUS refers the matter to the President, then the President may take up to another 15 days to reach a final determination.

With respect to this statutory timeframe, Section 721 requires that CFIUS ordinarily proceed to conduct an investigation of a Covered Transaction in certain circumstances. These circumstances include where the foreign person acquiring control of the U.S. business is controlled by a foreign government. In addition, the statutory timeframe may effectively be varied by CFIUS approval of a request by the parties to withdraw their notice. If the parties withdraw and later refile a notice, then the CFIUS review process commences from the beginning of the timeframe.

In evaluating a Covered Transaction under Section 721, CFIUS and the President are guided by various factors, including: (i) domestic production needed for projected national defense requirements; (ii) the capability and capacity of domestic industries to meet national defense requirements; (iii) the control of domestic industries and commercial activity by foreign citizens as it affects the capability and capacity of the United States to meet the requirements of national security; (iv) the potential effects of the proposed or pending transaction on sales of military goods, equipment, or technology to certain countries; (v) the potential effects of the proposed or pending transaction on U.S. international technological leadership in areas affecting U.S. national security; (vi) the potential national security-related effects on U.S. critical infrastructure, including major energy assets; (vii) the potential national security-related effects on U.S. critical technologies; (viii) whether the covered transaction is a foreign government-controlled transaction, and if so, (A) the adherence of the subject country to nonproliferation control regimes, including treaties and multilateral supply guidelines, (B) the relationship of such country with the United States, specifically on its record on cooperating in counter-terrorism efforts, and (C) the potential for transshipment or diversion of technologies with military applications, including an analysis of national export control laws and regulations; (ix) the long-term projection of United States requirements for sources of energy and other critical resources and material; and (x) such other factors as CFIUS or the President may determine to be appropriate generally or in connection with a specific review or investigation.

Uranerz and Energy Fuels submitted a joint voluntary notice with CFIUS on March 17, 2015, and the review period began March 20, 2015. On April 20, 2015, CFIUS issued a letter to Uranerz and Energy Fuels indicating that it had completed its review of the notice and had determined that there are no unresolved national security concerns with respect to the transaction.

Energy Fuels’ Status as a Foreign Private Issuer under the United States Securities Exchange Act of 1934

Energy Fuels is considered a “foreign private issuer” under the rules of the SEC. Energy Fuels is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Energy Fuels is required to file its annual report on Form 20-F with the SEC within four months of its fiscal year end, or Form 40-F, if applicable, with the SEC at the time it files its annual information form with the applicable Canadian securities regulatory authorities. In addition, Energy Fuels must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Energy Fuels in Canada or filed with the TSX, or regarding information distributed or required to be distributed by Energy Fuels to its shareholders.

Moreover, although Energy Fuels is required to comply with Canadian disclosure requirements, in some circumstances Energy Fuels is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Energy Fuels is required to file financial statements in accordance with IFRS, and therefore does not file financial statements prepared in accordance with U.S. generally accepted accounting principles. Furthermore, Energy Fuels is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information, although it must comply with Canadian disclosure requirements. In addition, among other matters, Energy Fuels’ officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Energy Fuels common shares. If Energy Fuels loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. Energy Fuels does, however, file quarterly financial information under Canadian periodic reporting requirements for public corporations, which is accessible through the Internet at www.sedar.com, and will furnish such quarterly financial information to the SEC under cover of Form 6-K, which is available at www.sec.gov. Insiders of Energy Fuels are generally required to disclose their trading in Energy Fuels shares within 5 days of the date of the trade and these trading activity reports can be accessed through the Internet at www.sedi.ca.

Energy Fuels expects that, upon completion of the Transaction, it will likely cease being considered a “foreign private issuer” under the rules of the SEC effective at the beginning of its next fiscal year.

Exchange of Shares in the Transaction

At or prior to the Effective Time, an exchange agent will be appointed to handle the exchange of shares of Uranerz common stock for Energy Fuels shares. Shares of Uranerz common stock will be automatically converted into the right to receive Energy Fuels common shares without the need for any action by the holders of shares of Uranerz common stock, provided that holders of shares of Uranerz common stock who have properly and validly exercised and perfected their right to dissent shall not have their shares automatically converted.

As promptly as practicable after the Effective Time, the exchange agent will send to each Uranerz shareholder of record a letter of transmittal. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to any certificates shall pass, only upon proper delivery of such certificates to the exchange agent. The letter of transmittal will be accompanied by instructions. Uranerz shareholders should not return stock certificates with the enclosed proxy card.

After the Effective Time, shares of Uranerz common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and be delisted from the NYSE MKT and the TSX and deregistered under the Exchange Act, and each certificate, if any, that previously represented shares of Uranerz common stock will represent only the right to receive the Transaction consideration as described above. Until holders of shares of Uranerz common stock have surrendered such shares to the exchange agent for exchange, those holders will not receive the Transaction consideration or any dividends or distributions on Energy Fuels shares into which their shares of Uranerz common stock have been converted with a record date after the Effective Time.

Uranerz shareholders will not receive any fractional Energy Fuels common shares pursuant to the Transaction. Each holder of Uranerz common stock exchanged pursuant to the Merger Agreement who would otherwise have been entitled to receive a fraction of an Energy Fuels common share (after taking into account all stock certificates delivered by such holder) will receive, in lieu of such fractional share, the number of Energy Fuels common shares rounded to the nearest whole number (and, if the fraction is 0.5, the number of Energy Fuels common shares shall be rounded up to the next whole number). The rounding of fractional Energy Fuels common shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Energy Fuels common shares.

Energy Fuels shareholders need not take any action with respect to their share certificates.

Listing of Energy Fuels Common Shares

It is a condition to the completion of the Transaction that the Energy Fuels common shares issuable in the Transaction or after the Transaction in respect of Uranerz equity awards be approved for listing on the NYSE MKT and TSX, subject, in the case of the TSX, to the making of certain prescribed filings as soon as possible following the completion of the Transaction. As of the date of this proxy statement/prospectus, the application for approval of the listing of the common shares of Energy Fuels issuable in the Transaction has been submitted to the TSX. An Additional Listing Application will be provided to the NYSE MKT in accordance with the requirements of the NYSE MKT Company Guide.

Dissenters’ Rights

Nevada Revised Statutes Section 92A.380 generally provides shareholders of Nevada corporations with dissent rights in connection with merger transactions, such as the Transaction, that are completed under Chapter 92A – “Mergers, Conversions, Exchange and Domestications”. While there is an exemption from these dissent requirements for companies such as Uranerz whose shares are traded on a “national securities exchange” and are accordingly “covered securities” under the Securities Act of 1933, the Uranerz board of directors has nevertheless determined that it is appropriate to grant dissent rights to Uranerz shareholders in connection with the Transaction. Accordingly, a Uranerz shareholder may dissent from the Transaction and request that the surviving corporation purchase such shareholder’s shares of Uranerz Common Stock for their “fair value.” To do this, such Uranerz shareholder must strictly comply with all applicable requirements of Nevada law.

A copy of Nevada Revised Statutes Sections 92A.300-92A.500, inclusive, regarding dissenters’ rights is attached to this proxy statement/prospectus as Annex B. Shareholders who are considering exercising dissenters’ rights should review the statutes carefully, particularly the steps required to perfect dissenters’ rights. NO PROVISION UNDER NEVADA LAW PROVIDES A SHAREHOLDER THE RIGHT TO LATER DEMAND PAYMENT, IF THE SHAREHOLDER DOES NOT FULLY COMPLY WITH ALL OF THE STATUTORY REQUIREMENTS. Set forth below is a summary of the steps to be taken by a Uranerz shareholder to exercise the right to dissent. This summary should be read in conjunction with the full text of Nevada Revised Statutes Sections 92A.300-92A.500 attached hereto as Annex B.

To exercise your right to dissent:

  BEFORE THE VOTE IS TAKEN ON PROPOSAL ONE, YOU MUST DELIVER WRITTEN NOTICE TO US STATING THAT YOU INTEND TO DEMAND PAYMENT FOR YOUR SHARES IF THE TRANSACTION IS CONSUMMATED; AND
  YOU MUST NOT VOTE YOUR SHARES OF URANERZ COMMON STOCK IN FAVOR OF THE TRANSACTION EITHER BY PROXY OR IN PERSON.

If you (i) send written notice of your intent to dissent before the vote on the Transaction and (ii) do not vote in favor of the Transaction, the surviving corporation is required to send to you a written dissenters’ notice within ten days after the Transaction is consummated telling you:

  where your demand for payment for your Uranerz common stock must be sent and where and when your stock certificates must be deposited;
  if your Uranerz common stock holding is not represented by certificates, to what extent the transfer of your Uranerz common stock will be restricted after the demand for payment is received; and
  the date by which the surviving corporation must receive your written demand form, which must be between 30 and 60 days after delivery of the surviving corporation’s notice to you,

and providing you with:

  a form to demand payment; and
  a copy of Nevada Revised Statutes Sections 92A.300 – 92A.500, inclusive.

YOUR FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTERS’ NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR URANERZ COMMON STOCK OTHER THAN AS PROVIDED IN THE MERGER AGREEMENT.

If you properly exercise your right to dissent and acquired your Uranerz common stock before January 5, 2015, when notice of the Transaction was first publicly made, then within 30 days of receipt of a properly executed demand for payment from you, the surviving corporation must pay you what it determines to be the fair value for your Uranerz common stock, plus interest. Payment is required to be accompanied by (i) specific financial records of Uranerz, (ii) a statement of the surviving corporation’s fair value estimate, including how interest was calculated, (iii) information regarding your right to challenge the fair value estimate, and (iv) copies of relevant portions of the Nevada law.

If you properly exercise your right to dissent and acquired your shares on or after January 5, 2015, you are entitled to receive payment of the amount that the surviving corporation estimates is the fair value of your Uranerz common stock but only if you accept that estimate. If you wish to contest the estimate, you may do so, but then you will not receive any payment until the contest is resolved.

Within 30 days of the surviving corporation’s fair value payment or notice, you have the right to notify the surviving corporation, in writing, of your own fair value estimate and demand payment of the amount not yet paid. Failure to do so will terminate your right to challenge the surviving corporation’s calculation of fair value. If you and the surviving corporation cannot agree on fair value, then the surviving corporation must commence legal action within 60 days after it receives your shareholder demand, seeking court determination of fair value. If the surviving corporation fails to commence a legal action within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount he, she or it demanded. Proceedings instituted by the surviving corporation will be in Carson City, Nevada. Costs of legal action will be assessed against the surviving corporation, unless the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith, in which case costs will be equitably distributed. Attorneys’ and expert fees may be awarded in such amount as the court deems equitable against any party that the court determines has acted arbitrarily, vexatiously or not in good faith (in the case of a former shareholder or the surviving corporation) or did not substantially comply with Sections 92A.300 – 92A.500 of the Nevada Revised Statutes (in the case of the surviving corporation).

FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THE NEVADA STATUTE WILL RESULT IN THE LOSS OF DISSENTERS’ RIGHTS.

A Uranerz shareholder who signs and returns the enclosed proxy card without expressly directing that his, her or its shares of Uranerz common stock be voted against the Merger Agreement will effectively waive his, her or its dissenters’ rights because the shares represented by the proxy form will be voted FOR the approval and adoption of the Merger Agreement.

Accordingly, a shareholder who desires to exercise and perfect dissenters’ rights with respect to any of his, her or its shares of Uranerz common stock must either (i) refrain from executing and returning the enclosed proxy form and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the “Against” or the “Abstain” box next to Proposal One on such form, or (iii) rescind any proxy and refrain from voting in favor of Proposal One. A vote or proxy against the Merger Agreement will not, in and of itself, constitute a notice of intent to dissent required under Nevada law.

A notice of intent to dissent may be executed by a record holder of Uranerz common stock, and may be either on behalf of such record holder or the beneficial owner of the Uranerz common stock, as the case may be. It must state that the record holder intends thereby to demand payment for his, her or its shares of Uranerz common stock if the Transaction is consummated. It should also state the record holder’s name, as it appears on the stock certificate. A record holder, other than a person (such as a stock broker) who holds shares as nominee for several beneficial owners, who determines to elect to exercise dissenters’ rights must dissent as to all shares of Uranerz common stock held by such record holder, or the record holder will lose his, her or its right to elect to exercise dissenters’ rights for any of the Uranerz common stock such record holder owns.

A record holder serving as a nominee may exercise dissenters’ rights with respect to all, but not less than all, of the shares of Uranerz common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. However, in such case, the written notice of intent to dissent should set forth fully and correctly (i) the record holder’s name, as it appears on the stock certificate, and (ii) the name(s) and address(es) of and number of shares owned beneficially by each beneficial owner as to whom the record holder is dissenting.

A beneficial owner (other than an employee stock ownership plan participant as such) may also directly exercise the right of dissent WITH THE WRITTEN CONSENT OF THE RECORD HOLDER, in which case the consent of the record holder must be provided to us not later than the beneficial owner’s notice of dissent. In such a case, the beneficial owner must dissent as to all shares of Uranerz common stock that he, she or it owns or over which he, she or it has voting control.

Shareholders who hold their shares in brokerage accounts or other nominee form and who wish to exercise dissenters’ rights are urged to consult with their brokers or nominees to determine the appropriate procedures.

If the shares of Uranerz common stock are owned in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice of intent to dissent should be made in that capacity, and if the shares are owned by more than one person, as in a joint tenancy or tenancy in common, the notice should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the notice of intent to dissent on behalf of an owner; however, the agent must identify the owner or owners and expressly disclose the fact that, in executing the notice, he, she or it is acting as agent for such owner or owners.

WRITTEN NOTICES OF INTENT TO DISSENT AND DEMAND PAYMENT FOR SHARES OF URANERZ COMMON STOCK IF THE TRANSACTION IS CONSUMMATED MUST BE DELIVERED PRIOR TO THE VOTE ON THE MERGER AGREEMENT TO EITHER:

  Uranerz Energy Corporation, Attention: Corporate Secretary, 1701 East “E” St., Casper, Wyoming, U.S.A., 82601; or
  in person, to the Secretary of Uranerz at the Special Meeting.

Shareholders considering seeking dissenters’ rights should be aware that the fair value of their shares as determined under Nevada law could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they did not seek payment of their shares through the exercise of their dissenters’ rights.

If any shareholder who properly demands payment for his, her or its shares of Uranerz common stock under the Nevada law fails to perfect, or effectively withdraws or loses, the right to payment, as provided under Nevada law, the shares of such shareholder will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement.

Because of the complexity of these procedures, you are urged to seek the advice of legal counsel if you are considering exercising your dissenter’s rights. Any failure to strictly follow any of these procedures may result in a termination or waiver of your dissenter’s rights under Nevada law.

Holders of Energy Fuels common shares are not entitled to dissenters’ rights in connection with the issuance of Energy Fuels common shares in the Transaction.

Restrictions on Sales of Shares by Certain Affiliates

The Energy Fuels common shares to be issued in connection with the Transaction will be freely transferable under the Securities Act, except for shares issued to any Uranerz shareholder who may be deemed to be an “affiliate” of Uranerz or Energy Fuels. Persons who may be deemed to be affiliates include Uranerz directors or executive officers who become directors or executive officers of the combined company after the Transaction, as well as principal shareholders of Uranerz prior to the Transaction.

Persons who may be deemed to be affiliates of Uranerz or Energy Fuels may not sell any of the Energy Fuels common shares received by them in connection with the Transaction except pursuant to:

  an effective registration statement under the Securities Act of 1933 covering the resale of those shares;
  an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or
  any other applicable exemption under the Securities Act of 1933.

The sale of Energy Fuels common shares received pursuant to the Transaction will be free from restriction under applicable Canadian securities legislation on the first trade of such Energy Fuels common shares provided that (1) Energy Fuels is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the sale; (2) such sale is not a control distribution, (3) no unusual effort is made to prepare the market or to create a demand for the Energy Fuels common shares, (4) no extraordinary commission or consideration is paid to a person or company in respect of such sale and (5) if the selling security holder is an insider or officer of Energy Fuels, the selling security holder has no reasonable grounds to believe that Energy Fuels is in default of Canadian securities legislation.

Litigation Related to the Transaction

Between January 6, 2015, and February 9, 2015, Uranerz, all of its directors, Energy Fuels, and Merger Sub were named as defendants in the following putative shareholder class action suits in the District Court of Clark County, Nevada and the District Court of Washoe County, Nevada: Barrett v. Uranerz Energy Corp., et al., No. A-15-711942-C (Clark Cnty.); Foreman v. Catchpole, et al., No. A-15-712125-C (Clark Cnty.); Travirca v. Uranerz Energy Corp., et al., No. A-15-712318-C (Clark Cnty.); Heims v. Uranerz Energy Corp., et al., No. A-15-712379 (Clark Cnty.); Bouch v. Uranerz Energy Corp, et al., No. A-15-712441-B (Clark Cnty.); Toderash v. Higgs, et al., No. A-15-712433-C (Clark Cnty.); Stern v. Uranerz Energy Corp., et al., No. A-15-712618-B (Clark Cnty.); Lang v. Higgs, et al., No. CV-15-00115 (Washoe Cnty.); Zimmer v. Uranerz Energy Corp., et al., No. A-15-712718-B (Clark Cnty.); Prewitt v. Uranerz Energy Corp., et al., No. A-15-713683 (Clark Cnty.). These suits generally allege claims for breach of fiduciary duty and related claims regarding the Transaction and seek, inter alia, prohibition and/or rescission of the Transaction, damages, and attorneys’ fees and costs. All of the cases in Clark County have been consolidated.

On May 18, 2015, the lead plaintiffs in Clark County filed a consolidated amended complaint, asserting claims similar to those brought in the original complaints and adding claims relating to the disclosures included by Uranerz and Energy Fuels in the Form F-4 registration statement filed by Energy Fuels with the SEC on May 8, 2015.

Uranerz and Energy Fuels believe these suits are without merit, and Uranerz, its board of directors, and Energy Fuels intend to vigorously defend against them.

THE BOARD OF DIRECTORS OF URANERZ UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES RECEIVED BY URANERZ’ BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

THE AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you.

The Merger Agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Uranerz or Energy Fuels. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Uranerz and Energy Fuels each acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 213.

This summary is qualified in its entirety by reference to the Merger Agreement a copy of which is included as Annex A to this proxy statement/prospectus. The Merger Agreement is incorporated by reference into this proxy statement/prospectus, and Energy Fuels and Uranerz encourages you to read it carefully in its entirety for a more complete understanding of the Merger Agreement.

General; The Transaction

At the Effective Time, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Nevada Business Corporations Act, Merger Sub, an indirect wholly-owned subsidiary of Energy Fuels, will merge with and into Uranerz, and the separate corporate existence of Merger Sub will cease. Uranerz will continue as the surviving corporation and as an indirect wholly-owned subsidiary of Energy Fuels.

When the Transaction Becomes Effective

If Uranerz shareholders adopt the Merger Agreement, the parties intend to close the Transaction as soon as practicable after the day on which the last condition to the completion of the Transaction set forth in the Merger Agreement is satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction of those conditions).

Merger Sub will file a statement of Transaction with the Secretary of State of the State of Nevada as soon as practicable after the satisfaction or waiver of all the closing conditions to the Transaction but in no event prior to the closing of the Transaction. The Transaction will become effective when the statement of Transaction is filed with the Secretary of State of the State of Nevada or at a later date and time as Uranerz and Energy Fuels agree and specify in the statement of Transaction.

Consideration to be Received Pursuant to the Transaction

The Merger Agreement provides that, at the Effective Time each issued and outstanding share of Uranerz common stock (other than shares of Uranerz common stock owned by Uranerz as treasury shares or by Energy Fuels), will be automatically converted into the right to receive 0.255 common shares of Energy Fuels for each share of Uranerz common stock.

The exchange ratio in the Transaction will be adjusted to reflect any stock dividend, distribution, subdivision, reorganization, reclassification, recapitalization, split, combination or exchange of shares having a record date after the date of the Merger Agreement and prior to the completion of the Transaction.

Upon conversion in the Transaction as described above, all of the shares of Uranerz common stock will be retired, will cease to be outstanding and will automatically be cancelled, and the holder of a certificate that, immediately prior to the Effective Time, represented shares of Uranerz common stock, will cease to have any rights with respect thereto, except the right to receive, upon the surrender of the certificate, the common shares of Energy Fuels as described above, without interest, together with any dividends, if applicable.

Treatment of Stock Options

Each outstanding and unexpired and unexercised option to purchase Uranerz common stock granted under Uranerz 2005 Nonqualified Stock Option Plan, as amended, will be automatically converted into an option to purchase a number of Energy Fuels common shares (rounded down to the nearest whole number of Energy Fuels common shares) equal to the product of (x) the aggregate number of shares of Uranerz common stock purchasable pursuant to the 2005 Nonqualified Stock Option Plan immediately prior to the Effective Time multiplied by (y) the Exchange Ratio at a price per Energy Fuels common share equal to the exercise price per Uranerz common share specified in the 2005 Nonqualified Stock Option Plan divided by the Exchange Ratio (such price rounded up to the nearest whole cent). Such converted options shall otherwise be subject to the same terms and conditions, including vesting and expiry date, as the 2005 Nonqualified Stock Option Plan. Energy Fuels will assume all obligations under the 2005 Nonqualified Stock Option Plan as at the Effective Time and from and after the Effective Time, and Energy Fuels will comply with all of the terms and conditions of the converted option, including the obligation to issue Energy Fuels common shares contemplated thereby upon the exercise thereof. For purposes of vesting conditions, the date of grant of the converted option shall be deemed to be the date on which the corresponding Uranerz stock option was granted.

Uranerz stock options held by independent directors of Uranerz , who are not officers or directors of Energy Fuels on Closing, shall expire on the earlier of (i) the current expiry date of such Uranerz stock options (exclusive of the operation of the early termination provisions of such Uranerz stock options) or (ii) six months after the closing date of the Transaction (the “Closing Date”).

Treatment of Warrants

Each warrant to purchase shares of Uranerz common stock that are outstanding immediately prior to the Effective Time, shall become exercisable into Energy Fuels common shares equal to the product of (x) the aggregate number of shares of Uranerz common stock issuable in respect of such Uranerz warrants immediately prior to the Effective Time multiplied by (y) the Exchange Ratio and that the exercise price of the assumed warrants will equal (i) the exercise price of the Uranerz warrants in effect immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. Each assumed warrant shall, consistent with the terms of the Uranerz warrants and Uranerz warrant indentures, contain appropriate provision such that the provisions of each Uranerz warrant (including the exercise period and the exercise price and provision for adjustment of the exercise price) shall thereafter be maintained in each such assumed warrant as nearly equivalent as may be practicable in relation to such Uranerz Warrant. From and after the Effective Time, Energy Fuels will comply with all of the terms and conditions set forth in each such assumed warrant.

Procedures for Exchange of Certificates; No Fractional Shares

At or prior to the Effective Time, Energy Fuels will:

  authorize one or more transfer agent(s) to act as exchange agent with respect to the Transaction; and

  deposit with exchange agent, as depositary for the Energy Fuels common shares, or any successor depositary thereto, a number of Energy Fuels common shares equal to the aggregate number of Energy Fuels common shares to be issued in exchange for the shares of Uranerz common stock pursuant to the Exchange Ratio.

As soon as practicable after the Effective Time, the exchange agent will send to each holder of record of a Uranerz common stock share certificate a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the applicable Energy Fuels common shares. You should not send in your Uranerz common stock share certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Energy Fuels or the exchange agent, post a bond in a reasonable amount and upon such terms as Energy Fuels and the exchange agent may require as indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed certificate. The exchange agent will pay in exchange for the lost, stolen or destroyed certificate the Energy Fuels common shares payable in respect of the shares of Uranerz common stock represented by the certificate, without interest.

The exchange agent will pay your Energy Fuels common shares to you (subject to any applicable withholding taxes) after you have surrendered your certificates for cancellation to the exchange agent and provided, together with the letter of transmittal, properly completed and duly executed, any other documents as may be required by the exchange agent.

If payment is to be made to a person other than the person in whose name the Uranerz common stock share certificate surrendered is registered, it will be a condition of payment that the surrendered certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment pay any transfer or other taxes required as a result of the issuance to a person other than the registered holder or establish to the exchange agent’s satisfaction that the tax has been paid or is not applicable.

Any portion of the exchange fund held by the exchange agent that remains unclaimed by holders of Uranerz common stock one year after the Effective Time will be returned to Energy Fuels, and any holder who has not exchanged stock certificates in accordance with the letter of transmittal and exchange instructions will thereafter look only to Energy Fuels, as a general creditor, for payment of the Energy Fuels common shares in the amount due to them under the Merger Agreement. Any certificates formerly representing shares of Uranerz common stock that are not deposited with all other required documents on or before the fifth anniversary of the Effective Time shall cease to represent any right or claim of any kind or nature and the right of the former shareholder of such shares of Uranerz common stock to receive certificates representing Energy Fuels common shares. The shares of Uranerz common stock otherwise issuable to such former Uranerz shareholder shall be deemed to be surrendered to Energy Fuels together with all dividends or distributions thereon held for such shareholder.

No dividends or other distributions declared or made with respect to Energy Fuels common shares with a record date after the Effective Time will be paid to the holder of any unsurrendered or untransferred Uranerz common stock share certificate. Following surrender or transfer of any Uranerz common stock share certificate, the holder of Energy Fuels common shares will be paid, without interest, the amount of any such dividends or other distributions.

No certificates or scrip or fractional Energy Fuels common shares or book-entry credit representing any fractional share interests will be issued upon the surrender of Uranerz common stock share certificates. Each holder of Uranerz common stock exchanged pursuant to the Merger Agreement who would otherwise have been entitled to receive a fraction of an Energy Fuels common share (after taking into account all stock certificates delivered by such holder) will receive, in lieu of such fractional share, the number of Energy Fuels common shares rounded to the nearest whole number (and, if the fraction is 0.5, the number of Energy Fuels common shares shall be rounded up to the next whole number). The rounding of fractional Energy Fuels common shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Energy Fuels common shares.

Representations and Warranties

Uranerz has made customary representations and warranties in the Merger Agreement to Energy Fuels and Merger Sub, including, among other things, as to:

  corporate organization and valid existence, power to conduct business, qualification and good standing of Uranerz;

  validity of organizational documents and absence of a breach of those documents;

  capitalization of Uranerz;

  Uranerz’ corporate authority to enter into and carry out the obligations under the Merger Agreement, enforceability of the Merger Agreement against Uranerz and the approval of the board of directors of Uranerz;

  absence of a conflict with its articles of incorporation, by-laws, or any laws or the creation of any liens or payment obligations as a result of the Transaction;

  compliance of documents filed by it with all applicable requirements of the Securities Act, the Exchange Act, and applicable Canadian securities laws, as the case may be, and the applicable rules and regulations promulgated thereunder and the accuracy and completeness of the information in those documents;

  financial statements;

  absence of undisclosed liabilities;

  off-balance sheet arrangements;

  absence of any “material adverse effect” and other selected changes since December 31, 2013;

  tax matters;

  litigation;

  employee benefit plans;

  environmental matters;

  compliance with applicable laws and regulations;

  insurance;

  properties and mining claims;

  material contracts;

  required shareholder vote;

  accuracy and completeness of the information supplied for use in this proxy statement/prospectus or any related filing;

  intellectual property;

  transactions with affiliates and related parties;

  brokers’ and other transaction fees;

  the opinion of its financial advisor and its board approvals;

  related party transactions;

  compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti- corruption laws;

  maintenance of disclosure controls and procedures; and

  inapplicability of anti-takeover statutes and rights agreements.

The Merger Agreement also contains representations and warranties made by Energy Fuels and Merger Sub to Uranerz, including, among other things, as to:

  corporate organization and valid existence, power to conduct business, qualification and good standing of Energy Fuels and its subsidiaries;

  validity of organizational documents and absence of a breach of those documents;

  ownership of Merger Sub;

  capitalization of Energy Fuels;

  Energy Fuels’ corporate authority to enter into and carry out the obligations under the Merger Agreement and enforceability of the Merger Agreement against Energy Fuels;

  absence of a conflict with its articles of incorporation, by-laws, or any laws or the creation of any liens or payment obligations as a result of the Transaction;

  compliance of documents filed by it with all applicable requirements of the Securities Act and Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the accuracy and completeness of the information in those documents;

  financial statements;

  absence of undisclosed liabilities;

  off-balance sheet arrangements;

  absence of any “material adverse effect” and other selected changes since December 31, 2013;

  tax matters;

  litigation;

  employee benefit plans;

  environmental matters;

  compliance with applicable laws and regulations;

  insurance;

  properties and mining claims;

  material contracts;

  required shareholder vote;

  operations of Merger Sub;

  accuracy and completeness of the information supplied for use in this proxy statement/prospectus or any related filing;

  Energy Fuels common shares;

  the issuance of converted options and assumed warrants;

  intellectual property;

  transactions with affiliates;

  brokers’ and other transaction fees;

  the opinion of its financial advisor and its board approvals;

  related party transactions;

  compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti- corruption laws;

  maintenance of disclosure controls and procedures; and

  inapplicability of anti-takeover statutes and rights agreements.

Many of the representations and warranties in the Merger Agreement are qualified by the concept of “material adverse effect”. For the purposes of the Merger Agreement, a “material adverse effect” means any effect that is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), operations or results of operations of such party and its subsidiaries taken as a whole, other than any effect: (i) relating to the Canadian or United States economies, political conditions or securities markets in general; (ii) affecting the uranium mining or milling industry or nuclear power generation industry in general; (iii) resulting from changes in the price of uranium; (iv) relating to a change in the market trading price of shares of Uranerz or Energy Fuels, either (a) related to the Merger Agreement and the Transaction or the announcement thereof or (b) related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect referred to in clause (i), (ii), (iii) above, or (v), below or (v) relating to any generally applicable change in applicable laws (other than orders, judgments or decrees against such person or any of its subsidiaries) or in accounting principles or standards applicable to Uranerz or Energy Fuels; provided, however, that the effect referred to in (i), (ii) or (v) above does not primarily relate only to (or have the effect of primarily relating only to) Uranerz, Energy Fuels or any subsidiary of Energy Fuels, taken as a whole, or disproportionately adversely to Uranerz, Energy Fuels or any subsidiary of Energy Fuels, taken as a whole, compared to other companies of similar size operating in the industry in which it and its subsidiaries operate.

The representations and warranties contained in the Merger Agreement do not survive the Effective Time.

Agreements Relating to Uranerz’ Operations Prior to Completion of the Transaction In the Merger Agreement, Uranerz has agreed that until the completion of the Transaction, it will conduct its business in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties. In addition, Uranerz has agreed, subject to limited exceptions, that it will not prior to the completion of the Transaction, do any of the following without the prior written consent of Energy Fuels:

  amend or propose to amend its articles of incorporation or bylaws or other organizational documents;

  (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (ii) repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities, (iii) split, combine or reclassify any shares of its capital stock or (iv) issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of shares of common stock upon the exercise of its stock options or warrants, in each case, in accordance with their terms at the time of exercise;

  issue, sell, pledge, dispose of or encumber any securities (whether through the issuance or granting of options, warrants, rights or otherwise, other than upon the exercise of its stock options outstanding on the date of the Merger Agreement), or enter into any amendment of any term of any outstanding security;

  (i) incur or assume any indebtedness except indebtedness incurred in the ordinary course of business and consistent with past practice and in no event exceeding $1,500,000 in the aggregate or as otherwise set out in the document titled “5-Year URZ Operating Summary” (the “Uranerz Budget”) provided by Uranerz to Energy Fuels, (ii) modify the terms of any indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice and in no event exceeding $200,000 in the aggregate or as otherwise set out in the Uranerz Budget, (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than short-term investments of cash in the ordinary course of business);

  subject any assets to, incur, create or assume, any lien other than a permitted lien or any liability as a guarantor or surety with respect to the obligations of any person other than in the ordinary course of business consistent with past practice;

  increase the compensation payable, or to become payable, or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of Uranerz who are not directors or officers of Uranerz;

  adopt, amend or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person;

  engage in any transaction which could subject Uranerz to either a civil penalty assessed pursuant to specified sections of the Employee Retirement Income Security Act of 1974, as amended (which are sometimes refer to in this proxy statement/prospectus as ERISA), or a tax penalty assessed pursuant to specified sections of the Internal Revenue Code;

  terminate any of its benefit plans, or take any other action with respect to a benefit plan that could result in liability;

  take any action that could adversely affect Uranerz’ compliance with the applicable requirements of ERISA;

  fail to make full payment when due of all amounts under Uranerz’ benefit plans;

  fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any benefit plans;

  adopt or amend, or accelerate the payment or vesting of benefits under, any benefit plan;

  acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or in any other manner, any business or person, exceeding $1,000,000;

  enter into any agreement, understanding or commitment that materially restrains, limits or impedes its ability, or would materially limit the ability of the surviving entity or any of its affiliates after the Effective Time, to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time, provided Uranerz may enter into confidentiality agreements and property acquisition agreements which contain “area of interest” restrictions typical in the mining industry in connection with transactions permitted under the immediately preceding bullet above;

  sell, lease, license or otherwise surrender, relinquish or dispose of any assets with an aggregate fair market value exceeding $1,000,000;

  transfer, sell, pledge, encumber or dispose of any capital stock or other equity interest in any subsidiary, other than in connection with the immediately preceding bullet above;

  incur or commit to any capital expenditures, or become bound or obligated to participate in any operation, or consent to participate in any operation other than in the ordinary course of business, as contemplated in current mine plans or as otherwise previously disclosed to Energy Fuels;

  make any change to any material tax method of accounting, make or change any material tax election, authorize any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return or settle or compromise any material tax liability, except where the action would not have a material effect on the tax position of Uranerz;

  (i) pay, discharge or satisfy any material account payable or other material liability beyond or in advance of its due date or the date when the account payable or liability would have been paid in the ordinary course of business and consistent with past practice or (ii) compromise, settle, grant any waiver or release relating to any action, suit or proceeding, other than settlements or compromises where the amount paid or to be paid does not exceed $1,000,000 in the aggregate for all claims;

  change any method of accounting or accounting practice or procedure except for any change required by U.S. GAAP;

  enter into any joint venture, partnership or other similar arrangement or materially amend or modify the terms of (or waive any material rights under) any existing joint venture, partnership or other similar arrangement;

  enter into any agreement or transaction that would be required to be disclosed by Uranerz pursuant to the Merger Agreement regarding affiliate transactions if such agreement or transaction had been entered into prior to the date of the Merger Agreement;

  grant, or change, any severance or termination pay, other than with respect to employment agreements entered into with new employees in the ordinary course of business consistent with past practice;

  engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

  effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of Uranerz;

  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

  enter into, amend, modify, or terminate, or make any commitment in respect of, any contract or agreement that is material to the business, properties, assets, financial condition or results of operations of Uranerz, including, without limitation, any material contract, except in the ordinary course of business consistent with past practice, or (ii) enter into any contract or agreement that limits or otherwise restrains Uranerz from competing in or conducting any line of business or engaging in business in any significant geographic area;

  cause or allow any material insurance policies (or substantial equivalents thereof) to lapse or terminate;

  pay, discharge, settle or satisfy any lawsuit or threat of any lawsuit or proceeding or other investigation against Uranerz or relating to its business, properties or assets, other than (i) in the ordinary course of business for amounts not in excess of $500,000 in any case, and not to exceed $1,000,000 in the aggregate, (ii) pursuant to existing contractual obligations, or (iii) worker’s compensation claims in the ordinary course of business;

  except as may be required by applicable law, settle any material audit with respect to taxes or file any amended tax return that would materially alter the tax obligation of Energy Fuels or its subsidiaries;

  take any action that would result in the breach of any representation and warranty of Uranerz under the Merger Agreement (except for representations and warranties made as of a specific date) such that Energy Fuels would have the right to terminate the Merger Agreement;

  enter into or make any loans to any of its officers, directors or employees or make any change in its borrowing or lending arrangements for or on behalf of any of such persons; and

  agree or commit to do any of the foregoing.

Agreements Relating to Energy Fuels’ Operations Prior to Completion of the Transaction In the Merger Agreement, Energy Fuels has agreed that until the completion of the Transaction, it will conduct its business in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties. In addition, Energy Fuels has agreed, subject to limited exceptions, that it will not prior to the completion of the Transaction, do any of the following without the prior written consent of Uranerz:

  amend or propose to amend its articles of incorporation or bylaws or other organizational documents;

  (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (ii) repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities or (iii) split, combine or reclassify any shares of its capital stock;

  issue, sell, pledge, dispose of or encumber any securities (whether through the issuance or granting of options, warrants, rights or otherwise, other than in the ordinary course of business, upon the exercise of Energy Fuels stock options outstanding on the date of the Merger Agreement), or enter into any amendment of any term of any outstanding security;

  (i) incur or assume any indebtedness except indebtedness incurred in the ordinary course of business and consistent with past practice and in no event exceeding $1,500,000 in the aggregate or as otherwise set out in the document titled “Energy Fuels Proposed Business Plan and Budget 2015 Through 2017” (the “Energy Fuels Budget”) provided by Energy Fuels to Uranerz, (ii) modify the terms of any indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a wholly owned subsidiary of Energy Fuels), except in the ordinary course of business and consistent with past practice and in no event exceeding $200,000 in the aggregate or as otherwise set out in the Energy Fuels Budget, (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Energy Fuels, or by such subsidiaries to Energy Fuels and other than short-term investments of cash in the ordinary course of business);

  subject any assets to, incur, create or assume, any lien other than a permitted lien or any liability as a guarantor or surety with respect to the obligations of any person other than in the ordinary course of business consistent with past practice;

  engage in any transaction which could subject Energy Fuels to either a civil penalty assessed pursuant to specified sections of the Employee Retirement Income Security Act of 1974, as amended (which are sometimes refer to in this proxy statement/prospectus as ERISA), or a tax penalty assessed pursuant to specified sections of the Internal Revenue Code;

  terminate any of its benefit plans, or take any other action with respect to a benefit plan that could result in liability;

  take any action that could adversely affect Energy Fuels compliance with the applicable requirements of ERISA;

  fail to make full payment when due of all amounts under Energy Fuels benefit plans;

  fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any benefit plans;

  adopt or amend, or accelerate the payment or vesting of benefits under, any benefit plan;

  acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or in any other manner, any business or person, exceeding $1,000,000;

  enter into any agreement, understanding or commitment that materially restrains, limits or impedes its ability, or would materially limit the ability of the surviving entity or any of affiliate of the surviving entity after the Effective Time, to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time, provided Energy Fuels may enter into confidentiality agreements and property acquisition agreements which contain “area of interest” restrictions typical in the mining industry in connection with transactions permitted under the immediately preceding bullet above;

  sell, lease, license or otherwise surrender, relinquish or dispose of any assets with an aggregate fair market value exceeding $1,000,000;

  transfer, sell, pledge, encumber or dispose of any capital stock or other equity interest in any subsidiary other than in connection with the immediately preceding bullet above;

  incur or commit to any capital expenditures, or become bound or obligated to participate in any operation, or consent to participate in any operation other than in the ordinary course of business, as contemplated in current mine plans or as otherwise previously disclosed to Uranerz;

  make any change to any material tax method of accounting, make or change any material tax election, authorize any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return or settle or compromise any material tax liability, except where the action would not have a material effect on the tax position of Energy Fuels and its subsidiaries taken as a whole;

  (i) pay, discharge or satisfy any material account payable or other material liability beyond or in advance of its due date or the date when the account payable or liability would have been paid in the ordinary course of business and consistent with past practice or (ii) compromise, settle, grant any waiver or release relating to any action, suit or proceeding, other than settlements or compromises where the amount paid or to be paid does not exceed $1,000,000 in the aggregate for all claims;

  change any method of accounting or accounting practice or procedure except for any change required by IFRS;

  enter into any joint venture, partnership or other similar arrangement or materially amend or modify the terms of (or waive any material rights under) any existing joint venture, partnership or other similar arrangement in circumstances where the sum of (i) the assets of Energy Fuels involved, and (ii) the amount of the obligations and liabilities assumed or agreed to by Energy Fuels, is in excess of $5,000,000;

  enter into any agreement or transaction that would be required to be disclosed by Energy Fuels pursuant to the Merger Agreement regarding affiliate transactions if such agreement or transaction had been entered into prior to the date of the Merger Agreement;

  engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

  effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of Energy Fuels;

  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

  (i) enter into, amend, modify, or terminate, or make any commitment in respect of, any contract or agreement that is material to the business, properties, assets, financial condition or results of operations of Energy Fuels, including, without limitation, any material contract, except in the ordinary course of business consistent with past practice, provided that, a commitment will not be considered material unless the amount of the obligations or liabilities assumed or agreed to by Energy Fuels under such commitment are in excess of $5,000,000, or (ii) enter into any contract or agreement that limits or otherwise restrains Energy Fuels from competing in or conducting any line of business or engaging in business in any significant geographic area;

  cause or allow any material insurance policies (or substantial equivalents thereof) to lapse or terminate;

  pay, discharge, settle or satisfy any lawsuit or threat of any lawsuit or proceeding or other investigation against Energy Fuels or relating to its business, properties or assets, other than (i) in the ordinary course of business for amounts not in excess of $500,000 in any case, and not to exceed $1,000,000 in the aggregate, (ii) pursuant to existing contractual obligations, or (iii) worker’s compensation claims in the ordinary course of business;

  except as may be required by applicable law, settle any material audit with respect to taxes or file any amended tax return that would materially alter the tax obligation of Energy Fuels or its subsidiaries;

  take any action that would result in the breach of any representation and warranty of Energy Fuels under the Merger Agreement (except for representations and warranties made as of a specific date) such that Uranerz would have the right to terminate the Merger Agreement; and

  agree or commit to do any of the foregoing.

Non-Solicitation and Acquisition Proposals

The Merger Agreement provides that each of Uranerz and Energy Fuels and their subsidiaries, and their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives, will not:

  solicit, assist, initiate, knowingly encourage or facilitate (including by way of discussion (other than to state they are not permitted to have discussions), negotiation, furnishing information, permitting any visit to any facilities or properties of Uranerz or Energy Fuels or their respective subsidiaries, or entering into any form of written or oral agreement, arrangement or understanding any inquiries, proposal or offers regarding, or that may reasonably be expected to lead to, any acquisition proposal;

  engage or participate in any discussions (other than to state they are not permitted to have discussions) or negotiations regarding, or provide any information with respect to or otherwise cooperate in any way with any person (other than Uranerz, Energy Fuels, and their representatives) regarding any acquisition proposal or potential acquisition proposal;

  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the other party, the approval or recommendation of the Transaction by such party’s board of directors or any of its committees except where a material adverse effect in respect of the other party has occurred and such party’s board of directors has determined that, as a consequence of such material adverse effect, it would be inconsistent with the fiduciary duties of the directors of such party to continue to recommend the Transaction;

  approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, any acquisition proposal;

  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any acquisition proposal (other than an acceptable confidentiality agreement as described below); or

  release any person from or waive or otherwise forebear in the enforcement of any confidentiality or standstill agreement or any other agreement with such person that would facilitate the making or implementation of any acquisition proposal.

Under the Merger Agreement, Uranerz and Energy Fuels shall immediately cease and cause to be terminated any existing solicitation, discussion, negotiation, encouragement or activity with any person by Uranerz, Energy Fuels, or any of their representatives with respect to any acquisition proposal or any potential acquisition proposal. Uranerz and Energy Fuels will also immediately cease to provide any person with access to information concerning Uranerz or Energy Fuels in respect of any acquisition proposal or any potential acquisition proposal, and request the return or destruction of all confidential information provided to any person that has entered into a confidentiality agreement with Uranerz or Energy Fuels relating to any acquisition proposal or potential acquisition proposal to the extent provided for in such confidentiality agreement and shall use all commercially reasonable efforts to ensure that such requests are honored.

The Merger Agreement requires that Uranerz and Energy Fuels shall promptly (and in any event within 24 hours) notify the other party of any proposal, inquiry, offer or request received by Uranerz, Energy Fuels or their representatives: (i) relating to an acquisition proposal or potential acquisition proposal; (ii) for discussions or negotiations in respect of an acquisition proposal or potential acquisition proposal; or (iii) for non-public information relating to Uranerz or Energy Fuels, or any of their respective subsidiaries, access to properties, books and records or a list of the holders of shares of Uranerz common stock, Energy Fuels shares or the shareholders of any of their respective subsidiaries.

However, under the Merger Agreement, following the receipt by Uranerz or Energy Fuels of a bona fide written acquisition proposal made after the date of the Merger Agreement that did not result in a breach of the Merger Agreement, Uranerz, Energy Fuels, or their representatives may:

•

contact the person making such acquisition proposal and its representatives solely for the purpose of clarifying the terms and conditions of such acquisition proposal and the likelihood of its consummation so as to determine whether such acquisition proposal is, or is reasonably likely to lead to, a superior proposal; and

•

if the board of directors of Uranerz or Energy Fuels, as applicable, determines, after consultation with its outside legal and financial advisors, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal:

o

furnish information with respect to Uranerz or Energy Fuels and its subsidiaries, as applicable, to the person making such acquisition proposal and its representatives only if such person has entered into an acceptable confidentiality agreement, provided that Uranerz or Energy Fuels, as applicable, sends a copy of such confidentiality agreement to Uranerz or Energy Fuels, as applicable, promptly following its execution and Uranerz or Energy Fuels, as applicable, is promptly provided with a list of, and access to the information provided to such Person; and

o

engage in discussions and negotiations with the person making such acquisition proposal and its representatives provided that all such information access and discussions shall cease during the match period.

The Merger Agreement also provides, that Uranerz or Energy Fuels may (i) enter into an agreement (other than an acceptable confidentiality agreement) with respect to an acquisition proposal that is a superior proposal and/or (ii) make an adverse recommendation change, provided:

•	Uranerz or Energy Fuels shall have complied with its non-solicitation obligations under the Merger Agreement;
•

the board of directors of Uranerz or the board of directors of Energy Fuels, as applicable, has determined, after consultation with its outside legal and financial advisors, that such acquisition proposal is a superior proposal;

•

Uranerz or Energy Fuels has delivered written notice to the other party of the determination of their board of directors that the acquisition proposal is a superior proposal and of the intention of such board of directors to approve or recommend such superior proposal and/or to enter into an agreement with respect to such superior proposal, together with a copy of such agreement executed by the person making such superior proposal and a summary of the valuation analysis attributed by such board of directors, in good faith to any non-cash consideration included in such acquisition proposal after consultation with its financial advisors, and together with a summary analysis articulating why the acquisition proposal is determined by such board of directors to be a superior proposal (the "superior proposal notice");

  the match period has elapsed;

  if Energy Fuels (or Uranerz) has offered to amend the terms of the Transaction and the Merger Agreement during the match period, such acquisition proposal continues to be a superior proposal compared to the amendment to the terms of the Transaction offered by Energy Fuels (or Uranerz) at the termination of the match period; and

  Uranerz or Energy Fuels, as applicable, terminates the Merger Agreement in compliance with the terms of the Merger Agreement and Uranerz or Energy Fuels, as applicable, has previously paid or, concurrently with termination, pays in cash a break fee of US$5 million to the other party.

During the match period, Energy Fuels or Uranerz shall have the opportunity, but not the obligation, to offer to amend the terms of the Transaction and the Merger Agreement and Uranerz and Energy Fuels shall cooperate with the other party with respect thereto, including negotiating in good faith with the other party to enable the other party to make such adjustments to the provisions of the Transaction and the Merger Agreement.

For purposes of the Merger Agreement, an “acquisition proposal” means any proposal or offer, or public announcement of an intention to make a proposal or offer, to such party or its security holders from any person or group of persons "acting jointly or in concert" (within the meaning of Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids) which constitutes, or may be reasonably expected to lead to (in either case whether in one transaction or a series of transactions):

  any take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, merger, tender offer, exchange offer, consolidation, recapitalization or reorganization resulting in any person or group of persons owning 20% or more of the issued and outstanding equity or voting interests of Uranerz or Energy Fuels;

  any sale of assets (or any lease, long-term supply arrangement, licence or other arrangement having the same economic effect as a sale) of Uranerz or Energy Fuels representing 20% or more of the consolidated assets (based on the fair market value thereof), revenues or earnings of Uranerz or Energy Fuels and for clarity includes (but not limited to) the sale of (1) with respect to the Uranerz, any one of the Nichols Ranch project (and/or processing plant), the Hank project, the Jane Dough project and (2) with respect to the Energy Fuels, any one of the White Mesa Mill and any surrounding mineral properties described in Energy Fuels latest filed annual report on Form 40-F (other than properties described as being non-material in such annual report on Form 40-F), the Roca Honda Project, Gas Hills project or the Sheep Mountain project;

  any sale or issuance of shares or other equity interests (or securities convertible into or exercisable for such shares or interests) in Uranerz or Energy Fuels representing 20% or more of the issued and outstanding equity or voting interests of Uranerz or Energy Fuels; and

  any arrangement whereby effective operating control of Uranerz or Energy Fuels is granted to another party or person.

For purposes of the Merger Agreement, a “potential acquisition proposal” means any proposal, inquiry, offer or request received by Uranerz, Energy Fuels, or their representatives that could reasonably lead or be expected to lead to an acquisition proposal.

For purposes of the Merger Agreement, an “acceptable confidentiality agreement” means a confidentiality agreement that contains provisions that are not less favorable to Uranerz (or Energy Fuels) than those contained in the confidentiality agreement between Energy Fuels and Uranerz dated June 30, 2014, as amended on December 4, 2014.

For purposes of the Merger Agreement, a “superior proposal” means a bona fide acquisition proposal that is made in writing after the date of the Merger Agreement and did not result from a breach of the Merger Agreement by Uranerz, Energy Fuels, or their representatives and that the board of directors of Uranerz or the board of directors of Energy Fuels determines in good faith after consultation with its legal and financial advisors:

  is made to Uranerz (or Energy Fuels) or all the Uranerz common shareholders (or Energy Fuels common shareholders) and in compliance with applicable securities laws, and is made for all or substantially all of the assets of Uranerz or Energy Fuels or all shares of Uranerz common stock, or Energy Fuels shares not owned by the person making the acquisition proposal;

  that funds or other consideration necessary for the consummation of such acquisition proposal are available to ensure that the third party will have the funds or other consideration necessary for the consummation of the acquisition proposal;

  if consummated in accordance with its terms would result in a transaction financially superior for Uranerz or Energy Fuels and its security holders than the transaction contemplated by the Merger Agreement, taking into account the form and amount of consideration, the likelihood and timing of completion and the other terms thereof;

  is reasonably capable of completion in accordance with its terms taking into account all legal, financial, regulatory and other aspects of such acquisition proposal;

  is not subject to approval by the board of directors or the equivalent of the third party, is not subject to the third party receiving a fairness opinion or similar evaluation, and is not subject to a due diligence condition; and

  that the taking of action in respect of such acquisition proposal is necessary for the board of directors of Uranerz or board of directors of Energy Fuels in the discharge of its fiduciary duties under applicable laws.

For purposes of the Merger Agreement, “match period” means five business days after the date a superior proposal notice was received by Uranerz or Energy Fuels.

For purposes of the Merger Agreement, an “adverse recommendation change” is the withdrawal, modification or qualification of Uranerz or Energy Fuels approval or recommendation of the

Transaction and the recommendation or approval of an acquisition proposal that is a superior proposal.

Employee Matters

The Merger Agreement provides that:

  on and after the closing of the Transaction (the “Closing”), until at least the 90th day after the Closing, Energy Fuels shall cause the surviving entity to provide each employee of Uranerz who is retained by the surviving entity with (i) salary that is not less than the salary immediately prior to the Closing, and (ii) the benefit plans, programs and arrangements that are currently provided to Energy Fuels employees under Energy Fuels benefit plans, programs and arrangements.

  upon the Closing, each Uranerz employee who is retained by the surviving entity shall be immediately eligible to participate in Energy Fuels group health plan (as defined in Section 5000(b)(1) of the Code) and credit such employee the amount of vacation time that such employee had accrued under any of Uranerz vacation policies as of the Closing Date.

  Energy Fuels shall, or shall cause the surviving entity to, assume and honor in accordance with their terms all change in control and termination agreements disclosed to Energy Fuels pursuant to the terms of the Merger Agreement applicable to employees of Uranerz arising from completion of the Transaction. Provided, however, that to the extent that Energy Fuels or the surviving entity or any other affiliate of Energy Fuels offers employment to any employee of Uranerz following completion of the Transaction, such employment shall be on terms concerning future changes of control and termination agreed to between the employee and Energy Fuels or its affiliate that are consistent with the terms currently in effect for the employees of Energy Fuels and its affiliates.

Other Agreements

The Merger Agreement further provides that:

  from the date of the Merger Agreement until the Effective Time, Uranerz will provide to Energy Fuels (and Energy Fuels’ officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives) and Energy Fuels will provide to Uranerz (and Uranerz officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives) (i) reasonable access during normal business hours, upon prior notice, to its officers, employees, agents, properties, offices and other facilities and technology, processes, books, business and financial records, business plans, budget and projections, customers, suppliers and other information of Uranerz, and the work papers of its independent accountants, and otherwise provide such assistance as may be reasonably requested and (ii) promptly furnish any information concerning the business, properties, contracts, assets, liabilities, personnel and other information as reasonably requested;

  subject to compliance with applicable law, from the date of the Merger Agreement until the Effective Time, each of Uranerz and Energy Fuels will confer on a regular and frequent basis with one or more representatives of the other to report on their respective material operational matters and the general status of ongoing operations;

  each of Uranerz and Energy Fuels will make all required filings in connection with the Merger Agreement, including with respect to the United States Nuclear Regulatory Commission;

  Uranerz and Energy Fuels will promptly notify the other after becoming aware of the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty of any party contained in the Merger Agreement to be untrue or inaccurate in any material respect or otherwise cause any condition to the obligations of any party not to be satisfied;

  Uranerz and Energy Fuels will promptly notify the other after becoming aware of any failure of Uranerz or Energy Fuels to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied pursuant to the Merger Agreement;

  Uranerz and Energy Fuels shall take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction or if any state takeover statute or similar statute or regulation becomes applicable take all action necessary to ensure that such transactions may be consummated as promptly as practicable and to minimize the effect of such statute or regulation on the Transaction;

  Uranerz will take steps to cause the Uranerz Shareholder Rights Plan to terminate as of the Effective Time and any rights issued under the Shareholder Rights Plan will terminate and be of no further force or effect effective as of the Effective Time;

  Uranerz shall take all steps necessary to ensure that, as of the date which Uranerz files on SEDAR a Form 10-K in respect of its financial year ended December 31, 2014, it has filed a technical report in respect of each mineral property which is material to Uranerz and which complies with the requirements of NI 43-101 and which is current as of the filing of such Form 10-K; and

  Energy Fuels shall take all steps necessary to ensure that as of the date on which Energy Fuels files on SEDAR an annual information form in respect of its financial year ended December 31, 2014, Energy Fuels has filed a technical report in respect of each mineral property which is material to Energy Fuels which complies with the requirements of NI 43-101 and which is current as of the filing of such annual information form.

Indemnification and Insurance of Uranerz’ Directors and Officers

The Merger Agreement provides, prior to the Effective Time, Uranerz will purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by Uranerz that are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time.

Energy Fuels will, or will cause the surviving entity and its subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Time. If a tail policy is not available, then Energy Fuels agrees that for the period of two years following the Effective Time, Energy Fuels shall cause the surviving entity or any successor to the surviving entity to maintain Uranerz current directors’ and officers’ insurance policies or substantially equivalent policies subject in either case to terms and conditions no less advantageous to the directors and officers of Uranerz than those contained in the policies in effect on the date of the Merger Agreement, for all present and former directors and officers of Uranerz, covering claims made prior to or within such two year period, provided the Energy Fuels shall not be required to spend annual premiums in excess of 300% of the premiums paid by Uranerz.

Conditions to the Transaction

The obligation of each of Uranerz and Energy Fuels to complete the Transaction is subject to the satisfaction or waiver of the conditions described in this section.

Closing Conditions for Each Party

The obligations of Uranerz and Energy Fuels to complete the Transaction are subject to the fulfillment, at or prior to the Effective Time of the Transaction, of the following conditions:

  approval of the Uranerz shareholders and Unaffiliated Shareholders at the Special Meeting of Uranerz shareholders;

  the approval of the Energy Fuels shareholders at a special meeting of Energy Fuels shareholders (which may be combined with Energy Fuels’ annual meeting of shareholders);

  the absence of any statute, rule, regulation, executive order, decree, temporary restraining order, injunction or other order issued by a court or other governmental entity preventing the completion of the Transaction;

  this proxy statement/prospectus must be effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus may be in effect and no proceeding for the purpose of suspending or stopping the effectiveness of this proxy statement/prospectus may be pending before or threatened by the SEC;

  the issuance of the Energy Fuels common shares to be issued in the Transaction and upon exercise of the converted options and assumed warrants must be approved for listing on the NYSE MKT and the TSX, subject to official notice of issuance or customary conditions;

  all filings, consents, authorizations and approvals of any governmental authority required to be made or obtained by Energy Fuels, Merger Sub, Uranerz or any of their subsidiaries to consummate the Transaction, including, without limitation, any required filings and or approvals of the United States Nuclear Regulatory Commission and the State of Utah Division of Radiation Control, shall have been made or obtained, other than those that if not made or obtained would not, individually or in the aggregate, have a material adverse effect on Uranerz, Energy Fuels or the surviving entity (in each case, after giving effect to the Transaction);

  There are no suits, actions, investigations, inquiries or other proceedings instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission that seeks to enjoin, prevent, materially delay or otherwise impose material limitations on the consummation of the Transaction; and

  CFIUS approval has been obtained.

Additional Closing Conditions for Energy Fuels

Energy Fuels’ obligation to complete the Transaction is subject to satisfaction or waiver, at or prior to the Effective Time of the Transaction, of the following additional conditions:

  the representations and warranties of Uranerz set forth in the Merger Agreement that are qualified by material adverse effect or materiality must be true and accurate and the representations and warranties of Uranerz set forth in the Merger Agreement that are not qualified by material adverse effect or materiality must be true and accurate in all material respects, in each case, as of the Closing Date (except, in either case, to the extent that the representation or warranty speaks as of another date);

  Uranerz must have performed in all material respects all obligations and complied in all material respects with all agreements and covenants in the Merger Agreement to be performed and complied with by it;

  Energy Fuels must have received a certificate signed on behalf of Uranerz to the effect that the conditions described in the preceding two bullet points have been satisfied;

  from the date of the Merger Agreement through the Effective Time, no material adverse effect must have occurred with respect to Uranerz and no event, change or circumstance that would reasonably be likely to result in a material adverse effect with respect to Uranerz must have occurred;

  Energy Fuels must have received an opinion, dated the Closing Date, of counsel to Uranerz, in form and substance reasonably satisfactory to Energy Fuels, to the effect that the shares of common stock of Uranerz are regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897-9T(d) as of the Closing Date;

  Energy Fuels must have received evidence reasonably satisfactory to it that the aggregate amount of all unpaid costs and expenses incurred by Uranerz in connection with the Transaction is not in excess of $1,500,000 (excluding commissions and fees paid to Haywood or Euro Pacific);

  taxes required to be withheld by Energy Fuels or Merger Sub under Section 1445 of the Code shall not exceed $2,000,000;

  the number of dissenting shares held by shareholders of Uranerz who have exercised dissent rights will comprise less than 5% of the issued and outstanding shares of common stock of Uranerz; and

  each consent, waiver and approval required under the Merger Agreement must have been obtained, and Uranerz must provide Energy Fuels with copies thereof.

Additional Closing Conditions for Uranerz

Uranerz’ obligation to complete the Transaction is subject to satisfaction or waiver, at or prior to the Effective Time of the Transaction, of the following additional conditions:

  the representations and warranties of Energy Fuels and Merger Sub set forth in the Merger Agreement relating to organization and valid existence, authority to enter into and carry out the obligations under the Merger Agreement and enforceability of the Merger Agreement (in each case, read without giving effect to any materiality or material adverse effect qualifiers set forth in those representations and warranties) must be true and correct in all material respects as of the Closing Date except to the extent that the representation or warranty speaks as of another date;

  Energy Fuels and Merger Sub must have performed in all material respects all obligations and complied in all material respects with all agreements and covenants in the Merger Agreement to be performed and complied with by them;

  Uranerz must have received a certificate signed on behalf of Energy Fuels to the effect that the conditions described in the preceding two bullet points have been satisfied;

  from the date of the Merger Agreement through the Effective Time, no material adverse effect must have occurred with respect to Energy Fuels and no event, change or circumstance that would reasonably be likely to result in a material adverse effect with respect to Energy Fuels must have occurred;

  Dennis Higgs and Glenn Catchpole must have been appointed to the board of directors of Energy Fuels and the Energy Fuels board of directors must be comprised of eight members; and

  each consent, waiver and approval required under the Merger Agreement must have been obtained, and Energy Fuels must provide Uranerz with copies thereof.

Termination of the Merger Agreement

Circumstances Under Which Either Party May Terminate the Merger Agreement

The Merger Agreement may be terminated by either party at any time before the Effective Time:

  by mutual written agreement of Energy Fuels and Uranerz;

  if the Transaction is not completed on or before July 31, 2015 (however, the right to terminate will not be available to a party whose failure to fulfill any obligation under the Merger Agreement or the breach of any representation or warranty under the Merger Agreement has been the cause of, or resulted in, the failure of the Transaction to have been completed on or before July 31, 2015);

  if any applicable law makes completion of the Transaction illegal or if any judgment, injunction, order or decree of a court or other governmental authority restrains or prohibits the completion of the Transaction and such decision becomes final and non- appealable (however, the right to terminate is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in court action);

  if there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement that (i) would give rise to the failure of selected closing conditions and (ii) if susceptible to cure, has not been cured in all material respects prior to the earlier to occur of (x) 20 business days following delivery and receipt by the other part of written notice of the breach or (y) July 31, 2015;
  by either party, if the other party’s shareholder approval has not been obtained because of the failure to obtain such approval at such other party’s shareholder meeting;
  by either party, if the other party breaches or fails to perform in any material respect its non-solicitation obligations under the Merger Agreement;
  by either party, if the other party fails to hold or is otherwise in material breach of its obligations to hold its shareholder meeting;
  if the board of directors of the other party or any committee thereof makes an adverse recommendation change; and
  by either party, if (i) the other party delivers a superior proposal notice of such party’s intent to enter into a Transaction, acquisition or other agreement (including an agreement in principle) to effect a superior proposal and received by such party in compliance with its non-solicitation obligations under the Merger Agreement and (ii) such party pays to the other party the termination fee as described below in “Termination Fees and Expenses”.

Effects of Terminating the Merger Agreement

If the Merger Agreement is terminated, the Merger Agreement becomes null and void and there will be no liability or obligation on the part of Energy Fuels, Merger Sub or Uranerz except for the provisions relating to confidentiality and other general provisions contained in Article XI of the Merger Agreement. Provided however, such termination will not relieve any party from any liability with respect to any willful, knowing or fraudulent breach of any representation, warranty, covenant or other obligation contained in the Merger Agreement.

Termination Fees and Expenses

Under the Merger Agreement, Uranerz has agreed to pay Energy Fuels a termination fee of $5,000,000 in any of the following circumstances:

  Energy Fuels terminates the Merger Agreement because Uranerz breached or failed to perform in any material respect its non-solicitation obligations, the obligation of Uranerz to hold the special meeting of its shareholders to approve the Merger Agreement or the board of directors of Uranerz makes an adverse recommendation change, provided however, no such fee will be payable where the adverse recommendation change resulted from the occurrence of a material adverse effect with respect to Energy Fuels and that the board of directors of Uranerz determined, in connection with such material adverse effect, it would be inconsistent with its fiduciary duties to recommend the Transaction;

  Uranerz terminates the Merger Agreement by delivering to Energy Fuels a written notice of its intent to enter into an agreement in order to consummate a superior proposal;

  after the date of the Merger Agreement, and prior to any termination, any person publicly proposes an “acquisition proposal” to Uranerz and either Uranerz or Energy Fuels terminates the Merger Agreement because Uranerz shareholders fail to approve the Merger Agreement. Provided, however, Uranerz will not be required to pay the termination fee prior to entering into a definitive agreement and consummating a transaction constituting an acquisition proposal, and in no event be required to pay the termination fee if such consummation occurs more than twelve months after the termination of the Merger Agreement; and

  after the date of the Merger Agreement, and prior to any termination, any person publicly proposes an “acquisition proposal” to Uranerz and Energy Fuels terminates the Merger Agreement because the closing of the Transaction has not occurred on or before July 31, 2015. Provided, however, Uranerz will not be required to pay the termination fee prior to entering into a definitive agreement and consummating a transaction constituting an acquisition proposal, and in no event be required to pay the termination fee if such consummation occurs more than twelve months after the termination of the Merger Agreement.

Under the Merger Agreement, Energy Fuels has agreed to pay Uranerz a termination fee of $5,00,000 in any of the following circumstances:

  Uranerz terminates the Merger Agreement because Energy Fuels breached or failed to perform in any material respect its non-solicitation obligations, the obligation of Energy Fuels to hold the annual and special meeting of its shareholders to approve the Merger Agreement or the board of directors of Energy Fuels makes an adverse recommendation change, provided however, no such fee will be payable where the adverse recommendation change resulted from the occurrence of a material adverse effect with respect to Uranerz and that the board of directors of Energy Fuels determined, in connection with such material adverse effect, it would be inconsistent with its fiduciary duties to recommend the Transaction;

  Energy Fuels terminates the Merger Agreement by delivering to Uranerz a written notice of its intent to enter into an agreement in order to consummate a superior proposal;

  after the date of the Merger Agreement, and prior to any termination, any person publicly proposes an “acquisition proposal” to Energy Fuels and either Uranerz or Energy Fuels terminates the Merger Agreement because Energy Fuels shareholders fail to approve the Merger Agreement. Provided, however, Energy Fuels will not be required to pay the termination fee prior to entering into a definitive agreement and consummating a transaction constituting an acquisition proposal, and in no event be required to pay the termination fee if such consummation occurs more than twelve months after the termination of the Merger Agreement; and

  after the date of the Merger Agreement, and prior to any termination, any person publicly proposes an “acquisition proposal” to Energy Fuels and Uranerz terminates the Merger Agreement because the closing of the Transaction has not occurred on or before July 31, 2015. Provided, however, Energy Fuels will not be required to pay the termination fee prior to entering into a definitive agreement and consummating a transaction constituting an acquisition proposal, and in no event be required to pay the termination fee if such consummation occurs more than twelve months after the termination of the Merger Agreement

For the purposes of the Merger Agreement and this Section “Merger Agreement - Termination Fees and Expenses” only, the term acquisition proposal has the same meaning as specified in “Merger Agreement-Non-Solicitation and Acquisition Proposals” with the exception that references to “20% or more” are deemed to be changed to “50% or more”.

Unless otherwise described in the bullet points above, any termination fee payable by either Uranerz or Energy Fuels is required to be paid within one business day after termination of the Merger Agreement.

Amendment of the Merger Agreement

At any time before or after approval of the Merger Agreement by Uranerz shareholders and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by Energy Fuels and Uranerz with respect to any of its terms, except as otherwise provided by law. Following approval of the Merger Agreement by Uranerz shareholders, there will be no amendment or change to its provisions unless permitted by Chapter 92A of the Nevada Revised Statutes without further approval by the Uranerz shareholders.

On May 8, 2015, Uranerz, Energy Fuels and Merger Sub entered into an Amendment to the Agreement and Plan of Merger to amend Sections 1.3, 3.2(h), 4.23 and 7.13 of the Merger Agreement (the “Amendment Agreement”). The Amendment Agreement modified the number of Uranerz nominees Energy Fuels is required to appoint to its board of directors and modified the total number of members of the board of directors after the closing of the Transaction. The Merger Agreement originally provided for the appointment of 3 Uranerz nominees, Dennis Higgs, Glenn Catchpole and Paul Saxton, while the Amendment Agreement only requires the appointment of Dennis Higgs and Glenn Catchpole. The execution of the Amendment Agreement reflects a determination by Energy Fuels in March 2015 to adjust the size of its board of directors following the completion of the Transaction such that its board of directors would be comprised of 8 members, versus a minimum of 9 directors as originally contemplated. In order to reflect the reduced size of the board and to retain substantial representation on the Board, Energy Fuels requested, and Uranerz agreed, to reduce the number of Uranerz nominees on the board of Energy Fuels post-Transaction from 3 directors to 2 directors. The Amendment Agreement further requires the board of directors of Energy Fuels to be comprised of eight directors while the Merger Agreement originally stated that the Energy Fuels board of directors would consist of at least 9 members.

In addition, the Amendment Agreement provides for withholding of taxes for holders of Uranerz warrants who are subject to FIRPTA withholding as well as a revised process for withholding of FIRPTA taxes for holders of shares of Uranerz common stock (who do not also holder Uranerz warrants). Pursuant to the Amendment Agreement

  Energy Fuels and any holder of shares of Uranerz common stock (who does not also hold Uranerz warrants) subject to FIRPTA withholding will direct the exchange agent for the Transaction to withhold 10% of the Energy Fuels common shares issuable to such holder of shares on completion of the Transaction (the “Withheld Shares”) on account of the amount to be withheld under the Internal Revenue Code and any other applicable tax laws (the “Withholding Amount”);

  The exchange agent for the Transaction will sell the Withheld Shares to fund the Withholding Amount;
  Energy Fuels will pay all Withholding Amounts to the IRS and other government authorities under applicable tax laws;
  Such holders will have no further interest in the Withheld Shares;
  Such holders will have no obligation to Energy Fuels in the event that the amount realized is less than the Withholding Amount; and
  Energy Fuels will have no obligation to such holders to remit to such holders any proceeds of sale derived from the sale of the Withheld Shares and such holder will have no entitlement to such amounts.

It is intended that the arrangement regarding FIRPTA withholding described above will apply to all holders of shares of Uranerz common stock, who do not also hold Uranerz warrants, and who are subject to FIRPTA withholding requirements. Currently Uranerz believes that Dennis Higgs is the only shareholder subject to FIRPTA withholding requirements, however, Uranerz cannot be certain as to whether other shareholders may be subject to such withholding requirements. Additional shareholders may become subject to FIRPTA withholding requirements subsequent to the date of this registration statement and prior to Closing. In order for a holder of shares of Uranerz common stock, who does not also hold Uranerz warrants, to be subject to FIRPTA withholding, they must have held greater than 5% of the outstanding shares of Uranerz common stock at any time in the 5 years preceding Closing of the Transaction, unless during such five-years the holder had disposed of all shares of Uranerz common stock which it held prior to Closing. For more details regarding FIRPTA rules, see “Proposal One – The Transaction – Material U.S. Federal Income Tax Considerations – Materials U.S. Federal Income Tax Considerations of the Transaction to Non-U.S. Holders – Classification of Uranerz as a United States Real Property Holding Corporation.”

Governing Law

The Merger Agreement is to be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

Support Agreements

As a condition and inducement to Energy Fuels’ willingness to enter into the Merger Agreement, Energy Fuels has entered into support agreements with each of the beneficial owners of Uranerz’ common shares listed in the table below. The following is a summary of the terms of the support agreements only and may not contain all of the information that is important to you. A copy of the form of support agreement is attached to this proxy statement/prospectus as Annex C and is incorporated by reference herein.

According to the terms of the support agreements, each named shareholder has agreed, among other things, to:

i)	vote such party’s beneficially owned shares, in favor of any resolutions approving the Transaction and other related matters,
ii)	not exercise any dissent rights,
iii)	not exercise any shareholder rights or remedies available at common law to delay, hinder, upset or challenge the Transaction,
iv)

not option, sell, assign, transfer, alienate, dispose of, gift, grant, pledge, create or permit an encumbrance on, grant a security interest in or otherwise convey any of such shareholder’s securities in Uranerz,

v)	not grant or agree to grant any proxy or other right to the shareholder’s securities in Uranerz, other than in support of the resolution approving the Transaction and other related matters,
vi)	not requisition or join in the requisition of any meeting of the shareholders of Uranerz for the purpose of considering any resolution,
vii)

not, in any manner, directly or indirectly solicit, initiate, or knowingly encourage any inquiries, proposals, offers or public announcements (or the submission or initiation of any of the foregoing) from any person regarding any acquisition proposals, engage in any negotiations concerning, or provide any information to, or have any discussions with or otherwise cooperate with, any person relating to an acquisition proposal, or otherwise knowingly facilitate or knowingly encourage any effort or attempt to make or implement an acquisition proposal,

viii)	not deposit or cause to be deposited such shareholder’s shares in Uranerz under any acquisition proposal,
ix)	promptly notify Energy Fuels, at first orally and then in writing, of all acquisition proposals currently under consideration or of which the securityholder is aware.

The support agreements will terminate at the earlier to occur of (a) at any time by mutual consent of Energy Fuels and the shareholder party to the support agreement; (b) completion of the Transaction in accordance with the Merger Agreement; (c) termination of the Merger Agreement in accordance with its terms; (d) by written notice of the shareholder if Energy Fuels has not complied in any material respect with its covenants contained in the support agreement or if any representation or warranty of Energy Fuels contained in the support agreement is untrue and incorrect in any material respect; and (e) by written notice of Energy Fuels if the resolution approving the Transaction is not approved by the requisite majority of Uranerz shareholders.

As of May 26, 2015, the individuals below who are officers, directors and former officer of Uranerz are party to a support agreement together beneficially owned 3,829,000 shares of Uranerz common stock, or approximately 3.99, of the voting power of the shares of Uranerz common stock.

Number of Shares of
Parties to the Support Agreements	Uranerz Common Stock
Dennis Higgs	1,870,000
Peter W. Bell	Nil
Glenn Catchpole	1,452,100
Arnold J. Dyck	3,000
Paul Goranson	Nil
Doug Hirschman	Nil
Dr. Gerhard F. Kirchner	476,000
Bruce Larson	4,000
Benjamin D. Leboe	16,000
Paul Saxton	11,500
Glenda Thomas	Nil
Mike Thomas	Nil

THE BOARD OF DIRECTORS OF URANERZ UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES RECEIVED BY URANERZ’ BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL TWO—COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, Uranerz is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the “golden parachute” compensation that may become payable to its named executive officers in connection with the completion of the Transaction.

Uranerz believes that the compensation that may become payable to its named executive officers in connection with the completion of the Transaction is reasonable and demonstrates that its executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment of their interests with the long-term interests of Uranerz’ shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Uranerz’ named executive officers in connection with the completion of the Transaction. In addition, this vote is separate and independent from the vote of Uranerz shareholders on the Merger Agreement and the adjournment proposal. Uranerz’ board of directors asks that Uranerz shareholders vote “FOR” the following resolution:

“RESOLVED, that the ‘golden parachute’ compensation that may become payable to the named executive officers named in this proxy statement in connection with the completion of the Transaction is approved.”

This vote is advisory and, therefore, it will not be binding on Uranerz, nor will it overrule any prior decision or require the board of directors of Uranerz (or any committee thereof) to take any action. The proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

More information regarding the compensation that may become payable to Uranerz’ named executive officers in connection with the completion of the Transaction is set forth in the section captioned “Proposal One—The Transaction—Financial Interest of Uranerz Directors and Officers in the Transaction” beginning on page 111.

Recommendation of the Uranerz Board of Directors

THE URANERZ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE URANERZ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BECOME PAYABLE TO URANERZ’ NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE TRANSACTION.

PROPOSAL THREE—APPROVAL OF THE ADJOURNMENT OF THE SPECIAL
MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL
PROXIES

Uranerz may ask its shareholders to vote on a proposal to grant discretionary authority to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to approve the Transaction as set forth in this proxy statement/prospectus. Uranerz does not currently intend to propose adjournment at the Special Meeting if there are sufficient votes to approve the Transaction. The approval of a majority of the votes cast is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies. If the Uranerz shareholders approve this proposal, Uranerz may adjourn the Special Meeting and use the additional time to solicit additional proxies, including proxies from Uranerz shareholders who have previously voted against the Transaction.

If Uranerz’ shareholders do not approve this proposal to grant discretionary authority to adjourn the Special Meeting:

  Uranerz may not be able to consummate the Transaction on the terms set forth in the Merger Agreement, and Energy Fuels may have the right to terminate the Merger Agreement.

  Uranerz’ business would continue to incur significant operating losses, which would require Uranerz to seek additional capital in the form of debt or equity, which it may not be able to secure. If Uranerz is unable to secure such financing, it may need to implement additional cost reduction efforts across its operations, which could materially harm Uranerz’ business, results of operations and future prospects.

THE BOARD OF DIRECTORS OF URANERZ UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES RECEIVED BY URANERZ’ BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

INFORMATION ABOUT THE COMPANIES

Energy Fuels Inc.

Energy Fuels is one of the largest uranium producers in the United States, with production ranging from 19 to 25% of total US Production over the last five years. Energy Fuels operates the White Mesa Mill in Utah, which is the only conventional uranium mill currently operating in the United States.

The mill is capable of processing 2,000 tons per day of uranium ore. Energy Fuels also owns uranium projects located in Arizona, Colorado, New Mexico, Utah and Wyoming in the Western United States, including a currently producing mine, several mines on standby, and mineral properties in various stages of permitting and development.

Energy Fuels was incorporated on June 24, 1987 in the Province of Alberta under the name “368408 Alberta Inc.” In October 1987, the name was changed to “Trevco Oil & Gas Ltd.” In May 1990 the name was changed to “Trev Corp.” In August 1994 the name was changed to “Orogrande Resources Inc.” In April 2001, the name was changed to “Volcanic Metals Exploration Inc.” On September 2, 2005, Volcanic Metals Exploration Inc. was continued under the Business Corporations Act (Ontario). On March 26, 2006, Volcanic Metals Exploration Inc. acquired 100% of the outstanding shares of “Energy Fuels Resources Corporation.” On May 26, 2006, Volcanic Metals Exploration Inc. changed its name to “Energy Fuels Inc.”

Energy Fuels is listed on the TSX, under the trading symbol “EFR” and on the NYSE MKT, under the trading symbol “UUUU”. The principal executive office of Energy Fuels and its subsidiaries, through which it owns and operates its business in the United States, is located at 225 Union Blvd., Suite 600, Lakewood, Colorado 80228, and Energy Fuels’ telephone number is (303) 974-2140. Energy Fuels maintains an administrative office located at 2 Toronto Street, Suite 500, Toronto, Ontario M5C 2B6. Energy Fuels’ website is www.energyfuels.com. The content of Energy Fuels’ website and information accessible through the website does not form part of this proxy statement/prospectus.

Additional information about Uranerz and its subsidiaries is included in documents publicly filed by Uranerz. See “Where You Can Find More Information” beginning on page 213.

EFR Nevada Corp.

Merger Sub is a Nevada corporation and an indirect wholly owned subsidiary of Energy Fuels. Merger Sub was formed solely for the purpose of effecting the proposed Transaction with Uranerz and has not carried on any activities other than in connection with the proposed Transaction. The address and telephone number for Merger Sub’s principal executive office is the same as for Energy Fuels.

Uranerz Energy Corporation

Uranerz is a United States based uranium company focused on commercial in-situ recovery (“ISR”) uranium exploration, extraction and sales. ISR is a uranium extraction process that uses a “leaching solution” to extract uranium from underground sandstone-hosted uranium deposits and it is the generally accepted extraction technology used in the Powder River Basin area of Wyoming. Uranerz controls a large strategic land position in the central Powder River Basin, where it operates the Nichols Ranch ISR Uranium Project. The Nichols Ranch ISR Uranium Project is currently licensed to include the Nichols Ranch Unit and the Hank Unit. Under the licensed plan, a central processing plant has been built at Nichols Ranch and a satellite processing facility is contemplated to be built at the Hank Unit. The Nichols Ranch central processing plant is fully operational and extraction has commenced from the initial wellfields in the Nichols Unit. In March 2014, Uranerz submitted environmental permit and license applications to incorporate the Jane Dough Unit, which is adjacent to the Nichols Ranch Unit, into the Nichols Ranch ISR Uranium Project. Uranerz is seeking to amend its original environmental permit and license to revise the original plan of operations for the Nichols Ranch ISR Uranium Project in order to bring the Jane Dough Unit into extraction operations before the Hank Unit. Due to the close proximity, fluids produced from the Jane Dough Unit can be delivered directly to the Nichols Ranch processing facility by pipeline and an additional satellite processing facility may not be required. The Uranerz management team has specialized expertise in the ISR uranium mining method, and a record of licensing, constructing and operating ISR uranium projects

Uranerz was incorporated under the laws of the State of Nevada on May 26, 1999. On July 5, 2005, Uranerz changed its name from Carleton Ventures Corp. to Uranerz Energy Corporation. The principal business office of Uranerz is located at 1701 East “E” Street, Casper, Wyoming, 82605, and Uranerz’ phone number is (307) 265-8900. Uranerz also maintains an administrative office located at Suite 1410 - 800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6, and Uranerz’ telephone number there is 604-689-1659 or 1-800-689-1659 (toll free). Uranerz’ website is www.uranerz.com. The content of Uranerz’ website and information accessible through the website does not form part of this proxy statement/prospectus.

Uranerz common stock is traded on the NYSE MKT and the Toronto Stock Exchange under the symbol “URZ” and on the Frankfurt Exchange under the symbol “U9E.” Additional information regarding Uranerz’ material mineral properties can be found in Annex E, attached hereto, which is incorporated by reference into this prospectus/registration statement.

Additional information about Uranerz and its subsidiaries is included in documents publicly filed by Uranerz. See “Where You Can Find More Information” beginning on page 213.

MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Information

Uranerz’ common shares are listed and traded on the NYSE MKT and TSX under the symbol “URZ.” Energy Fuels’ common shares are listed and traded on the TSX under the symbol “EFR” and on the NYSE MKT under the symbol “UUUU”. Energy Fuels commenced its quotation on the OTCQX on June 26, 2013 and began trading on to the NYSE MKT on December 3, 2013. The following table sets forth, for the calendar quarters indicated, the high and low sales price per share of Uranerz common stock and the high and low sales price per common share of Energy Fuels, in each case as reported on the NYSE MKT or the OTCQX, as applicable, and the TSX. The Energy Fuels share price information is adjusted to give retroactive effect to a 50 for 1 share consolidation for the periods prior to November 5, 2013. In addition, the table also sets forth the quarterly cash dividends per share declared by Uranerz with respect to its common shares and by Energy Fuels with respect to its common shares. On the Uranerz record date (May 26, 2015), there were 95,912,806 shares of Uranerz common stock outstanding and 19,677,552 Energy Fuels common shares outstanding.

	Uranerz NYSE MKT			Uranerz TSX
	(US Dollars)			(Canadian Dollars)
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2015
First Quarter	$1.33	$1.00	$—	$1.58	$1.23	$—

2014
First Quarter	$1.97	$1.22	$—	$2.18	$1.33	$—
Second	$1.80	$1.13	$—	$1.98	$1.23	$—
Quarter
Third Quarter	$1.60	$1.05	$—	$1.69	$1.16	$—
Fourth	$1.51	$0.88	$—	$1.70	$0.99	$—
Quarter

2013
First Quarter	$1.61	$1.21	$—	$1.60	$1.25	$—
Second	$1.43	$0.88	$—	$1.47	$0.92	$—
Quarter
Third Quarter	$1.64	$0.90	$—	$1.67	$0.92	$—
Fourth	$1.30	$0.80	$—	$1.38	$0.84	$—
Quarter

	Energy Fuels OTC Pink/OTCQX/NYSE MKT			Energy Fuels TSX
	(US Dollars)			(Canadian Dollars)
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2015
First Quarter	$6.25	$4.26	$—	$7.32	$5.40	$—

2014
First Quarter	$11.85	$5.75	$—	$13.03	$6.10	$—
Second	$9.87	$6.62	$—	$10.87	$7.15	$—
Quarter
Third Quarter	$7.99	$6.46	$—	$8.68	$7.22	$—
Fourth	$8.00	$5.55	$—	$9.00	$6.24	$—
Quarter

2013
First Quarter	$10.00	$7.00	$—	$9.50	$7.00	$—
Second	$9.00	$6.00	$—	$9.00	$6.25	$—
Quarter
Third Quarter	$11.00	$7.00	$—	$11.50	$7.50	$—
Fourth	$8.50	$4.56	$—	$9.00	$4.75	$—
Quarter

The following table sets forth, for the five most recent calendar years and the six most recent calendar months, the high and low sales price per common share of Energy Fuels as reported on the NYSE MKT, the OTCQX or the OTC Pink, as applicable, and the TSX.

	Energy Fuels OTC Pink/OTCQX/NYSE		Energy Fuels TSX
	MKT		(Canadian Dollars)
Annual	High	Low	High	Low
2015 (January 1 to May 15)	$6.25	$4.00	$7.32	$5.03
2014	$11.85	$5.55	$13.03	$6.10
2013	$11.00	$4.56	$11.50	$4.75
2012	$19.50	$6.50	$19.50	$6.50
2011	$80.00	$10.00	$79.50	$10.00

Last Six Months
April	$5.60	$4.00	$6.73	$5.03
March	$5.00	$4.26	$6.24	$5.45
February	$5.34	$4.51	$6.68	$5.65
January	$6.25	$4.50	$7.32	$5.40
December	$7.48	$6.00	$8.49	$6.97
November	$8.00	$6.03	$9.00	$6.88

The following table sets forth, for the five most recent calendar years and the six most recent calendar months, the high and low sales price per common share of Uranerz as reported on the NYSE MKT and the TSX.

			Uranerz TSX
	Uranerz NYSE MKT		(Canadian Dollars)
	High	Low	High	Low

Annual
2015 (January 1 to May 15)	$1.35	$1.00	$1.63	$1.23
2014	$1.97	$0.88	$2.18	$0.99
2013	$1.64	$0.80	$1.67	$0.84
2012	$3.07	$1.08	$3.05	$1.12
2011	$5.93	$1.17	$5.84	$1.23

Last Six Months
April	$1.35	$1.00	$1.63	$1.25
March	$1.20	$1.06	$1.50	$1.30
February	$1.26	$1.00	$1.56	$1.26
January	$1.33	$1.05	$1.58	$1.23
December	$1.31	$1.05	$1.48	$1.21
November	$1.51	$0.88	$1.70	$1.02

Number of Holders of Common Stock and Number of Shares Outstanding

As of May 22, 2015, there were 1,933 registered holders of Energy Fuels’ common shares who held an aggregate of 19,677,552 Energy Fuels common shares.

As of May 22, 2015, there were 42 registered holders of shares of Uranerz common stock who held an aggregate of 95,912,806 shares of Uranerz common stock.

Energy Fuels Prior Sales

The following table sets out the prior sales of securities of Energy since May 26, 2014:

Date Issued/Granted	Number of Securities	Security	Price Per Security
January 28, 2015	133,150	Stock options to purchase common shares exercisable at C$5.85 per share	n/a
January 28, 2015	153,850	Restricted Stock Units issued at C$5.85 per share(1)	n/a

(1)	Subject to approval of the Omnibus Plan by the shareholders of Energy Fuels and the TSX.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS OF
ENERGY FUELS INC. AND URANERZ ENERGY CORPORATION

ENERGY FUELS INC.
Pro Forma Condensed Consolidated Statement of Financial Position as at March 31, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Energy Fuels Inc.	Uranerz Energy Corporation (under US GAAP)	Note	Adjustments to IFRS to conform to accounting policies with Energy Fuels Inc.	Uranerz Energy Corporation (under IFRS)	Note	Pro Forma Adjustments	Pro Forma Consolidated Energy Fuels Inc. March 31, 2015
ASSETS	(A)	(B)		(C)	(D) = (B) + (C)		(E)	(F) = (A) + (D) + (E)

Current assets
Cash and cash equivalents	$6,542	$4,772		$-	$4,772	5(c)	$(2,587)	$8,727
Marketable securities	200	-		-	-		-	200
Trade and other receivables	1,542	3,400		-	3,400		-	4,942
Inventories	29,190	2,321	4(d)	755	3,076		-	32,266
Prepaid expenses and other assets	728	1,235		-	1,235		-	1,963
Assets held for sale	1,953	-		-	-		-	1,953
	40,155	11,728		755	12,483		(2,587)	50,051
Non-current
Prepaid expenses and other assets		568	4(h)	(206)	362		-	362
Notes receivable	704	-		-	-		-	704
Inventories	4,009	-		-	-		-	4,009
Investment in Virginia Energy	374	-		-	-		-	374
Property, plant and equipment	67,206	815	4(a)	44,133	68,557	5(d)	(15,409)	120,354
			4(b)	23,609
Goodwill	-	-		-	-	5(g)	74,670	74,670
Intangible assets	3,337	-		-	-	5(f)	10,400	13,737
Restricted cash	16,148	2,100		-	2,100		-	18,248
	$131,933	$15,211		$68,291	$83,502		$67,074	$282,509

LIABILITIES &SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$3,164	$3,428		$-	$3,428		$-	$6,592
Current portion of long-term liabilities
Decommissioning liability	1,142	-		-	-		-	1,142
Loans and borrowings	654	2,204		-	2,204		-	2,858
	4,960	5,632		-	5,632		-	10,592
Non-current
Deferred revenue	1,608	-		-	-		-	1,608
Decommissioning liability	15,564	2,321	4(i)	766	3,087		-	18,651
Loans and borrowings	13,938	16,377	4(h)	(206)	16,171		-	30,109
	36,070	24,330		560	24,890		-	60,960

Shareholders' equity
Attributable to Shareholders	95,863	(9,237)		66,139	56,902	5(a)	119,598	220,626
						5(b)	7,752
						5(c)	4,057
						5(e)	(56,902)
						5(c)	(6,644)
Non-controlling interests	-	118	4(f)	1,592	1,710	5(d)	(787)	923
	95,863	(9,119)		67,731	58,612		67,074	221,549
	$131,933	$15,211		$68,291	$83,502		$67,074	$282,509

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

ENERGY FUELS INC.
ProForma Condensed Consolidated Statement of Comprehensive Income (Loss)
For the Three Months Ended March31,2015
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)
	Energy Fuels Inc.	Uranerz Energy Corporation (under US GAAP)	Note	Adjustments to IFRS to conform to accounting policies with Energy Fuels Inc.	Uranerz Energy Corporation (under IFRS)	Note	Pro Forma Adjustments	Pro Forma Consolidated Energy Fuels Inc.
	(A)	(B)		(C)	(D) = (B) + (C)		(E)	(F) = (A) + (D) + (E)

REVENUES	$7,600	$3,400		$-	$3,400		$-	$11,000

COST OF SALES
Production cost of sales	(3,640)	(1,791)		-	(1,791)		-	(5,431)
Depreciation, depletion and amortization	(311)	(120)	4(e)	(1,837)	(1,957)		-	(2,268)
Impairment of inventories	-	-	4(d)	(812)	(812)		-	(812)
TOTAL COST OF SALES	(3,951)	(1,911)		(2,649)	(4,560)		-	(8,511)
GROSS PROFIT (LOSS)	3,649	1,489		(2,649)	(1,160)		-	2,489
Other operating expenses	(2,861)	-		-	-		-	(2,861)
Selling, general and administrative expenses	(3,324)	(2,750)		-	(2,750)	5(h)	1,446	(4,628)
Mineral property expenditures	-	(2,742)	4(c)	2,742	-		-	-
Finance income (expense)	255	(355)		-	(355)		-	(100)
Other income (expense)	(80)	-		-	-		-	(80)
NET LOSS BEFORE TAXES	(2,361)	(4,358)		93	(4,265)		1,446	(5,180)
Income tax expense	-	-		-	-		-	-
NET LOSS FOR THE PERIOD	(2,361)	(4,358)		93	(4,265)		1,446	(5,180)
ITEMS THAT MAYBE RECLASSIFIED TO PROFIT OR LOSS
Unrealized gain on available-for-sale assets	(68)	-		-	-		-	(68)
Share of other comprehensive income (loss) of Virginia Energy Resources Inc.	7	-		-	-		-	7
Foreign currency translation adjustment	1,302	-		-	-		-	1,302
TOTAL OTHER COMPREHENSIVE LOSS	1,241	-		-	-		-	1,241
Attributable to shareholders	(1,120)	(4,255)		(10)	(4,265)		1,446	(3,939)
Non-controlling interests	-	(103)	4(c)	103	-		-	-
NET LOSS FOR THE PERIOD	$(1,120)	$(4,358)		$93	$(4,265)		$1,446	$(3,939)

LOSS PER COMMON SHARE
BASIC AND DILUTED LOSS PER SHARE	$(0.12)							$(0.12)

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

ENERGY FUELS INC.
Pro Forma Condensed Consolidated Statement of Comprehensive Income (Loss)
For the Year Ended December 31, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

	Energy Fuels Inc.	Uranerz Energy Corporation (under US GAAP)	Note	Adjustments to IFRS to conform to accounting policies with Energy Fuels Inc.	Uranerz Energy Corporation (under IFRS)	Note	ProForma Adjustments	ProForma Consolidated Energy Fuels Inc.
	(A)	(B)		(C)	(D) = (B) + (C)		(E)	(F)= (A) + (D) + (E)

REVENUES	$46,253	$10,007		$-	$10,007		$-	$56,260

COST OF SALES
Production cost of sales	(27,209)	(6,117)		-	(6,117)		-	(33,326)
Depreciation, depletion and amortization	(3,073)	(97)	4(e)	(5,801)	(5,898)		-	(8,971)
Impairment of inventories	-	-	4(d)	(667)	(667)		-	(667)
TOTAL COST OF SALES	(30,282)	(6,214)		(6,468)	(12,682)		-	(42,964)
GROSS PROFIT (LOSS)	15,971	3,793		(6,468)	(2,675)		-	13,296
Other operating expenses	(7,004)	-		-	-		-	(7,004)
Selling, general and administrative expenses	(15,511)	(7,049)		-	(7,049)	5(h)	938	(21,622)
Mineral property expenditures	-	(7,829)	4(c)	7,829	-		-	-
Finance income (expense)	(1,543)	(1,216)	4(g)	444	(772)		-	(2,315)
Impairment of property, plant and equipment	(35,856)	-	4(a)	(3,572)	(3,572)		-	(39,428)
Impairment of Virginia Energy Resources	(368)	-		-	-		-	(368)
Other income (expense)	802	19		-	19		-	821
NET LOSS BEFORE TAXES	(43,509)	(12,282)		(1,767)	(14,049)		938	(56,620)
Income tax expense	(103)	-		-	-		-	(103)
NET LOSS FOR THE PERIOD	(43,612)	(12,282)		(1,767)	(14,049)		938	(56,723)
ITEMS THAT MAYBE RECLASSIFIED TO PROFIT OR LOSS
Unrealized gain on available-for-sale assets	188	-		-	-		-	188
Gains on available-for-sale financial assets reclassified to profit or loss	(198)	-		-	-		-	(198)
Share of other comprehensive income (loss) of Virginia Energy Resources Inc.	71	-		-	-		-	71
Foreign currency translation adjustment	1,268	-		-	-		-	1,268
TOTAL OTHER COMPREHENSIVE LOSS	1,329	-		-	-		-	1,329
Attributable to shareholders	(42,283)	(11,978)		(2,071)	(14,049)		938	(55,394)
Non-controlling interests	-	(304)	4(c)	304	-		-	-
COMPREHENSIVE LOSS FOR THE PERIOD	$(42,283)	$(12,282)		$(1,767)	$(14,049)		$938	$(55,394)

LOSS PER COMMON SHARE
BASIC AND DILUTED LOSS PER SHARE	$(2.22)							$(1.26)

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

ENERGY FUELS INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AT MARCH 31, 2015 AND FOR THE THREE MONTHS ENDED MARCH 31, 2015
AND THE YEAR ENDED DECEMBER 31, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

1.    BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial statements have been prepared in connection with the proposed acquisition (the “Acquisition”) of Uranerz Energy Corp. (“Uranerz”) by Energy Fuels Inc. (“EFI,” “Energy Fuels” or the “Company”). The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and give effect to the Acquisition pursuant to the assumptions described in Notes 3, 4 and 5 to these unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated statement of financial position as at March 31, 2015 gives effect to the proposed Acquisition by EFI as if it had occurred as at March 31, 2015. The unaudited pro forma condensed consolidated statement of comprehensive income (loss) for the year ended December 31, 2014 and for the three months ended March 31, 2015 gives effect to the acquisition as if had occurred as at January 1, 2014. Uranerz’s financial statements are prepared using US GAAP and have been conformed to IFRS for inclusion in these pro from condensed consolidated financial statements. These adjustments are discussed in Note 4.

The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the pro forma events, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed consolidated statements of operations do not reflect any non-recurring charges directly related to the pro forma events that may be incurred upon completion of the transactions.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed Acquisition had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date.

The unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies or enhancements that the combined company may achieve as a result of the Acquisition or for liabilities resulting from integration planning, except for certain severance costs related to management of Uranerz. However, liabilities ultimately may be recorded for severance, relocation or retention costs in subsequent periods related to employees of both companies, as well as the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed consolidated financial information, and such costs and liabilities could be material. Further, the unaudited pro forma condensed consolidated financial information does not reflect any regulatory actions that may impact the unaudited pro forma condensed consolidated financial information when the acquisition is completed.

The pro forma adjustments and allocations of the purchase price for Uranerz are based on preliminary estimates of the fair value of the consideration paid and the fair value of the assets acquired and liabilities to be assumed. The final purchase price allocation will be completed after the asset and liability valuations are finalized.

In preparing the unaudited pro forma condensed consolidated statement of financial position and the unaudited pro forma condensed consolidated statements of income (loss), the following historical information was used:

1.

Pro forma statement of financial position as at March 31, 2015 combining the unaudited condensed consolidated statement of financial position of EFI as at March 31, 2015, which was prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and the unaudited consolidated statement of financial position of Uranerz as at March 31, 2015 prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) as adjusted for IFRS and EFI’s accounting policies.

2.

Pro forma statement of comprehensive income (loss) for the year ended December 31, 2014 combining the audited consolidated statement of comprehensive income (loss) of EFI for the year ended December 31, 2014, which was prepared in accordance with IFRS, and the audited consolidated statements of comprehensive loss of Uranerz for the year ended December 31, 2014 prepared in accordance with US GAAP and adjusted for IFRS and EFI’s accounting policy.

3.	Pro forma statement of comprehensive income (loss) for the three months ended March 31, 2015 combining the unaudited condensed consolidated statement of comprehensive income (loss) of EFI for the three months ended March 31, 2015, which was prepared in accordance with IFRS, and the unaudited consolidated statements of comprehensive loss of Uranerz for three months ended March 31, 2015 prepared in accordance with US GAAP and adjusted for IFRS and EFI’s accounting policy.

The unaudited pro forma consolidated statement of financial position and the unaudited pro forma condensed consolidated statement of comprehensive income (loss) should be read in conjunction with the above noted financial statements, including the notes thereto. Certain of Uranerz’s assets, liabilities, income and expenses have been reclassified to conform to EFI’s consolidated financial statement presentation.

ENERGY FUELS INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AT MARCH 31, 2015 AND FOR THE THREE MONTHS ENDED MARCH 31, 2015
AND THE YEAR ENDED DECEMBER 31, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

2.    SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in preparing the unaudited pro forma condensed consolidated financial statements are set out in EFI’s audited consolidated financial statements for the year ended December 31, 2014. In preparing the unaudited pro forma condensed consolidated financial statements, a review was undertaken by management of EFI to identify accounting policy differences where the impact was potentially material and could be reasonably estimated, and identified Uranerz use of US GAAP as a material difference. The Company has adjusted Uranerz’s financial statements to conform to IFRS and EFI’s accounting policies and these adjustments are discussed in Note 4. Additional accounting differences may be identified after consummation of the proposed Acquisition.

3.    SHARE ACQUISITION OF URANERZ

On January 5, 2015, the Company announced the execution of a definitive acquisition agreement (the “Acquisition Agreement”) with Uranerz pursuant to which the Company will acquire all of the issued and outstanding shares of common stock of Uranerz. The Acquisition Agreement was subsequently amended on May 8, 2015. Under the terms of the Acquisition Agreement, shareholders of Uranerz will receive 0.255 common shares of the Company for each share of Uranerz common stock held. Each outstanding Uranerz option or warrant will automatically be converted into an option or warrant (as applicable) to acquire common shares of Company, on the same terms and conditions as were applicable to the stock option or warrant (as applicable) prior to the Acquisition, except that the number of shares subject to the option or warrant and the exercise price of the option or warrant will be adjusted based on the exchange ratio of 0.255, as to preserve the economic value of such options or warrants. Based on the common shares outstanding of both the Company and Uranerz as at March 31, 2015, the Company’s shareholders will own approximately 45% of the shares of the Company upon completion of the transaction and Uranerz shareholders will own approximately 55% of the common shares of the Company.

The obligations of the Company and Uranerz to complete the Acquisition Agreement are subject to satisfactory completion of various conditions.

The Acquisition Agreement contains customary deal protection mechanisms including a mutual break fee of $5,000 payable in certain events, as well as a non-solicitation provision and the right to match a superior proposal in favor of the Company.

The cost of the acquisition will include the fair value of the issuance of 24,457,766 EFI common shares (based on the May 15, 2015 closing price of $4.89 (Cdn$5.86) for the Company’s shares), the issuance of 2,690,250 replacement warrants with a fair value of $1,596 and the issuance of 2,090,153 replacement options with a fair value of $6,156. In addition, EFI estimates transaction costs of $7,060 of which $987 were incurred though March 31, 2015 and URZ transaction costs of $1,967 of which $1,397 were incurred though March 31, 2015. These costs are not reflected in the pro forma financial statements of income/(loss) as they are non-recurring.

The acquisition will be accounted for as a business combination under IFRS with EFI deemed to be the acquirer, owing to the fact that post-transaction, Energy Fuels controls the board of directors with six of the eight board seats, a majority of senior management posts, and has overall control of the day-to-day activities of the combined entities. For the purposes of the pro forma statement of financial position, the value of the share consideration has been based on closing price of the Company’s shares on May 15, 2015 (the effective date of presentation of the Acquisition for purposes of the unaudited pro forma statement of financial position). The Company will value the share consideration component based on the closing price of the Company’s shares on the date the Acquisition closes, which may result in an increase or decrease in the consideration for accounting purposes. For every $0.01 change in share price of the Company, the purchase price will change by $244.

The allocation of the purchase price is based upon management of EFI’s preliminary estimates and certain assumptions with respect to the fair value associated with the assets and the liabilities to be acquired. Moreover, this preliminary fair value is supported by a preliminary third party valuation of Uranerz assets. The actual fair values of the assets and liabilities may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation as further analysis is completed. Consequently, the actual allocation of the purchase price is likely to result in different adjustments than those in the unaudited pro forma condensed consolidated statements. EFI will complete a full and detailed valuation of the Uranerz assets. Therefore, it is likely that the fair values of assets and liabilities acquired, including mineral properties and property, plant & equipment, will vary from those shown below and the differences may be material.

ENERGY FUELS INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AT MARCH 31, 2015 AND FOR THE THREE MONTHS ENDED MARCH 31, 2015
AND THE YEAR ENDED DECEMBER 31, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

The preliminary allocation of fair value assumed in these unaudited pro forma condensed consolidated financial statements is as of March 31, 2015, subject to change and is summarized as follows:

		Fair Value
	Carrying Value	Adjustments	Fair Value
Purchase price	(Under IFRS)
Issuance of 24,457,766 common shares of EFI			$119,598
Issuance of 2,690,250 warrants			1,596
Issuance of 2,090,153 options			6,156
			$127,350

Fair value of assets and liabilities acquired
Cash and cash equivalents	$4,774	$-	$4,774
Trade and other receivables	3,400	-	3,400
Inventories	3,076	-	3,076
Prepaid expenses and other assets	1,597	-	1,597
Property, plant and equipment	68,557	(15,409)	53,148
Intangible assets	-	10,400	10,400
Restricted cash	2,100	-	2,100
Accounts payable and accrued liabilities	(3,428)	-	(3,428)
Loans and borrowings	(18,377)	-	(18,377)
Decommissioning liabilities	(3,087)	-	(3,087)
Non-controlling interest	(1,710)	787	(923)
Goodwill	-	74,670	74,670
	$56,902	$70,448	$127,350

The following weighted average assumptions were used for the Black-Scholes option pricing model to calculate the $1,596 of fair value for the 2,690,205 warrants to be issued in connection with the acquisition.

Risk-free rate	0.901 – 0.930%
Expected life	0.92 – 2.06 years
Expected volatility	45% - 71%*
Expected dividend yield	0.0%

ENERGY FUELS INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AT MARCH 31, 2015 AND FOR THE THREE MONTHS ENDED MARCH 31, 2015
AND THE YEAR ENDED DECEMBER 31, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

The following weighted average assumptions were used for the Black-Scholes option pricing model to calculate the $6,156 of fair value for the 2 090,153 options to be issued in connection with the acquisition.

Risk-free rate	0.946 – 1.828%
Expected life	0.64 – 9.53 years
Expected volatility	38% - 93%*
Expected dividend yield	0.0%

*	Expected volatility is measured based on the Company’s historical share price volatility over the expected life of the warrants.

The Company determined there would not be a tax consequence in these pro forma condensed consolidated financial statements.

4.      INTERNATIONAL FINANCIAL REPORTING STANDARDS

Differences between IFRS and U.S. GAAP

EFI’s management reviewed the historic accounting records and financial statements of Uranerz for the periods from inception to March 31, 2015 and identified the material differences between IFRS and U.S. GAAP. EFI’s accounting policies are defined in the Company’s consolidated financial statements for the year ended December 31, 2014.

To conform to IFRS the following adjustments were made:

a.

Adjustment to property, plant and equipment to include capital costs related to the building of the plant, wellfield development and operations site development that were previously expensed under US GAAP of $44,133, in accordance with EFI’s accounting policies under IFRS. The pro forma condensed consolidated statement of comprehensive income for the period ended December 31, 2014 was adjusted to reflect impairment of property, plant and equipment for the year ended December 31, 2014 of $3,572;

b.

Adjustment to property, plant and equipment to include capital costs from inception to March 31, 2015 related to exploration and evaluation of mineral properties including acquisition costs, property holding costs, exploration costs and development costs that were previously expensed under US GAAP of $23,609, in accordance with EFI’s accounting policies under IFRS;

c.

Adjustment to mineral property expenditures to include capital costs from January 1, 2014 to March 31, 2015 related to the exploration and evaluation of mineral properties including acquisition costs, property holding costs, exploration costs and development costs that were previously expensed under US GAAP of $2,742 for the three months ended March 31, 2015 and $7,829 for the year ended December 31, 2014. In addition, a corresponding adjustment to non-controlling interest of $103 was made for the three months ended March 31, and $304 was made for the year ended December 31, 2014, in accordance with EFI’s accounting policies under IFRS;

d.

Adjustment to inventories to include capital costs previously expensed under US GAAP of $1,567 net of impairment to adjust the inventory balance to its net realizable value of $812 for the three months ended March 31, 2015 totaling a net increase of inventories of $755 at March 31, 2015. The pro forma condensed consolidated statement of comprehensive income for the period ended December 31, 2014 was adjusted for an inventory impairment of $667;

e.

Adjustment to cost of sales to include depreciation, depletion and amortization of property, plant and equipment which were previously expensed under US GAAP of $1,837 for the three months ended March 31, 2015 and of $5,801 for the year ended December 31, 2014, in accordance with EFI’s accounting policies under IFRS;

f.

Adjustment to non-controlling interests of $1,592 for the capitalization of costs related to Uranerz’s joint venture which were previously expensed, in accordance with EFI’s accounting policies under IFRS;

g.

Adjustment to finance income (expense) of $444 for the year ended December 31, 2014 to capitalize interest which was previously expensed under US GAAP to property, plant and equipment, in accordance with EFI’s accounting policies under IFRS;

h.	Adjustment from prepaid expenses and other assets to loans and borrowings of $206 to change presentation of debt issuance costs in accordance with EFI’s accounting policies under IFRS;

i.	Adjustment to decommissioning liabilities of $766 due to change in assumptions regarding discount rates in accordance with EFI’s accounting policies under IFRS.

ENERGY FUELS INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AT MARCH 31, 2015 AND FOR THE THREE MONTHS ENDED MARCH 31, 2015
AND THE YEAR ENDED DECEMBER 31, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts, unless otherwise noted)

5.      PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The unaudited pro forma condensed consolidated financial statements reflect the following adjustments to give effect to the acquisition as described in Note 3:

a.	To reflect the issuance of 24,457,766 common shares of EFI for the common shares of Uranerz at a fair value of $119,598;

b.

To reflect the Company’s replacement of 2,690,250 Uranerz’s outstanding warrants on the same basis as the Acquisition Consideration, estimated at a fair value of $1,596 and to reflect the Company’s replacement of 2,090,250 Uranerz’s outstanding options on the same basis as the Acquisition Consideration, estimated at a fair value of $6,156 for a total of $7,752;

c.

To reflect an adjustment of $6,644 for EFI’s and Uranerz estimated costs and expenses of the transaction from April 1, 2015 to the close of the transaction. EFI’s transaction costs are comprised of cash costs of $2,017 and by the issuance of 829,652 EFI common shares for a total share value of $4,057. Uranerz’s transaction costs are comprised of cash costs of $570 for a total of $2,587 cash costs combined. Through March 31, 2015, Uranerz and EFI incurred transaction costs of $2,384. (see Note 5(h);

d.

An adjustment of $15,409 to reflect the decrease in fair value of property, plant and equipment including mineral properties under IFRS and an adjustment of $787 to reflect an increase in the fair value of the non-controlling interest of the plant, property and equipment including mineral properties, estimated using a discounted cash flow model and various other pricing scenarios with the following assumptions:

Key assumptions used in the calculation of recoverable amounts include discount rates, uranium prices, future timing of production volume including the date when a mineral property can be brought into production and the expected cost to produce uranium and future care and maintenance and operating costs.

The Company’s estimate of future uranium sales prices were based primarily on the uranium prices prepared by industry analysts. For the purpose of the valuation estimated an uranium price of $38.50/lb. for the period up to December 31, 2015; a price range of $42.00/lb. to $60.00/lb. for the period 2016 to 2020 and $65.00/lb. for the period 2021 to 2026. The Company used a pre-tax real discount rate of 10.0% based on the Company’s estimated weighted-average cost of capital for discounting the cash flow projections;

e.	The elimination of the historical equity accounts of Uranerz;

f.	An adjustment of $10,400 to reflect the fair value of Uranerz sales contracts;

g.	Goodwill represents the excess of the preliminary purchase price (Note 3) over the estimated fair value of assets acquired and liabilities assumed of Uranerz;

h.

An adjustment of $1,446 to selling, general and administrative expenses for transaction related costs incurred in the three months ended March 31, 2015 and $938 for the year ended December 31, 2014 as they are non-recurring.

6.      PRO FORMA SHARES OUTSTANDING

The average number of shares used in the computation of pro forma basic and diluted loss per share has been determined as follows:

	Three Months Ended	Year Ended
	March 31, 2015	December 31, 2014
Weighted average shares outstanding of EFI	19,677,552	19,661,661
Shares issued to acquire Uranerz	24,457,766	24,457,766
Shares issued to settle transaction costs	829,652	829,652
Pro forma weighted average shares of EFI	44,964,970	44,949,079

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Except as described below, since the beginning of Energy Fuels’ preceding three financial years, Energy Fuels has had no related party transaction or loan, nor does Energy Fuels have any presently proposed related party transaction other than the Transaction, involving any person who will serve as a director or an executive officer of Energy Fuels following the completion of the Transaction.

Upon completion of the Transaction, the Energy Fuels board of directors will be comprised of eight members. In addition to the six individuals serving on the Energy Fuels board of directors at the Effective Time, Messrs. Higgs and Catchpole will be appointed to the Energy Fuels board of directors. In addition, Paul Goranson, current President and COO of Uranerz is expected to be appointed as the Executive Vice President, ISR Operations of Energy Fuels. The directors of Uranerz will resign as of the Effective Time.

In addition, Dennis Higgs, Executive Chairman of Uranerz, and Energy Fuels have agreed to negotiate a withholding tax agreement with Energy Fuels. Energy Fuels is also currently in negotiations with Mr. Dennis Higgs to stay on as an employee or a consultant of Energy Fuels following the closing of the Transaction, although no agreement has been concluded to date. The details of this withholding tax agreement and the negotiations on the possible employment or consultant agreement are described above under “Employment, Severance and Change in Control Agreements – Dennis Higgs, Executive Chairman”.

COMPARISON OF RIGHTS OF URANERZ SHAREHOLDERS AND ENERGY FUELS SHAREHOLDERS

If the Transaction is completed, shareholders of Uranerz will become shareholders of Energy Fuels. The rights of Uranerz shareholders are currently governed by the Nevada Revised Statutes and the Uranerz Articles and Uranerz Bylaws. The rights of Energy Fuels shareholders are currently governed by the OBCA and the Energy Fuels Articles and Energy Fuels Bylaws.

This section of the proxy statement/prospectus describes the material differences between the rights of Uranerz shareholders and Energy Fuels shareholders. This section does not include a complete description of all differences among the rights of Uranerz shareholders and Energy Fuels shareholders, nor does it include a complete description of the specific rights of these persons.

The following summary is qualified in its entirety by reference to, and you are urged to read carefully, the relevant provisions of the Nevada Revised Statutes (“NRS”) and the OBCA, as well as the Uranerz Articles, Uranerz Bylaws, Energy Fuels Articles, and the Energy Fuels Bylaws (combined, the “Governing Documents”). This summary does not reflect securities laws and regulations and any of the rules of the NYSE MKT or TSX that may apply to Uranerz or Energy Fuels in connection with the Transaction. Copies of the Governing Documents of Uranerz are filed as exhibits to the reports of Uranerz filed with the SEC and are available at www.edgar.com. Copies of the Governing Documents of Energy Fuels are available at www.sedar.com and as attached hereto as exhibits. See “Where You Can Find More Information” beginning on page 213.

Outstanding Capital Stock

Uranerz has outstanding one class of common stock. Holders of shares of Uranerz common stock are entitled to all of the respective rights and obligations provided to common shareholders under Nevada law, the Uranerz Articles, and the Uranerz Bylaws.

Energy Fuels has outstanding only one class of shares, designated as common shares. Holders of Energy Fuels common shares are entitled to all of the respective rights and obligations provided to shareholders under the OBCA, the Energy Fuels Articles, and the Energy Fuels Bylaws.

Authorized Capital Stock	The authorized capital stock of Uranerz consists of (i) 750,000,000 shares of common stock, $0.001 par value per share, and (ii) 10,000,000 preferred shares, $0.001 par value per share,.

The authorized share capital of Energy Fuels consists of an unlimited number of common shares without par value and unlimited number of preferred shares in series and unlimited number of Series A Preferred Shares.

	Under the Uranerz Articles, Uranerz’ board of directors has the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights, and any qualifications, restrictions or limitations thereof, as the board of directors may determine.	The Series A Preferred shares are non-redeemable, non-callable, non- voting and with no right to dividends. The Preferred Shares issuable in series will have the rights, privileges, restrictions and conditions assigned to the particular series upon the Board of Directors approving their issuance.

	As of May 26, 2015, there were (i) 95,912,806 shares of Uranerz common stock outstanding and (ii) no preferred shares outstanding.	As of May 26, 2015 there were 19,677,552 Energy Fuels common shares outstanding.

Voting Rights

Each holder of Uranerz common stock is entitled to receive notice of and attend all meetings of Uranerz shareholders and shall have one vote for each common share held at all meetings of Uranerz shareholders that such shareholders are entitled to vote. Also see “The Special Meeting of Uranerz Shareholders—Uranerz Record Date; Shares Entitled to Vote” beginning on page 56.

Each holder of Energy Fuels common shares is entitled to receive notice of and attend all meetings of Energy Fuels shareholders and shall have one vote for each common share held at all meetings of Energy Fuels shareholders.

The Uranerz Bylaws provide that any action that may be taken at any annual or shareholder meeting, except for the election of directors, may be taken without a meeting and prior notice if authorized by a number of shareholders holding shares not less than the number required to authorize such action at a meeting in which all shareholders are present.

Dividend Rights

Under NRS Section 78.288, Uranerz may make distributions to its shareholders if after payment of such distribution:

  Uranerz would be able to pay its debts as they become due in the usual course of business; and

  Uranerz’ total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The Uranerz Articles do not provide for any restrictions on dividends.

Under the Energy Fuels Articles, dividends may be declared at the discretion of the board of directors. In accordance with the OBCA, Energy Fuels may not pay dividends if there are reasonable grounds for believing that (1) Energy Fuels is or, after the payment would be, unable to pay its liabilities as they become due or (2) the realizable value of Energy Fuels’ assets would thereby, be less than the aggregate of its liabilities and its stated capital of all classes.

Size of the Board of Directors

The Uranerz Bylaws provide that the Uranerz board of directors will consist of not less than 1 nor more than 12 directors, with the current number of directors being fixed from time to time by resolution of the Uranerz board of directors. The current number of directors of Uranerz is seven.

The OBCA provides that a board of directors of an OBCA corporation that is an offering corporation, which includes a corporation such as Energy Fuels whose securities have been at any time listed and posted for trading on a recognized stock exchange such as the TSX, must have no fewer than three directors, at least one-third of whom are not officers or employees of the corporation or its affiliates.

The Energy Fuels Articles provide that Energy Fuels’ board of directors must be compromised of a minimum of 3 directors and a maximum of 15 directors. The OBCA provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Energy Fuels by “special resolution.”

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution.

Energy Fuels’ board of directors currently has 9 members. Pursuant to the terms of the Merger Agreement, the combined company’s board of directors will comprise eight directors. See “Proposal One—The Transaction— Board of Directors and Management After the Transaction” beginning on page 96.

Classification of the Board of Directors	The Uranerz Articles and Uranerz Bylaws do not classify the Uranerz board of directors into separate classes with staggered terms.

The OBCA provides that directors may be elected for a term of up to three years, and that staggered terms are permissible; however, the Energy Fuels Bylaws provide that a director’s term of office shall be from the date of the meeting at which such director is elected or appointed until the close of the annual meeting of shareholders next following such director’s election or appointment or until such director’s successor is elected or appointed. If qualified, a director whose term of office has expired is eligible for re-election as a director.

Election of Directors

The Uranerz Bylaws provide that in the election of directors, unless otherwise authorized, shareholders may not cumulate votes (i.e., cast for any candidate a number of votes greater than the number of shareholder’s shares). Candidates receiving a plurality of votes will be elected as directors as long as the director nomination requirements and quorum requirements are met. Nevada law does not have director residency requirement.

The OBCA provide that directors will be elected by ordinary resolution of shareholders present in person or represented by proxy at the meeting and entitled to vote.

Pursuant to the OBCA, at least 25% of the directors of an OBCA corporation must be resident Canadians, but where an OBCA corporation has less than four directors, at least one director must be a resident Canadian.

Removal of Directors

NRS Section 78.335 provides that Uranerz directors may be removed from office by the vote of shareholders representing not less than two-thirds of the voting power of the corporation. The Articles of Incorporation of a Nevada corporation may require a greater percentage of shareholder votes but may not require less. The provisions of the Uranerz bylaws in Article IV, Section 22, are contrary to the provisions of Nevada law.

Under the OBCA, unless the articles of a corporation provide for cumulative voting (which is not the case for Energy Fuels), shareholders of the corporation may, by a majority of the votes cast at a meeting, remove any director or directors from office.

Filling of Vacancies on the Board of Directors

Under the NRS, a majority of the directors in office can fill any vacancy or newly created directorship. The Uranerz Bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum. Each director so elected will hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

The OBCA generally allows a vacancy on the board of directors to be filled by a quorum of directors. Under the OBCA, a vacancy among directors created by the removal of a director by shareholders may be filled at a meeting of shareholders at which the director is removed.

In addition to the board’s ability to fill a vacancy among directors, the OBCA and the Energy Fuels Bylaws authorize the board of directors to appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

Ability to Call Special Meetings of Stockholder/ Shareholders

Under the NRS, a special meeting of shareholders may be called by the board of directors, any two directors, the president or as otherwise provided in the articles of incorporation or bylaws of the corporation.

The Uranerz Bylaws provide that a special meeting of the shareholders may be called at any time by the chairman of the board, the chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the board of directors. Written notice of a special meeting must be given not less than ten nor more than sixty days before the date of the special meeting to each shareholder entitled to vote thereat.

Under the OBCA, the holders of not less than 5% of the shares that carry a right to vote at a meeting may generally requisition the directors to call a meeting of shareholders. If the directors do not call the meeting within 21 days after receiving a request in compliance with this provision, any shareholder who signed the request may call the meeting.

The OBCA also provides that special meetings of shareholders may be called at any time by the board of directors.

Notice of Annual and Special Meetings of Stockholders/ Shareholders

Under the NRS, the board of directors must call an annual meeting of shareholders not later than 18 months after holding the last preceding annual meeting. If the board fails to do so, a shareholder or shareholders entitling them to exercise at least 15% of the voting power of the corporation may make application to the appropriate district court in Nevada to order the election of directors.

The Uranerz Bylaws provide that notice of meetings of shareholders must specify the place, date, and hour of the meeting, and in the case of special meetings or certain transactions as required by the NRS, the general nature of the business to be transacted. Only the business specified in the notice may be transacted upon at the special meeting. The notice must be given not less than 10 days or more than 60 days before the date of the meeting.

Under the OBCA, the board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting.

Pursuant to the OBCA and the Energy Fuels Bylaws, meetings of shareholders shall be held at such place within or outside of Ontario as determined by the directors, or in the absence of such a determination, at the place where the registered office of Energy Fuels is located.

Under the OBCA, notice of the time and place of a meeting of Energy Fuels shareholders must be given not less than 21 days nor more than 50 days prior to the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting. In the case of a notice of a special meeting, the notice must also state the nature of the business to be transacted at the meeting and the text of any special resolution or bylaw to be submitted to the meeting.

For all annual and special meetings of shareholders, the Uranerz Bylaws provide that the shareholders of record entitled to vote shall be fixed by the board and such date shall be no more than 60 days and no less than 10 days prior to the date of such meeting. For shareholder actions taken without a meeting, the board of directors may fix, by resolution, a record date.

Under the OBCA, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60 days or by less than 30 days the date on which the meeting is to be held.

Stockholder/ Shareholder Action by Written Consent

The NRS provides that, except as otherwise stated in the articles of incorporation or bylaws, shareholders may act by written consent without a meeting. The Uranerz Bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of a majority of the voting power of the corporation (or such different proportion of voting power that may be required). The inclusion of certain “votes cast” requirements in the Uranerz Articles and Bylaws to approve certain actions may limit the ability of Uranerz shareholders to act by written consent due to the inability to determine a “votes cast” number for purposes of determining approval for such action. Further, Article 15 of the Uranerz Articles could be interpreted to require that amendments to Articles 10 through 14 of the Uranerz Articles be made only at an annual or special meeting.

Under the OBCA, generally, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting.

For a public company such as Energy Fuels, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders’ meeting.

Advance Notice Requirements for Director Nominations and Other Proposals by Stockholders/ Shareholders

The Uranerz Bylaws generally permit shareholders to nominate director candidates at annual and special meetings of shareholders if the shareholder intending to make such nomination gives timely notice thereof in writing in proper form. To be timely, the Uranerz Bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate be received by the corporate secretary of Uranerz not later than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual meeting or, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received no earlier than the 90 days prior to such annual meeting and not later than 60 days prior to such annual meeting. However, if prior public disclosure of the date of the meeting is first given or made to shareholders fewer than 70 days prior to such meeting, notice by the shareholder to be timely must be delivered or received not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the meeting.

Under the OBCA, shareholder proposals, including proposals with respect to the nomination of candidates for election to the board of directors, may be made by eligible registered or beneficial holders of shares entitled to vote at an annual meeting of shareholders. Proposals must be submitted at least 60 days before the anniversary date of the last annual meeting, or at least 60 days before a meeting other than an annual meeting, if the matter is proposed to be raised at a meeting other than the annual meeting.

A proposal may only include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares entitled to vote at the meeting to which the proposal is to be presented.

The Uranerz Bylaws allow for business to be properly brought before an annual meeting of shareholders, if the shareholder intending to propose the business gives timely notice in writing in proper form to the corporate secretary of Uranerz. To be timely, a shareholder’s notice must be received by the corporate secretary, subject to certain limited exceptions, not later than 60 days nor more than 90 days in advance of the scheduled date of the annual meeting.

In addition, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received no earlier than the 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting. However, if prior public disclosure of the date of the meeting is first given or made to shareholders fewer than 70 days prior to such meeting, notice by the shareholder to be timely must be delivered or received not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the meeting. To be in proper form, the Uranerz bylaws require that the notice include, among other things, certain disclosures about (i) a brief description of the business, (ii) the name and address of the shareholder, (iii) the ownership interest of the shareholder, (iv) any material interest of the shareholder in such business and (v) any information that would be required to be disclosed in a proxy filing.

Amendments to the Articles of Incorporation

The NRS generally provides that the Uranerz Articles may be amended if approved by the board of directors and the majority of the voting power of the corporation. Under the Uranerz Articles, amendments to the Uranerz Articles generally may be made in accordance with the default provision of Nevada law; however, Articles 10 through 14 of the Uranerz Articles may be amended by two-thirds of the votes cast for such amendment at an annual or special meeting.

Under the OBCA, an amendment to the articles of incorporation generally requires approval by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, of shares of the corporation.

Amendments to Bylaws

Under the NRS, the directors of the corporation have the power, to adopt, amend and repeal the bylaws of a corporation. The Uranerz Articles do not limit this power exclusively to the board of directors, therefore, the shareholders have the power to adopt, amend and repeal the bylaws of Uranerz.

Energy Fuels’ board of directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of the corporation. Where the directors make, amend or repeal a bylaw, they are required under the OBCA to submit that action to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend that action by simple majority or ordinary resolution. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed by the shareholders.

The Uranerz Bylaws provide that new bylaws may be adopted or the current bylaws may be amended or repealed by the vote of a majority of the votes cast by the shareholders or written consent of [a] majority of the outstanding shares entitled to vote. Furthermore, the Uranerz board of directors may adopt, amend or repeal the bylaws.

Notwithstanding the foregoing, Article XIII, Section 48(b), Sections 5(a), 15, 16 and 38 of the Uranerz Bylaws may only be amended by shareholders holding two-thirds of the outstanding shares entitled to vote at an annual or special meeting.

Mergers, Consolidations and Other Transactions

Under the NRS, the board of directors and the holders of a majority of the voting power of the corporation (or such greater percentage as may be required by applicable law or the articles of incorporation) must approve a:

  merger;

  conversion;

  exchange;

  sale, lease or exchange of all or substantially all of  a corporation’s assets;

  amendments to articles of incorporation; and

  dissolution.

Under the OBCA, certain extraordinary corporate actions, such as:

  amalgamations (other than with certain affiliated corporations);

  continuances;

  generally, amendments to the articles of the corporation, including to change its name;

  sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business;

  reductions of stated capital for any purpose, e.g., in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and

  other extraordinary corporate actions such as liquidations, dissolutions and, if ordered by a court, arrangements;

  are required to be approved by special resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Rules or policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61- 101—Protection of Minority Security Holders in Special Transactions (“MI 61- 101”) contain requirements in connection with certain transactions involving a “related party,” including transactions by which an issuer, directly or indirectly, (i) acquires, sells, leases or transfers an asset; (ii) acquires or issues securities; (iii) combines; (iv) assumes or becomes subject to a liability; or (v) borrows money or lends money from, with or to, as the case may be, a related party. Under MI 61-101, a “related party” includes, among others, (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 provides that, in connection with a “related party transaction” (in addition to any other required shareholder approval), Energy Fuels is required, subject to the availability of certain exceptions, to: (i) provide specific disclosure in the proxy circular sent to security holders in connection with a related party transaction where a meeting is required; (ii) obtain a formal valuation of the subject matter of the related party transaction and provide a summary thereof in the proxy circular; and (iii) obtain the approval of a majority of the votes cast by shareholders other than any related party that is an interested party in the transaction.

Preemptive Rights of Stockholders/ Shareholders

Under the NRS, shareholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the articles of incorporation. Because the Uranerz Articles do not include any provision in this regard, holders of shares of Uranerz common stock do not have preemptive rights.

Under the OBCA, because the Energy Fuels Articles do not provide for preemptive or subscription rights, holders of Energy Fuels common shares are not entitled to preemptive or subscription rights.

Directors’ and Officers’ Liability and Indemnification

The NRS provides that directors and officers of a Nevada corporation are not personally liable for the debts or liabilities of the corporation unless the director or officer acts as the alter ego of the corporation. A director of a Nevada corporation may be liable to the corporation, and in certain circumstances, its creditors, for a distribution made in violation of Nevada law. Further, the Uranerz Articles provide that a director may be liable to the corporation if such director authorizes the issuance of shares of for consideration other than money if the consideration received by the corporation is less than the fair equivalent of money that the corporation would have received if the shares had been issued for money.

The NRS and Uranerz Bylaws provides that a corporation may indemnify any person against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director, officer, employee or agent of, or serving as such at the request of, Uranerz.

Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity for another entity (whom are referred to in this summary as an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

  the person acted honestly and in good faith with a view to the best interests of the corporation or other entity; and

  in the case of a criminal or an administrative action enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful.

	Uranerz is authorized to advance expenses to a person entitled to indemnification upon receipt of an undertaking from such person to reimburse the corporation if the person is ultimately determined not to be entitled to indemnification.	An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done.

	Uranerz is authorized to purchase and maintain insurance on behalf of those persons against any liability which may be asserted as set forth in NRS.	A corporation may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the above-mentioned requirements.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the above-mentioned requirements.

In addition, a corporation may purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by such person whether in his or her capacity as a director or officer of the corporation or in his or her capacity as a director or officer of another entity if he or she acts or acted in that capacity at the corporation’s request.

Oppression Remedy	The NRS does not provide for a similar remedy.

The OBCA provides an oppression remedy that enables a court to make any order, including awarding money damages, appointing a receiver, dissolving the corporation, forcing the acquisition of securities and amending charter documents, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregard the interests of, any securityholder, creditor, director or officer of the corporation if an application is made to a court by a “complainant,” which includes:

Under the Uranerz Bylaws and Uranerz Articles a complainant (as defined below) may apply to a court for leave to bring an action in the name and on behalf of Uranerz or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate.

A “complainant” means (i) a registered holder or a beneficial owner, and a former registered holder or beneficial owner of any class of Uranerz’ stock, and (ii) a director or an officer or a former director or officer of Uranerz or any of its affiliates.

  a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;

  a present or former officer or director of the corporation or any of its affiliates;

  in the case of an offering corporation, such as Energy Fuels, the Ontario Securities Commission; and

  any other person who in the discretion of the court is a proper person to make such application.

Quorum of Shareholders

The Uranerz Bylaws provide that the presence, in person or by proxy, of the persons entitled to vote one- third of the outstanding shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business.

Under the Energy Fuels Bylaws, two shareholders entitled to vote at such meeting, whether present in person or represented by proxy constitute a quorum.

Dissent Rights

Under the NRS, a shareholder of a Nevada corporation is generally entitled to demand payment of the fair value of his or her shares in the event the corporation is a party to a merger, subject to specified exceptions. Uranerz shareholders shall have the right to dissent and obtain the fair value of their shares, subject to such shareholder’s strict compliance with the requirements of Nevada law.

The OBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares as determined by the board of directors of the corporation or, failing which, by the appropriate Canadian court upon an application timely brought by the corporation or a dissenting shareholder, in connection with specified matters, including:

See “Proposal One—The Transaction—Dissenters’ Rights” beginning on page 147 and Annex B regarding the requirements for exercising and perfecting a shareholder’s right to dissent.

  an amendment to the corporation’s articles to add, remove or change the restrictions on the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

  an amendment to the corporation’s articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

  any amalgamation with another corporation (other than with certain affiliated corporations);

  a continuance under the laws of another jurisdiction;

  a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business;

  a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

  the carrying out of a going- private transaction; and

  certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Energy Fuels shareholders are not entitled to dissent/appraisal rights under the OBCA in connection with the Transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENERGY FUELS

As of May 22, 2015, there were 19,677,552 common shares of Energy Fuels issued and outstanding as fully paid and non-assessable, and carrying a right to one vote per share. The following table sets forth certain information regarding the ownership of Energy Fuels’ common shares as of May 22, 2015 by: (i) each of Energy Fuels’ directors; (ii) each of Energy Fuels’ named executive officers; (iii) all of Energy Fuels’ executive officers and directors as a group; and (iv) all those known by Energy Fuels to be beneficial owners of more than five percent (5%) of Energy Fuels’ common shares.

	Beneficial Ownership
	Shares of
	common stock	Shares acquirable		Percent of
Beneficial Owner	currently owned	within 60 days(1)	Total	class(2)
5% Shareholders
Korea Electric Power Corporation(3)	1,711,814	NIL	NIL	8.69

Executive Officers and
Directors
J. Birks Bovaird	5,192	53,377	58,569	*
Paul A. Carroll	NIL	54,200	54,200	*
Joo Soo Park	NIL	NIL	NIL	*
Lawrence A. Goldberg	NIL	47,200	47,200	*
Mark E. Goodman	NIL	52,200	52,200	*
Bruce D. Hansen	2,600	53,200	55,800	*
Ron F. Hochstein	23,368	41,310	64,678	*
Richard J. Patricio	7,720	55,820	63,540	*
Stephen P. Antony	19,957	115,400	135,357	*
Daniel Zang	714	32,357	33,071	*
Harold R. Roberts	4,143	43,071	47,214	*
David C. Frydenlund	9,837	36,786	46,623	*

Current directors and executive officers as a group (12 persons)	73,531	584,921	658,452	3.25

+	Except as otherwise indicated, the address for each beneficial owner is 225 Union Blvd., Suite 600, Lakewood, Colorado 80228.

(1)

With respect to Energy Fuels’ named executive officers and Energy Fuels’ directors, this amount includes common shares, which could be acquired upon exercise of stock options which are either currently vested and exercisable or will vest and become exercisable within 60 days of May 22, 2015.

(2)	Based on 19,677,552 shares outstanding on May 22, 2015.

(3)	KEPCO Canada Uranium Limited Partnership Holdings holds 1,282,980 common shares and Korea Electric Power Corporation holds 428,834 common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF URANERZ

As of May 22, 2015 there were 95,912,806 shares of Uranerz common stock issued and outstanding as fully paid and non-assessable, and carrying a right to one vote per share. The following table sets forth certain information regarding the ownership of Uranerz’ common shares as of May 22, 2015 (except as otherwise indicated) by each person who is known by Uranerz to own, or which Uranerz has reason to believe owns, more than 5% of shares of Uranerz common stock, each Uranerz’ named executive officers, each of Uranerz’ directors and all of Uranerz’ directors and executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Uranerz believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Beneficial Ownership
	Shares of
	common stock	Shares acquirable		Percent of
Beneficial Owner	currently owned	within 60 days(1)	Total	class(2)
Executive Officers and Directors +
Dennis Higgs	1,870,000	508,000	2,378,000	2.48
Glenn Catchpole	1,452,100	943,000	2,395,100	2.50
Paul Goranson	Nil	248,000	248,000	*
Dr. Gerhard Kirchner	476,000	223,000	699,000	*
Paul Saxton	11,500	314,000	325,500	*
Peter Bell	Nil	364,000	364,000	*
Arnold J. Dyck	3,000	318,000	321,000	*
Benjamin Leboe	16,000	801,000	817,000	*
Current directors and executive officers as a group (8 persons)	3,828,600	3,719,000	7,547,600	7.87

*	Less than 1%

+	Except as otherwise indicated, the address for each beneficial owner is 1701 East “E” Street, Casper, Wyoming, 82605.

(1)

With respect to holders of 5% or more of shares of Uranerz common stock, this amount includes shares of Uranerz’ common stock, which could be acquired upon exercise of outstanding warrants and convertible debt. With respect to Uranerz’ executive officers and directors, this amount includes shares of Uranerz’ common stock, which could be acquired upon exercise of stock options which are either currently vested and exercisable or will vest and become exercisable within 60 days of May 22, 2015.

(2)	Based on 95,912,806 shares of common stock outstanding on May 22, 2015 and calculated in accordance with Rule 13d-3 promulgated under the Exchange Act.

Other than as described herein, Uranerz and Energy Fuels are aware of no arrangements, including any pledge by any person of shares of Uranerz common stock, the operation of which may at a subsequent date result in a change of control of Uranerz.

LEGAL MATTERS

The legality of the Energy Fuels common shares offered by this proxy statement/prospectus and certain other Canadian legal matters will be passed upon for Energy Fuels by Borden Ladner Gervais LLP, as Canadian corporate counsel to Energy Fuels.

EXPERTS

The consolidated financial statements of Energy Fuels as of December 31, 2014 and December 31, 2013 and for the year ended December 31, 2014 and the fifteen months ended December 31, 2013, have been incorporated by reference into this proxy statement/prospectus herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

The financial statements of Uranerz and its subsidiaries for the years ended December 31, 2014 and 2013 incorporated by reference into this proxy statement/prospectus are included in reliance on the report of Manning Elliott LLP, as set forth in their report appearing in Uranerz Form 10-K Annual Report for the year ended December 31, 2014, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Energy Fuels

Energy Fuels will hold a regular annual general meeting of shareholders in 2016 regardless of whether the Transaction is completed, and may decide to hold a special meeting of its shareholders in late 2015 to the extent there is required business to be addressed.

A shareholder who is entitled to vote at the annual meeting of shareholders of Energy Fuels in respect of the fiscal year ending December 31, 2015 (to be held in 2016), may raise a proposal for consideration at such annual meeting. Energy Fuels will consider such proposal for inclusion in the proxy materials for the annual meeting in 2016 only if the Energy Fuels’ Secretary receives such proposal (at 225 Union Blvd, Suite 600, Lakewood, Colorado, 80228) submitted pursuant to section 99 of the OBCA, on or before the date in 2016 that is 60 days prior to the anniversary date of the annual meeting to be held in 2015. The use of certified mail, return receipt, is advised.

Uranerz

In light of the expected timing of the completion of the Transaction, Uranerz expects to hold its 2015 annual meeting of shareholders only if the Transaction is not completed prior to June 30, 2015. If Uranerz proceeds with its 2015 annual meeting of shareholders, it is anticipated that this meeting will be held no later than June 30, 2015.

Requirements for shareholder proposals to be considered for inclusion in Uranerz’ proxy materials: In the event that Uranerz holds a 2016 annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, and intended to be presented at Uranerz’ 2016 annual meeting of shareholders must be received by Uranerz not earlier than 90 days and not later than 60 days prior to the date of the one year anniversary of the Uranerz 2015 annual meeting in order to be considered for inclusion in Uranerz’ proxy materials for that meeting, provided that in the event that the date of the annual meeting of stockholders to be held in calendar year 2016 is changed by more than 30 days from the date of the 2015 annual meeting then such shareholder proposals must be received not earlier than 90 days and not later than 60 days prior to such 2016 annual meeting.

Requirements for shareholder proposals to be brought before an annual meeting: the Uranerz Bylaws provide that, for shareholder nominations to Uranerz’ board of directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice of the proposal or nomination in writing to Uranerz’ Corporate Secretary. To be timely for the 2015 annual meeting of Uranerz shareholders (to be held in 2015), a shareholder’s notice must be delivered to, or mailed and received by, Uranerz’ Corporate Secretary at its principal executive offices no earlier than 90 days before the date of the 2015 annual meeting and no later than 60 days prior to the 2015 annual meeting. Pursuant to the Uranerz Bylaws, however, any shareholder proposal or nomination for director must meet the deadline pursuant to Rule 14a-8, as described above, to be included in Uranerz’ proxy materials. A shareholder’s notice to the secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the information required by the Uranerz Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Energy Fuels has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the common shares of Energy Fuels to be issued to Uranerz shareholders in connection with the Transaction. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Energy Fuels and its common shares. The rules and regulations of the SEC allow Energy Fuels to omit certain information included in the registration statement from this document.

Uranerz files annual, quarterly and current reports, proxy statements and other information with the SEC. Energy Fuels is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

The SEC allows Energy Fuels and Uranerz to “incorporate by reference” information into this offer to exchange, which means that Energy Fuels and Uranerz can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer to exchange, except for any information superseded by information contained directly in this offer to exchange. This offer to exchange incorporates by reference the documents set forth below that Energy Fuels and Uranerz have previously filed with the SEC. These documents contain important information about Energy Fuels and Uranerz and their financial condition.

The following documents are expressly incorporated by reference into this proxy statement/ prospectus:

(1) The following documents previously filed by Energy Fuels with the SEC:

Energy Fuels SEC Filings	Period
Annual Report on Form 40-F	Fiscal Year Ended December 31, 2014, as filed on March 20, 2015

Reports on Form 6-K	Filed on January 5, 2015, January 7, 2015, January 20, 2015, February 9, 2015, February 12, 2015, February 17, 2015, March 20, 2015 (3), March 30, 2015, April 8, 2015, May 12, 2015

(2) The following documents previously filed by Uranerz with the SEC:

Uranerz SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2014, as filed on March 16, 2015

Current Reports on Form 8-K	•	Form 8-K dated January 5, 2015, filed on January 5, 2015 and amended on January 12, 2015)
	•	Form 8-K dated January 7, 2015 and filed on January 7, 2015
	•	Form 8-K dated January 8, 2015 and filed on January 8, 2015 and amended on January 12, 2015
	•	Form 8-K dated February 18, 2015 and filed on February 18, 2015
	•	Form 8-K dated February 19, 2015 and filed on February 19, 2015
	•	Form 8-K dated March 6, 2015 and filed on March 11, 2015
	•	Form 8-K dated March 16, 2015 and filed on March 17, 2015

	•	Form 8-K dated March 16, 2015 and filed on March 19, 2015
	•	Form 8-K dated May 8, 2015 and filed on May 11, 2015

Quarterly Reports on Form 10-Q	•	Three Months ended March 31, 2015 as filed on May 11, 2015

Proxy Statement	•	Definitive 14A filed on May 14, 2015

(3) The description of Uranerz’ common stock set forth in Uranerz’ registration statements filed by Uranerz pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating this description.

(4) The description of the rights set forth in Uranerz’ registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

(5) All documents filed by Energy Fuels and Uranerz pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this offer to exchange to the date that shares of Uranerz common stock are accepted for exchange pursuant to the offer, or the date that the offer is terminated, shall also be deemed to be incorporated herein by reference

You may read and copy the information filed with or furnished to the SEC by Uranerz or Energy Fuels at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Uranerz and Energy Fuels, that file electronically with the SEC. The address of the site is www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by Uranerz with the SEC are also available at Uranerz’ website at www.uranerz.com. Energy Fuels also files reports, statements and other information with the applicable Canadian securities regulatory authorities. Energy Fuels’ filings are electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com. The web addresses of the SEC, SEDAR, Energy Fuels and Uranerz have been included as inactive textual references only. Information on those web sites is not part of this proxy statement/prospectus.

Neither Energy Fuels nor Uranerz has authorized anyone to give any information or make any representation about the Transaction or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

ENERGY FUELS INC.

EFR NEVADA CORP.

and

URANERZ ENERGY CORPORATION

Dated as of January 4, 2015

A-1

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated January 4, 2015 (the “Agreement Date”), by and among Energy Fuels Inc., a corporation organized under the laws of the province of Ontario, Canada (“Parent”), EFR Nevada Corp., a corporation organized under the laws of the state of Nevada and an indirect wholly owned subsidiary of Parent (“Merger Sub,” and, together with Parent, the “Parent Parties”) and Uranerz Energy Corporation, a corporation organized under the laws of the state of Nevada (“Target”).

WHEREAS, the board of directors of Parent deems it advisable and in the best interests of Parent and its shareholders, that Merger Sub merge with and into Target (the “Merger”) upon the terms and subject to the conditions set forth herein, and Parent’s board of directors has approved this Agreement and the Merger, subject to approval by the shareholders of Parent;

WHEREAS, the board of directors of Target deems it advisable and in the best interests of Target and its shareholders that Target enter into and complete the Merger, and Target’s board of directors has approved this Agreement and the Merger, subject to approval by the shareholders of Target;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, with the approval of Target’s board of directors, Parent has entered into voting agreements with each of the officers and directors of Target set forth on Exhibit A-1 attached hereto, pursuant to which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein (collectively, the “Target Voting Agreements”); and

WHEREAS, as an inducement to Target to enter into this Agreement, concurrently with the execution and delivery of this Agreement, with the approval of Parent’s board of directors, Target has entered into voting agreements with each of the officers and directors of Parent set forth on Exhibit A-2 attached hereto, pursuant to which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein (collectively, the “Parent Voting Agreements”, and together with the Target Voting Agreements, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall merge with and into Target and the separate existence of Merger Sub shall thereupon cease and Target shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) as an indirect wholly owned subsidiary of Parent. The Merger shall have the effects set forth in Section 92A.250 of Nevada Revised Statutes (“NRS”) (Chapter 92A of the Nevada Revised Statutes being referred to herein as the “Merger Act”), including the Surviving Entity’s succession to and assumption of all rights and obligations of Merger Sub and Target.

1.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the later of (i) the date and time of filing of properly executed Articles of Merger relating to the Merger with the Secretary of State of Nevada in accordance with the Merger Act (the “Articles of Merger”) and (ii) at such later time as the parties shall agree and set forth in such Articles of Merger. The Articles of Merger shall be filed as soon as practicable on or prior to the Closing Date.

1.3 Governance of Parent. The Parent shall, in accordance with all applicable corporate, NYSE MKT LLC (“NYSE MKT”) and TSX laws, rules and regulations, take all actions necessary to cause the appointment of three (3) existing members of the board of directors of Target to the board of directors of Parent such that the board of directors of Parent is constituted as provided in Section 7.13 of this Agreement as of the Effective Time.

ARTICLE II

THE SURVIVING ENTITY

2.1 Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof and Chapter 78 of the NRS (the “Corporations Act”), provided that the articles of incorporation and bylaws of the Surviving Entity will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable, to the officers and directors of the Target, as those contained in the articles of incorporation and bylaws of Target, as amended and as in effect on the date hereof.

2.2 Officers and Directors. At and after the Effective Time, the officers and directors of Merger Sub shall be the officers and directors of the Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s articles of incorporation, bylaws and the Corporations Act.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) All Target Common Shares that are held in Target’s treasury or that are then owned by Parent shall be canceled and cease to exist and no cash, Parent capital stock or other consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.2(i) and Section 3.4, all issued and outstanding Target Common Shares (other than Target Common Shares cancelled pursuant to Section 3.1(a)) shall be automatically converted into and represent the right to receive Parent Common Shares, on the basis of 0.255 of a Parent Common Share for each one (1.0) Target Common Share (the “Exchange Ratio”). All such Target Common Shares, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of (i) a certificate in the case of Target Physical Shares, or (ii) a statement of ownership in the case of Target Book-Entry Shares, that, immediately prior to the Effective Time, represented such Target Common Shares, shall cease to have any rights with respect thereto, except the right to receive, upon the surrender or transfer of such Target Common Shares in accordance with Section 3.2, the number of Parent Common Shares issuable therefor in accordance with the Exchange Ratio, without interest, and any amounts payable pursuant to Section 3.2(d). Notwithstanding the foregoing, if between the Agreement Date and the Effective Time, the Parent Common Shares or Target Common Shares are changed into a different number of shares or a different class because of any stock dividend or distribution, subdivision, reorganization, reclassification, recapitalization, split, combination or exchange of shares, the Parent Common Shares to be issued pursuant to this Section 3.1(b) shall be appropriately adjusted to reflect such event.

2

(c) The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into shares of common stock of the Surviving Entity, such that the converted shares of common stock will represent all of the issued and outstanding shares of common stock of the Surviving Entity and will be held by an indirect wholly owned subsidiary of Parent.

(d) The Parent Common Shares issued upon the surrender or transfer of Target Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Common Shares formerly represented by any physical certificate or statement of ownership in book-entry form, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Entity of Target Common Shares which were outstanding immediately prior to the Effective Time.

3.2 Surrender and Payment.

(a) Exchange Agent and Exchange Fund. Parent shall authorize one or more transfer agent(s) to act as exchange agent hereunder (the “Exchange Agent”) with respect to the Merger. At and prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as depositary for the Parent Common Shares, or any successor depositary thereto, a number of Parent Common Shares equal to the aggregate number of Parent Common Shares to be issued in exchange for the Target Common Shares pursuant to the Exchange Ratio (the “Exchange Fund”). The Exchange Agent shall deliver the applicable Parent Common Shares in exchange for the Target Common Shares pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Target Common Shares a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to Target Physical Shares shall pass, only upon receipt of the Target Physical Shares by the Exchange Agent and shall be in a form and have such other provisions as Parent and Target may reasonably specify), and such other documents as may reasonably be requested by the Exchange Agent (which may include the receipt of an “agents message” by the Exchange Agent in connection with Target Book-Entry Shares), for use in the exchange contemplated by Section 3.1 and instructions for use in effecting the surrender or transfer of Target Common Shares for cancellation in accordance with this Agreement (together, the “Exchange Instructions”). Upon surrender or transfer of Target Common Shares for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to the Exchange Instructions, the holder of such Target Common Shares shall be entitled to receive in exchange therefor Parent Common Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested or as otherwise agreed to by the Parent and Target) representing, in the aggregate, the whole number of Parent Common Shares that such holder has the right to receive pursuant to Section 3.1 and Section 3.2(i), plus any amount payable pursuant to Section 3.2(d).

3

(c) Transferred Target Common Shares. If any portion of the Parent Common Shares are to be issued to a Person other than the registered holder of Target Common Shares represented by the stock certificate(s) or statement of ownership surrendered or transferred in exchange therefor, no such issuance shall be made unless (i) the stock certificate(s) or statement of ownership so surrendered or transferred have been properly endorsed and contain any required Medallion Signature Guarantees and otherwise are in proper form for transfer, and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other Taxes required as a result of such issuance to a Person other than the registered holder or has established to the Exchange Agent’s satisfaction that such Tax has been paid or is not applicable.

(d) Dividends and Distributions. No dividends or other distributions declared or made with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered or un-transferred Target Common Shares with respect to the Parent Common Shares that such holder would be entitled to receive until surrender or transfer of such Target Common Shares in accordance with Sections 3.1 or 3.2(f). Following surrender or transfer of any Target Common Shares, there shall be paid to such holder of Parent Common Shares issuable in exchange therefor, without interest, (i) as soon as practicable after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such Parent Common Shares were issued and outstanding as of the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Target Common Shares in accordance with this Section 3.2 prior to that time shall thereafter look only to the Parent to exchange such Target Common Shares pursuant to Section 3.1 or 3.2(i) or to pay amounts to which such holder is entitled pursuant to Section 3.2(d) . Neither Parent nor the Surviving Entity shall be liable to any holder of Target Common Shares for any such Parent Common Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Subject to applicable abandoned or unclaimed property laws, any certificates formerly representing Target Common Shares that are not deposited with all other documents as provided in Section 3.2(b) on or before the fifth anniversary of the Effective Time shall cease to represent any right or claim of any kind or nature and the right of the former shareholder of such Target Common Shares to receive certificates representing Parent Common Shares and the Target Common Shares otherwise issuable to such former Target shareholder shall be deemed to be surrendered to Parent together with all dividends or distributions thereon held for such shareholder.

(g) Lost Certificates. If any Target Physical Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Target Physical Shares to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Target Physical Shares, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Target Physical Shares the Parent Common Shares payable in respect of the Target Physical Shares formerly represented by such lost, stolen or destroyed stock certificate, without interest.

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(h) Withholding. Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Common Shares such amounts as Parent, the Surviving Entity or the Exchange Agent determine are required to be deducted and withheld under the Code or any provision of state, local, or foreign Tax Law with respect to the making of such payment, such withholding of Parent Common Shares issued to any holder of Target Common Shares shall be an amount determined by Parent to be reasonably necessary to satisfy the Parent’s withholding obligation. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be. Parent and Target shall cooperate with and assist each other with efforts to reduce or eliminate such withholding Taxes. Parent will sell a sufficient number of Parent Common Shares to satisfy the withholding obligation and the balance of any Parent Common Shares and any cash proceeds remaining after satisfaction of the withholding obligation shall be remitted to the holder.

(i) No Fractional Shares. No certificates or scrip or fractional Parent Common Shares or book-entry credit representing such fractional share interests shall be issued upon the surrender of Target Common Shares. Each holder of Target Common Shares exchanged pursuant to this Article III (after taking into account all Target Common Shares delivered or transferred by such holder) who would otherwise have been entitled to receive a number of Parent Common Shares which is not a whole number shall receive the number of Parent Common Shares rounded to the nearest whole number (and, if the fraction is 0.5, the number of Parent Common Shares shall be rounded up to the next whole number). The parties acknowledge that rounding of fractional Parent Common Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Parent Common Shares.

3.3 Stock Options and Warrants.

(a) At the Effective Time, Parent and Target shall take all such action as may be necessary to cause each outstanding and unexpired and unexercised option to purchase Target Common Shares (a “Target Stock Option”) granted under Target’s 2005 Nonqualified Stock Option Plan, as amended (collectively, the “Target Stock Option Plan”) to be automatically converted at the Effective Time into options (the “Substituted Options”) to purchase a number of Parent Common Shares (rounded down to the nearest whole number of Parent Common Shares) equal to the product of (x) the aggregate number of Target Common Shares purchasable pursuant to such Target Stock Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio at a price per Parent Common Share equal to the exercise price per Target Common Share specified in the Target Stock Option divided by the Exchange Ratio (such price rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions, including vesting and expiry date, as the Target Stock Option in respect of which it is issued. Parent will assume all obligations under the Target Stock Option Plan as at the Effective Time and from and after the Effective Time, and the Parent will comply with all of the terms and conditions of the Substituted Options, including the obligation to issue the Parent Common Shares contemplated thereby upon the exercise thereof. For purposes of vesting conditions, the date of grant of the Substituted Option shall be deemed to be the date on which the corresponding Target Stock Option was granted. Prior to the Effective Time, Target shall make all necessary amendments under the Target Stock Option Plan to provide that no further awards shall be made thereunder following the Closing. At and after the Effective Time, (i) all references in the Target Stock Option Plan and related stock option agreements to Target shall be deemed to refer to Parent and (ii) Parent shall assume all of Target’s obligations with respect to the Target Stock Options as so amended. Substitution of the Target Stock Options for the Substituted Options will occur in compliance with Code Section 409A so that the substitution avoids being treated as the grant of new stock options.

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(b) Target Stock Options held by independent directors of Target (as defined by applicable Law), who are not officers or directors of Parent on Closing, shall expire on the earlier of (i) the current expiry date of such Target Stock Options (exclusive of the operation of the early termination provisions of such Target Stock Options) or (ii) six months after the Closing Date.

(c) In respect of each Substituted Option, and the Parent Common Shares underlying such Substituted Option, Parent shall, as soon as practicable after the Effective Time and in no event later than 30 days from the Closing Date, file a Form S-8 or other appropriate registration statement and use reasonable efforts to keep such registration statement current for as long as any Substituted Options remain outstanding.

(d) At the Effective Time, and in accordance with the terms of each warrant to purchase Target Common Shares issued by Target that are issued and outstanding immediately prior to the Effective Time (collectively, the “Target Warrants”), Target Warrants shall become exercisable into Parent stock in accordance with their terms. Parent acknowledges and shall assume the obligations under the Target Warrants and under each warrant indenture governing the Target Warrants (the “Target Warrant Indentures”) to issue Parent Common Shares upon exercise of such Target Warrants and, if required by the Target Warrant Indentures, shall issue a warrant certificate to each holder of Target Warrants confirming such assumption. Consistent with the terms of the Target Warrants and Target Warrant Indentures, any such warrant certificate shall provide that such warrant shall be exercisable for a number of Parent Common Shares equal to the product of (x) the aggregate number of Target Common Shares issuable in respect of such Target Warrants immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (the “Assumed Warrants”) and that the exercise price of the Assumed Warrants will equal (i) the exercise price of the Target Warrants in effect immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. Each Assumed Warrant shall, consistent with the terms of the Target Warrants and Target Warrant Indentures, contain appropriate provision such that the provisions of each Target Warrant (including the exercise period and the exercise price and provision for adjustment of the exercise price) shall thereafter be maintained in each such Assumed Warrant as nearly equivalent as may be practicable in relation to such Target Warrant. From and after the Effective Time, Parent shall comply with all of the terms and conditions set forth in each such Assumed Warrant, including the obligation to issue the Parent Common Shares contemplated thereby upon exercise thereof.

3.4 Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of Section 92A.120 of the Merger Act have been satisfied, Target Common Shares which were outstanding on the date for the determination of shareholders entitled to vote on the Merger and which were voted against the Merger and the holders of which have demanded that the Target purchase such shares at their fair value in accordance with Sections 92A.300 through 92A.500 of the Merger Act and have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to require such shares to be purchased for cash under the Merger Act (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any Parent Common Shares pursuant to Section 3.1(b), but, instead, the holders thereof shall be entitled to have their shares purchased for cash at the fair value of such Dissenting Shares as agreed upon or determined in accordance with the provisions of Sections 92A.460 through 92A.500 of the Merger Act.

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(b) If any shareholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect dissenters’ rights under the Merger Act, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Parent Common Shares pursuant to and subject to Section 3.1(b) without interest thereon upon surrender of the Certificates representing such holder’s Target Common Shares.

(c) The Target shall give Parent (i) prompt written notice of any written demands for purchase of any Target Common Shares pursuant to the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the Merger Act on the Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any Target Common Shares pursuant to the exercise of dissenters’ rights under the Merger Act. The Target shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for purchase of any shares of Target Common Shares pursuant to the exercise of dissenters’ rights under the Merger Act, or settle or offer to settle any such demands.

3.5 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) will take place at 10:00 a.m. Eastern Standard Time on the second Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII, other than any such conditions which by their nature cannot be satisfied until the Closing Date, or such other time agreed by the parties, at the offices of Borden Ladner Gervais LLP in Toronto, unless another time, date or place is agreed to in writing by the parties hereto (the date upon which the Closing occurs being referred to herein as the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in the disclosure letter delivered by Target to Parent contemporaneously with the execution hereof (the “Target Disclosure Letter”), Target represents and warrants to the Parent Parties, unless another date is specifically referenced in a particular representation or warranty, as of the Agreement Date and as of the Closing Date, that the representations and warranties contained in this Article IV are true and correct on and as of such dates. For purposes of this Agreement, a document shall be deemed to have been “made available” by the Target to Parent if it is publicly available through the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) or the System for Electronic Document Analysis and Retrieval (“SEDAR”).

4.1 Organization and Qualification.

(a) Target is a corporation validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

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(b) Target is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to Target or the Surviving Entity. Section 4.1(b) of the Target Disclosure Letter sets forth a true and correct list of all of the jurisdictions in which Target is qualified or licensed to do business as a foreign corporation.

(c) Target has no Subsidiaries. Target does not own any equity interest in any Person other than as set forth in Section 4.1(c) of the Target Disclosure Letter.

(d) Target has previously delivered to Parent a true and complete copy of its articles of incorporation and bylaws, in each case as amended through the Agreement Date. Target is not in violation of its articles of incorporation, bylaws or similar governing documents.

(e) Pursuant to express provisions in the Target’s articles of incorporation, the provisions of Nevada’s Combinations with Interested Stockholders Act (NRS 78.411 to 78.444) and Nevada’s Acquisition of Controlling Interest Act (NRS 78.378 to 78.3793) do not apply to the Target and the Transactions contemplated in this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of Target consists solely of 750,000,000 Target Common Shares and 10,000,000 shares of preferred stock (the “Target Preferred Shares”). As of the Agreement Date, (i) 95,895,306 Target Common Shares are issued and outstanding, (ii) 7,311,680 Target Common Shares are reserved for issuance upon the exercise of outstanding Target Stock Options under the Target Stock Option Plan, (iii) 10,550,000 Target Common Shares are reserved for issuance upon the exercise of outstanding Target Warrants under the Warrant Indentures, (iv) no Target Preferred Shares have been issued, (v) no Target Common Shares are held by Target in treasury, and (vi) a number of rights equivalent to the number of Target Common Shares issued and outstanding have been issued and are outstanding pursuant to a Shareholder Rights Plan adopted by Target effective as of August 25, 2010 and reconfirmed on July 10, 2013 (the “Target Rights Plan”). All of the outstanding Target Common Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right. Other than as set forth in Section 4.2(a) of the Target Disclosure Letter, Target has not agreed to register any securities under the Securities Act or any state securities laws.

(b) Except as set forth in Section 4.2(a) of this Agreement or in Section 4.2(b) of the Target Disclosure Letter, there are no authorized or outstanding (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, stock appreciation rights, phantom equity or other claims or commitments of any character (including “rights plans” or “poison pills”) that may obligate Target to issue, transfer or sell any shares of capital stock or other equity interest in Target , or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Target to repurchase, redeem or otherwise acquire any capital stock or other equity interest of Target or any securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which Target is a party with respect to the voting of the capital stock or other equity interests of Target.

(c) There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders or other equity holders of Target, whether together or as a separate class, on any matters on which such holders may vote.

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(d) Section 4.2(d) of the Target Disclosure Letter sets forth the following information with respect to each Target Stock Option outstanding as of the Agreement Date: (i) the name of the holder, (ii) the number of Target Common Shares issuable upon exercise thereof, (iii) the exercise price, (iv) the issue date, (v) the termination date, (vi) the stock option plan under which such option was issued and (vii) whether such option contains any put, redemption, cashless exercise or similar feature.

(e) At the Effective Time, after giving effect to the provisions of Section 3.3, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Target will be bound providing for the purchase or issuance of any shares of capital stock or other equity interest of Target (or, following the Closing, the Surviving Entity) or securities convertible into or exchangeable for such shares or any other such securities or agreements.

(f) Except for the Target Stock Options and the Target Stock Option Plan there are no contracts to which Target is a party obligating Target to accelerate vesting of any equity compensation awards as a result of the Transactions contemplated by this Agreement.

4.3 Authority; Validity of Agreement. Target has full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is or will be a party and, subject to obtaining the Target Shareholder Approvals, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s board of directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Shareholder Approvals and the filing of the Articles of Merger with the Secretary of State of the State of Nevada. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4 No Violation; Consents and Approvals.

(a) The execution and delivery of this Agreement and any Ancillary Agreement to which Target is or will be a party, the consummation of the Transactions and the performance by Target of its obligations hereunder and thereunder will not (i) subject to receipt of the Target Shareholder Approvals, conflict with any provision of the articles of incorporation or bylaws of Target, (ii) subject to completion of the deliveries required under the Wyoming Bond Financing Agreement identified in Section 4.4 (b) below, result in any violation of, or the breach of, or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of any benefit under, or the acceleration of performance, vesting or an increase in compensation or benefit required by, or the creation of any Lien upon any equity interests in or assets of Target under, any of the terms, conditions or provisions of any note, lease, mortgage, license, plan, agreement or other instrument or obligation to which Target is a party or by which Target or any of its properties or assets may be bound or (iii) violate the provisions of any Law applicable to Target, except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Target or the Surviving Entity, materially impair the ability of Target to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

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(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Target is or will be a party and the consummation of the Transactions by Target and the performance by Target of its obligations hereunder or thereunder, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Form F-4, the Proxy Statement/Prospectus in definitive form and the filing and declaration of effectiveness of the Form F-4, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated by this Agreement, (iii) filings required under the rules and policies of the NYSE MKT and TSX, (iv) the delivery of an assumption agreement and legal opinion under the Wyoming Bond Financing Agreement, in form and substance as required under the Wyoming Bond Financing Agreement, (v) the receipt of the Target Shareholder Approvals, (vi) such filings, authorizations or approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (vii) the filing of the Articles of Merger in the office of the Nevada Secretary of State, (viii) any consents, authorizations, approvals, filings or exemptions in connection with applicable stock exchange rules, (ix) approval of the Wyoming Department of Environmental Quality to application for Permit to Mine Transfer, (x) the approval of the United States Nuclear Regulatory Commission to the change of control of any source material or byproduct material licenses held by Target; and (xi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of mining properties and (B) the failure of which to be obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Target or the Surviving Entity, materially impair the ability of Target to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

4.5 Target Reports

(a) Copies of Target’s registration statements, reports, schedules, proxies or information statements and other documents (including exhibits and amendments thereto) filed with or furnished to the SEC since January 1, 2012 (collectively, the “Target SEC Reports”) are available online with the SEC and through the EDGAR system. Target has timely filed with or furnished to the SEC each of the Target SEC Reports required to be filed or submitted by it with the SEC or mailed to its shareholders pursuant to the Securities Act, the Exchange Act or rules promulgated thereunder. As of their respective dates (or, if any Target SEC Reports were amended, as of the date such amendment was filed with the SEC), each Target SEC Report, including any financial statements or schedules included therein and as amended, if amended, (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement.

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(b) Copies of Target’s prospectuses, financial statements, management discussion & analysis, annual reports, management proxy circulars and other public disclosure documents (including exhibits and amendments thereto, and documents incorporated by reference therein) filed with or furnished to the securities regulatory authorities in the Provinces of Canada in which Target is a “reporting issuer” or equivalent since January 1, 2012 (collectively, the “Target SEDAR Reports”) are available online through SEDAR. Target has timely filed each of the Target SEDAR Reports required to be filed or submitted by it or mailed to its shareholders pursuant to the applicable securities legislation (including any rules and regulation promulgated thereunder) of each of the Provinces of Canada in which Target is a “reporting issuer” or equivalent. As of their respective dates (or, if any Target SEDAR Reports were amended, as of the date such amendment was filed on SEDAR), each Target SEDAR Report, including any financial statements or schedules included therein, (i) complied in all material respects with all applicable requirements of such applicable securities legislation, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Chief Executive Officer and Chief Financial Officer of Target have made all certifications (without qualification or exception to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) if required to do so as of such dates pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(d) Except as set forth in Section 4.5(d) of the Target Disclosure Letter, neither Target nor any of its officers has received any notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of the certifications in Section 4.5(c) .

(e) Except as set forth in the Target SEC Reports, Target is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable rules of NYSE MKT and the TSX.

(f) To the Knowledge of the Target, each director and executive officer of the Target has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included or incorporated by reference in the Target SEC Reports, as such financial statements may have been amended or restated, as applicable, has been or will be prepared from, and is or will be in accordance with, the books and records of Target, complies or will comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect at the time of filing, has been or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Target) and fairly presents or will fairly present the consolidated financial position of Target as of the date thereof and the consolidated results of operations, cash flows and changes in financial position of Target for the periods presented therein.

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4.7 Absence of Undisclosed Liabilities. Except as and to the extent (i) set forth on the consolidated balance sheet of Target as at December 31, 2013, including the notes thereto (the “2013 Target Balance Sheet”), (ii) set forth on the unaudited balance sheet of Target as at September 30, 2014, including the notes thereto (the “September 30, 2014 Target Balance Sheet”) (each of the 2013 Target Balance Sheet and the September 30, 2014 Target Balance Sheet as filed on EDGAR), or (iii) specifically and individually described in Section 4.7 of the Target Disclosure Letter, Target does not have any Liability required to be reflected or reserved against in a consolidated balance sheet of Target prepared in accordance with GAAP as applied in preparing the 2013 Target Balance Sheet or the September 2014 Target Balance Sheet, as applicable, except for Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Target.

4.8 Off-Balance Sheet Arrangements. Target is not a party to, and does not have any commitment to become a party to, any "off balance sheet arrangements", as defined in Item 303(a) of Regulation S-K under the Exchange Act.

4.9 Absence of Certain Changes. Except as (i) disclosed in the Target SEC Reports filed and publicly available prior to the Agreement Date, including the September 30, 2014 Target Balance Sheet, (ii) contemplated by this Agreement, or (iii) set forth in Section 4.9 of the Target Disclosure Letter, as of the date of this Agreement, except for Sections 4.9(a), 4.9(b) and 4.9(o) which shall be true as of the date of this Agreement and as of the Closing Date, Target has conducted its business only in the ordinary course of business consistent with past practice since December 31, 2013 and since December 31, 2013:

(a) there has not been any change or development that, individually or in the aggregate, has had or would be reasonably likely to have had a Material Adverse Effect with respect to Target;

(b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Target, whether or not covered by insurance;

(c) there has not been any amendment or change in the Target’s organizational documents;

(d) there has not been any incurrence, creation or assumption of (i) any Lien on any of its assets or properties (other than Permitted Liens) or (ii) any Liability as a guarantor or surety with respect to the obligations of any Person other than in the ordinary course of business consistent with past practice;

(e) there has not been any increase or agreement to increase the wages, salaries or compensation payable to any officer, employee or director from the amount thereof in effect as of September 30, 2014, other than increases in wages, salaries and other cash compensation and new employment agreements in the ordinary course of business consistent with past practice;

(f) there has not been a grant of, or change in, any severance or termination pay, other than with respect to new employment agreements entered into in the ordinary course of business consistent with past practice;

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(g) the Target has not entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons;

(h) the Target has not adopted or amended, or accelerated the payment or vesting of benefits under, any Target Benefit Plan;

(i) the Target has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Target’s capital stock;

(j) the Target has not effected or authorized any split, combination or reclassification of any of Target’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Target’s capital stock, except for issuances of Target Common Shares upon the exercise of Target Stock Options or Target Warrants, in each case, in accordance with their terms at the time of exercise,

(k) there has not been any material change, and the Target does not have Knowledge of any reason that would require any material change, in any accounting methods (or underlying assumptions), principles or practices of Target or any revaluation of any of its assets;

(l) the Target has not made or changed any material Tax election, or settled or compromised any material income Tax liability, or materially amended any Tax Return;

(m) the Target has not acquired any material assets, or sold, leased, exchanged, transferred, licensed, farmed-out or otherwise disposed of any material assets, in each case other than in the ordinary course of business consistent with past practice;

(n) the Target has not discharged or satisfied any Indebtedness or paid any obligation or Liability, other than current Liabilities incurred and paid in the ordinary course of business and consistent with past practice;

(o) there has not been the commencement of any action, suit, arbitration, mediation, proceeding, claim or investigation, or receipt notice of, or a threat of any action, suit, arbitration, mediation, proceeding, claim or investigation against the Target relating to any of its business, properties or assets; and

(p) the Target has not made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.10 Taxes. Except as set forth in Section 4.10 of the Target Disclosure Letter:

(a) Target has timely filed or will file all Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date. As of the Closing Date, the foregoing Tax Returns were true and correct and prepared in compliance with applicable Law in all material respects. The unpaid Taxes of Target did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2013 Target Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns, and such reserve fully accounts for all Tax accrued or accruing for all periods up to the date of such 2013 Target Balance Sheet. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. Target has made available or will make available prior to the Closing Date true and complete copies of its Tax Returns to Parent for all periods beginning on or after January 1, 2010.

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(b) Target has paid all Taxes due with respect to any period ending prior to or as of the Closing Date except where failure to pay any such Taxes will not have a Material Adverse Effect with respect to Target. Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, officer, agent, independent contractor, creditor, shareholder, or other third party, except where failure to pay or withhold any such Taxes will not have a Material Adverse Effect with respect to Target.

(c) No Audit by a Tax Authority is pending or, to the Knowledge of Target, threatened, with respect to any Tax Returns filed by, or Taxes due from, Target. No issue has been raised by any Tax Authority in any Audit of Target that, if raised with respect to any other period not so audited, reasonably could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or, to the Knowledge of Target, threatened, against Target. No claim has ever been made by a Tax Authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the assets of Target, except Liens imposed by operation of law for current Taxes not yet delinquent.

(d) Target has not given any waiver of statutes of limitations relating to Taxes or executed a power of attorney with respect to Tax matters that, in either case, will be outstanding as of the Closing Date.

(e) There are no Tax sharing, Tax indemnity or similar agreements to which Target is a party or bound by or pursuant to which Target has any obligation or liability for Taxes.

(f) Target has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group of corporations filing combined or unitary returns.

(g) Target has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) Target has no liability for Taxes of any Person (other than Target) under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i) Target has not distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 within the two-year period preceding the date of this Agreement.

(j) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date or (iii) an installment sale or open transaction disposition made on or prior to the Closing Date.

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(k) Target has not participated, within the meaning of Treasury Regulation Section 1.6011 -4(c) (or any predecessor of such Treasury Regulation), in (i) any “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax Law) or (ii) any transaction required to be registered with the Internal Revenue Service under Code Section 6111 as in effect on or prior to December 31, 2013 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax Law).

(l) Target is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax Law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax Law).

4.11 Litigation. Except as specifically disclosed in Section 4.11 of the Target Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to Target’s Knowledge, threatened against or directly affecting Target or any of the directors or officers of Target in their capacity as such, nor is there any reasonable basis therefor, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect with respect to Target if determined adversely to Target or any such director or officer. Neither Target nor any officer, director or employee of Target, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority that names such Person from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target nor, to the Knowledge of Target, is Target or any officer, director or employee of Target under investigation by any Governmental Authority. There has not been, and to the Target’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Target or any current or former director or officer of the Target.

4.12 Employee Benefit Plans; ERISA.

(a) Section 4.12(a) of the Target Disclosure Letter contains a true and complete list of each plan, fund, contract, program, agreement and arrangement (whether written or not) for the benefit of present or former employees or directors, including those intended to provide pension, profit sharing, retirement, supplemental retirement, deferred compensation, equity incentive, or bonus or other incentive benefits (whether or not tax qualified and whether or not defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); disability, medical, dental, or other health insurance benefits, life insurance or other death benefit benefits (whether or not defined in Section 3(1) of ERISA); salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) (i) to which Target is a party or by which it is bound, or (ii) with respect to which Target has made any payments or contributions or may otherwise have any liability, whether direct or indirect, (including any such plan or other arrangement formerly maintained by Target), (iii) that Target has committed to implement, establish, adopt or contribute to in the future, (iv) for which Target is or may be financially liable as a result of Target’s affiliation with any company or any company’s shareholders which together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Target ERISA Affiliate”) (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is maintained by the Target for the benefit of its employees or former employees), (v) for or with respect to which Target is or may become liable under any common law successor doctrine, express successor liability provision of Law, labor or employment Law or agreement with a predecessor employer (“Target Benefit Plan”). Target Benefit Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which Target has no present or potential Liability.

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(b) With respect to each Target Benefit Plan, (i) such plan has been administered in compliance with its terms and applicable Law in all material respects, (ii) each Target Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is maintained under a prototype or volume submitter plan and with respect to which the Target and the Target ERISA Affiliates are entitled to rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service, (iii) to the Knowledge of the Target, there is no circumstance that will result in the revocation of any favorable determination letter, opinion letter or advisory letter issued by the Internal Revenue Service, (iv) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any Knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA, (v) no disputes are pending or, to the Knowledge of Target or any Target ERISA Affiliate, threatened, other than ordinary claims for benefits, nor is there any basis for such a proceeding, (vi) neither Target nor any Target ERISA Affiliate has engaged in, and neither Target nor any Target ERISA Affiliate has any Knowledge of any Person that has engaged in, any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, except for those for which an exemption applies, (vii) all contributions due have been made on a timely basis, (viii) all required reports, notices and descriptions related to the Target Benefit Plan (including, but not limited to, those required by Target Benefit Plan provisions, ERISA and the Code) have been distributed to participants or filed with the appropriate Governmental Authority, (ix) all contributions made or that will be made under any Target Benefit Plan meet the requirements for deductibility under the Code, (x) Target is not liable (either directly or as a result of indemnification) for any excise Taxes, penalties, damages or equitable relief as a result of any violation under ERISA or any other applicable Law, (xi) no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Target Benefit Plan and (xii) no audit or examination by a Governmental Authority is currently pending (nor has notice been received regarding a potential audit or examination) and there are no pending submissions to a Governmental Authority.

(c) With respect to all Target Benefit Plans, to the extent that the following documents exist, Target has furnished Parent with true and complete copies of: (i) the most recent determination letter, if any, received by the Target or any Target ERISA Affiliate from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor and the Internal Revenue Service), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the most recent plan year, (iv) Target Benefit Plan documents, summary plan descriptions, trust agreements, insurance contracts, individual agreements, service agreements and all related contracts and documents (including any material employee summaries and material employee communications), and (v) all Internal Revenue Service or Department of Labor audit closing letters, audit finding letters, revenue agent findings and similar documents.

(d) Any Target Benefit Plan, individual employment, severance or other compensatory agreement or arrangement with respect to which the Target or any Target ERISA Affiliate has any current or future obligation that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), complies in form and operation with the requirements under Code Section 409A and the Treasury Regulations issued thereunder (without regard to the effective date of such regulations) so as not to result in the imposition of additional Tax or interest to a service provider.

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(e) No Target Benefit Plan is a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a plan that is intended to be qualified under Section 401(a), a welfare plan that is self-funded, a plan that owns employer stock or a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(f) No present or former employees or directors of Target are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits.

(g) No condition, agreement or Target Benefit Plan provision limits the right of Parent or Merger Sub to amend, cut back or terminate any Target Benefit Plan (except to the extent such limitation arises under ERISA). Each Target Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to (i) benefits accrued thereunder prior to such amendment or termination or (ii) costs necessary to satisfy any notice periods described in such Target Benefit Plan or funding vehicle.

(h) The execution, delivery, and performance by Target of this Agreement or any Ancillary Agreement to which Target is or will be a party and the consummation of the Transactions will not constitute an event under any Target Benefit Plan that will (i) cause any Target Benefit Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or director of Target to severance pay, unemployment compensation or any other payment, benefit or award, or (iii) modify or result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increases in benefits, awards or compensation with respect to any employee of the Target.

4.13 Environmental Liability. Except as set forth in Section 4.13 of the Target Disclosure Letter or the Target SEC Reports filed and publicly available prior to the Agreement Date, including the September 30, 2014 Target Balance Sheet:

(a) The business of Target has been and is operated in compliance in all material respects with all applicable Environmental Laws.

(b) Target has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in compliance in all material respects with all Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws, and, to Target’s Knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has otherwise occurred at any property or facility currently or formerly owned, leased or operated by Target, including the Target Real Property, except in compliance in all material respects with all Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws.

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(c) Target has not received any written notice from any Governmental Authority or third party or, to the Knowledge of Target, any other communication alleging or concerning any material violation by Target of, or responsibility or liability of Target under, any Environmental Law. There are no pending, or to the Knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any Knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Target has obtained and is in compliance in all material respects with all approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation and ownership of the Target Real Property, Target Improvements and the businesses of Target as currently conducted, and there are no pending or, to the Knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations. Target does not have Knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, to Target’s Knowledge, (i) all offsite locations where Target has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are and have been licensed and operating in all material respects with Environmental Laws and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are now or have been used or stored at any property owned, leased or operated by Target, except in compliance in all material respects with Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws.

(f) No claims have been asserted or, to Target’s Knowledge, threatened to be asserted against Target for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed of by Target.

(g) No Lien has been attached or filed or is, to the Knowledge of Target, threatened against Target in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Substances or (iii) any imposition of Liability.

(h) No property currently or formerly owned or operated by Target, including the Target Real Property, is listed on a List, and Target has not received any notice that any such property is being considered for listing on a List.

(i) All environmental audits, site assessments, risk assessments, and other environmental reports and studies, including summaries of any material test results or analytic data, conducted by, at the expense of, or on behalf of Target or that are otherwise in the possession of Target have been provided to Parent.

4.14 Compliance with Applicable Laws. Target holds all approvals, licenses, permits, registrations, exemptions and similar authorizations from Governmental Authorities and other Persons necessary for the lawful conduct of its business as now conducted (the “Target Permits”). Section 4.14 of the Target Disclosure Letter lists each of the Target Permits. Except as set forth in the Target SEC Reports or in Section 4.14 of the Target Disclosure Letter, Target has been and is in compliance with the terms of the Target Permits and all applicable Laws in all material respects, and Target has not received any notice from any Person that the business of Target has been or is being conducted in violation of any applicable Law or the terms of any Target Permit in any material respect. Target has not received any notice that any Target Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Target has no Knowledge of any reasonable basis for any such termination, modification or non-renewal.

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4.15 Insurance. Section 4.15 of the Target Disclosure Letter sets forth a complete and accurate list of each insurance policy under which Target has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time during the past three years. Target has made available or will make available prior to the Closing Date to Parent a true and complete copy of each such policy that are in effect as of the date of this Agreement. With respect to each such policy, neither Target, nor, to Target’s Knowledge, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. Target has not received any notice that any of its policies cannot be renewed in the ordinary course of business, and has no Knowledge of any reasonable basis for any such non-renewal. All appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed Target of any denial of coverage or reservation of rights thereto. Section 4.15 of the Target Disclosure Letter describes any self-insurance arrangements affecting Target.

4.16 Properties; Mining Claims.

(a) Section 4.16 of the Target Disclosure Letter sets out all of the real property owned, held, leased or controlled, whether legally or beneficially for the benefit of Target, including (i) all material fee surface and mineral property (“Target Fee Property”), (ii) all unpatented mining claims (“Target Mining Claims”), and (iii) all real property leases, mining leases, surface use agreements, rights-of-way, easements, or other contracts with respect to real property (“Target Property Contracts”). The Target Fee Property, Target Mining Claims and Target Property Contracts will be collectively referred to hereinafter as the “Target Real Property.”

(b) Except as provided in Section 4.16 of the Target Disclosure Letter or the Target SEC Reports, Target owns good and marketable title to an undivided one hundred percent (100%) record and beneficial interest in and to the Target Real Property, in each case free and clear of any Liens, other than Permitted Liens. Target has not leased, subleased, optioned, mortgaged, or entered into other contract or agreement transferring any interest in the Target Real Property, Target Property Contracts, Water Rights, Target Improvements, or Target Listed Personal Property to any Person, and there are no actions, suits, administrative or other proceedings pending, or, to Target’s Knowledge, threatened against any of the Target Real Property. All ad valorem property and other Taxes assessed against the Target Real Property have been timely and properly paid.

(c) Except as set forth in Section 4.16(c) of the Target Disclosure Letter or the Target SEC Reports, (i) all annual labor and assessment work, rental fees or maintenance fees, license, royalty, and tax fees, and filings with any Governmental Authority required to hold the Target Mining Claims and the Target Property Contracts have been properly and timely performed, paid or filed, in all material respects and all affidavits of annual labor and assessment work and other filings required to maintain the Target Mining Claims in good standing have been properly and timely recorded and filed with the appropriate Governmental Authorities; (ii) the Target Mining Claims and Target Property Contracts are free and clear of any claims or Liens except for Permitted Liens, and there are no material conflicting claims by a third party with respect to the lands covered by the Target Mining Claims or Target Property Contracts; and (iii) there are no royalties or similar types of obligations payable or required to be paid to any Person having an interest in the Target Mining Claims or Target Property Contracts.

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(d) All Target Property Contracts are in good standing, valid and effective in accordance with their respective terms, Target has performed all of its material obligations thereunder, and there is not, under any of such Target Property Contracts any existing default or event of default (or event which with notice or lapse or time, or both would constitute a default; or would constitute a basis of force majeure or other claim of excusable delay or non-performance) of Target or the other party to the Property Contract. To Target’s Knowledge, the party granting Target rights to the properties covered by those Target Property Contracts owns good and marketable title to those properties, free and clear of all Liens, other than Permitted Liens.

(e) Section 4.16(e) of the Target Disclosure Letter sets out water rights owned, held, leased or controlled, whether legally or beneficially for the benefit of Target, including all surface and underground water and water rights, including but not limited to certificates, licenses, and permits, together with all applications for water rights or applications or permits for the use, transfer or change of water rights, ditch and ditch rights, well and well rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies appurtenant to the Target Real Property and all other rights to water for use at or in connection with the Target Real Property or the mining of minerals from the Target Real Property (“Water Rights”). Except as set forth in Section 4.16(e) of the Target Disclosure Letter, (i) Target owns good and marketable title to an undivided one hundred percent (100%) record and beneficial interest in and to the Water Rights, free and clear of all Liens, except for Permitted Liens, and (ii) the Water Rights are sufficient to conduct the operations and activities of the Target as they are currently being conducted.

(f) Section 4.16(f) of the Target Disclosure Letter sets out improvements (“Target Improvements”) to the Target Real Property and personal property (“Target Listed Personal Property”) owned, held, leased or controlled, whether legally or beneficially for the benefit of Target. Except as set forth in Section 4.16(f) of the Target Disclosure Letter, (i) Target owns good and marketable title to an undivided one hundred percent (100%) interest in and to all Target Improvements and Target Listed Personal Property, free and clear of all Liens, except for Permitted Liens, and (ii) all Target Improvements and Target Listed Personal Property are in good condition and repair, ordinary wear excepted, and are suitable for the purposes for which they are currently used by Target.

(g) Except as set forth in Section 4.16(g) of the Target Disclosure Letter, Target owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate its business and their business as currently conducted.

(h) Except as disclosed in Section 4.16(h) of the Target Disclosure Letter, Target has now and, immediately following the consummation of the transactions contemplated by this Agreement, will have the right to occupy and use each of its Real Properties and Target Improvements in the same manner currently occupied and used by Target to conduct its business as presently conducted.

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(i) Target is not obligated under any forward sale or advanced sale contract with respect to minerals produced or producible from the Target Real Property under which sales proceeds are paid by the purchaser in advance of delivery.

(j) Target has made available to Parent Parties all information, data, geological and geophysical test results, maps and surveys in the possession of Target that might reasonably be expected to be material to a prospective purchaser of the Target or that have been requested by Parent relating to Target and its properties and business, and Target has not withheld from Parent Parties any such information, data, test results, maps or surveys. Target represents and warrants that all such information, data, test results, maps and surveys were prepared or procured by Target in the ordinary course of business.

(k) Each of the technical reports prepared by or on behalf of Target and filed by Target on SEDAR (the “Target 43-101 Technical Reports”) was prepared in good faith and in the ordinary course of business and in accordance with the requirements of NI 43-101. To Target’s Knowledge, the estimates of mineral reserves and resources reflected in the Target 43-101 Technical Reports were estimated in good faith using methods and based on assumptions considered reasonable at the time of estimation on the basis of drill and test data generated and compiled in accordance with prudent mining and engineering practice. The mine plans of Target listed in Section 4.16 of the Target Disclosure Letter, including the financial forecasts and budgets include therein and the studies related thereto (i) have been prepared by management of Target in good faith and in the ordinary course of business, and (ii) are based on assumptions, including assumptions relating to mining operations, capital and operating costs and production rates, that are considered by management to be reasonable, as at the date the mine plans were prepared, for the purpose of planning the future mining operations of Target, provided that Parent acknowledges that Target provides no assurance as to the future uranium prices used in such mine plans, other than where the uranium prices reflect contractual prices for uranium to be delivered under existing supply agreements.

4.17 Material Contracts. Set forth in Section 4.17 of the Target Disclosure Letter is a complete and accurate list of each Material Contract (which list sets forth the parties to each such agreement and the date on which such agreement was entered into) to which Target is a party or by which Target or any of its assets are bound. Target has provided or will make available to Parent prior to the Closing Date true and complete copies of all Material Contracts unless otherwise available in Target SEC Reports. Except as set forth in Section 4.17 of the Target Disclosure Letter, each Material Contract is valid and binding and in full force and effect and Target has performed all obligations required to be performed by them under each Material Contract in all material respects. To Target’s Knowledge, there does not exist, nor has Target received written notice of, any material breach of or violation or default under, any of the terms, conditions or provisions of any Material Contract and Target has not received written notice of the desire of the other party or parties to any such contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder that would be reasonably likely to have a Material Adverse Effect with respect to Target. Subject to the Enforceability Exception, each Material Contract is enforceable by Target in accordance with its terms.

4.18 Required Shareholder Vote. The affirmative vote of (i) the holders of a majority of the outstanding Target Common Shares entitled to vote at the Target Meeting at a duly convened and held shareholder meeting at which a quorum is present (the “Target Shareholders’ Approval”) and (ii) a majority of the Target Common Shares cast at the Target Meeting exclusive of all Target Common Shares owned, directly or indirectly, by the Parent Parties or the officers or directors of Target (the “Unaffiliated Shareholders’ Approval”, collectively, the “Target Shareholder Approvals”) are the only votes required of the holders of any class or series of Target’s capital stock that shall be necessary to adopt this Agreement and to consummate the Transactions.

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4.19 Form F-4 and Proxy Statement/Prospectus. None of the information to be supplied by Target specifically for inclusion in (a) the registration statement on Form F-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Shares in the Merger or (b) the proxy statement on Schedule 14A relating to the Target Meeting to be filed by Target, which will also constitute the prospectus in respect of Parent Common Shares registered by means of the Form F-4 to be filed by Parent (the “Proxy Statement/Prospectus”), to be filed by Target and Parent with the SEC, in each case, and any amendments or supplements thereto, will, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Target shareholders and at the time of the Target Meeting, and, in the case of the Form F-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Target with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement/Prospectus based on information supplied by Parent, Merger Sub or any of their Representatives for inclusion or incorporation by reference therein.

4.20 Intellectual Property. Except as set forth in Section 4.20 of the Target Disclosure Letter, the Target owns, licenses or otherwise possesses title to or the right to use all patents, trademarks, service marks, trade names, registered copyrights and applications therefor owned by or registered in the name of Target, together with all other material intellectual property assets, including computer software, owned or licensed by Target, and, in either case, used by the Target in connection with the operation and conduct of its business (collectively, the “Target Intellectual Property”). The Target Intellectual Property set forth in Section 4.20 of the Target Disclosure Letter constitutes all material intellectual property used by the Target in connection with the conduct and operation of its business. Except as set forth in Section 4.20 of the Target Disclosure Letter, Parent will have the right to use the Target Intellectual Property following the Closing. To the Knowledge of Target, it is not infringing any valid patent right, trademark, service mark, trade name, copyright or other intellectual property right of any third party in connection with its use of the Target Intellectual Property that would be reasonably likely to have a Material Adverse Effect with respect to Target.

4.21 Affiliate Transactions. Target has not entered into any agreements, contracts, commitments or transactions (other than Target Benefit Plans), whether or not entered into in the ordinary course of business, to or by which Target, on the one hand, and any of its officers, directors or affiliates (or any affiliates of such officers or directors), on the other hand, are or have been a party or are otherwise bound or affected and that (a) are currently pending or proposed, in effect or have been in effect at any time since January 1, 2012 or (b) involve continuing Liabilities and obligations to or of Target.

4.22 Brokers. No broker, finder or investment banker (other than Haywood Securities Inc. (“Haywood”) and Euro Pacific Canada Inc. (“Euro Pacific”) the fees and expenses of which will be paid by Target at Closing) is entitled to any brokerage, finder’s fee or other fee or commission payable by Target in connection with the Transactions based upon arrangements made by and on behalf of Target. Target has heretofore furnished to Parent a true and complete copy of all agreements between Target and Haywood and Euro Pacific pursuant to which such firms would be entitled to any payment relating to the Transactions.

4.23 FIRPTA. The Target Common Shares shall be “regularly traded” on an established securities exchange within the meaning of Treasury Regulation Section 1.897 -9T(d). Other than as disclosed in Section 4.23 of the Target Disclosure Letter, no Target shareholder who is a “foreign person” (as defined in Section 1445(f)(3)) holds or has held more than 5% of Target Common Shares at any time during the 5-year period ending on Closing Date.

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4.24 Fairness Opinion; Board Approval.

(a) Target’s board of directors has received a written opinion dated January 2, 2015 from Euro Pacific to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Target Common Shares (other than Parent and its affiliates). A true and complete copy of such opinion has been provided to Parent.

(b) Target’s board of directors, at a meeting duly called and held, unanimously (i) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, the shareholders of Target, (ii) approved this Agreement and the Transactions and (iii) recommended approval and adoption of this Agreement and the Merger and the Transactions by the shareholders of Target.

4.25 Controls and Procedures. Except as set forth in the Target SEC Reports and Target SEDAR Reports, Target has established and maintains “disclosure controls and procedures” that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Target in the reports that it is required to file under applicable Laws (including applicable securities Laws) is recorded, processed, summarized and reported within the time periods specified in the applicable Laws and that all such information is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Target required under applicable Laws (including applicable securities Laws) with respect to such reports. Except as set forth in Section 4.25 of the Target Disclosure Letter, in the Target SEC Reports or Target SEDAR Reports, neither Target nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in Target’s internal controls as contemplated under applicable Laws (including applicable securities Laws and Section 404 of the Sarbanes-Oxley Act). Target has made or will make available to Parent prior to the Closing Date true and complete copies of any disclosures made by management to Target’s auditors and audit committee regarding such significant deficiencies or material weaknesses. Target has no Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or its internal accounting controls, including any material complaint, allegation, assertion or claim that Target has engaged in questionable accounting or auditing practices. No attorney representing Target, whether or not employed by Target, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Target or any of its officers, directors, employees or agents to the board of directors of Target or any committee thereof or to any director or officer of Target. Target has not granted any waivers with respect to its policies regarding ethical conduct.

4.26 Takeover Matters. Target does not have any applicable anti-takeover provision in its articles of incorporation or bylaws. Target and Target’s board of directors have each taken all actions necessary to be taken such that the Target Rights Plan is not, or at the Effective Time will not be, applicable to Target, Parent, Merger Sub, the Target Common Shares, the Voting Agreements, this Agreement or the Transactions.

4.27 Related Party Transactions. Except as set forth in the Target SEC Reports and Target SEDAR Reports, the Target has not, and, to the knowledge of the Target, has not been deemed to have for purposes of any applicable Law, engaged in or been party to any transaction with any of its officers, directors, employees or direct or indirect shareholders or, to the knowledge of the Target, any member of their immediate families (i) acquired or have the use of property for proceeds greater than the fair market value thereof, (ii) received services or have the use of property for consideration other than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate from any person with whom it does not deal at arm’s length within the meaning of applicable taxation acts. Except as set forth in the Target SEC Reports and Target SEDAR Reports, the Target has not, and, to the knowledge of the Target, has not been deemed to have for purposes of any applicable Law, engaged in or been party to any transaction with any of its officers, directors, employees or direct or indirect shareholders or, to the knowledge of the Target, any member of their immediate families (i) disposed of the property for proceeds less than the fair market value thereof, (ii) performed services for consideration other than the fair market value thereof or (iii) paid interest or any other amount other than at a fair market value rate to any person with whom it does not deal at arm’s length within the meaning of applicable acts. Except as set forth in the Target SEC Reports and Target SEDAR Reports and to the knowledge of the Target, none of the officers, directors and employees of the Target, no shareholder of the Target and no immediate family member of an officer, director, employee or such beneficial owner, has a direct ownership interest of more than five percent (5%) of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Target. Since the date of 2013Target Balance Sheet, no event has occurred that would be required to be reported as a “certain relationship of related transaction” pursuant to Item 404 of Regulation S-K of the SEC.

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4.28 Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) Target has complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither Target nor any director, officer, agent, employee or representative of Target at the direction of or on behalf of Target corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Target in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of Target relating to any illegal payment or secret or unrecorded fund and Target has not established or maintained a secret or unrecorded fund.

4.29 Powers of Attorney. Except as disclosed in Section 4.29 of the Target Disclosure Letter, there are no powers of attorney executed on behalf of the Target.

4.30 Books and Records. To the Knowledge of the Target, the minute books and other similar records of the Target for the most recent three full fiscal years and any interim period contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors (and other similar governing bodies) and committees of the boards of directors (and other similar governing bodies) of the Target.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as set forth in the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the “Parent Disclosure Letter”), each of Parent and Merger Sub represent and warrant to Target, unless another date is specifically referenced in a particular representation or warranty, as of the Agreement Date and as of the Closing Date, that the representations and warranties contained in this Article V are true and correct on and as of such dates. For purposes of this Agreement, a document shall be deemed to have been “made available” by Parent to Target if it is publicly available through EDGAR or SEDAR:

5.1 Organization and Qualification.

(a) Parent and each of its Subsidiaries are corporations or other entities, are validly existing and in good standing under the laws of the jurisdiction of their respective incorporation or organization, and have all requisite corporate or other power and authority to own, lease, use and operate their properties and to carry on their respective business as it is now being conducted.

(b) Parent and each of its Subsidiaries are duly qualified or licensed to do business as foreign corporations and are in good standing in each jurisdiction in which such qualification or licensing is required, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to Parent or Merger Sub. Section 5.1(b) of the Parent Disclosure Letter sets forth a true and correct list of all of the jurisdictions in which Parent and each of its Subsidiaries are qualified or licensed to do business as foreign corporations.

(c) Section 5.1(c) of the Parent Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of Parent and their respective jurisdictions of incorporation or organization. None of Parent or its Subsidiaries owns any equity interest in any Person other than as set forth in Section 5.1(c) of the Parent Disclosure Letter.

(d) Parent has previously delivered to Target a true and complete copy of its articles of incorporation and bylaws, in each case as amended through the Agreement Date, and has made available the articles of incorporation, bylaws or other organizational documents of each of the Parent Material Subsidiaries, in each case as amended through the Agreement Date. Neither Parent nor any of the Parent Material Subsidiaries is in violation of its articles or certificate of incorporation, as applicable or other similar governing documents.

(e) Parent is the sole shareholder, and owns all of the issued and outstanding stock, of Energy Fuels Holdings Corp., a company incorporated under the laws of the State of Delaware, and Energy Fuels Holdings Corp., is the sole shareholder, and owns all of the issued and outstanding stock, of Merger Sub.

5.2 Capitalization.

(a) Parent is authorized to issue an unlimited number of Parent Common Shares, as well as an unlimited number of preferred shares issuable in series, and an unlimited number of series A preferred shares (the preferred shares collectively, the “Parent Preferred Shares”). As of the Agreement Date, there are: (i) 19,677,552 Parent Common Shares issued and outstanding (not including 20,920 treasury shares held by a subsidiary of the Parent); (ii) 905,413 options to acquire Parent Common Shares outstanding (“Parent Options”), 902,620 of which have been issued and are governed by the stock option plan of the Parent dated March 2014 (the “Parent Stock Option Plan”) and 2,793 issued in connection with the acquisition of Strathmore Mineral Corp.; (iii) nil Parent Preferred Shares issued or outstanding; (iv) 1,079,069 Parent Common Shares reserved for issuance upon the exercise of currently outstanding warrants (the “Parent Warrants”); (v) 1,466,665 Parent Common Shares reserved for issuance upon the conversion of currently outstanding convertible debentures (“Parent Debentures”) and (vi) a number of rights equivalent to the number of Parent Common Shares issued and outstanding have been issued and are outstanding pursuant to a Shareholder Rights Plan adopted by Parent effective as of March 19, 2009 and reconfirmed on February 10, 2012 (“Parent Rights Plan”). All outstanding Parent Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right. Other than as set forth in Section 5.2(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has agreed to register any securities under the Securities Act or any state securities laws.

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(b) Except as set forth in Section 5.2(a) of this Agreement or in Section 5.2(b) of the Parent Disclosure Letter, there are no authorized or outstanding (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, stock appreciation rights, phantom equity or other claims or commitments of any character (including “rights plans” or “poison pills”) that may obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest of Parent or any of its Subsidiaries or any securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Parent or any of its Subsidiaries.

(c) Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding equity interests of each Subsidiary of Parent, and holds such shares or interests free and clear of all Liens other than statutory Liens for Taxes not yet due and payable.

(d) Except as disclosed in the Parent SEC Reports and/or the Parent SEDAR Reports, there are no outstanding bonds, debentures, notes or other evidences of indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders or other equity holders of Parent or any of its Subsidiaries, whether together or as a separate class, on any matters on which such holders may vote.

(e) Section 5.2(e) of the Parent Disclosure Letter sets forth the following information with respect to the Parent Stock Options outstanding as of the Agreement Date: (i) the number of Parent Common Shares issuable upon exercise thereof, (ii) the exercise price and (iii) the termination date. The completion of the Merger and the transactions contemplated by this Agreement will not result in the acceleration of the vesting of any of the Parent Options and the board of directors of Parent will not undertake any action that would result in a “change of control” being deemed to have occurred under the Parent Stock Option Plan.

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5.3 Authority; Validity of Agreement. Each of the Parent Parties has full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is or will be a party and, subject to obtaining the Parent Shareholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of the Parent Parties is or will be a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent Parties are necessary to authorize this Agreement and any Ancillary Agreements to which it is or will be a party or to consummate the Transactions, other than the Parent Shareholders’ Approval. This Agreement has been, and the Ancillary Agreements to which each of the Parent Parties is or will be a party are, or upon execution will be, duly and validly executed and delivered by the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of the Parent Parties, as the case may be, enforceable against the Parent Parties, as the case may be, in accordance with their respective terms, subject to the Enforceability Exception.

5.4 No Violation; Consents and Approvals.

(a) The execution and delivery of this Agreement and any Ancillary Agreement to which Parent or Merger Sub is or will be a party, the consummation of the Transactions and the performance by each of Parent or Merger Sub of its obligations hereunder and thereunder will not (i) conflict with any provision of the articles or certificate of incorporation, as applicable, of Parent or Merger Sub, (ii) Except as set forth in Section 5.4(a) of the Parent Disclosure Letter, result in any violation of, or the breach of, or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of any benefit under, or the acceleration of performance, vesting or an increase in compensation or benefit required by, or the creation of any Lien upon any equity interests in or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, lease, mortgage, license, plan, agreement or other instrument or obligation to which Target or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, including the trust indenture relating to the outstanding Parent Debentures, or (iii) violate the provisions of any Law applicable to Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Parent or Merger Sub, materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which either of the Parent Parties is or will be a party and the consummation of the Transactions by Parent or Merger Sub and the performance by either Parent or Merger Sub of its obligations hereunder or thereunder, except for (i) the filing with the SEC of the Form F-4, the Proxy Statement/Prospectus in definitive form and the filing and declaration of effectiveness of the Form F-4, (ii) the receipt of the Parent Shareholders’ Approval, (iii) the filing with the Canadian Securities Regulatory Authorities on SEDAR and the furnishing of such filings to the SEC on EDGAR as may be required in connection with this Agreement and the other transactions contemplated by this Agreement, including the information circular in connection with the Parent Meeting, (iv) any consents, authorizations, approvals, filings or exemptions in connection with rules and policies of the NYSE MKT and TSX, (v) such filings, authorizations or approvals as may be required under the HSR Act, (vi) the filing of the Articles of Merger, (vii) the approval of the State of Utah Division of Radiation Control with respect to any change of control of the White Mesa Mill Radioactive Material License and Groundwater Discharge Permit and Air Approval Order and (viii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of mining and milling properties and (B) the failure of which to be obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Parent or Merger Sub, materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

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(c) The execution and delivery of this Agreement and any Ancillary Agreement to which Parent or Merger Sub is or will be a party, the consummation of the Transactions and the performance by each of Parent or Merger Sub of its obligations hereunder and thereunder will not trigger any severance, termination or other payment or any right to claim such a payment other than any employment agreement as set forth in Section 5.12(f) of the Parent Disclosure Letter to which Parent or any of its subsidiaries are party to with any director, officer or employee of Parent of any subsidiary of Parent.

5.5 Parent Reports.

(a) Parent has timely filed with or furnished to the SEC, and has heretofore made available to Target true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), required to be filed, furnished or submitted by it with the SEC or mailed to its shareholders pursuant to the Securities Act, the Exchange Act or rules promulgated thereunder since January 1, 2012 (collectively, the “Parent SEC Reports”). As of their respective dates (or, if any Parent SEC Reports were amended, as of the date such amendment was filed with the SEC), each Parent SEC Report, including any financial statements or schedules included therein and as amended, if amended, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent SEC Report has occurred that would require Parent to file a Current Report on Form 6-K other than the execution of this Agreement.

(b) Copies of Parent’s prospectuses, financial statements, management discussion & analysis, annual information forms, management information circulars, material change reports and other public disclosure documents (including exhibits and amendments thereto, and documents incorporated by reference therein) filed with or furnished to the securities regulatory authorities in the Provinces of Canada in which Parent is a “reporting issuer” or equivalent (“Canadian Securities Regulatory Authorities”) since January 1, 2012 (collectively, the “Parent SEDAR Reports”) are available online through SEDAR. Parent has timely filed each of the Parent SEDAR Reports required to be filed or submitted by it or mailed to its shareholders pursuant to the applicable securities legislation (including any rules and regulation promulgated thereunder) of each of the Provinces of Canada in which Parent is a “reporting issuer” or equivalent. As of their respective dates (or, if any Parent SEDAR Reports were amended, as of the date such amendment was filed on SEDAR), each Parent SEDAR Report, including any financial statements or schedules included therein, (i) complied in all material respects with all applicable requirements of such applicable securities legislation and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading

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(c) The Chief Executive Officer and Chief Financial Officer of Parent have made all certifications (without qualification or exception to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) if required to do so as of such dates pursuant to the applicable securities legislation (including any rules and regulation promulgated thereunder) of each of the Provinces of Canada in which Parent is a “reporting issuer” or equivalent, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(d) Except as disclosed in either the Parent SEC Reports or the Parent SEDAR Reports, neither Parent nor any of its officers has received any notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) To the Knowledge of Parent, each director and executive officer of Parent has filed all required insider reports under Canadian securities laws.

(f) Except as set forth in either the Parent SEC Reports or Parent SEDAR Reports, Parent is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable rules of the TSX and NYSE MKT.

5.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included or incorporated by reference in the Parent SEDAR Reports has been or will be prepared from, and is or will be in accordance with, the books and records of Parent and its consolidated Subsidiaries, complies or will comply in all material respects with applicable accounting requirements and with the published rules and regulations of applicable Canadian securities law with respect thereto as in effect at the time of filing, has been or will be prepared in accordance with International Financial Reporting Standards (“IFRS”) (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Parent) and fairly presents or will fairly present the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations, cash flows and changes in financial position of Parent and its Subsidiaries for the periods presented therein.

5.7 Absence of Undisclosed Liabilities. Except as and to the extent (i) set forth on the consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2013, including the notes thereto (the “2013 Parent Balance Sheet”), (ii) set forth on the unaudited consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2014, including the notes thereto (the “September 30, 2014 Parent Balance Sheet”) (each of the 2013 Parent Balance Sheet and the September 30, 2014 Parent Balance Sheet as filed on SEDAR), or (iii) specifically and individually described in Section 5.7 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any Liability required to be reflected or reserved against in a consolidated balance sheet of Parent prepared in accordance with IFRS as applied in preparing the 2013 Parent Balance Sheet or the September 2014 Parent Balance Sheet, as applicable, except for Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

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5.8 Off-Balance Sheet Arrangements Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any "off balance sheet arrangements", as defined in Item 303(a) of Regulation S-K under the Exchange Act.

5.9 Absence of Certain Changes. Except as (i) disclosed in either the Parent SEC Reports or Parent SEDAR Reports filed and publicly available prior to the Agreement Date, including the September 30, 2014 Parent Balance Sheet; (ii) contemplated by this Agreement, or (iii) set forth in Section 5.9 of the Parent Disclosure Letter, as of the date of this Agreement, except for Sections 5.9(a), 5.9(b) and 5.9(o) which shall be true as of the date of this Agreement and as of the Closing Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice since December 31, 2013 and since December 31, 2013:

(a) there has not been any change or development that, individually or in the aggregate, has had or would be reasonably likely to have had a Material Adverse Effect with respect to Parent;

(b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or its Subsidiaries, whether or not covered by insurance;

(c) there has not been any amendment or change in the Parent’s organizational documents;

(d) there has not been any incurrence, creation or assumption of (i) any Lien on any of its assets or properties (other than Permitted Liens) or (ii) any Liability as a guarantor or surety with respect to the obligations of any Person other than a Subsidiary of the Parent other than in the ordinary course of business consistent with past practice;

(e) there has not been any increase or agreement to increase the wages, salaries or compensation payable to any officer, employee or director from the amount thereof in effect as of September 30, 2014, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice;

(f) there has not been a grant of, or change in, any severance or termination pay, other than with respect to new employment agreements entered into in the ordinary course of business consistent with past practice;

(g) the Parent has not entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons;

(h) the Parent has not adopted or amended, or accelerated the payment or vesting of benefits under, any Parent Benefit Plan;

(i) the Parent has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock;

(j) the Parent has not effected or authorized any split, combination or reclassification of any of Parent’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock, except for issuances of Parent Common Shares upon the exercise of Parent Options or Parent Warrants, in each case, in accordance with their terms at the time of exercise,

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(k) there has not been any material change, and the Parent does not have Knowledge of any reason that would require any material change, in any accounting methods (or underlying assumptions), principles or practices of Parent or its Subsidiaries or any revaluation of any of its assets;

(l) the Parent has not made or changed any material Tax election, or settled or compromised any material income Tax liability, or materially amended any Tax Return;

(m) the Parent has not acquired any material assets, or sold, leased, exchanged, transferred, licensed, farmed-out or otherwise disposed of any material assets, in each case other than in the ordinary course of business consistent with past practice;

(n) the Parent has not discharged or satisfied any Indebtedness or paid any obligation or Liability, other than current Liabilities incurred and paid in the ordinary course of business and consistent with past practice;

(o) there has not been the commencement of any action, suit, arbitration, mediation, proceeding, claim or investigation, or receipt notice of, or a threat of any action, suit, arbitration, mediation, proceeding, claim or investigation against the Parent and its Subsidiaries relating to any of its business, properties or assets; and

(p) the Parent has not made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

5.10 Taxes. Except as set forth in Section 5.10 of the Parent Disclosure Letter:

(a) Parent and each of its Subsidiaries have timely filed or will file all Tax Returns required by applicable Law to be filed by any of them prior to or as of the Closing Date. As of the Closing Date, the foregoing Tax Returns were true and correct and prepared in compliance with applicable law in all material respects. The unpaid Taxes of Parent or its Subsidiaries did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2013 Parent Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns, and such reserve fully accounts for all Tax accrued or accruing for all periods up to the date of such 2013 Parent Balance Sheet. Neither Parent, nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Parent has made available or will make available prior to the Closing Date true and complete copies of its Tax Returns to Parent for all periods beginning on or after January 1, 2010.

(b) Parent and each of its Subsidiaries have paid all Taxes due with respect to any period ending prior to or as of the Closing Date except where failure to pay any such Taxes will not have a Material Adverse Effect with respect to Parent. Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, officer, agent, independent contractor, creditor, shareholder, or other third party, except where failure to pay or withhold any such Taxes will not have a Material Adverse Effect with respect to Parent.

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(c) No Audit by a Tax Authority is pending or, to the Knowledge of Parent, threatened, with respect to any Tax Returns filed by, or Taxes due from, Parent or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that, if raised with respect to any other period not so audited, reasonably could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries. No claim has ever been made in writing by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the assets of Parent or any of its Subsidiaries, except Liens imposed by operation of law for current Taxes not yet delinquent.

(d) Neither Parent nor any of its Subsidiaries has given any waiver of statutes of limitations relating to Taxes or executed a power of attorney with respect to Tax matters that, in either case, will be outstanding as of the Closing Date.

(e) There are no Tax sharing, Tax indemnity or similar agreements to which Parent or any of its Subsidiaries is a party or bound by or pursuant to which Parent or any of its Subsidiaries has any obligation or liability for Taxes except for agreements among Parent and its Subsidiaries.

(f) Except for the group of which Parent is currently the parent corporation, Parent has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group of corporations filing combined or unitary returns.

(g) Parent has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) None of Parent or any of its Subsidiaries has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 within the two-year period preceding the date of this Agreement.

(j) None of Parent or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date or (iii) an installment sale or open transaction disposition made on or prior to the Closing Date.

(k) Neither Parent nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011 -4(c) (or any predecessor of such Treasury Regulation), in (i) any “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax Law) or (ii) any transaction required to be registered with the Internal Revenue Service under Code Section 6111 as in effect on or prior to December 31, 2013 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax Law).

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(l) Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax Law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax Law).

5.11 Litigation. Except as specifically disclosed in either the Parent SEC Reports or Parent SEDAR Reports filed and publicly available prior to the Agreement Date or Section 5.11 of the Parent Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s Knowledge, threatened against or directly affecting Parent, any Subsidiary of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect with respect to Parent if determined adversely to Parent, a Subsidiary of Parent or any such director or officer. Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority that names such Person from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary nor, to the Knowledge of Parent, is Parent, any Subsidiary of Parent or any officer, director or employee of Parent or any of its Subsidiaries under investigation by any Governmental Authority. There has not been, and to the Parent’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Parent or any current or former director or officer of the Parent.

5.12 Employee Benefit Plans; ERISA.

(a) Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of each plan, fund, contract, program, agreement and arrangement (whether written or not) for the benefit of present or former employees or directors, including those intended to provide pension, profit sharing, retirement, supplemental retirement, deferred compensation, equity incentive, or bonus or other incentive benefits (whether or not tax qualified and whether or not defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); disability, medical, dental, or other health insurance benefits, life insurance or other death benefit benefits (whether or not defined in Section 3(1) of ERISA); salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) (i) to which Parent or any of its Subsidiaries is a party or by which it is bound, or (ii) with respect to which Parent or any of its Subsidiaries has made any payments or contributions or may otherwise have any liability, whether direct or indirect, (including any such plan or other arrangement formerly maintained by Parent or any of its Subsidiaries), (iii) that Parent or any of its Subsidiaries has committed to implement, establish, adopt or contribute to in the future, (iv) for which Parent or any of its Subsidiaries is or may be financially liable as a result of Parent’s affiliation with any company or any company’s shareholders which together with Parent or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Parent ERISA Affiliate”) (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is maintained by the Parent or any of its Subsidiaries for the benefit of its employees or former employees), (v) for or with respect to which Parent or any of its Subsidiaries is or may become liable under any common law successor doctrine, express successor liability provision of Law, labor or employment Law or agreement with a predecessor employer (“Parent Benefit Plan”). Parent Benefit Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither Parent nor any of its affiliates has any present or potential Liability.

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(b) With respect to each Parent Benefit Plan, (i) such plan has been administered in compliance with its terms and applicable Law in all material respects, (ii) each Parent Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is maintained under a prototype or volume submitter plan and with respect to which the Parent and the Parent ERISA Affiliates are entitled to rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service, (iii) to the Knowledge of the Parent, there is no circumstance that will result in the revocation of any favorable determination letter, opinion letter or advisory letter issued by the Internal Revenue Service, (iv) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any Knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA, (v) no disputes are pending or, to the Knowledge of Parent or any Parent ERISA Affiliate, threatened, other than ordinary claims for benefits, nor is there any basis for such a proceeding, (vi) neither Parent nor any Parent ERISA Affiliate has engaged in, and neither Parent nor any Parent ERISA Affiliate has any Knowledge of any Person that has engaged in, any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, except for those which an exemption applies (vii) all contributions due have been made on a timely basis, (viii) all required reports, notices and descriptions related to the Parent Benefit Plan (including, but not limited to, those required by Parent Benefit Plan provisions, ERISA and the Code) have been distributed to participants or filed with the appropriate Governmental Authority, (ix) all contributions made or that will be made under any Parent Benefit Plan meet the requirements for deductibility under the Code, (x) Parent is not liable (either directly or as a result of indemnification) for any excise Taxes, penalties, damages or equitable relief as a result of any violation under ERISA or any other applicable Law, (xi) no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Parent Benefit Plan and (xii) no audit or examination by a Governmental Authority is currently pending (nor has notice been received regarding a potential audit or examination) and there are no pending submissions to a Governmental Authority.

(c) With respect to all Parent Benefit Plans, to the extent that the following documents exist, Parent has furnished Target with true and complete copies of: (i) the most recent determination letter, if any, received by the Parent or any Parent ERISA Affiliate from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor and the Internal Revenue Service), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the most recent plan year, (iv) Parent Benefit Plan documents, summary plan descriptions, trust agreements, insurance contracts, individual agreements, service agreements and all related contracts and documents (including any material employee summaries and material employee communications), and (v) all Internal Revenue Service or Department of Labor audit closing letters, audit finding letters, revenue agent findings and similar documents.

(d) Any Parent Benefit Plan, individual employment, severance or other compensatory agreement or arrangement with respect to which the Parent or any Parent ERISA Affiliate has any current or future obligation that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), complies in form and operation with the requirements under Code Section 409A and the Treasury Regulations issued thereunder (without regard to the effective date of such regulations) so as not to result in the imposition of additional Tax or interest to a service provider.

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(e) No Parent Benefit Plan is a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a plan that is intended to be qualified under Section 401(a), a welfare plan that is self-funded, a plan that owns employer stock or a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(f) No present or former employees or directors of Parent or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits.

(g) No condition, agreement or Parent Benefit Plan provision limits the right of Parent or Merger Sub to amend, cut back or terminate any Parent Benefit Plan (except to the extent such limitation arises under ERISA). Each Parent Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to (i) benefits accrued thereunder prior to such amendment or termination or (ii) costs necessary to satisfy any notice periods described in such Parent Benefit Plan or funding vehicle.

(h) The execution, delivery, and performance by Parent of this Agreement or any Ancillary Agreement to which Parent is or will be a party and the consummation of the Transactions will not constitute an event under any Parent Benefit Plan that will (i) cause any Parent Benefit Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or director of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, benefit or award, or (iii) modify or result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increases in benefits, awards or compensation with respect to any employee of the Parent or Subsidiary of Parent, except as set forth in Section 5.12(f) of the Parent Disclosure Letter.

5.13 Environmental Liability. Except as set forth in Section 5.13 of the Parent Disclosure Letter or either the Parent SEC Reports or Parent SEDAR Reports filed and publicly available prior to the Agreement Date, including the September 30, 2014 Parent Balance Sheet:

(a) The businesses of Parent and its Subsidiaries have been and are operated in compliance in all material respects with all applicable Environmental Laws.

(b) Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in compliance in all material respects with all Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws, and, to Parent’s Knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has otherwise occurred at any property or facility currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, including the Parent Real Property, except in compliance in all material respects with all Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws.

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(c) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the Knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the Knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any Knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Parent and its Subsidiaries have obtained and are in compliance in all material respects with all approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation and ownership of the Parent Real Property, Parent Improvements and the businesses of Parent and its Subsidiaries as currently conducted, and there are no pending or, to the Knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations. Parent does not have Knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, to Parent’s Knowledge, (i) all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are and have been licensed and operating in all material respects with Environmental Laws and (ii) no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are now or have been used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws.

(f) No claims have been asserted or, to Parent’s Knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed of by Parent or its Subsidiaries.

(g) No Lien has been attached or filed or is, to the Knowledge of Parent, threatened against Parent or its Subsidiaries in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Substances or (iii) any imposition of Liability.

(h) No property currently or formerly owned or operated by Parent or its Subsidiaries, including the Parent Real Property, is listed on a List, and neither the Parent nor its Subsidiaries have received any notice that any such property is being considered for listing on a List.

(i) All environmental audits, site assessments, risk assessments, and other environmental reports and studies, including summaries of any material test results or analytic data, conducted by, at the expense of, or on behalf of Parent or its Subsidiaries or that are otherwise in the possession of Parent or its Subsidiaries have been provided to Target.

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5.14 Compliance with Applicable Laws. Parent and each of its Subsidiaries hold all approvals, licenses, permits, registrations, exemptions and similar authorizations from Governmental Authorities and other Persons necessary for the lawful conduct of their respective businesses as now conducted (the “Parent Permits”). Except as set forth in either the Parent SEC Reports or Parent SEDAR Reports, or in Section 5.14 of the Parent Disclosure Letter, Parent and each of its Subsidiaries have been and are in compliance with the terms of the Parent Permits and all applicable Laws in all material respects, and neither Parent nor any of its Subsidiaries has received any notice from any Person that the business of Parent or any of its Subsidiaries has been or is being conducted in violation of any applicable Law or the terms of any Parent Permit in any material respect. Neither Parent nor any Subsidiary has received any notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no Knowledge of any reasonable basis for any such termination, modification or non-renewal.

5.15 Insurance. Section 5.15 of the Parent Disclosure Letter sets forth a complete and accurate list of each insurance policy under which Parent or its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time during the past three years. Parent has made available or will make available prior to the Closing Date to Parent a true and complete copy of each such policy. With respect to each such policy, none of Parent, its Subsidiaries or, to Parent’s Knowledge, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. Neither Parent nor any Subsidiary has received any notice that any of its policies cannot be renewed in the ordinary course of business, and has no Knowledge of any reasonable basis for any such non-renewal. All appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed either the Parent or any of its Subsidiaries of any denial of coverage or reservation of rights thereto. Section 5.15 of the Parent Disclosure Letter describes any self-insurance arrangements affecting Parent or its Subsidiaries.

5.16 Properties; Mining Claims.

(a) Section 5.16 of the Parent Disclosure Letter sets out all of the real property owned, held, leased or controlled, whether legally or beneficially for the benefit of Parent or the Parent Material Subsidiaries, as applicable, including all material (i) fee surface and mineral property (“Parent Fee Property”), (ii) unpatented mining claims (“Parent Mining Claims”), and (iii) real property leases, mining leases, surface use agreements, rights-of-way, easements, or other contracts with respect to real property (“Parent Property Contracts”). The Parent Fee Property, Parent Mining Claims and Parent Property Contracts will be collectively referred to hereinafter as the “Parent Real Property.”

(b) Except as provided in Section 5.16 of the Parent Disclosure Letter or either the Parent SEC Reports or Parent SEDAR Reports, Parent or its Subsidiaries own good and marketable title to an undivided one hundred percent (100%) record and beneficial interest in and to the Parent Real Property, in each case free and clear of any Liens, other than Permitted Liens. Neither Parent nor its Subsidiaries have leased, subleased, optioned, mortgaged, or entered into other contract or agreement transferring any interest in the Parent Real Property, Property Contracts, Parent Water Rights, Parent Improvements, or Parent Listed Personal Property to any Person, and there are no actions, suits, administrative or other proceedings pending, or, to Parent’s Knowledge, threatened against any of the Parent Real Property. All ad valorem property and other Taxes assessed against the Parent Real Property have been timely and properly paid.

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(c) Except as set forth in Section 5.16 of the Parent Disclosure Letter, (i) all annual labor and assessment work, rental fees or maintenance fees, license, royalty, and tax fees, and filings with any Governmental Authority required to hold the Mining Claims and the Property Contracts have been properly and timely performed, paid or filed, in all material respects, and all affidavits of annual labor and assessment work and other filings required to maintain the Mining Claims in good standing have been properly and timely recorded and filed with the appropriate Governmental Authorities; (ii) the Mining Claims and Property Contracts are free and clear of any claims or Liens except for Permitted Liens, and there are no material conflicting claims by a third party with respect to the lands covered by the Mining Claims or Property Contracts; and (iii) there are no royalties or similar types of obligations payable or required to be paid to any Person having an interest in the Mining Claims or Property Contracts.

(d) All Property Contracts are in good standing, valid and effective in accordance with their respective terms, Parent and its Subsidiaries have performed all of their respective material obligations thereunder, and there is not, under any of such Property Contracts any existing default or event of default (or event which with notice or lapse or time, or both would constitute a default; or would constitute a basis of force majeure or other claim of excusable delay or non-performance) of Parent or its Subsidiaries or the other party to the Property Contract. To Parent’s Knowledge, the party granting Parent or its Subsidiaries rights to the properties covered by those Property Contracts owns good and marketable title to those properties, free and clear of all Liens, other than Permitted Liens.

(e) Section 5.16(e) of the Parent Disclosure Letter sets out water rights owned, held, leased or controlled, whether legally or beneficially for the benefit of Parent or its Subsidiaries, as applicable, including all surface and underground water and water rights, including but not limited to certificates, licenses, and permits, together with all applications for water rights or applications or permits for the use, transfer or change of water rights, ditch and ditch rights, well and well rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies appurtenant to the Parent Real Property and all other rights to water for use at or in connection with the Parent Real Property or the mining of minerals from the Parent Real Property (“Parent Water Rights”). Except as set forth in Section 5.16(e) of the Parent Disclosure Letter, (i) Parent or its Subsidiaries own good and marketable title to an undivided one hundred percent (100%) record and beneficial interest in and to the Parent Water Rights, free and clear of all Liens, except for Permitted Liens, and (ii) the Parent Water Rights are sufficient to conduct the operations and activities of the Parent and its Subsidiaries as they are currently being conducted and are contemplated to be conducted.

(f) Except as set forth in Section 5.16(f) of the Parent Disclosure Letter, (i) Parent owns good and marketable title to an undivided one hundred percent (100%) interest in and to all improvements (“Parent Improvements”) to the Parent Real Property and personal property (“Parent Listed Personal Property”) free and clear of all Liens except for Permitted Liens, and (ii) all Parent Improvements and Parent Listed Personal Property are suitable for the purposes for which they are currently used by Parent.

(g) Except as set forth in Section 5.16(g) of the Parent Disclosure Letter, Parent or its Subsidiaries owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate its business and their business as currently conducted.

(h) Except as disclosed in Section 5.16(h) of the Parent Disclosure Letter, Parent or its Subsidiaries have now and, immediately following the consummation of the transactions contemplated by this Agreement, will have the right to occupy and use each of their Material Real Properties and Parent Improvements in the same manner currently occupied and used by Parent or its Subsidiaries to conduct their business as presently conducted.

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(i) Parent or its Subsidiaries is not obligated under any forward sale or advanced sale contract with respect to minerals produced or producible from the Parent Real Property under which sales proceeds are paid by the purchaser in advance of delivery.

(j) Parent has made available to Target all information, data, geological and geophysical test results, maps and surveys in the possession of Parent or its Subsidiaries that might reasonably be expected to be material to a prospective purchaser of the Parent or that have been requested by Target relating to Parent or its Subsidiaries and their properties and business, and Parent and its Subsidiaries have not withheld from Parent Parties any such information, data, test results, maps or surveys. Parent represents and warrants that all such information, data, test results, maps and surveys were prepared or procured by Parent or its Subsidiaries in the ordinary course of business.

(k) Each of the technical reports prepared by or on behalf of Parent and filed by Parent on SEDAR (the “Parent 43-101 Technical Reports”) was prepared in good faith and in the ordinary course of business and in accordance with the requirements of NI 43-101. To Parent’s Knowledge, the estimates of mineral reserves and resources reflected in the Target 43-101 Technical Reports were estimated in good faith using methods and based on assumptions considered reasonable at the time of estimation on the basis of drill and test data generated and compiled in accordance with prudent mining and engineering practice. The mine plans of Parent listed in Section 5.16 of the Parent Disclosure Letter, including the financial forecasts and budgets included therein and the studies related thereto (i) have been prepared by management of Parent in good faith and in the ordinary course of business, and (ii) are based on assumptions, including assumptions relating to mining operations, capital and operating costs and production rates, that are considered by management to be reasonable, as at the date the mine plans were prepared, for the purpose of planning the future mining operations of Parent, provided that Target acknowledges that Parent provides no assurance as to the future uranium prices used in such mine plans, other than where the uranium prices reflect contractual prices for uranium to be delivered under existing supply agreements.

5.17 Material Contracts. Parent has provided or will make available to Target prior to the Closing Date true and complete copies of all Material Contracts unless otherwise available in either Parent SEC Reports or Parent SEDAR Reports, and has referenced each of such Material Contracts in Section 5.17 of the Parent Disclosure Letter. Except as set forth in Section 5.17 of the Parent Disclosure Letter, each Material Contract is valid and binding and in full force and effect and Parent and each of its Subsidiaries have performed all obligations required to be performed by them under each Material Contract in all material respects. To Parent’s Knowledge, there does not exist, nor has Parent or any of its Subsidiaries received written notice of, any material breach of or violation or default under, any of the terms, conditions or provisions of any Material Contract and neither Parent nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder that would be reasonably likely to have a Material Adverse Effect with respect to Parent. Subject to the Enforceability Exception, each Material Contract is enforceable by Parent or its applicable Subsidiary in accordance with its terms.

5.18 Required Shareholder Vote. The affirmative vote of the holders, as of the record date, of a majority of the Parent Common Shares voted in person or represented by proxy and entitled to vote thereon at a duly convened and held shareholder meeting at which a quorum is present (the “Parent Shareholders’ Approval”) is the only vote required of the holders of any class or series of Parent’s common shares that shall be necessary to adopt this Agreement and to consummate the Transactions.

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5.19 Operations of Merger Sub. Merger Sub is an indirect wholly owned subsidiary of Parent, and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.20 Form F-4 and Proxy Statement/Prospectus. None of the information to be supplied by Parent or Merger Sub expressly for inclusion in (a) the Form F-4 or (b) the Proxy Statement/Prospectus, in each case, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Target shareholders, at the time of the Target Meeting and at the Effective Time, and, in the case of the Form F-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21 Fairness Opinion; Board Approval.

(a) Parent’s board of directors has received a written opinion dated January 2, 2015 from Roth Capital Partners, LLC (“Roth”) to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Parent Common Shares. A true and complete copy of such opinion has been provided to Target.

(b) Parent’s board of directors, at a meeting duly called and held, unanimously (i) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, the shareholders of Parent, (ii) approved this Agreement and the Transactions and (iii) recommended approval and adoption of this Agreement and the Merger and the Transactions by the shareholders of Parent.

5.22 Controls and Procedures. Except as set forth in either the Parent SEC Reports or Parent SEDAR Reports, Parent has established and maintains “disclosure controls and procedures” that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it is required to file under applicable Laws (including applicable securities Laws) is recorded, processed, summarized and reported within the time periods specified in the applicable Laws and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under applicable Laws (including applicable securities Laws) with respect to such reports. Except as set forth in Section 5.22 of the Parent Disclosure Letter, or either the Parent SEC Reports or Parent SEDAR Reports, neither Parent nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in Parent’s or any of its Subsidiaries’ internal controls as contemplated under applicable Laws (including applicable securities Laws and Section 404 of the Sarbanes-Oxley Act). Parent has made or will make available to Target prior to the Closing Date true and complete copies of any disclosures made by management to Parent’s auditors and audit committee regarding such significant deficiencies or material weaknesses. Parent has no Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent. Parent has not granted any waivers with respect to its policies regarding ethical conduct.

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5.23 Parent Common Shares. The Parent Common Shares issuable upon conversion of the Target Common Shares upon the completion of the Merger will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

5.24 Substituted Options and Assumed Warrants. The Substituted Options and Assumed Warrants will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued and binding obligations of Parent, enforceable against Parent in accordance with their terms, and any Parent Common Shares issued upon exercise thereof in accordance with the terms of the relevant option plan, option agreement or warrant indenture will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

5.25 Intellectual Property. Except as set forth in Section 5.25 of the Parent Disclosure Letter, the Parent owns, licenses or otherwise possesses title to or the right to use all patents, trademarks, service marks, trade names, registered copyrights and applications therefor owned by or registered in the name of Parent, together with all other material intellectual property assets, including computer software, owned or licensed by Parent, and, in either case, used by the Parent in connection with the operation and conduct of its business (collectively, the “Parent Intellectual Property”). The Parent Intellectual Property set forth in Section 5.25 of the Parent Disclosure Letter constitutes all material intellectual property used by the Parent in connection with the conduct and operation of its business. Except as set forth in Section 5.25 of the Parent Disclosure Letter, Parent will have the right to use the Parent Intellectual Property following the Closing. To the Knowledge of Parent, it is not infringing any valid patent right, trademark, service mark, trade name, copyright or other intellectual property right of any third party in connection with its use of the Parent Intellectual Property that would be reasonably likely to have a Material Adverse Effect with respect to Parent.

5.26 Affiliate Transactions. In addition to those identified in either the Parent SEC Reports or Parent SEDAR Reports, Section 5.26 of the Parent Disclosure Letter contains a complete and accurate list of all agreements, contracts, commitments or transactions (other than Parent Benefit Plans), whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries, on the one hand, and any of their officers, directors or affiliates (or any affiliates of such officers or directors), on the other hand, are or have been a party or are otherwise bound or affected and that (a) are currently pending or proposed, in effect or have been in effect at any time since September 30, 2014 or (b) involve continuing Liabilities and obligations to or of Parent or any of its Subsidiaries.

5.27 Brokers. No broker, finder or investment banker (other than Cantor Fitzgerald (“Cantor”) and Roth), the fees and expenses of which will be paid by Parent at Closing) is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries. Parent has heretofore furnished to Target a true and complete copy of all agreements between (i) Parent and Cantor and (ii) Parent and Roth, pursuant to which such firm would be entitled to any payment relating to the Transactions.

5.28 Takeover Matters. The Parent does not have any applicable anti-takeover provision in its articles of incorporation or bylaws. Parent and Parent’s board of directors have each taken all actions necessary to be taken such that the Parent Rights Plan is not, or at the Effective Time will not be, applicable to Target, Merger Sub, the Voting Agreements, this Agreement or the Transactions.

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5.29 Related Party Transactions. Except as set forth in the Parent SEDAR Reports, the Parent has not, and, to the knowledge of the Parent, has not been deemed to have for purposes of any applicable Law, engaged in or been party to any transaction with any of its officers, directors, employees or direct or indirect shareholders or, to the knowledge of the Parent, any member of their immediate families (i) acquired or have the use of property for proceeds greater than the fair market value thereof, (ii) received services or have the use of property for consideration other than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate from any person with whom it does not deal at arm’s length within the meaning of applicable taxation acts. Except as set forth in the Parent SEDAR Reports, the Parent has not, and, to the knowledge of the Parent, has not been deemed to have for purposes of any applicable Law, engaged in or been party to any transaction with any of its officers, directors, employees or direct or indirect shareholders or, to the knowledge of the Parent, any member of their immediate families (i) disposed of the property for proceeds less than the fair market value thereof, (ii) performed services for consideration other than the fair market value thereof or (iii) paid interest or any other amount other than at a fair market value rate to any person with whom it does not deal at arm’s length within the meaning of applicable acts. Except as set forth in the Parent SEDAR Reports and to the knowledge of the Parent, none of the officers, directors and employees of the Parent, no shareholder of the Parent and no immediate family member of an officer, director, employee or such beneficial owner, has a direct ownership interest of more than ten percent (10%) of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Parent. Since the date of 2013 Parent Balance Sheet, no event has occurred that would be required to be reported as a “certain relationship of related transaction” pursuant to Item 404 of Regulation S-K of the SEC.

5.30 Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) Parent and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither Parent nor any of its Subsidiaries nor any director, officer, agent, employee or representative of Parent or any of its Subsidiaries at the direction of or on behalf of Parent or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Parent or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of Parent or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither Parent nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

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5.31 Books and Records. To the Knowledge of the Parent and its Subsidiaries, the minute books and other similar records of the Parent and its Subsidiaries for the most recent three full fiscal years and any interim period contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors (and other similar governing bodies) and committees of the boards of directors (and other similar governing bodies) of the Parent and its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business by Target Pending the Merger. From the Agreement Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article X, except as set forth in Section 6.1 of the Target Disclosure Letter, as otherwise specifically contemplated by this Agreement, or as required by applicable Law, by a Governmental Authority of competent jurisdiction or by the rules or requirements of the TSX, Target agrees that it shall conduct its business in all material respects in the ordinary course consistent with past practice, shall use its commercially reasonable efforts to preserve intact its business organizations and goodwill, including, keeping available the services of its officers, employees and consultants and maintaining reasonably satisfactory relationships with vendors, customers and others having business relationships with it, subject to the terms of this Agreement, and, by way of amplification and not limitation, shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld):

(a) amend or propose to amend its articles of incorporation or bylaws or other organizational documents;

(b) (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (ii) repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities, (iii) split, combine or reclassify any shares of its capital stock or (iv) issue any other securities in respect of, in lieu of or in substitution for shares of Target’s capital stock, except for issuances of Target Common Shares upon the exercise of Target Stock Options or Target Warrants, in each case, in accordance with their terms at the time of exercise;

(c) issue, sell, pledge, dispose of or encumber any securities (whether through the issuance or granting of options, warrants, rights or otherwise, other than upon the exercise of Target Stock Options outstanding on the Agreement Date and disclosed in the Target Disclosure Letter), or enter into any amendment of any term of any outstanding security;

(d) (i) incur or assume any Indebtedness except Indebtedness incurred in the ordinary course of business and consistent with past practice and in no event exceeding $1,500,000 in the aggregate or as otherwise set out in the document titled “5-Year URZ Operating Summary” provided by Target to Parent (the “Target Budget”), (ii) modify the terms of any Indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $200,000 in the aggregate or as otherwise set out in the Target Budget, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than short-term investments of cash in the ordinary course of business);

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(e) subject any assets to, incur, create or assume, any Lien other than a Permitted Lien or any Liability as a guarantor or surety with respect to the obligations of any Person other than in the ordinary course of business consistent with past practice;

(f) (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of Target who are not directors or officers of Target, (ii) adopt, amend (other than amendments that reduce the amounts payable by Target, or amendments required by Law or otherwise to comply with ERISA, the Code or other applicable Law) or assume an obligation to contribute to, any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person or amend any such existing contracts to increase or accelerate the payment or provision of any amounts payable or benefits provided thereunder, (iii) engage in any transaction in connection with which Target could be subject (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iv) terminate any of the Target Benefit Plans, or take any other action with respect to a Target Benefit Plan that could result in Liability to any Person, (v) take any action that could adversely affect a Target Benefit Plan’s compliance with the applicable requirements of ERISA, (vi) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plans, any agreement relating thereto or applicable Law, such party is required to pay as contributions thereto, (vii) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plans or (viii) adopt or amend, or accelerate the payment or vesting of benefits under, any Target Benefit Plan;

(g) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or in any other manner, any business or Person, exceeding $1,000,000;

(h) sell, lease, license or otherwise surrender, relinquish or dispose of any assets with an aggregate fair market value exceeding $1,000,000;

(i) transfer, sell, pledge, encumber or dispose of any capital stock or other equity interest in any Subsidiary, other than in connection with 6.1(h);

(j) incur or commit to any capital expenditures, or become bound or obligated to participate in any operation, or consent to participate in any operation, other than in the ordinary course of business, as contemplated in current mine plans or as otherwise previously disclosed to Parent;

(k) make any change to any material Tax method of accounting, make or change any material Tax election, authorize any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Tax Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Target;

(l) (i) except as set forth in clause (ii), pay, discharge or satisfy any material account payable or other material Liability beyond or in advance of its due date or the date when such account payable or Liability would have been paid in the ordinary course of business and consistent with past practice or (ii) compromise, settle, grant any waiver or release relating to any action, suit or proceeding, other than settlements or compromises where the amount paid or to be paid does not exceed $1,000,000 in the aggregate for all claims;

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(m) make any change in any method of accounting or accounting practice or procedure except for any such change required by GAAP;

(n) enter into any agreement, understanding or commitment that materially restrains, limits or impedes its ability, or would materially limit the ability of the Surviving Entity or any affiliate of the Surviving Entity after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, provided that nothing contained herein shall restrict Target from entering into confidentiality agreements and property acquisition agreements which contain “area of interest” restrictions typical in the mining industry in connection with transactions permitted under Section 6.1(g);

(o) enter into any joint venture, partnership or other similar arrangement or materially amend or modify the terms of (or waive any material rights under) any existing joint venture, partnership or other similar arrangement;

(p) enter into any agreement or transaction that would be required to be disclosed in the Target Disclosure Letter pursuant to Section 4.21 regarding affiliate transactions if such agreement or transaction had been entered into prior to the Agreement Date;

(q) grant, or change, any severance or termination pay, other than with respect to employment agreements entered into with new employees in the ordinary course of business consistent with past practice;

(r) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

(s) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), affecting in whole or in part any site of employment, facility, operating unit or employee of Target;

(t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(u) (i) enter into, amend, modify, or terminate, or make any commitment in respect of, any contract or agreement that is material to the business, properties, assets, financial condition or results of operations of Target, including, without limitation, any Material Contract, except in the ordinary course of business consistent with past practice, or (ii) enter into any contract or agreement that limits or otherwise restrains Target from competing in or conducting any line of business or engaging in business in any significant geographic area;

(v) cause or allow any material insurance policies (or substantial equivalents thereof) to lapse or terminate;

(w) pay, discharge, settle or satisfy any lawsuit or threat of any lawsuit or proceeding or other investigation against Target or relating to its business, properties or assets, other than (i) in the ordinary course of business for amounts not in excess of $500,000 in any case, and not to exceed $1,000,000 in the aggregate, (ii) pursuant to existing contractual obligations, or (iii) worker’s compensation claims in the ordinary course of business;

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(x) except as may be required by applicable Law, settle any material audit with respect to Taxes or file any amended Tax return that would materially alter the Tax obligation of Target or its Subsidiaries;

(y) take any action that would result in the breach of any representation and warranty of Target hereunder (except for representations and warranties made as of a specific date) such that Parent would have the right to terminate this Agreement;

(z) enter into or make any loans to any of its officers, directors or employees or make any change in its borrowing or lending arrangements for or on behalf of any of such Persons; or

(aa) agree to commit to any of the foregoing.

6.2 Conduct of Business by Parent Pending the Merger. From the Agreement Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article X, except as set forth in Section 6.2 of the Parent Disclosure Letter, as otherwise specifically contemplated by this Agreement, or as required by applicable Law, by a Governmental Authority of competent jurisdiction or by the rules or requirements of the TSX, Parent agrees that it shall conduct its business and the business of its Subsidiaries in all material respects in the ordinary course consistent with past practice, shall use its commercially reasonable efforts to preserve intact its business organizations and goodwill, including, keeping available the services of its officers, employees and consultants and maintaining reasonably satisfactory relationships with vendors, customers and others having business relationships with it, subject to the terms of this Agreement, and, by way of amplification and not limitation, shall not, and shall cause its Subsidiaries not to (without the prior written consent of Target, which consent shall not be unreasonably withheld):

(a) amend or propose to amend its articles of incorporation or bylaws or other organizational documents;

(b) (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (ii) repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities or (iii) split, combine or reclassify any shares of its capital stock;

(c) issue, sell, pledge, dispose of or encumber any securities (whether through the issuance or granting of options, warrants, rights or otherwise, other than in the ordinary course of business, upon the exercise of Parent Stock Options outstanding on the Agreement Date and disclosed in the Parent Disclosure Letter), or enter into any amendment of any term of any outstanding security, or as otherwise set out in Section 6.2 of the Parent Disclosure Letter;

(d) (i) incur or assume any Indebtedness except Indebtedness incurred in the ordinary course of business and consistent with past practice and in no event exceeding $1,500,000 in the aggregate or as otherwise set out in the document titled “Energy Fuels Proposed Business Plan and Budget 2015 Through 2017”, dated December 10, 2014, provided by Parent to Target (the “Parent Budget”), (ii) modify the terms of any Indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a wholly owned Subsidiary of Parent), except in the ordinary course of business and consistent with past practice and in no event exceeding $200,000 in the aggregate or as otherwise set out in the Parent Budget, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of Parent, or by such Subsidiaries to Parent and other than short-term investments of cash in the ordinary course of business);

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(e) subject any assets to, incur, create or assume, any Lien other than a Permitted Lien or any Liability as a guarantor or surety with respect to the obligations of any Person other than in the ordinary course of business consistent with past practice;

(f) (i) engage in any transaction in connection with which Parent or any of its Subsidiaries could be subject (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (ii) terminate any of the Parent Benefit Plan that could result in Liability to any Person, (iii) take any action that could adversely affect a Parent Benefit Plan’s compliance with the applicable requirements of ERISA, (iv) fail to make full payment when due of all amounts which, under the provisions of any Parent Benefit Plans, any agreement relating thereto or applicable Law, such party is required to pay as contributions thereto, or (v) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Parent Benefit Plans or (vii) adopt or amend, or accelerate the payment or vesting of benefits under, any Target Benefit Plan;

(g) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or in any other manner, any business or Person, exceeding $1,000,000;

(h) sell, lease, license or otherwise surrender, relinquish or dispose of any assets with an aggregate fair market value exceeding $1,000,000;

(i) transfer, sell, pledge, encumber or dispose of any capital stock or other equity interest in any Subsidiary other than in connection with Section 6.2(h);

(j) incur or commit to any capital expenditures, or become bound or obligated to participate in any operation, or consent to participate in any operation, other than in the ordinary course or as contemplated in current mine plans or as otherwise previously disclosed to Target;

(k) make any change to any material Tax method of accounting, make or change any material Tax election, authorize any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Tax Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Parent and its Subsidiaries taken as a whole;

(l) (i) except as set forth in clause (ii), pay, discharge or satisfy any material account payable or other material Liability beyond or in advance of its due date or the date when such account payable or Liability would have been paid in the ordinary course of business and consistent with past practice or (ii) compromise, settle, grant any waiver or release relating to any action, suit or proceeding, other than settlements or compromises where the amount paid or to be paid does not exceed $1,000,000 in the aggregate for all claims;

(m) enter into any agreement, understanding or commitment that materially restrains, limits or impedes its ability, or would materially limit the ability of the Surviving Entity or any affiliate of the Surviving Entity after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, provided that nothing contained herein shall restrict Parent from entering into confidentiality agreements and property acquisition agreements which contain “area of interest” restrictions typical in the mining industry in connection with transactions permitted under Section 6.2(g);

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(n) enter into any joint venture, partnership or other similar arrangement or materially amend or modify the terms of (or waive any material rights under) any existing joint venture, partnership or other similar arrangement in circumstances where the sum of (i) the assets of Parent involved, and (ii) the amount of the obligations and liabilities assumed or agreed to by Parent, is in excess of $5,000,000;

(o) make any change in any method of accounting or accounting practice or procedure except for any such change required by IFRS;

(p) enter into any agreement or transaction that would be required to be disclosed in the Parent Disclosure Letter pursuant to Section 5.26 regarding affiliate transactions if such agreement or transaction had been entered into prior to the Agreement Date;

(q) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

(r) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of Parent;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(t) (i) enter into, amend, modify, or terminate, or make any commitment in respect of, any contract or agreement that is material to the business, properties, assets, financial condition or results of operations of Parent, including, without limitation, any Material Contract, except in the ordinary course of business consistent with past practice and provided that, for the purposes of this subparagraph (i), a commitment will not be considered material unless the amount of the obligations or liabilities assumed or agreed to by Parent under such commitment are in excess of $5,000,000, or (ii) enter into any contract or agreement that limits or otherwise restrains Parent from competing in or conducting any line of business or engaging in business in any significant geographic area;

(u) cause or allow any material insurance policies (or substantial equivalents thereof) to lapse or terminate;

(v) pay, discharge, settle or satisfy any lawsuit or threat of any lawsuit or proceeding or other investigation against Parent or relating to its business, properties or assets, other than (i) in the ordinary course of business for amounts not in excess of $500,000 in any case, and not to exceed $1,000,000 in the aggregate, (ii) pursuant to existing contractual obligations, or (iii) worker’s compensation claims in the ordinary course of business;

(w) except as may be required by applicable Law, settle any material audit with respect to Taxes or file any amended Tax return that would materially alter the Tax obligation of Parent or its Subsidiaries;

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(x) take any action that would result in the breach of any representation and warranty of Parent hereunder (except for representations and warranties made as of a specific date) such that Target would have the right to terminate this Agreement; or

(y) agree to commit to any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Information; Confidentiality.

(a) Subject to Section 7.1(b), from the Agreement Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article X, Target shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives) reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of Target to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, customers, suppliers and other information of the Target, and the work papers of its independent accountants, and otherwise provide such assistance as may be reasonably requested by such party in order that the other party has a reasonable opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Target; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of Target as reasonably requested. Subject to Section 7.1(b), from the Agreement Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article X, Parent shall (i) provide to Target (and Target’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives) reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and its Subsidiaries to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, customers, suppliers and other information of the Parent and its Subsidiaries, and the work papers of its independent accountants, and otherwise provide such assistance as may be reasonably requested by such party in order that the other party has a reasonable opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Parent and its Subsidiaries; and (ii) furnish promptly to Target such information concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of Parent and its Subsidiaries as reasonably requested. Each of Parent and Target shall use its reasonable efforts to give prompt notice to the other party of any event or circumstance of which it becomes aware that results in any representation or warranty made by such party contained in this Agreement being untrue or inaccurate in any material respect or Target, Parent or Merger Sub, as the case may be, being unable to comply with or satisfy any of its covenants or agreements hereunder; provided, however, that the receipt of any information or the delivery of any notice pursuant hereto shall not limit or otherwise affect either party’s rights or obligations under this Agreement.

(b) Each of Target and Parent (and each of Target’s and Parent’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, respectively) shall hold in confidence all nonpublic information so received in accordance with the terms of the Confidentiality Agreement. If this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect and shall apply to any information delivered by either party to the other in connection with this Agreement.

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7.2 Non-Solicitation and Acquisition Proposals.

(a) Except as otherwise provided for in this Agreement each of Parent and Target agrees that neither it nor any of its Subsidiaries shall, and Parent and Target shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to:

(i) solicit, assist, initiate, knowingly encourage or facilitate (including by way of discussion (other than to state they are not permitted to have discussions), negotiation, furnishing information, permitting any visit to any facilities or properties of Target or Parent or their respective Subsidiaries, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposal or offers regarding, or that may reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage or participate in any discussions (other than to state they are not permitted to have discussions) or negotiations regarding, or provide any information with respect to or otherwise cooperate in any way with any person (other than Target, Parent, and their Representatives) regarding any Acquisition Proposal or Potential Acquisition Proposal (as defined below);

(iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the other party, the approval or recommendation of the Transactions by such party’s board of directors or any of its committees except where a Material Adverse Effect in respect of the other party has occurred and such party’s board of directors has determined that, as a consequence of such Material Adverse Effect, it would be inconsistent with the fiduciary duties of the directors of such party to continue to recommend the Transactions;

(iv) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, any Acquisition Proposal;

(v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.2(e)); or

(vi) release any person from or waive or otherwise forebear in the enforcement of any confidentiality or standstill agreement or any other agreement with such person that would facilitate the making or implementation of any Acquisition Proposal.

(b) Target and Parent shall immediately cease and cause to be terminated any existing solicitation, discussion, negotiation, encouragement or activity with any Person (other than Parent, Target, or any of their Representatives) by Target, Parent, or any of their Representatives with respect to any Acquisition Proposal or any Potential Acquisition Proposal. Target and Parent shall immediately cease to provide any Person (other than Parent, Target, or any of their Representatives) with access to information concerning Target or Parent in respect of any Acquisition Proposal or any Potential Acquisition Proposal, and request the return or destruction of all confidential information provided to any Person (other than Parent, Target, or any of their Representatives) that has entered into a confidentiality agreement with Target or Parent relating to any Acquisition Proposal or Potential Acquisition Proposal to the extent provided for in such confidentiality agreement and shall use all commercially reasonable efforts to ensure that such requests are honored.

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(c) Target and Parent shall ensure that their Representatives are aware of the prohibitions in this Section 7.2 and shall be responsible for any breach of this Section 7.2 by their Representatives.

(d) Parent and Target shall promptly (and in any event within 24 hours) notify the other party, at first orally and then in writing, of any proposal, inquiry, offer or request received by Target, Parent, or their Representatives: (i) relating to an Acquisition Proposal or potential Acquisition Proposal or inquiry that could reasonably lead or be expected to lead to an Acquisition Proposal (a “Potential Acquisition Proposal”); (ii) for discussions or negotiations in respect of an Acquisition Proposal or Potential Acquisition Proposal; or (iii) for non-public information relating to Target or Parent, or any of their respective Subsidiaries, access to properties, books and records or a list of the holders of Target's shares, Parent’s shares or the shareholders of any of their respective Subsidiaries. Such notice shall include the identity of the person making such proposal, inquiry, offer or request, a description of the terms and conditions thereof and Target or Parent shall provide a copy of any Acquisition Proposal and all written communications with such person and such details of the proposal, inquiry, offer or request that Parent or Target may reasonably request. Target shall keep Parent, and Parent shall keep Target promptly and fully informed of the status, including any change to the material terms, of such proposal, inquiry, offer or request and shall respond promptly to all inquiries by the other party with respect thereto.

(e) Notwithstanding Section 7.2(a), following the receipt by Target or Parent of a bona fide written Acquisition Proposal made after the date of this Agreement that did not result from any breach of Section 7.2(a), Target, Parent, or their Representatives may:

(i) contact the Person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal; and

(ii) if the board of directors of Target or Parent, as applicable, determines, after consultation with its outside legal and financial advisors, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal:

(A) furnish information with respect to Target or Parent and its Subsidiaries, as applicable, to the Person making such Acquisition Proposal and its Representatives only if such Person has entered into a confidentiality agreement that contains provisions that are not less favorable to Target (or Parent) than those contained in the Confidentiality Agreement, (an “Acceptable Confidentiality Agreement”), provided that Target or Parent, as applicable, sends a copy of such confidentiality agreement to Parent or Target, as applicable, promptly following its execution and Parent or Target, as applicable, is promptly provided with a list of, and access to (to the extent not previously provided to Parent or Target, as applicable) the information provided to such Person; and

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(B) engage in discussions and negotiations with the Person making such Acquisition Proposal and its Representatives provided that all such information access and discussions shall cease during the Match Period (as defined below).

(f) Notwithstanding Section 7.2(a), Target or Parent may (i) enter into an agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.2(e)) with respect to an Acquisition Proposal that is a Superior Proposal and/or (ii) withdraw, modify or qualify its approval or recommendation of the Transactions and recommend or approve an Acquisition Proposal that is a Superior Proposal (an “Adverse Recommendation Change”), provided:

(i) Target or Parent shall have complied with its obligations under this Section 7.2;

(ii) the board of directors of Target or the board of directors of Parent, as applicable, has determined, after consultation with its outside legal and financial advisors, that such Acquisition Proposal is a Superior Proposal;

(iii) Target or Parent has delivered written notice to the other party of the determination of the board of directors of Target or the board of directors or Parent, as applicable, that the Acquisition Proposal is a Superior Proposal and of the intention of the board of directors of Target or the board of directors of Parent, as applicable, to approve or recommend such Superior Proposal and/or of Target or Parent, as applicable, to enter into an agreement with respect to such Superior Proposal, together with a copy of such agreement executed by the Person making such Superior Proposal that is capable of acceptance by Target or Parent, as applicable, and a summary of the valuation analysis attributed by the board of directors of Target or the board of directors of Parent, as applicable, in good faith to any non-cash consideration included in such Acquisition Proposal after consultation with its financial advisors, and together with a summary analysis articulating why the Acquisition Proposal is determined by the board of directors of Target or the board of directors of Parent to be a Superior Proposal (the "Superior Proposal Notice");

(iv) at least five Business Days have elapsed since the date the Superior Proposal Notice was received by Parent or Target, which five Business Day period is referred to as the "Match Period";

(v) if Parent (or Target) has offered to amend the terms of the Transaction and this Agreement during the Match Period pursuant to Section 7.2(g) below, such Acquisition Proposal continues to be a Superior Proposal compared to the amendment to the terms of the Transaction offered by Parent (or Target) at the termination of the Match Period; and

(vi) Target or Parent, as applicable, terminates this Agreement in compliance with the terms of this Section 7.2 and Target or Parent, as applicable, has previously paid or, concurrently with termination, pays in cash a break fee of US$5 million to the other party.

(g) During the Match Period, Parent or Target shall have the opportunity, but not the obligation, to offer to amend the terms of the Transaction and this Agreement and Target and Parent shall cooperate with the other party with respect thereto, including negotiating in good faith with the other party to enable the other party to make such adjustments to the provisions of the Transaction and this Agreement as the other party deems appropriate and as would enable the other party to proceed with the Transaction on such adjusted provisions. The board of directors of Target or the board of directors of Parent shall review any such offer by the other party to amend the terms of the Transaction and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether the other party’s offer to amend the Transaction and this Agreement, upon its acceptance, would result in the Acquisition Proposal ceasing to be a Superior Proposal compared to the amendment to the terms of the Transaction and this Agreement offered by the other party. If the board of directors of Target or board of directors of Parent, as applicable, determines that the Acquisition Proposal would cease to be a Superior Proposal, Target and Parent shall enter into an amendment to this Agreement reflecting the offer by the other party to amend the terms of the Transaction and this Agreement.

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(h) The board of directors of Target or the board of directors of Parent, as applicable, shall reaffirm its recommendation of the Transaction by news release promptly after: (i) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made, (ii) the board of directors of Target (or the board of directors of Parent) determines that a proposed amendment to the terms of the Transaction and this Agreement would result in the Acquisition Proposal not being a Superior Proposal and the other party has so amended the terms of the Transaction; or (iii) the written request of Parent (or Target) given on or within five Business Days ending the Business Day before a meeting of Target or Parent shareholders called to consider approving the Transaction. Parent, Target and their legal advisors shall be given a reasonable opportunity to review and comment on the form and content of any such news release and Target or Parent shall incorporate all reasonable comments made by the other party and its legal advisors.

(i) Each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 7.2.

(j) Nothing contained in this Section 7.2 shall prohibit Target or the Target’s board of directors or Parent or Parent’s board of directors from (i) disclosing to the shareholders of Target or Parent, as applicable, a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act if the Target’s board of directors or Parent’s board of directors, as applicable, determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties; provided that making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under this Section 7.2 (for the avoidance of doubt, it being agreed that the issuance by Target or Target’s board of directors or Parent or Parent’s board of directors, as applicable, of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9(f) promulgated under the Exchange Act, shall not constitute an Adverse Recommendation Change).

7.3 Cooperation. Subject to compliance with applicable Law, from the Agreement Date until the Effective Time, each of Parent and Target shall confer on a regular and frequent basis with one or more representatives of the other to report on their respective material operational matters and the general status of ongoing operations and each party shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.4 Publicity. Neither Target, Parent nor any of their respective affiliates or representatives shall issue or cause the publication of any press release or other announcement with respect to the Transactions other than a joint press release of Target and Parent announcing the execution of this Agreement or without the prior consultation of the other party, except as may be required by applicable Law, and each party shall use its reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement. For the avoidance of doubt, the provisions of this Section 7.4 do not apply to (i) any announcement, document or publication in connection with an Acquisition Proposal, Superior Proposal or Adverse Recommendation Change or (ii) any disclosure by Target or Parent of any information concerning this Agreement or the Transactions in connection with any dispute between the parties regarding this Agreement, the Merger or the Transactions.

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7.5 Filings. Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, including all required or advisable filings under or relating to the HSR Act, or the rules and regulations promulgated by the United States Nuclear Regulatory Commission, shall respond as promptly as practicable to all inquiries or requests for information received from a Governmental Authority in relation to such filings or notices for additional information or documentation and shall cooperate as needed with respect to any such filings by any other party. Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or appropriate to resolve the objections, if any, as may be asserted by the agencies or any other authority with respect to the transactions contemplated by this Agreement under any antitrust or competition laws or regulations; provided that no party shall be required to take any action under this Section 7.5 that would, or would be reasonably likely to, materially frustrate the financial or other business benefits reasonably expected to be derived by such party from the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Parent nor Target shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Authority, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of the respective businesses or assets of Parent, Merger Sub, Target or any of their respective Subsidiaries.

7.6 Employee Matters

(a) On and after the Closing, until at least the 90th day after the Closing, Parent shall cause the Surviving Entity to provide each employee of Target or any of its affiliates who is retained by the Surviving Entity or any of their affiliates following the Closing (each, a “Continuing Employee”) with (i) salary that is not less than the Continuing Employee’s salary immediately prior to the Closing, and (ii) the benefit plans, programs and arrangements that are currently provided to the Parent’s employees under Parent’s benefit plans, programs and arrangements. Each Continuing Employee shall be given credit under such plan for the last continuous period of service with Target and its affiliates prior to the Closing for purposes of determining eligibility to participate, vesting in benefits and vacation and severance benefits, but for no other purpose (including, without limiting the generality of the foregoing, the accrual of benefits);

(b) Parent agrees that, upon the Closing, each Continuing Employee shall be immediately eligible to participate in Parent’s group health plan (as defined in Section 5000(b)(1) of the Code) (and Parent shall cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre- existing condition limitations under such plan), and such Continuing Employee shall be credited towards the deductibles, coinsurance and maximum out-of-pocket provisions, imposed under such group health plan, for the calendar year during which the Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable group health plans of the Company; provided, however, such obligation of Parent is contingent on Target furnishing sufficient information in sufficiently usable form to enable Parent to reasonably administer its plan. As of the Closing Date, Parent shall or shall cause the Surviving Entity or relevant affiliate to, credit to the Continuing Employees the amount of vacation time that such employees had accrued under any of Target’s vacation policies as of the Closing Date;

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(c) Parent shall, or shall cause the Surviving Entity or relevant affiliate to, assume and honor in accordance with their terms all change in control and termination agreements (including any change in control provisions therein) set forth in Section 4.17 of the Target Disclosure Letter applicable to employees of the Target arising from completion of the Transactions in the same manner and to the same extent that Target would be required to perform and honor such agreements if the transactions contemplated by this Agreement had not been consummated. Provided, however, that to the extent that Parent or the Surviving Entity or any other affiliate of Parent offers employment to any employee of the Target following completion of the Merger, such employment shall be on terms concerning future changes of control and termination agreed to between the employee and Parent or its affiliate that are consistent with the terms currently in effect for the employees of the Parent and its affiliates.

7.7 Preparation of the Form F-4 and Proxy Statement/Prospectus.

(a) As soon as practicable following the date of this Agreement, Parent and Target shall each promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and the Parent will prepare and file with the SEC the Form F-4, in which the Proxy Statement/Prospectus will be included as a prospectus.

(b) Each of Parent and Target will use its commercially reasonable efforts to respond to any comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus and the final Form F-4.

(c) Each of Parent and Target shall use its commercially reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing.

(d) Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action.

(e) Promptly after the effectiveness of the Form F-4, Target shall cause the Proxy Statement/Prospectus to be published, sent or given to Target’s shareholders, and if necessary, after the definitive Proxy Statement/Prospectus has been published, sent or given, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies.

(f) Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form F-4 or the Proxy Statement or any filing with the SEC incorporated by reference in the Form F-4 or the Proxy Statement, in each case prior to filing such with the SEC, except where doing so would cause the filing to not be filed timely, without regard to any extension pursuant to Rule 12b-25 of the Exchange Act; provided, however, that each party shall be deemed to have consented to the inclusion in the Form F-4, the Proxy Statement or any filing with the SEC incorporated by reference in the Form F-4 or the Proxy Statement of any information, language or content specifically agreed to by such party or its counsel on or prior to the date hereof for inclusion therein.

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(g) Parent will advise the Target promptly after it receives notice of (i) the time when the Form F-4 has become effective or any supplement or amendment has been filed, (ii) the issuance or threat of any stop order, (iii) the suspension of the qualification of the Parent Common Share issuable in connection with this Agreement for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information (and shall deliver a copy of such comments and requests to the Target).

(h) Target will advise Parent, and Parent will advise Target, promptly after it receives notice of the issuance by the SEC, any Canadian Securities Regulatory Authority, as applicable, any other securities regulatory authority, the TSX, NYSE MKT or by any other competent authority of any order to cease or suspend trading of any securities of Target or Parent, as applicable, or of the institution or threat of institution of any proceedings for that purpose.

(i) If at any time prior to the Effective Time any information relating to Target or Parent, or any of their respective affiliates, officers or directors, should be discovered by Target or Parent which should be set forth in an amendment or supplement to either of the Form F-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement, including, where appropriate, a filing pursuant to Rules 165 and 425 of the Securities Act, describing such information shall promptly be filed with the SEC and, to the extent required by law, disseminated to the shareholders of Target or Parent.

7.8 Target Shareholders’ Meeting. Target shall, as promptly as reasonably practicable after receiving notice from Parent that the Form F-4 has been declared effective under the Securities Act, (i) take all action necessary in accordance with applicable Law and the articles of incorporation and bylaws of Target duly to give notice of, convene and hold a meeting of its shareholders to be held as promptly as practicable to consider the approval of this Agreement and the Merger (the “Target Meeting”); (ii) engage a proxy solicitation agent, which is approved by the Parent (such approval not to be unreasonably withheld), to advise on and assist with the solicitation of proxies in connection with the Target Shareholder Approvals; (iii) use commercially reasonable efforts to solicit from its shareholders proxies in favor of the Target Shareholder Approvals and (iv) will take all other action reasonably necessary or advisable to secure the vote of its shareholders required by the rules of the NYSE MKT, the TSX or applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Target may adjourn or postpone the Target Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to its shareholders in advance of a vote on the approval of this Agreement and the Merger, or, if as of the time for which the Target Meeting is originally scheduled, there are insufficient Target Common Shares, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Target shall use commercially reasonable efforts such that the Target Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Target Meeting are solicited in compliance with applicable Law, the rules of the NYSE MKT, the TSX and the articles of incorporation and bylaws of Target. Notwithstanding anything contained herein to the contrary, Target shall not be required to hold the Target Meeting if this Agreement is terminated or if there is an Adverse Recommendation Change by Target before the Target Meeting is held.

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7.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger and upon exercise of the Substituted Options and the Assumed Warrants to be approved for listing on each of the NYSE MKT and the TSX at or prior to the Effective Time, subject to official notice of issuance.

7.10 Notice of Certain Events. Target shall give prompt notice to Parent of any fact, event or circumstance as to which Target obtains Knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 8.2(a) or (b). Parent shall give prompt notice to Target of any fact, event or circumstance as to which Parent obtains Knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 8.3(a) or (b). Prior to the Closing, Target may deliver to Parent a supplement or update to the Target Disclosure Letter that reflects any event, condition or circumstance occurring or arising after the Agreement Date that is not otherwise prohibited pursuant to this Agreement and which, in the aggregate taking into account all supplemental disclosures (the “Target Supplemental Disclosures”) provided pursuant to this Section 7.10, have not had and would not reasonably be expected to have a Material Adverse Effect on Target, in which case, prior to the Closing, the specified representations and warranties made by Target will be deemed modified to reflect such event as of the date that such event occurs or arises for purposes of determining whether the conditions set forth in Section 8.2 have been satisfied. Prior to the Closing, Parent may deliver to Target a supplement or update to the Parent Disclosure Letter that reflects any event, condition or circumstance occurring or arising after the Agreement Date that is not otherwise prohibited pursuant to this Agreement and which, in the aggregate taking into account all supplemental disclosures (the “Parent Supplemental Disclosures”) provided pursuant to this Section 7.10, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, in which case, prior to the Closing, the specified representations and warranties made by Parent will be deemed modified to reflect such event as of the date that such event occurs or arises for purposes of determining whether the conditions set forth in Section 8.3 have been satisfied.

7.11 Section 16. Prior to the Effective Time, the Target shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Target Common Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Target who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Target.

7.12 Takeover Statutes. Target and Parent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

7.13 Parent Shareholders’ Meeting. Parent shall, as promptly as reasonably practicable after the Form F-4 has been declared effective under the Securities Act, (i) take all steps reasonably necessary to call, give notice of, convene and hold a special (or annual and special) meeting of its shareholders (the “Parent Meeting”) for the purpose of securing the Parent Shareholders’ Approval, (ii) distribute to its shareholders a management information circular in accordance with applicable Law (the “Parent MIC”), which Parent MIC shall contain the recommendation of the Parent board of directors that its shareholders approve this Agreement, (iii) use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and to secure the Parent Shareholders’ Approval and (iv) cooperate and consult with Target with respect to each of the foregoing matters. Notwithstanding any Adverse Recommendation Change by the Target board of directors or the commencement, public proposal, public disclosure or communication to Parent by Target of any Acquisition Proposal with respect to Target or any of its Subsidiaries, or any other fact or circumstance (except for termination of this Agreement pursuant to Article X), this Agreement shall be submitted to the shareholders of Parent at the Parent Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law. As of the Effective Time, and subject to applicable Law, Parent shall appoint Dennis Higgs, Glenn Catchpole and Paul Saxton, each of which are existing members of the board of directors of Target, to the board of directors of Parent which shall be comprised of at least nine (9) members.

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7.14 Consents of Accountants. Target and Parent will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated as of the date on which the Form F-4 is filed with the SEC, as amended or supplemented, or becomes effective or a date not more than two days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act.

7.15 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement but subject to Section 7.2, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closing to be satisfied (but in no event shall a party be required to waive any such condition) as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals from Governmental Authorities and the making of all necessary registrations and filings, and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including under the HSR Act, or any foreign competition laws, in each case to the extent determined to be applicable to the Merger and the parties hereto, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

7.16 Shareholder Rights Plan. Target will take steps to cause the Target Shareholder Rights Plan to terminate as of the Effective Time and each Target Right issued under the Target Shareholder Rights Plan will terminate and be of no further force or effect effective as of the Effective Time without any payment to any holder of such Target Rights.

7.17 Obligation to Indemnify and Maintain Insurance. Prior to the Effective Time, Target shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by Target that are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Parent will, or will cause Surviving Entity and its subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Time. If a tail policy is not available, then Parent agrees that for the period of two years following the Effective Time, Parent shall cause Surviving Entity or any successor to Surviving Entity (including any successor resulting from any winding-up or liquidation or dissolution of any of them) to maintain Target’s current directors’ and officers’ insurance policies or substantially equivalent policies subject in either case to terms and conditions no less advantageous to the directors and officers of Target than those contained in the policies in effect on the date of this Agreement, for all present and former directors and officers of Target, covering claims made prior to or within such two year period, provided the Parent shall not be required to spend annual premiums in excess of 300% of the premiums paid by Target. Parent and Surviving Entity will assume and perform the obligations of Target under each indemnification agreement entered into between Target and the Indemnified Parties that is in effect immediately prior to the Effective Time and will delivery on Closing the written agreement of Parent and Surviving Corporation to assume and perform such obligations. Parent shall cause the Surviving Entity to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Entity under this Section 7.17.

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7.18 NI 43-101 Technical Reports.

(a) Target shall take all steps necessary to ensure that, as of the date (in this subsection the “Filing Date”) which Target files on SEDAR pursuant to NI 71-102 a Form 10-K in respect of its financial year ended December 31, 2014, it has filed a technical report in respect of each mineral property which is material to Target as of the Filing Date which complies with the requirements of NI 43-101 and which is current as of the Filing Date. Subject to Parent’s prior approval of all independent qualified persons selected by Target in connection with the preparation of such technical report, Parent shall pay fifty percent of the cost for the preparation of any such technical report.

(b) Parent shall take all steps necessary to ensure that as of the date on which Parent files on SEDAR an annual information form in respect of its financial year ended December 31, 2014, Parent has filed a technical report in respect of each mineral property which is material to Parent as of such Filing Date which complies with the requirements of NI 43-101 and which is current as of the Filing Date.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Target Shareholder Approvals:

(i) The Target Shareholders’ Approval shall have been obtained.

(ii) The Unaffiliated Shareholders’ Approval shall have been obtained.

(b) No action, suit or proceeding instituted by any Governmental Authority of competent jurisdiction shall be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case, that would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that, subject to Section 7.5, the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used its reasonable best efforts to cause this condition to be satisfied.

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(c) The Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

(d) The Parent Common Shares to be issued in the Merger and upon exercise of the Substituted Options and the Assumed Warrants shall have been approved (or conditionally approved, as applicable) for listing on the NYSE MKT and the TSX, subject to official notice of issuance or customary conditions.

(e) Any applicable waiting period under the HSR Act shall have expired or been terminated.

(f) All filings with, and all consents, approvals and authorizations of, any Governmental Authority required to be made or obtained by the Parent Parties, the Target or any of their subsidiaries to consummate the Merger, including, without limitation, any required filings and or approvals of the United States Nuclear Regulatory Commission and the State of Utah Division of Radiation Control, shall have been made or obtained, other than those that if not made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on the Target, Parent or Surviving Entity (in each case, determined, for purposes of this clause, after giving effect to the Merger).

(g) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission that seeks to enjoin, prevent, materially delay or otherwise impose material limitations on the consummation of the transactions contemplated by this Agreement.

(h) The Parent Shareholders’ Approval shall have been obtained.

(i) CFIUS Approval shall have been obtained.

8.2 Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Target that are not subject to materiality or Material Adverse Effect set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties that are not subject to materiality or Material Adverse Effect to be so true and correct individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect with respect to Target, and the representations and warranties of Target that are subject to materiality or Material Adverse Effect set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of Target by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Target shall have performed or complied in all material respects with each of its obligations under this Agreement and any Ancillary Agreement to which it is a party required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms of such Agreement. Parent shall have received a certificate signed on behalf of Target by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

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(c) From the Agreement Date through the Effective Time, there shall not have occurred any Material Adverse Effect with respect to Target or any event, change or circumstance that would reasonably be likely to result in a Material Adverse Effect with respect to Target.

(d) Parent shall have received an opinion, dated the Closing Date, of counsel to Target, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the Effective Time, to the effect that the Target Common Shares shall be regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897 -9T(d) as of the Closing Date. In rendering such opinion, counsel may require and rely upon factual representations contained in certificates of the officers of the Parent Parties and Target.

(e) Parent shall have received evidence reasonably satisfactory to it that the aggregate amount of all unpaid costs and expenses incurred by Target or its Subsidiaries in connection with this Agreement and the Transactions is not in excess of $1,500,000 (excluding commissions and fees paid to Haywood or Euro Pacific)(it being understood and agreed that any costs and expenses that Target shall pay from its available cash at Closing shall be considered paid from such available cash for purposes of this Section 8.2(f)).

(f) Taxes required to be withheld by Parent or Merger Sub under Section 1445 of the Code shall not exceed $2,000,000.

(g) Each consent, waiver and approval set forth in Section 4.4 of this Agreement must have been obtained, and Target must have provided Parent with copies thereof.

(h) The number of Dissenting Shares held by stockholders of Target who have exercised dissent rights granted in accordance with Section 3.4 of this Agreement will comprise less than 5% of the issued and outstanding Target Common Shares.

8.3 Conditions to the Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Agreement Date and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect with respect to Parent; provided, however, that the representations and warranties of Parent set forth in Sections 5.1 and 5.2 shall be true and correct at such times in all material respects without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein. Target shall have received a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

(b) Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations under this Agreement and any Ancillary Agreement to which it is a party required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms of such Agreement. Target shall have received a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

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(c) From the Agreement Date through the Effective Time, there shall not have occurred any Material Adverse Effect with respect to Parent or any event, change or circumstance that would reasonably be likely to result in a Material Adverse Effect with respect to Parent.

(d) The Target Board Nominees will have been appointed to the board of directors of Parent to be effective immediately after the Effective Time, and the board of directors of Parent will be constituted as provided in Section 7.13 of this Agreement.

(e) Each consent, waiver and approval set forth in Section 5.4 of this Agreement must have been obtained, and Parent must have provided target with copies thereof.

ARTICLE IX

SURVIVAL

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Term and Termination. This Agreement shall be effective from the date hereof until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement in accordance with its terms. This Agreement may be terminated at any time prior to the Effective Time, whether before or after its approval by the shareholders of Target or Parent:

(a) by the mutual written agreement of Parent and Target;

(b) by either Parent or Target, if the Effective Time has not occurred on or before July 31, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c) by either Target or Parent, if after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains, enjoins or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and non-appealable; provided, however, that, subject to Section 7.5, the right to terminate pursuant to this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in such action;

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(d) by Target, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (ii) if susceptible to cure, has not been cured in all material respects prior to the earlier to occur of (x) 20 Business Days following delivery by Target and receipt by Parent of written notice of such breach or (y) the Termination Date;

(e) by Parent, if there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (ii) if susceptible to cure, has not been cured in all material respects prior to the earlier to occur of (x) 20 Business Days following delivery by Parent and receipt by Target of written notice of such breach and (y) the Termination Date;

(f) by either Target or Parent, if the Target Shareholder Approvals are not obtained because of the failure to obtain such approval upon a vote at the Target Meeting;

(g) by either Target or Parent, if the Parent Shareholders’ Approval is not obtained because of the failure to obtain such approval upon a vote at the Parent Meeting;

(h) (i) by Parent or Target, if the other respective party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 7.2, (ii) by Parent if Target shall have failed to hold or otherwise be in material breach of its obligations to hold the Target Meeting in accordance with its obligations under Section 7.8, (iii) by Target if Parent shall have failed to hold or otherwise be in material breach of its obligations to hold the Parent Meeting in accordance with its obligations under Section 7.13, or (iv) by Parent or Target, if the board of directors of the other party or any committee thereof shall have made an Adverse Recommendation Change;

(i) by Target or Parent, if Target or Parent, as applicable, will have delivered to Target or Parent, as applicable, the Superior Proposal Notice of such party’s intent to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal received by such party in accordance with the provisions of Section 7.2(f) including the payment by Target to Parent or Parent to Target, as applicable, the termination fee specified in Section 11.1(b) or Section 11.1(c), as applicable. It is understood and agreed that, prior to any termination pursuant to this Section 10.1(i) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Superior Proposal Notice and a new five Business Day Match Period with respect to such Modified Superior Proposal.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision of this Agreement pursuant to which such termination is made, and except with respect to the last sentence of each of Section 7.1(a) and Section 7.1(b), this Section 10.2 and Article XI (and any related definitions contained in any such Sections or Article), this Agreement shall forthwith become null and void after such termination and there shall be no liability on the part of Parent, Merger Sub or Target; provided, however, that nothing herein shall relieve any party from any liability with respect to any willful, knowing or fraudulent breach of any representation, warranty, covenant or other obligation under this Agreement.

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ARTICLE XI

MISCELLANEOUS

11.1 Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, except as provided in this Section 11.1.

(b) Target shall pay Parent a termination fee in the amount of $5,000,000 (the “Target Termination Fee”), in any of the following circumstances:

(i) Parent terminates this Agreement pursuant to Section 10.1(h) (breach by Target of Sections 7.2 or 7.8 or in the event of an Adverse Recommendation Change by the board of directors of Target), except in the event of an Adverse Recommendation Change by the board of directors of Target resulting from the occurrence of a Material Adverse Effect in respect of Parent as contemplated in Section 7.2(a)(iii); or

(ii) Target terminates this Agreement pursuant to Section 10.1(i) (Superior Proposal); or

(iii) (A) Parent terminates this Agreement pursuant to Section 10.1(b) (failure to complete by Termination Date), or (B) either Parent or Target terminates this Agreement pursuant to Section 10.1(f) (failure to obtain the Target Shareholders’ Approval), and, after the date hereof and prior to such termination, an Acquisition Proposal with respect to Target is publicly proposed by any Person (other than Parent or any of its affiliates) or any Person publicly announces its intention (whether or not conditional) to make an Acquisition Proposal with respect to Target or such intention has otherwise become known to Target’s shareholders generally; provided, however, that Target shall not be required to pay the Termination Fee to Parent pursuant to this Section 11.1(b)(iii) prior to entering into a definitive agreement and consummating a transaction constituting an Acquisition Proposal, and shall in no event be required to pay such Termination Fee if such consummation occurs more than twelve months after the termination of this Agreement;

For the purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning specified in Section 12.1(b), except that references to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “50% or more”.

(c) Parent shall pay Target a termination fee in the amount of $5,000,000 (the “Parent Termination Fee”), in any of the following circumstances:

(i) Target terminates this Agreement pursuant to Section 10.1(h) (breach by Parent of Sections 7.2 or 7.13, as applicable, or in the event of an Adverse Recommendation Change by the board of directors of Parent), except in the event of an Adverse Recommendation Change by the board of directors of Parent resulting from the occurrence of a Material Adverse Effect in respect of Target as contemplated in Section 7.2(a)(iii); or

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(ii) Parent terminates this Agreement pursuant to Section 10.1(i) (Superior Proposal); or

(iii) (A) Target terminates this Agreement pursuant to Section 10.1(b) (failure to complete by Termination Date), or (B) either Parent or Target terminates this Agreement pursuant to Section 10.1(g) (failure to obtain the Parent Shareholders’ Approval), and, after the date hereof and prior to such termination, an Acquisition Proposal with respect to Parent is publicly proposed by any Person (other than Target or any of its affiliates) or any Person publicly announces its intention (whether or not conditional) to make an Acquisition Proposal with respect to Parent or such intention has otherwise become known to Parent’s shareholders generally; provided, however, that Parent shall not be required to pay the Termination Fee to Target pursuant to this Section 11.1(c)(iii) prior to entering into a definitive agreement and consummating a transaction constituting an Acquisition Proposal, and shall in no event be required to pay such Termination Fee if such consummation occurs more than twelve months after the termination of this Agreement.

For the purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning specified in Section 12.1(b), except that references to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “50% or more”.

(d) Except as otherwise set forth above, any payment required pursuant to this Section 11.1 shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent.

(e) Each of Target and Parent acknowledges that the agreements contained in this Section 11.1 are an integral part of the Transactions and that, without these agreements, neither Parent nor Target would enter into this Agreement. Each of Target and Parent acknowledges that the payments of the amounts set out in this Section 11.1 are a genuine pre-estimate of the damages, which the party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and accordingly are not penalties. If Target or Parent fails promptly to pay any amount due pursuant to this Section 11.1, and, in order to obtain such payment, Parent or Target commences a suit that results in a judgment against Target or Parent for such payment, Target or Parent, as applicable, shall pay to Parent or Target, as applicable, its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the payment at a rate of 10% per annum. For greater certainty, each of Target and Parent agrees that, upon any termination of this Agreement under circumstances where Target or Parent is entitled to a Termination Fee and such Termination Fee is paid in full, Target or Parent, as the case may be, shall be precluded from any other remedy against the other party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided, however, that payment by a party of a Termination Fee shall not be in lieu of any damages or any other payment or remedy available (including, without limitation, an order for specific performance) in the event of any wilful or intentional breach by such party of any of its obligations under this Agreement.

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11.2 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent or Merger Sub:

Energy Fuels Inc.
225 Union Blvd.
Suite 600
Lakewood, Colorado 80228
Attention: Stephen P. Antony, Chief Executive Officer
Facsimile: (303) 974-2141

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
TD Canada Trust Tower, Brookfield Place
161 Bay Street
Suite 4310
Toronto, Ontario M5J 2S1
Attention: Richard B. Raymer
Facsimile: (416) 367-7371

And (which shall not constitute notice) to:

Borden Ladner Gervais LLP
Scotia Plaza
40 King Street West, 44th Floor
Toronto, Ontario M5H 3Y4
Attention: Mark Wheeler
Facsimile: (416) 361-7376

To Target:

Uranerz Energy Corporation
1701 East “E” Street
PO Box 50850
Casper, WY 82605
Attention: Glenn Catchpole, Chief Executive Officer
Facsimile: (307) 265-8904

With a copy (which shall not constitute notice) to:

McMillan LLP
Royal Centre
1055 W. Georgia Street, Suite 1500
PO Box 11117
Vancouver, BC V6E 4N7
Attention: Michael Taylor
Facsimile: (604) 685-7084

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Any such notice or communication shall be deemed given (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (b) one Business Day after being deposited with a next-day courier, postage prepaid or (c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

11.3 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

11.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that, except for Merger Sub, the rights of which may be assigned to another wholly owned Subsidiary of Parent, neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

11.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to “dollars” or “$” shall mean United States dollars. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party.

11.6 Knowledge. References to “Knowledge” of Target shall mean the actual knowledge of the executive officers or general counsel of Target. References to “Knowledge” of Parent shall mean the actual knowledge of the executive officers or general counsel of Parent.

11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

11.8 Entire Agreement. This Agreement, together with all documents contemplated herein or required hereby and the Confidentiality Agreement, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

11.9 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Nevada, without reference to rules relating to conflicts of law.

11.10 Submission to Jurisdiction. Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in the State of Nevada in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

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11.11 Waiver of Jury Trial. Each of Target and Parent acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the Transactions contemplated by this Agreement. Each of the Target and Parent certifies and acknowledges that (i) no representative of any other party to this Agreement has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications of this Section 11.10.

11.12 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.13 No Third Party Beneficiaries. No Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

11.14 Disclosure Letters. The disclosures made on any disclosure letter, including the Target Disclosure Letter, with respect to any representation or warranty, shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably apparent from the face of the disclosure letter. The inclusion of any matter on any disclosure letter will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Material Adverse Effect with respect to Parent or Target, as applicable, or would otherwise be material to any party.

11.15 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by Law; provided, however, that following approval of this Agreement by the shareholders of Target, there shall be no amendment or change to the provisions hereof unless permitted by the Merger Act without further approval by the shareholders of Target.

11.16 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may extend the time for the performance of any of the obligations or acts of the other party;

(a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(b) subject to the proviso of Section 11.14, waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by Parent or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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ARTICLE XII

DEFINITIONS

12.1 Defined Terms. The following terms shall have the following meanings for the purposes of this Agreement:

(a) “Ancillary Agreement” means each Voting Agreement and any other agreement, document or instrument to be entered into by any party hereto in connection with the Merger, any other Transaction or this Agreement.

(b) “Acquisition Proposal” means, with respect to Target or the Parent, any proposal or offer, or public announcement of an intention to make a proposal or offer, to such party or its security holders from any Person or group of Persons "acting jointly or in concert" (within the meaning of Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids) which constitutes, or may be reasonably expected to lead to (in either case whether in one transaction or a series of transactions):

(i) any take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, merger, tender offer, exchange offer, consolidation, recapitalization or reorganization resulting in any Person or group of Persons owning 20% or more of the issued and outstanding equity or voting interests of Target or the Parent;

(ii) any sale of assets (or any lease, long-term supply arrangement, licence or other arrangement having the same economic effect as a sale) of Target or the Parent representing 20% or more of the consolidated assets (based on the fair market value thereof), revenues or earnings of Target or the Parent and for clarity includes (but not limited to) the sale of (1) with respect to the Target, any one of the Nichols Ranch project (and/or processing plant), the Hank project, the Jane Dough project and (2) with respect to the Parent, any one of the White Mesa Mill and any surrounding mineral properties described in Parent’s latest filed annual report on Form 40-F (other than properties described as being non-material in such annual report on Form 40-F), the Roca Honda Project, Gas Hills project or the Sheep Mountain project; and

(iii) any sale or issuance of shares or other equity interests (or securities convertible into or exercisable for such shares or interests) in Target or the Parent representing 20% or more of the issued and outstanding equity or voting interests of Target or the Parent; and

(iv) any arrangement whereby effective operating control of Target or Parent is granted to another party or Person.

(c) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

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(d) “Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Toronto, Ontario or Las Vegas, Nevads are open for the conduct of business.

(e) “CFIUS” means the Committee on Foreign Investment in the United States.

(f) “CFIUS Approval” means (i) the Target and Parent shall have received a written notification issued by CFIUS that it has determined that (A) it lacks jurisdiction over the transaction; (B) it has concluded its review under Section 721 and has determined that there are no unresolved national security concerns with respect to the transaction; or (C) if CFIUS undertakes investigation of the transaction, Parent and Target shall have received notification that the U.S. government has concluded all action under Section 721 and has determined that there are no unresolved national security concerns with respect to the transaction and no Material Mitigation Measure has been imposed on either Target or Parents by CFIUS as a condition to proceeding with the transaction.

(g) “Code” means Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(h) “Confidentiality Agreement” means the confidentiality agreement between Energy Fuels Inc. and Uranerz Energy Corporation dated June 30, 2014, as amended on December 4, 2014.

(i) “Environmental Laws” means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency, other federal agencies, and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation the Clean Air Act, the Federal Water Pollution Control Act (also known as the Clean Water Act), the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the National Environmental Policy Act, the Mine Safety and Health Act, Atomic Energy Act, Federal Land Policy and Management Act, 1897 Organic Act, and National Historic Preservation Act, each as amended, and other federal and applicable state, local and foreign laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(k) “Form F-4” means the registration statement on Form F-4 to be filed by Parent with the SEC in order to register (i) the Parent Common Shares issuable upon completion of the Merger, and (ii) the Parent Common Shares issuable upon exercise of the Assumed Warrants.

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(l) “Governmental Authority” means (i) any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction, (ii) any political subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and (iv) any self-regulatory organization or stock exchange, including the TSX and NYSE MKT.

(m) “Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law.

(n) “Hedging Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity price protection agreement, foreign exchange protection agreement, and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, commodity prices or foreign exchange rates, as any such agreement is amended, supplemented or modified from time to time.

(o) “Indebtedness” means, with respect to any Person, (a) all indebtedness of such party or any of its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness and obligations of such party or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, Hedging Agreements or letter of credit reimbursement agreements, (c) other commitments or obligations by which such party or any of its Subsidiaries assures against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments), (d) commitments (contingent or otherwise) of such party or any of its Subsidiaries to pay deferred purchase amounts for property or services, including all notes, “earn-out” payments, purchase price adjustment payments and non-competition payments and (e) guarantees or similar contingent liabilities of such party or any of its Subsidiaries (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person.

(p) “Law” means any applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Governmental Authority having the force of law or any listing rule of any applicable stock exchange.

(q) “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(r) “Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal by any third parties, encroachments, and other burdens, options or encumbrances of any kind.

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(s) “List” means the United States Environmental Protection Agency’s National Priorities List (NPL) of Hazardous Substance Sites or CERCLA Information System (CERCLIS) or any similar list maintained by any state regulatory agency with respect to sites from which there has been a release of Hazardous Substances.

(t) “Material Adverse Effect” means any effect that is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), operations or results of operations of such party and its subsidiaries taken as a whole, other than any effect: (i) relating to the Canadian or United States economies, political conditions or securities markets in general; (ii) affecting the uranium mining or milling industry or nuclear power generation industry in general; (iii) resulting from changes in the price of uranium; (iv) relating to a change in the market trading price of shares of Target or Parent, either (a) related to this Agreement and the Merger or the announcement thereof or (b) related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect referred to in clause (i), (ii), (iii) above, or (v), below or (v) relating to any generally applicable change in applicable laws (other than orders, judgments or decrees against such person or any of its subsidiaries) or in accounting principles or standards applicable to Target or Parent; provided, however, that the effect referred to in (i), (ii) or (v) above does not primarily relate only to (or have the effect of primarily relating only to) the Target, the Parent or any Subsidiary of Parent, taken as a whole, or disproportionately adversely the Target, the Parent or any Subsidiary of Parent, taken as a whole, compared to other companies of similar size operating in the industry in which it and its subsidiaries operate.

(u) “Material Contract” means, with respect to a party, any contract, arrangement, commitment or understanding (whether written or oral), that (i) is a material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) with respect to the party to be performed after the Agreement Date, (ii) materially restrains, limits or impedes the ability of the party or any of its Subsidiaries or other affiliates to compete with or conduct any business or any line of business (including (A) agreements that impose geographic limitations on activities, (B) agreements that impose restraints on the right to solicit employees and (C) any confidentiality agreement, area of mutual interest or standstill agreement with any Person (or any agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on a party or any of its Subsidiaries or other affiliates (including, after the Effective Time,)), (iii) contains a provision of the type commonly referred to as a “most favored nation” provision for the benefit of a party other than the party or its Subsidiaries, (iv) contains a put, call or other right of acquisition or disposition pursuant to which the party or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests (including licensing or leasehold interests) of any Person or assets that have a market value or purchase price of more than $100,000, (v) entitles any current or former officer, employee, director or other independent contractor of the a party or any Subsidiary to any change in control payment or benefit, transaction bonus, severance pay or similar benefit, (vi) is a partnership or joint venture relating to the formation, creation, operation, management or control of any material partnership or joint venture, or (vii) relates to Indebtedness in excess of $100,000 of Target, or (viii) relates to the sale of uranium concentrates where the value of the uranium concentrates to be sold is in excess of $100,000.

(v) “Material Mitigation Measure" means any mitigation measure proposed by CFIUS that (i) requires Parent to hold its ownership interests in Target indirectly, such as through proxy holders or in a voting trust; (ii) materially interferes with Parent’s ability to participate in the management of Target; (iii) requires the exclusion of any material asset from the scope of the transaction or Parent or Target to dispose of any material portion of its businesses, operations, assets or product lines (or any combination thereof); or (iv) otherwise is reasonably likely to result in a Material Adverse Effect on Target or Parent.

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(w) “NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects adopted by the Canadian Securities Administrators.

(x) “Parent Common Shares” means common shares in the capital of Parent, no par value, as constituted on the Agreement Date.

(y) “Parent Material Subsidiaries” means each of Energy Fuels Holdings Corp., Titan Uranium Inc., Uranium Power Corp., Energy Fuels Wyoming Inc., Magnum Uranium Corp., Magnum Mineral USA Corp., Colorado Plateau Partners LLC, EFR White Canyon Corp., EFR White Mesa LLC, EFR Arizona Strip LLC, EFR Henry Mountains LLC, EFR Colorado Plateau LLC, Energy Fuels Resources (USA) Inc., and Strathmore Minerals Corp., Strathmore Resources (US) Ltd., Roca Honda Resources LLC, Wyoming Gold Mining Company, CK Mining Corp., Saratoga Gold Company Ltd.

(z) “Permitted Lien” means (i) Liens for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against the Real Property) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Liens of carriers, warehousemen, mechanics’ and materialmen and other like Liens arising in the ordinary course of business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Liens affecting the Real Property and which do not adversely affect title to, detract from the value of, or impair the existing or proposed use of, the property affected by such lien or imperfection, (iv) statutory Liens in favor of lessors arising in connection with any property leased to Target or any Subsidiary and (v) liens granted by Uranerz under the Wyoming Bond Financing Agreement, including the mortgage, assignment of revenues, security agreement, fixture filing and financing statement between Target, as mortgagor, and UMB Bank, n.a., as trustee and mortgagee dated as of November 26, 2013 with respect to the $20,000,000 Johnson County, Wyoming Taxable Industrial Development Revenue Bond (Uranerz Energy Corporation Project) Series 2013.

(aa) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

(bb) “Section 721” means Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007.

(cc) “Securities Act” means the United States Securities Act of 1933, as amended;

(dd) “Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

(ee) “Superior Proposal” means a bona fide Acquisition Proposal that is made in writing after the date hereof and did not result from the breach of Section 7.2 by Target, Parent, or their Representatives and that the board of directors of Target or the board of directors of Parent determines in good faith after consultation with its legal and financial advisors:

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(i) is made to Target (or Parent) or all the Target common shareholders (or Parent common shareholders) and in compliance with applicable securities Laws, and is made for all or substantially all of the assets of Target or Parent or all Target shares, or Parent shares not owned by the person making the Acquisition Proposal;

(ii) that funds or other consideration necessary for the consummation of such Acquisition Proposal are available to ensure that the third party will have the funds or other consideration necessary for the consummation of the Acquisition Proposal;

(iii) if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction financially superior for Target or Parent and its security holders than the transaction contemplated by this Agreement, taking into account the form and amount of consideration, the likelihood and timing of completion and the other terms thereof (after due consideration of the legal, financial, regulatory and other aspects of such proposal and other factors deemed relevant by the board of directors of Target or the board of directors of Parent);

(iv) is reasonably capable of completion in accordance with its terms taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal;

(v) is not subject to approval by the board of directors or the equivalent of the third party, is not subject to the third party receiving a fairness opinion or similar evaluation, and is not subject to a due diligence condition; and

(vi) that the taking of action in respect of such Acquisition Proposal is necessary for the board of directors of Target or board of directors of Parent in the discharge of its fiduciary duties under applicable Laws.

(ff) “Target Book-Entry Shares” means uncertificated book-entry Target Common Shares outstanding immediately prior to the Effective Time;

(gg) “Target Common Shares” means shares of common stock of Target, $0.001 par value, as constituted on the Agreement Date;

(hh) “Target Physical Shares” means Target Common Shares represented by definitive physical share certificates immediately prior to the Effective Time;

(ii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

(jj) “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(kk) “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

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(ll) “Wyoming Bond Financing Agreement” means the financing agreement between Target and Johnson County, Wyoming dated as of November 2, 2013 with respect to the $20,000,000 Johnson County, Wyoming Taxable Industrial Development Revenue Bond (Uranerz Energy Corporation Project) Series 2013.

12.2 Additional Defined Terms.

Term	Section
2013Parent Balance Sheet	5.7
2013Target Balance Sheet	4.7
Acceptable Confidentiality Agreement	7.2(e)(ii)(A)
Adverse Recommendation Change	7.2(f)
Agreement	Preamble
Agreement Date	Preamble
Articles of Merger	1.2
Assumed Warrants	3.3(d)
Canadian Securities Regulatory Authorities	5.5(b)
Cantor	5.27
Closing Date	3.5
Closing	3.5
Corporations Act	2.1
Dissenting Shares	3.4(a)
EDGAR	Preamble to Article IV
Effective Time	1.2
Enforceability Exception	4.3
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Instructions	3.2(b)
Exchange Ratio	3.1(b)
Euro Pacific	4.22
GAAP	4.6
Haywood	4.22
HSR Act	4.4(b)
IFRS	5.6
Knowledge	11.6
Match Period	7.2(f)(iv)
Merger	Preamble
Merger Act	1.1
Merger Sub	Preamble
Modified Superior Proposal	10.1(i)
NRS	1.1
NYSE MKT	1.3

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Term	Section
Parent	Preamble
Parent 43-101 Technical Reports	5.16(k)
Parent Benefit Plan	5.12(a)
Parent Debentures	5.2(a)
Parent Disclosure Letter	Preamble to Article V
Parent ERISA Affiliate	5.12(a)
Parent Fee Property	5.16(a)
Parent Improvements	5.16(f)
Parent Intellectual Property	5.25
Parent Listed Personal Property	5.16(f)
Parent Meeting	7.13
Parent MIC	7.13
Parent Mining Claims	5.16(a)
Parent Options	5.2(a)
Parent Parties	Preamble
Parent Permits	5.14
Parent Preferred Shares	5.2(a)
Parent Property Contracts	5.16(a)
Parent Real Property	5.16(a)
Parent Rights Plan	5.2(a)
Parent SEC Reports	5.5(a)
Parent SEDAR Reports	5.5(b)
Parent Shareholders’ Approval	5.18
Parent Stock Option Plan	5.2(a)
Parent Supplemental Disclosures	7.10
Parent Termination Fee	11.1(c)
Parent Voting Agreements	Preamble
Parent Warrants	5.2(a)
Parent Water Rights	5.16(e)
PCBs	4.13(e)
Potential Acquisition Proposal	7.2(d)
Proxy Statement/Prospectus	4.19
Representatives	7.2(a)
Roth	5.21
Sarbanes-Oxley Act	4.5(c)
SEC	4.4(b)
SEDAR	Preamble to Article IV
September 30, 2014 Parent Balance Sheet	5.7
September 30, 2014 Target Balance Sheet	4.7
Substituted Options	3.3(a)
Superior Proposal Notice	7.2(f)(iii)
Surviving Entity	1.1
Target	Preamble
Target 43-101 Technical Reports	4.16(k)
Target Benefit Plan	4.12(a)
Target Disclosure Letter	Preamble to Article IV
Target ERISA Affiliate	4.12(a)
Target Fee Property	4.16(a)
Target Improvements	4.16(f)
Target Intellectual Property	4.20

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Term	Section
Target Listed Personal Property	4.16(f)
Target Meeting	7.8
Target Mining Claims	4.16(a)
Target Permits	4.14
Target Preferred Shares	4.2(a)
Target Property Contracts	4.16(a)
Target Real Property	4.16(a)
Target Rights Plan	4.2(a)
Target SEC Reports	4.5(a)
Target SEDAR Reports	4.5(b)
Target Shareholders’ Approval	4.18
Target Shareholder Approvals	4.18
Target Stock Option	3.3(a)
Target Stock Option Plan	3.3(a)
Target Supplemental Disclosures	7.10
Target Termination Fee	11.1(b)
Target Voting Agreements	Preamble
Target Warrants	3.3(b)
Target Warrant Indentures	3.3(b)
Termination Date	10.1(b)
Transactions	3.5
Unaffiliated Shareholders’ Approval	4.18
Voting Agreements	Preamble
WARN Act	6.1(s)
Water Rights	4.16(e)

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENERGY FUELS INC.

By:	/s/ Stephen P. Antony
Name:	Stephen P. Antony
Title:	Chief Executive Officer

EFR NEVADA CORP.

By:	/s/ Stephen P. Antony
Name:	Stephen P. Antony
Title:	President

URANERZ ENERGY CORPORATION

By:	/s/ Glenn Catchpole
Name:	Glenn Catchpole
Title:	Chief Executive Officer

EXHIBIT A-1

Signatories to Target Voting Agreements

Peter W. Bell
Glenn Catchpole
Arnold J. Dyck
Paul Goranson
Dennis Higgs
Doug Hirschman
Dr. Gerhard F. Kirchner
Bruce Larson
Benjamin D. Leboe
Paul Saxton
Glenda Thomas
Mike Thomas

EXHIBIT A-2

Signatories to Parent Voting Agreements

Stephen P. Antony
J. Birks Bovaird
Paul A. Carroll
David C. Frydenlund
Larry Goldberg
Mark Goodman
Bruce Hansen
Ron F. Hochstein
Tae Hwan Kim
Richard J. Patricio
Harold R. Roberts
Daniel G. Zang

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER dated as of May 8, 2015 (this “Amendment”), is by and among Uranerz Energy Corporation, a corporation organized under the laws of the state of Nevada (the “Target”), Energy Fuels Inc., a corporation organized under the laws of the province of Ontario, Canada (“Parent”), and EFR Nevada Corp., a corporation organized under the laws of the state of Nevada and an indirect wholly owned subsidiary of Parent (“Merger Sub”) (each a “Party” and together the “Parties”).

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger dated as of January 4, 2015 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Target (the “Merger”) and the Target shall continue as the surviving corporation in such Merger (capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, Section 11.15 of the Merger Agreement permits the Parties to amend the Merger Agreement; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.         Amendment to Section 1.3 of the Merger Agreement. Section 1.3 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“1.3 Governance of Parent. The Parent shall, in accordance with all applicable corporate, NYSE MKT LLC (“NYSE MKT”) and TSX laws, rules and regulations, take all actions necessary to cause the appointment of two (2) existing members of the board of directors of Target to the board of directors of Parent such that the board of directors of Parent is constituted as provided in Section 7.13 of this Agreement as of the Effective Time.”

2.         Amendment to Section 3.2(h) of the Merger Agreement. Section 3.2(h) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“(h) Withholding. Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Common Shares or Target Warrants such amounts as Parent, the Surviving Entity or the Exchange Agent determine are required to be deducted and withheld under the Code or any provision of state, local, or foreign Tax Law (the “Withholding Amount”). With respect to the making of such payment, such withholding of Parent Common Shares issued to any holder of Target Warrants shall be an amount determined by Parent to be reasonably necessary to satisfy the Parent’s withholding obligation. To the extent that amounts are withheld by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Common Shares or Target Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be. Parent and Target shall cooperate with and assist each other with efforts to reduce or eliminate such withholding Taxes. At the Closing, Parent and any holder of Target Common Shares (who does not also hold Target Warrants) subject to withholding under this section will direct the Exchange Agent to deliver 90% of the Parent Common Shares to such holder (or as it may otherwise direct) and to sell to a third person (and under no circumstances shall the Parent redeem, acquire, or cancel such Parent Common Shares) 10% of the Parent Common Shares to be received in the Transaction (the “Withholding Shares”) by such holder to satisfy the withholding obligation as soon as reasonably possible after the Closing and to deliver all of the proceeds from selling of the Withholding Shares to Parent. Parent will then remit the Withholding Amount to the appropriate Government Authorities for the account of such holders within the time limits prescribed by applicable Tax Laws. Parent will have no further recourse against such holders with respect to the Withholding Amount and, upon remittance of the required Withholding Amount under applicable Tax Laws, such holders will have no further recourse against Parent with respect to such Withholding Shares. If, (a) the proceeds from the sale of the Withholding Shares is less than the Withholding Amount, such holder shall have no liability to Parent to pay such difference, and (b) the proceeds from the sale of the Withholding Shares is greater than the Withholding Amount, the holder shall have no entitlement to such excess amount.”

3.         Amendment to Section 4.23 of the Merger Agreement. Section 4.23 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“4.23 FIRPTA. The Target Common Shares shall be “regularly traded” on an established securities market within the meaning of Treasury Regulation section 1.897 -9T(d). Other than as disclosed in Section 4.23 of the Target Disclosure Letter, no Target shareholder or Target Warrant holder who is a “foreign person” (as defined in Section 1445(f)(3) of the Code) holds or has held (pursuant to the constructive ownership rules of Section 318(a) of the Code): (i) more than 5% of Target Common Shares at any time during the 5-year period ending on Closing Date; (ii) Target Warrants with a fair market value on the date acquired by such Target Warrant holder greater than the fair market value on that date of 5% of the Target Common Shares; or (iii) aggregate equity securities of Target with a fair market value on the date acquired in excess of 5% of the fair market value of Target Common Shares on such date.”

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4.         Amendment to Section 7.13 of the Merger Agreement. Section 7.13 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“7.13 Parent Shareholders’ Meeting. Parent shall, as promptly as reasonably practicable after the Form F-4 has been declared effective under the Securities Act, (i) take all steps reasonably necessary to call, give notice of, convene and hold a special (or annual and special) meeting of its shareholders (the “Parent Meeting”) for the purpose of securing the Parent Shareholders’ Approval, (ii) distribute to its shareholders a management information circular in accordance with applicable Law (the “Parent MIC”), which Parent MIC shall contain the recommendation of the Parent board of directors that its shareholders approve this Agreement, (iii) use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and to secure the Parent Shareholders’ Approval and (iv) cooperate and consult with Target with respect to each of the foregoing matters. Notwithstanding any Adverse Recommendation Change by the Target board of directors or the commencement, public proposal, public disclosure or communication to Parent by Target of any Acquisition Proposal with respect to Target or any of its Subsidiaries, or any other fact or circumstance (except for termination of this Agreement pursuant to Article X), this Agreement shall be submitted to the shareholders of Parent at the Parent Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law. As of the Effective Time, and subject to applicable Law, Parent shall appoint Dennis Higgs and Glenn Catchpole, each of which are existing members of the board of directors of Target, to the board of directors of Parent which shall be comprised of eight (8) members.”

5.         No Other Amendments. The Parties each hereby acknowledge, agree and understand that except as expressly set forth above, this Amendment (i) shall not amend, modify or otherwise impact any provision of the Merger Agreement, all of which shall remain in effect, and (ii) shall not serve as a waiver of, and shall be without prejudice to, any rights, remedies, claims or defenses of any Party under the Merger Agreement or otherwise, all of which are expressly reserved by the respective Parties.

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6.         Applicable Law. This Amendment shall be construed, interpreted, and governed in accordance with the laws of the state of Nevada, without reference to rules relating to conflicts of law.

7.         Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Target have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

ENERGY FUELS INC.

By: /s/ Stephen P. Antony
Name: Stephen P. Antony
Title: President and CEO

EFR NEVADA CORP.

By: /s/ David Frydenlund
Name: David Frydenlund
Title: Secretary

URANERZ ENERGY CORPORATION

By: /s/ Glenn Catchpole
Name: Glenn Catchpole
Title: Chief Executive Officer

[Signature Page to Amendment of Merger Agreement]

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ANNEX B

NEVADA REVISED STATUTES

SECTION 92A.300 THROUGH 92A.500

RIGHTS OF DISSENTING OWNERS

     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

     NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

     NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

     NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

     NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

     1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

     2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

     3. Without discounting for lack of marketability or minority status.

     NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

     NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

B-1

     NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

     NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

     NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

     NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

     NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

     NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

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     1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

          (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

          (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

     (b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

     (c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

     (d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     (e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

     (f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

     2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

     3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

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     NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

     1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

     (a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

     (b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

     (c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, Ê unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

     2. The applicability of subsection 1 must be determined as of:

     (a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

     (b) The day before the effective date of such corporate action if there is no meeting of stockholders.

     3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

     4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

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     5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

     NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

     1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

     (a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

     (b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

     NRS 92A.410 Notification of stockholders regarding right of dissent.

     1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

     2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

     NRS 92A.420 Prerequisites to demand for payment for shares.

     1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

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     (a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

     (b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

     2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

     3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

     1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

     2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

     NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

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     1. A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

     (a) Demand payment;

     (b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

     2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

     3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

     4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

     5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

     NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     NRS 92A.460 Payment for shares: General requirements.

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a) Of the county where the subject corporation’s principal office is located;

     (b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

7

     (c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

     (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

     (b) A statement of the subject corporation’s estimate of the fair value of the shares; and

     (c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

     NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

     1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

     (a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

     (b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

     (c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

     (d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

     (e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

8

     3. Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

     4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

     NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

     1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

     2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

     NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

     1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

     2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

9

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

     (b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

     NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

10

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

     6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

11

ANNEX C

SUPPORT AGREEMENT

January____ , 2015

TO:	[Name of Securityholder]
(the “Securityholder”)

     Pursuant to the terms and subject to the conditions of an Agreement and Plan of Merger dated as of January ___, 2015 (the “Merger Agreement”), among Energy Fuels Inc. (“EFI”), Uranerz Energy Corporation (“Uranerz”) and EFR Nevada Corp. (“Subco”), Subco and Uranerz will merge and the shareholders of Uranerz will receive common shares of EFI in consideration of the indirect acquisition by EFI of their shares of Uranerz, all by way of a Plan of Merger (the “Merger”) under Section 92A.250 of Nevada Revised Statutes.

     Capitalized terms used in this support agreement (“Support Agreement”) and not otherwise defined herein that are defined in the Merger Agreement shall have the respective meanings ascribed thereto in the Merger Agreement, as it may be amended from time to time.

     This Support Agreement sets out the terms and conditions on which the Securityholder agrees:

(i)	to support the Merger;

(ii)

to vote in favour of the resolutions put forth at the Target Meeting to approve the Merger and other related matters to be considered at the Target Meeting, all of the Uranerz Common Shares beneficially owned or controlled by the Securityholder, as listed immediately below the signature of the Securityholder evidencing the Securityholder’s acceptance of this Support Agreement (the “Acceptance”), any additional Uranerz Common Shares which the Securityholder may acquire after the date hereof but prior to the record date for the Target Meeting, including on the exercise, conversion or exchange of all outstanding options of Uranerz and warrants of Uranerz (the “Convertible Securities”) as listed immediately below the Securityholder’s Acceptance, and any other securities which are otherwise entitled to be voted at the Target Meeting beneficially owned or controlled by the Securityholder, (collectively, all such Uranerz Common Shares being referred to as “Subject Shares”); and

(iii)	to comply with the restrictions, obligations and covenants of the Securityholder set forth herein.

ARTICLE 1
COVENANTS OF THE SECURITYHOLDER

1.1      The Securityholder acknowledges and agrees that he, she or it has received a copy of the Merger Agreement and, in particular, has been made aware of the provisions of Article VII of the Merger Agreement

C-1

1.2      The Securityholder hereby covenants and agrees, from the date hereof until the earlier of: (i) the termination of this Support Agreement pursuant to Article 3 hereof; and (ii) the Effective Date, except in accordance with the terms of this Support Agreement:

(a)

to irrevocably vote or cause to be voted at the Target Meeting (including at any adjournment or postponement thereof) the Subject Shares in favour of any resolutions approving the Merger and other related matters or resolutions necessary or desirable to implement the Merger to be considered at the Target Meeting and to deliver a proxy, or to the extent that the Securityholder is a beneficial owner, a voting instruction form, in each case duly completed and executed in respect of all of the Subject Shares, giving effect to such vote no later than 10 business days prior to the Target Meeting;

(b)	not to exercise any dissent rights or any other rights available to the Securityholder to delay, upset or challenge the Merger;

(c)	not to exercise any shareholder rights or remedies available at common law pursuant to applicable securities or other laws to delay, hinder, upset or challenge the Merger;

(d)

not to option, sell, assign, transfer, alienate, dispose of, gift, grant, pledge, create or permit an encumbrance on, grant a security interest in or otherwise convey any Subject Shares or any voting rights attached thereto or any other right or interest therein, or agree to do any of the foregoing, provided that, for the avoidance of doubt: (i) the Securityholder shall be entitled to exercise any Convertible Securities held by the Securityholder during the term of this Support Agreement, and (ii) any Subject Shares issued on exercise of Convertible Securities during the term of this Support Agreement shall be subject to the terms of this Support Agreement;

(e)

not to grant or agree to grant any proxy or other right to the Subject Shares, or enter into any voting trust or pooling agreement or Merger or enter into or subject any of such Subject Shares to any other agreement, Merger, understanding or commitment, formal or informal, with respect to or relating to the voting thereof, other than in support of the resolution approving the Merger and other related matters to be considered at the Target Meeting;

(f)	not to requisition or join in the requisition of any meeting of the shareholders of Uranerz for the purpose of considering any resolution;

(g)

not to, in any manner, directly or indirectly, including through any Representative, solicit, initiate, or knowingly encourage any inquiries, proposals, offers or public announcements (or the submission or initiation of any of the foregoing) from any person regarding any Acquisition Proposal, engage in any negotiations concerning, or provide any information to, or have any discussions with or otherwise cooperate with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate or knowingly encourage any effort or attempt to make or implement an Acquisition Proposal;

(h)

not to solicit or arrange or provide assistance to any other person to arrange for the solicitation of, purchases of or offers to sell Uranerz Common Shares or act in concert or jointly with any other person for the purpose of acquiring Uranerz Common Shares for the purpose of affecting the control of Uranerz;

(i)	not to deposit or cause to be deposited the Securityholder’s Subject Shares under any Acquisition Proposal;

(j)

not to take any action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Merger Agreement;

(k)

to immediately cease, cause its Representatives to cease and cause to be terminated any existing solicitations, discussions or negotiations with any parties (other than with EFI or Uranerz or any Representative of EFI or Uranerz) with respect to any Acquisition Proposal or any potential Acquisition Proposal;

(l)	to promptly notify EFI, at first orally and then in writing, of all Acquisition Proposals currently under consideration or of which the Securityholder is aware;

(m)

to immediately notify EFI of any proposal, inquiry, offer or request of which the Securityholder, to the knowledge of the Securityholder, any of its directors, officers, employees, representatives or agents becomes, directly or indirectly, aware: relating to an Acquisition Proposal or potential Acquisition Proposal; for discussions or negotiations in respect of an Acquisition Proposal or potential Acquisition Proposal; for non-public information relating to Uranerz; or any material amendments to the foregoing. Such notice shall include the identity of the person making such proposal, inquiry, offer or request, a description of the terms and conditions of, and the identity of the person making, such proposal, inquiry, offer or request and such other details of the proposal, inquiry, offer or request as EFI may reasonably request; and

(n)	not to take any action to encourage or assist any other person to do any of the prohibited acts referred to in the foregoing provisions of this Section 1.2.

1.3      Nothing in this Article 1 shall prevent a Securityholder who is a member of the board of directors of Uranerz or is a senior officer of Uranerz from engaging, in the Securityholder’s capacity as a director or senior officer of Uranerz, in discussions or negotiations with a person in response to an Acquisition Proposal in circumstances where Uranerz is permitted by Section 7.2 of the Merger Agreement to engage in such discussions or negotiations, and provided further that no disclosure or notification is required under clauses 1.2(l) or (m) if the board of directors of Uranerz has determined that disclosure or notification of such Acquisition Proposal, proposal, inquiry, offer or request would not be required by Uranerz under Section 7.2 of the Merger Agreement. For greater certainty, the Securityholder acknowledges that this Section 1.3 shall not affect the Securityholder’s obligation to vote the Subject Shares in favour of the Uranerz Resolution in accordance with the terms and conditions of this Support Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1      The Securityholder by its acceptance hereof represents and warrants as follows and acknowledges that EFI is relying upon such representations and warranties in connection with entering into this Support Agreement and the Merger Agreement:

(a)

the Securityholder is the beneficial owner of or controls all of the Subject Shares set forth immediately below the Securityholder’s Acceptance and the Securityholder is the registered or beneficial owner of such Subject Shares;

(b)

as of the date of execution of this Support Agreement, (i) the only securities of Uranerz beneficially owned, directly or indirectly, or over which control or direction is exercised by the Securityholder are those listed immediately below the Securityholder’s Acceptance, and (ii) other than any Convertible Securities listed immediately below the Securityholder’s Acceptance and Uranerz Common Shares issuable on the exercise or conversion of such Convertible Securities, the Securityholder does not own, directly or indirectly, or control any convertible securities and has no other agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Securityholder or transfer to the Securityholder of additional securities of Uranerz;

(c)	the Securityholder has the sole right to vote all the Subject Shares now beneficially owned or controlled;

(d)

all the Subject Shares held by the Securityholder, set forth immediately below the Securityholder’s Acceptance, will, immediately prior to the Effective Date, be beneficially owned by the Securityholder with good and marketable title thereto, free and clear of any and all encumbrances and are and will at such time be issued and outstanding as fully paid and non-assessable shares in the capital of Uranerz;

(e)

the Securityholder has no agreement, option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Securityholder of any of the Subject Shares or any interest therein or right thereto, except pursuant to this Support Agreement;

(f)

the Securityholder has no voting trust, pooling or shareholder agreement, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a voting trust or pooling agreement, or other agreement or Merger affecting the Subject Shares or the ability of the Securityholder to exercise all ownership rights thereto, including the voting of the Subject Shares;

(g)

there are no legal proceedings in progress before any public body, court or authority or, to the knowledge of the Securityholder, pending or threatened against the Securityholder that would adversely affect in any manner the ability of the Securityholder to enter into this Support Agreement and to perform its obligations hereunder or the title of the Securityholder to any of the Subject Shares, as set forth immediately below the Securityholder’s Acceptance, and there is no judgment, decree or order against the Securityholder that would adversely affect in any manner the ability of the Securityholder to enter into this Support Agreement and to perform its obligations hereunder or the title of the Securityholder to any of the Subject Shares;

(h)	if the Securityholder is a corporation, the Securityholder is validly existing under the laws of its jurisdiction of organization;

(i)

the execution and delivery by the Securityholder of this Support Agreement, the authorization of this Support Agreement by the Securityholder, and the performance by the Securityholder of its obligations under this Support Agreement:

	(i)	do not require any authorization to be obtained by the Securityholder (other than such authorizations as have been obtained by the Securityholder on or before the date hereof); and

(ii)

will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of: (A) any applicable laws; (B) any note, bond, mortgage, indenture, contract or agreement to which the Securityholder is party or by which the Securityholder or its assets is bound; (C) any judgment, decree, order or award of any governmental entity having jurisdiction over the Securityholder; or (D) if the Securityholder is a corporation, the constating documents, by-laws or resolutions of the board of directors or shareholders thereof;

(j)

the Securityholder has independently and without reliance upon EFI, and based on such information as the Securityholder has deemed appropriate, made its own analysis and decision to enter into this Support Agreement; the Securityholder acknowledges that EFI has made and makes no representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Support Agreement and the Merger Agreeement; and

(k)

this Support Agreement has been duly executed and delivered by the Securityholder and constitutes a legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and to general principles of equity.

2.2      EFI represents and warrants to the Securityholder as follows and acknowledges that the Securityholder is relying upon such representations and warranties in connection with entering into this Support Agreement:

(a)

EFI is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation or continuance and has the requisite corporate power and capacity to execute and deliver this Support Agreement, to enter into the Merger Agreement and to perform its obligations hereunder and under the Merger Agreement;

(b)

this Support Agreement has been duly executed and delivered by EFI and constitutes a legal, valid and binding obligation of EFI, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and general principles of equity; and

(c)

neither the execution and delivery by EFI of this Support Agreement or the Merger Agreement, nor the performance by EFI of its obligations under this Support Agreement or the Merger Agreement shall result in the breach or violation of, or constitute a default under, or conflict with any provision of:

	(i)	the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) of EFI; or

	(ii)	any laws to which EFI is subject or by which EFI is bound,

except where such breach or violation individually or in the aggregate would not reasonably be expected to materially adversely affect EFI’s ability to perform its obligations under this Support Agreement or the Merger Agreement.

ARTICLE 3
TERMINATION

3.1      This Support Agreement will automatically terminate on the first to occur of:

(a)	at any time by mutual consent of EFI and the Securityholder;

(b)	completion of the Merger in accordance with the Merger Agreement;

(c)	termination of the Merger Agreement in accordance with its terms;

(d)

by written notice of the Securityholder if EFI has not complied in any material respect with its covenants contained in this Support Agreement or if any representation or warranty of EFI herein is untrue or incorrect in any material respect and, in each case, such non-compliance or inaccuracy is reasonably likely to prevent consummation of the Merger and is not curable or, if curable, is not cured by the earlier of: (A) the date which is five days from the date of written notice of such breach; and (B) the Business Day prior to the Effective Date; provided that at the time of such termination pursuant to this Section 3.1(d) by the Securityholder, the Securityholder is not in default in any material respect in the performance of its obligations under this Support Agreement;

(e)	by written notice of EFI if the resolution approving the Merger is not approved by the requisite majority of Uranerz Shareholders.

3.2      Upon termination pursuant to Section 3.1 the provisions of this Agreement will become void and no party shall have any liability to the other party, provided that no termination pursuant to Section 3.1 shall prejudice the rights of a party as a result of any breach by any other party of its obligations hereunder.

ARTICLE 4
GENERAL

4.1      In this Support Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Support Agreement and not to any particular Section of or Schedule to this Support Agreement;

(b)	references to an “Article” or a “Section” are references to an Article or a Section of this Support Agreement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the term “Business Day” shall have the meanings ascribed thereto in the Merger Agreement;

(e)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

(f)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

4.2      The parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Support Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

4.3      This Support Agreement shall become effective in respect of the Securityholder upon both: (a) execution and delivery thereof by the Securityholder; and (b) the execution and delivery of the Merger Agreement by EFI and Uranerz.

4.4      This Support Agreement may be executed by facsimile or electronically and in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Support Agreement to produce more than one counterpart.

4.5      The Securityholder consents to the disclosure of the substance of this Support Agreement in any press release or any circular relating to the Merger and to the filing of this Support Agreement as may be required pursuant to applicable laws.

4.6      This Support Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors, permitted assigns, heirs, executors and personal representatives. This Support Agreement shall not be assignable by any party except in accordance with Section 4.7.

4.7      This Support Agreement and the rights hereunder are not transferable or assignable by the Securityholder or EFI, as applicable, without the prior written consent of the other (which consent may be withheld at the discretion of the other).

4.8      Time shall be of the essence of this Support Agreement.

4.9      If any term, provision, covenant or restriction of this Support Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Support Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Support Agreement.

4.10      The Securityholder acknowledges that it:

(a)	has been advised by EFI to seek independent legal advice;

(b)	has sought such independent legal advice or deliberately decided not to do so;

(c)	understands its rights and obligations under this Support Agreement; and

(d)	is executing this Support Agreement voluntarily.

4.11      Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered or sent by facsimile transmission as follows:

(a)	in the case of a Securityholder, to the address set forth opposite the Securityholder’s Acceptance; and

(b)	if to EFI:

225 Union Blvd., Suite 600
Lakewood, CO 80228
Attention:      Stephen P. Antony, President and Chief Executive Officer
Facsimile:       303-974-2141

With a copy to:

Borden Ladner Gervais LLP
Scotia Plaza, 40 King Street West
Toronto, ON M5H 3Y4
Attention:      Mark F. Wheeler
Facsimile:       416-361-7376

(c)	or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this Section,

and if so given shall be deemed to have been given on the date on which it was actually received at the address provided herein (if received on a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given at the time of actual receipt of the complete facsimile transmission at the fax number provided herein (if actually received prior to 4:30 p.m. (local time at the point of receipt) on a Business Day, if not the next succeeding Business Day).

4.12      This Support Agreement (together with all other documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

4.13      This Support Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada, without giving effect to any principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Support Agreement shall be heard and determined exclusively in the courts of the State of Nevada.

4.14      The Securityholder recognizes and acknowledges that this Support Agreement is an integral part of EFI entering into the Merger Agreement, and that EFI would not contemplate proceeding with entering into the Merger Agreement unless this Support Agreement was entered into by the Securityholder, and that a breach by the Securityholder of any covenants or other commitments contained in this Support Agreement will cause EFI to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, the Securityholder agrees that, in the event of any such breach, EFI shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity, and the Securityholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to the undersigned the enclosed Support Agreement by facsimile or otherwise.

ENERGY FUELS INC.

By:
Name: Stephen P. Antony
Title: President & Chief Executive
Officer

- S1 -

SECURITYHOLDER’S ACCEPTANCE

Irrevocably accepted and agreed January ______, 2015.

Address for Notice:	Name of Securityholder:

Signature:

Number of Convertible
Registered or	Number of	Securities
Beneficial Holder	Common Shares	Warrants	Options

Total:

ANNEX D

January 3, 2015

Special Committee of the Board of Directors of Uranerz Energy Corporation (“Special Committee”)
Suite 1410 - 800 West Pender Street
Vancouver, BC
V6C 2V6

Dear Special Committee:

Re: Fairness opinion regarding the proposed transaction between Energy Fuels Inc. and Uranerz Energy Corporation

Euro Pacific Canada Inc. (“Euro Pacific”) understands that Energy Fuels Inc. (“Energy Fuels”) and Uranerz Energy Corporation (“Uranerz” or the “Company”) propose to enter into a merger agreement (“Merger Agreement”) pursuant to which Energy Fuels will acquire all of the issued and outstanding common shares Uranerz (the "Transaction"). Under the terms of the Merger Agreement, shareholders of Uranerz will receive 0.255 common shares of Energy Fuels for each common share of Uranerz held (the “Consideration”) and Uranerz' outstanding options and warrants will be adjusted in accordance with their terms, such that the number of Energy Fuels shares received upon exercise and the exercise price will reflect the exchange ratio described above. It is proposed that the Transaction will be carried out by way of a merger of Uranerz with, and into, a subsidiary of Energy Fuels under Nevada law.

Euro Pacific also understands that based on the current common shares outstanding of both Energy Fuels and Uranerz, Energy Fuels shareholders will own approximately 45% of the shares of the Company upon completion of the Transaction, and Uranerz shareholders will own approximately 55% of the common shares of the Company. Based on the December 31, 2014 closing prices on the Toronto Stock Exchange (“TSX”) and the 90-day volume-weighted average prices on the TSX through to December 31, 2014, the Transaction represents a 44.5% and 40.1% premium, respectively, to Uranerz shareholders.

Euro Pacific has been engaged by the Special Committee to provide Euro Pacific’s financial and strategic advice about the proposed Transaction and to prepare an opinion as to the fairness of the Consideration, from a financial point of view, to the holders of Uranerz’ common shares. Euro Pacific has not prepared a formal valuation of Uranerz or Energy Fuels or any of their assets or liabilities, including contingent liabilities that may arise pursuant to the Transaction and this Fairness Opinion should not be construed as such.

Euro Pacific understands that the terms of the Merger Agreement and details regarding the Transaction will be fully described in a management information circular (“Circular”) to be prepared by Uranerz, which will be mailed to Uranerz’ shareholders in connection with the Transaction.

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ENGAGEMENT OF EURO PACIFIC

Euro Pacific was formally engaged by the Special Committee pursuant to an engagement letter agreement (the “Engagement Agreement”) dated December 18, 2014 to provide the Special Committee with financial and strategic advice about the proposed Transaction. The terms of the Engagement Agreement provide that Euro Pacific is to be paid a fixed rate fee for the Fairness Opinion and advisory services. In addition, Euro Pacific is to be reimbursed for its reasonable out-of-pocket expenses and be indemnified by Uranerz in respect of certain liabilities which may be incurred by Euro Pacific in connection with the provision of its services. No part of Euro Pacific’s fee is contingent upon the conclusions reached in the Fairness Opinion or on the successful completion of the Transaction. Subject to the terms of the Engagement Agreement, Euro Pacific consents to the inclusion of the Fairness Opinion in the Circular to be mailed to Uranerz’ shareholders.

CREDENTIALS OF EURO PACIFIC

Euro Pacific is a Canadian registered investment dealer and investment banking firm headquartered in Toronto, with offices in Montreal, Vancouver and Tokyo, Japan. Euro Pacific is a member or participating organization of the TSX and TSX Venture Exchange. The firm offers an integrated platform of equity research, institutional sales and trading, investment banking and private client services. Euro Pacific’s Capital Markets department provides investment banking services in the areas of business and securities valuations, fairness opinions, corporate finance transactions, and strategic advice regarding acquisitions, divestitures and mergers of middle-market companies in a variety of sectors, including metals and mining. Euro Pacific has experience in transactions involving valuations and fairness opinions of stock exchange listed companies.

The Fairness Opinion represents the opinion of Euro Pacific and its form and content have been approved by senior investment banking professionals of Euro Pacific, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

INDEPENDENCE OF EURO PACIFIC

Euro Pacific is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Uranerz, Energy Fuels or any of their associates or affiliates (collectively the “Interested Parties”). Except for as described herein, neither Euro Pacific nor any of its associates or affiliates is an advisor of the Interested Parties in respect of the Transaction.

Euro Pacific does not have any agreements, commitments or understandings in respect of any future business involving any of the Interested Parties. However, Euro Pacific may, from time to time in the future, seek or be provided with assignments from one or more of the Interested Parties.

Euro Pacific is a financial services firm engaged in the securities, investment management and individual wealth management businesses. Euro Pacific’s securities business is engaged in securities underwriting, trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. Euro Pacific, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Uranerz, Energy Fuels, or any other company, or any currency or commodity, that may be involved or affected by the Transaction, or any related derivative instrument.

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SCOPE OF REVIEW

In connection with the Fairness Opinion, Euro Pacific reviewed and relied upon, among other things, the following:

1)	the most recent draft of the Merger Agreement (draft dated December 31, 2014);

2)	audited financial statements and management’s discussion and analysis of Uranerz for the 12 months ended December 31 for each of 2009, 2010, 2011, 2012, 2013;

3)

quarterly interim reports of Uranerz, including the unaudited financial statements and management’s discussion and analysis for the three month periods ended March 31, 2010 through to September 30, 2014;

4)

audited financial statements and management’s discussion and analysis of Energy Fuels for the 15 months ended December 31, 2013, the 12 months ended September 30, 2012, and the interim quarterly periods between September 30, 2012 and September 30, 2014;

5)

National Instrument 43- 101 (“NI 43-101”) technical reports regarding Uranerz’ Reno Creek Property, North Rolling Pin Property, South Doughstick Property, Doughstick Property, Nichols Ranch Property, West North Butte Satellite Properties, Hank Unit Property, Arkose Mining Venture Project, and the combined Preliminary Economic Assessment regarding the Nichols Ranch and Hank Unit Properties;

6)

Energy Fuels’ Preliminary Feasibility Study for its Sheep Mountain Project, as well as NI 43- 101 technical reports of for Energy Fuel’s Arizona Strip Uranium Project, Daneros Mine Project, Roca Honda Project, Gas Hills Project, La Sal Complex, Juniper Ridge Project, Sage Plain Project, Henry Mountains Complex, Whirlwind, EZ1 and EZ2 Complex, Marquez Uranium Property, Torbyn Property, and Nose Rock Uranium Property;

7)	press releases, material change reports, information circulars and other material documents issued or filed on SEDAR by Uranerz and Energy Fuels since January 1, 2013;

8)	a pro-forma 5-year consolidated corporate-level budget and plan prepared by senior management of Energy Fuels;

9)	various due diligence reports prepared for Uranerz by its advisors;

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10)	various equity research analysts’ reports on Uranerz and Energy Fuels;

11)	selected other corporate, uranium sector and mining industry research publications published by equity research analysts or commentators that Euro Pacific considered to be relevant;

12)	Uranerz’ corporate investor relations presentation dated December 2, 2014 and Energy Fuels’ corporate investor relations presentation dated November 2014;

13)	certain other financial, legal and operating information prepared by or for senior management of Uranerz;

14)

discussions with members of the Special Committee regarding the current operations and financial condition and the prospects of Uranerz and Energy Fuels, including information relating to certain strategic, financial and operational benefits and risks anticipated to result or arise from the Transaction;

15)	discussions with senior management of Uranerz and Energy Fuels with respect to the information referred to herein and other issues Euro Pacific considered to be relevant;

16)

public information relating to the business, operations, financial performance and stock trading history of Uranerz, Energy Fuels and other selected public companies that Euro Pacific considered to be relevant;

17)	public information with respect to certain other transactions of a comparable nature that Euro Pacific considered to be relevant; and

18)	such other information, analysis and inquiries as Euro Pacific considered appropriate.

Euro Pacific’s review consisted primarily of inquiry, review, analysis and discussion of this information. As well, Euro Pacific has referred to and made use of limited general industry and economic information obtained from other sources as considered reliable and necessary in the circumstances. Euro Pacific has not, to the best of its knowledge, been denied access by Uranerz to any information requested by Euro Pacific.

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ASSUMPTIONS AND LIMITATIONS

The Fairness Opinion has been prepared for the Special Committee and, except as explicitly permitted herein, is not to be used for any purpose other than stated herein and is not intended for general circulation, nor is it to be published or made available to other parties in whole or in part without Euro Pacific’s prior written consent. Euro Pacific does not assume any responsibility for losses resulting from the unauthorized or improper use of the Fairness Opinion. Subject to the terms of the Engagement Agreement, Euro Pacific consents to the inclusion of the Fairness Opinion in the Circular, with a summary thereof, in a form reasonably acceptable to Euro Pacific, to be mailed by Uranerz to Uranerz’ shareholders and to the filing thereof by Uranerz with the applicable securities regulatory authorities.

The financial statements and other information provided by Uranerz or its representatives have been accepted, without further verification, as correctly reflecting the business conditions and operating results for the respective periods, except as noted herein. The Fairness Opinion is based on the assumption that no material changes have taken place in Uranerz or Energy Fuels’ business, operations, asset positions or prospects that have not been brought to Euro Pacific’s attention since the date of the financial information utilized by Euro Pacific.

In preparing the Fairness Opinion, Euro Pacific has made several assumptions, including that all final versions of all agreements and documents to be executed and delivered in respect of or in connection with the Transaction will not differ in any material respect from the drafts provided to Euro Pacific, that all of the conditions required to complete the Transaction will be met, that the procedures being followed to implement the Transaction are valid and effective, that all required documents will be distributed to Uranerz and Energy Fuels’ shareholders in accordance with all applicable laws and that all forms of consideration, both direct and indirect, to be received, or that has already been received, by Uranerz’ shareholders in connection with the Arrangement Agreement have been disclosed to Euro Pacific.

For purposes of rendering the Fairness Opinion, Euro Pacific has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the information, data, opinions and other materials (collectively, the “Information”) provided to, discussed with or reviewed by, Euro Pacific; and Euro Pacific does not assume any responsibility for any such Information.

Euro Pacific is not commenting on the trading prices or marketability of Uranerz or Energy Fuels’ common shares on the public markets (as at the date hereof or following the consummation of the Transaction or at any time) and Euro Pacific expresses no opinion or recommendation to any securities holders of Uranerz or Energy Fuels as to how to vote at any shareholders meetings to be held in connection with the Transaction. Euro Pacific’s opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Uranerz, nor should Euro Pacific’s opinion be interpreted as an endorsement of the merits of the Transaction.

Euro Pacific has not independently verified the accuracy and completeness of the Information supplied to Euro Pacific with respect to Uranerz or the Transaction and does not assume any responsibility with respect to it. Euro Pacific has not made any physical inspection or independent appraisal of any of the properties or assets of Uranerz or Energy Fuels.

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The Fairness Opinion is rendered as of January 3, 2015 on the basis of securities markets, economic and general business and financial conditions prevailing and the condition and prospects, financial and otherwise, of Uranerz as they were reflected in the Information and documents reviewed by Euro Pacific and as they were represented to Euro Pacific in discussions with Management. Public information and industry and statistical information are from sources Euro Pacific considers to be reliable. Euro Pacific has relied upon the completeness, accuracy and fair presentation of all such information without further verification.

Euro Pacific does not provide legal, tax or regulatory advice. No opinion, counsel or interpretation is intended in matters that require legal or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Euro Pacific expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of Uranerz’ officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of Uranerz common shares pursuant to the Transaction.

Euro Pacific disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to Euro Pacific’s attention after the date hereof. In addition, the Fairness Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Euro Pacific as of, the date hereof and Euro Pacific assumes no responsibility for updating or revising the Fairness Opinion based on circumstances, developments or events occurring after the date hereof.

APPROACH TO FAIRNESS

The assessment of fairness from a financial point of view must be determined in the context of a particular transaction. Euro Pacific has based its opinion on methods and techniques that it considered appropriate in the circumstances and considered a number of factors in its review of the Transaction, including a net asset value analysis (based on project-level discounted cash flow analyses), a price to net asset value multiple analysis, comparable companies analysis, comparable transactions analysis, a survey of analysts’ estimates and targets, as well as factors relevant to the potential for alternate transactions and sensitivities related to a range of possible future uranium prices. The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Euro Pacific believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Fairness Opinion. The Fairness Opinion should be read in its entirety.

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CONCLUSION

Based upon, and subject to, the foregoing and such other matters as Euro Pacific considered relevant, Euro Pacific is of the opinion that, as of the date hereof, the Consideration to be provided to Uranerz’ common shareholders pursuant to the proposed Transaction is fair, from a financial point of view, to such shareholders.

Sincerely,

EURO PACIFIC CANADA INC.

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ANNEX E

SUMMARY OF URANERZ MATERIAL MINERAL PROPERTIES

The following information concerning Uranerz Energy Corporation’s (“Uranerz”) material mineral properties is supplementary to the information set out in Uranerz’ Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 16, 2015, and should be read in conjunction with the information set out in Item 2 of such Form 10-K. The following information is presented in accordance with NI 43-101- Standards of Disclosure for Mineral Projects (“NI 43-101”) of the Canadian Securities Administrators. See “Cautionary Notes to United States Investors Concerning Mineral Reserve and Resource Estimates” contained in the accompanying proxy statement/prospectus. Certain assumptions used in preparing technical information in this Annex E, including certain pricing, production and cost assumptions differ from those used when preparing the pro forma financial statements included in this proxy statement/prospectus.

The mineral properties which are currently considered to be material to Uranerz are (i) the Nichols Ranch Property; (ii) the Arkose Property; (iii) the West North Butte Satellite Properties; (iv) the North Rolling Pin Property; and (v) the Reno Creek Property. Each of these properties, is located within the Powder River Basin area of Wyoming.

Nichols Ranch Property

The following information concerning the Nichols Ranch Property is based on a technical report prepared for Uranerz titled “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment” dated February 28, 2015 and authored by Douglas L. Beahm, P.E., P.G. and Paul Goranson, P.E. (the “Nichols Ranch Technical Report”). Mr. Beahm is independent of Uranerz and Energy Fuels, but Mr. Goranson is the President and COO of Uranerz. Accordingly, the Nichols Ranch Technical Report is not “independent” within the meaning of NI 43-101. A copy of the Nichols Ranch Technical Report is available on Uranerz’ website at www.uranerz.com and on the SEDAR website under Uranerz’ profile at www.sedar.com. The content of these websites and information accessible through these websites do not form part of the accompanying proxy statement/prospectus.

Project Description and Location

The Nichols Ranch Project is comprised of three units: the Nichols Ranch, Jane Dough, and Hank. Mineral tenure consists of unpatented mining lode claims and mineral leases covering approximately 5,434 acres, as described below.

The Nichols Ranch Area is located at approximately 43° 42’ North Latitude and 106° 01’ West Longitude, and consists of 36 unpatented lode mining claims, two fee mineral leases, and one Surface Use Agreement (an “SUA”). The claims and fee leases encompass approximately 920 acres. All lode mining claims and fee leases in the Nichols Ranch Area are subject to royalties. There is an overriding royalty interest burden on the fee leases, and the lode mining claims, which is 6% or 8% depending on the price of uranium. The fee leases have a 6% to 8% royalty depending on the sales price of uranium. Surface owners have a set rate for reimbursement of any land taken out of service for mining activities.

The Jane Dough Area is located at approximately 43° 41’ North Latitude and 106° 01’ West Longitude, and consists of 115 unpatented lode mining claims, three SUAs, and 16 fee mineral leases, encompassing approximately 3,121.43 acres. Portions of the Jane Dough area were formerly held separately by Uranerz and the Arkose Joint Venture, as described below under “Arkose Property”. These holdings have been combined. Uranerz retains 100% of the mineral rights for that portion they originally held and 81% of the mineral rights for the Arkose Joint Venture portion of Jane Dough. Mineral resources for Jane Dough reflect this partition of mineral ownership. In Section 21 and the north portion of Section 28 and the east portion of Section 20 and the northeast quarter of Section 29, unpatented lode mining claims have an overriding royalty interest burden of 6% or 8% depending on the sale price of uranium. In the south portion of Section 32, twenty (20) of the unpatented lode mining claims have an overriding royalty of 0.25% based on production. In the southern part of Section 28 where North Jane is located, 14 fee mineral leases have royalties ranging from 2% to 10% depending on the sale price of uranium. In the west half of Section 29 two mineral leases have a royalty of 6% or 8% depending on the sale price of uranium. Surface owners have a set rate for reimbursement of any land taken out of service for mining activities and two of the Surface Owners could receive an extraction fee on production with a burden of 1% or 2% depending on the sale price of uranium.

The Hank Area is located at approximately 43° 44’ North Latitude and 105° 55’ West Longitude, and consists of 66 unpatented lode mining claims, two fee surface and mineral leases, and one SUA comprising approximately 1,392.58 acres. Of the 66 unpatented lode mining claims, 56 of the claims have an overriding royalty interest burden of 6% or 8% depending on the selling price of uranium.

All of the unpatented lode mining claims included in the Nichols Ranch Property have annual filing requirements ($155 per claim) with the Bureau of Land Management (“BLM”), to be paid on or before September 1 of each year.

The current Wyoming severance tax is four percent but after the allowable wellhead deduction the effective severance tax rate is approximately 3% of gross sales. In addition, the ad valorum (gross products) tax varies by county assessment but is approximately 6.5% .

Nichols Ranch is permitted for in-situ recovery (“ISR”) mining and recovery of uranium with both the Nuclear Regulatory Commission (“NRC”) and the State of Wyoming Department of Environmental Quality (“WDEQ”). This includes the Nichols Ranch area and plant site as well as the Hank satellite area. Amendments to these permits are need for the Jane Dough Area and amendment applications have been submitted for Jane Dough.

There are no known environmental liabilities which are not included in current bonds held by the jurisdictional regulatory agencies. Financial assurance instruments are held by the State of Wyoming for drilling, ISR mining, and uranium processing under a Memorandum of Understanding (“MOU”) with the NRC. The bonds are required to insure reclamation and restoration of the affected lands and aquifers in accordance with state regulations and permit requirements. WDEQ regulations require an annual review of the bonding and bonds may be adjusted annually to reflect changes in conditions at the mine.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Johnson and Campbell Counties, in which the Nichols Ranch Property are located, are generally rural. Most of the workers for the operation are from the local area and nearby communities such as Casper, Wyoming, approximately 80 miles southeast of the Nichols Ranch Project. The Uranerz main office is located in Casper as are numerous industrial supply and service companies.

The Nichols Ranch Uranium Project is located within the Wyoming Basin physiographic province in the western portion of the Powder River Basin. The site is within the Pumpkin Buttes, a series of small buttes rising several hundred feet above the surrounding plains. The area is a low-lying plain, roughly 4,650 feet in elevation. The site is accessible via 2-wheel drive on existing county and/or private gravel and dirt roads.

In the vicinity of the Nichols Ranch property, the weather may limit the time periods for capital construction but should not significantly affect the operation of an ISR facility. The climate is semiarid and receives an annual precipitation of approximately 13 inches, the majority of which falls from February to April as snow.

The basic infrastructure (power, water, and transportation) necessary to support an ISR mining operation has been established at Nichols Ranch and is located within reasonable proximity of Hank. Existing infrastructure is associated with local oil, gas, and coal bed methane (“CBM”) development. Non-potable water is and/or will be supplied by wells developed at or near the sites. Water extracted as part of ISR operations will be recycled for reinjection. Typical ISR mining operations also require a disposal well for limited quantities of fluids that cannot be returned to the production aquifers. Two deep disposal wells have been permitted and are operational at the Nichols Ranch ISR processing facility.

Tailings storage areas, waste disposal areas, heap leach pad(s) are not part of the required infrastructure for the Nichols Ranch property, as ISR operations do not require these types of facilities. Waste disposal is accomplished via deep well injection. Uranerz has two such wells permitted and in operation at Nichols Ranch.

History

The Nichols Ranch Property is located within the Pumpkin Buttes Mining District, which was the first commercial uranium production district in Wyoming. Uranium was first discovered in the Pumpkin Buttes in 1951. Intermittent production from some 55 small mines through 1967 is reported to have produced 36,737 tons of ore containing 208,143 pounds of uranium. This early mining focused on shallow oxidized ores exploited by small open pit mines. Modern mining in the district has focused on deeper reduced mineralization. Cogema’s Christensen Ranch and Irigary Ranch in situ leach uranium mining areas and processing facilities are located within the Pumpkin Buttes Mining District, approximately 7 and 13 air miles respectively from Nichols Ranch.

In December 2005, Uranerz purchased the Nichols Ranch, Jane Dough, and Hank claims groups as part of a six property agreement to option from Excalibur Industries. Uranerz then expanded the properties by staking additional claims in the immediate and surrounding areas. In January, 2008 Uranerz entered into a joint venture on the Arkose Project and controls an 81% undivided interest to the mineral rights controlled by the Arkose Joint Venture. Uranerz commenced exploration on the Arkose Project in 2008. A portion of the Arkose holdings were subsequently incorporated into the Jane Dough portion of the Nichols Ranch Project and remain subject to the 81% ownership under the Arkose Joint Venture Agreement.

Construction of the processing facility at Nichols Ranch began in 2011. Plant construction and initial wellfield installation was competed in 2014 and operations were initiated in June, 2014. Production of approximately 200,000 pounds of uranium oxide has been reported for 2014 via In Situ Recovery (“ISR”) mining. The Nichols Ranch facility is licensed at an annual capacity of 2 million pounds uranium oxide and is currently operating and producing uranium oxide. The Hank Area is included in the Nichols Ranch permit as a satellite operation, however, no production has occurred at Hank. Permit amendments have been submitted for the portion of the Jane Dough Area with delineated mineral resources. Jane Dough has no past production.

Geological Setting

The Nichols Ranch Project is located in the Powder River Basin (“PRB”) which is a large structural and topographic depression which is sub-parallel to the trend of the Rocky Mountains. The PRB is an asymmetrical syncline with its axis closely paralleling the western basin margin. The PRB hosts a sedimentary rock sequence that has a maximum thickness of about 15,000 ft along the synclinal axis. The sediments range in age from Recent (Holocene) to early Paleozoic (Cambrian - 500 million to 600 million years ago) and overlie a basement complex of Precambrian-age (more than a billion years old) igneous and metamorphic rocks.

The White River Formation is the youngest Tertiary unit that still exists in the PRB. Locally, its only known remnants are found on top of the Pumpkin Buttes. The Wasatch Formation is the next underlying unit and consists of interbedded mudstones, carbonaceous shales, silty sandstones, and relatively clean sandstones. In the vicinity of the Pumpkin Buttes, the Wasatch Formation is reported to be 1,575 ft thick. The interbedded mudstones, siltstones, and relatively clean sandstones in the Wasatch vary in degree of lithification from uncemented to moderately well-cemented sandstones, and from weakly compacted and cemented mudstones to fissile shales. The Wasatch Formation hosts significant uranium mineralization. The next underlying unit is the Fort Union Formation. In the PRB this unit is lithologically similar to the Wasatch Formation. The total thickness of the Fort Union in this area is approximately 3,000 ft. The Fort Union contains significant uranium mineralization at various locations in the basin.

The Wasatch Formation is the host formation at Nichols Ranch, Jane Dough and Hank. However, the various sandstone units of the Fort Union Formation host mineralization in other areas within the PRB. Wyoming uranium deposits are typically sandstone roll front uranium deposits.

The Eocene Wasatch Formation hosts uranium mineralization at the Nichols Ranch Project. The Wasatch Formation in this area was deposited in a multi-channel fluvial and flood plain environment. Within the Nichols Ranch Project area, there is a repetitive transgressive/regressive sequence of sandstones separated by fine-grained horizons composed of siltstone, mudstone, carbonaceous shale and poorly developed thin coal seams.

At Nichols Ranch the Eocene Wasatch Formation is exposed at the surface with limited areas of quaternary alluvial and colluvial deposits. The primary mineralized sand horizons (100 Sand) are in the lower part of the Wasatch, at an approximate average depth of 550 ft. The Hank Area is approximately six miles east-northeast of the Nichols Ranch. Eocene Wasatch Formation is exposed at the surface with limited areas of quaternary alluvial and colluvial deposits. The mineralized sand horizon (150 Sand) is in the lower part of the Wasatch at an approximate average depth of 365 ft.

Mineralization

Mineralization within the Nichols Ranch Project is interpreted to be dominantly roll front type mineralization. Roll fronts are formed along an interface between oxidizing ground water solutions which encounter reducing conditions within the host sandstone unit. Parameters controlling the deposition and consequent thickness and grade of mineralization include the host rock lithology and permeability, available reducing agents, ground water chemistry, and time in that ground water/geochemical system responsible for leaching. Transportation and re-deposition of uranium must be stable long enough to concentrate the uranium to potentially economic grades and thicknesses. The uranium mineralization is composed of amorphous uranium oxide, sooty pitchblende, and coffinite, and is deposited in void spaces between detrital sand grains and within minor authigenic clays.

Exploration

Uranium mineralization was discovered in the Pumpkin Buttes in 1951. Early mining focused on shallow oxidized areas by small open pit mines. Primary exploration methods included geologic mapping and ground radiometric surveys. Modern exploration and mining in the district has focused on deeper reduced mineralization. Exploration is primarily conducted by drilling, as described below.

Drilling

Uranerz has conducted its own exploration of the Nichols Ranch Project and is continuing with delineation drilling on the Nichols Ranch Project. The drill hole data demonstrates that mineralization is present and is of sufficient quality and density to support mineral resource estimation. Drill hole data is dominantly based on interpretation of downhole geophysical logs typically consisting of natural gamma, resistivity, and SP (Spontaneous Potential). Resistivity and SP were utilized for defining lithology and correlating the logs. Geophysical logging was historically completed by commercial geophysical logging companies. Recent and current geophysical logging is being completed by Uranerz personnel using modern logging units owned by Uranerz.

The drill hole database used for the Nichols Ranch Technical Report has an effective date of January 1, 2015, and is summarized below:

Drill hole Summary

Area	Historic Drill Holes	Recent Drill Holes	Total
Nichols Ranch	143	761	904
Jane Dough	0	786	786
Hank	203	86	289
TOTAL	346	1,633	1,979

In addition there are 94 monitor wells at Nichols Ranch and Jane Dough and 16 monitor wells at Hank.

General drill hole results are summarized in the following table. The tabulation shows the difference between the Nichols Ranch Area, which is being fully delineated, and the Jane Dough and Hank Areas, which are in an advanced exploration stage.

Drill hole Results

NICHOLS RANCH
Barren or Trace Mineralization	> .02 e%U3O8 - <0.2 GT	0.2 – 0.5 GT	> 0.5 GT
141	16	66	681
JANE DOUGH
Barren or Trace Mineralization	> .02 e%U3O8 - <0.2 GT	0.2 – 0.5 GT	> 0.5 GT
433	160	87	106
HANK
Barren or Trace Mineralization	> .02 e%U3O8 - <0.2 GT	0.2 – 0.5 GT	> 0.5 GT
168	21	37	63

Specific drill data summaries showing, the range and averages for thickness of mineralization and grade thickness (“GT”), for Nichols Ranch, Jane Dough, and Hank are provided in the following table:

GT Summaries

JANE DOUGH
CUTOFF	AVERAGE GT	AVERAGE T	MIN GT	MAX GT	MIN T	MAX T
0.2	0.78	7.0	0.20	6.33	1.00	42.00
0.5	1.16	9.0	0.50	6.33	1.00	42.00
NICHOLS RANCH A1 SAND
CUTOFF	AVERAGE GT	AVERAGE T	MIN GT	MAX GT	MIN T	MAX T
0.2	1.11	8.5	0.20	7.05	1.00	40.00
0.5	1.51	10.2	0.50	7.05	1.00	40.00
NICHOLS RANCH A2 SAND
CUTOFF	AVERAGE GT	AVERAGE T	MIN GT	MAX GT	MIN T	MAX T
0.2	1.15	8.4	0.20	7.01	1.50	28.00
0.5	1.61	10.4	0.50	7.01	1.50	28.00
HANK
CUTOFF	AVERAGE GT	AVERAGE T	MIN GT	MAX GT	MIN T	MAX T
0.2	0.72	7.6	0.20	3.22	1.00	27.50
0.5	1.13	10.3	0.20	3.22	2.00	27.50

Sampling and Analysis

The primary assay data for the Nichols Ranch Project is downhole geophysical log. Additional data includes limited core assays and Prompt Fission Neutron (“PFN”) geophysical logging. PFN logging provides a direct measurement of uranium content in the borehole. PFN use a neutron radiation source in the borehole which causes the uranium atoms to respond by releasing a specific wave length which can be measured. In this way PFN is essentially equivalent to other common uranium assay methods such as X-ray diffraction (XRF) completed in a laboratory or field environment and is thus considered to provide direct assay results.

Uranerz has written procedures for the collection of drill data including lithological logging, natural gamma logging. Uranerz also has standard procedures for the interpretation of natural gamma logging employing the half amplitude method for the interpretation of historic analog data. For all recent drilling, Compulog™ software was utilized to convert natural gamma measurement to equivalent % U3O8 (%eU3O8). This grade data is then summed for thickness and GT for the appropriate mineralized intervals. This procedure is the current industry standard method.

In the opinion of the author of the Nichols Ranch Technical Report, the data collection, assay procedures (geophysical logging), database maintenance, and storage and security for all relevant data are adequate. Further it is the author’s opinion that the data is suitable for the purposes of the mineral resource estimation in the Nichols Ranch Technical Report.

Mineral Resource and Mineral Reserve Estimates

Mineral resource calculations are based on chemically equivalent uranium grades. A minimum grade cutoff of 0.02 % U3O8 and minimum GT of 0.20 was used in the calculations along with a bulk dry density of 16 cubic feet per ton, as subsequently discussed. Measured and Indicated mineral resources where estimated using the GT contour method in accordance with Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) guidance. Inferred mineral resources were estimated by projecting average width and GT along a measured REDOX trend defined by drill holes. Appropriate average width and GT applied to each specific mineral resource area was determined from drill hole data. Wellfield recovery factors were not applied to the indicated and inferred mineral resource estimates.

The cutoff criteria used by Uranerz at their operating ISR facility at Nichols Ranch is a minimum grade cutoff of 0.02 % U3O8 and minimum GT of 0.20. The author of the Nichols Ranch Technical Report is familiar with cutoff criteria as applied for similar operations and concurs that a minimum GT cutoff of 0.20 does meet criteria for reasonable economic extraction via ISR given the depths and general operating conditions at the Nichols Ranch Project. Based on the available data and the geologic setting of the mineral deposits at Nichols ranch, Jane Dough, and Hank, the author of the Nichols Ranch Technical Report recommends using a disequilibrium factor (“DEF”) of 1.

The mineral resource estimates for the Nichols Ranch Property as set out in the Nichols Ranch Technical Report are summarized as follows:

Cautionary Note to Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The following table uses the term “measured recourses”, “indicated resources” and “inferred resources”. Uranerz advises investors that while this term is recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the U.S. Securities and Exchange Commission does not recognize this term.

Further, ‘inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Mineral Resource Summary

Nichols Ranch Total Remaining Mineral Resources(1)
		Tons	%eU3O8	Pounds	URZ Pounds(2)
Measured		641,000	0.132	1,694,000	1,694,000
Indicated		428,000	0.126	1,079,000	1,079,000
	M&I Total	1,069,000	0.130	2,773,000	2,773,000
Jane Dough Mineral Resources
		Tons	%eU3O8	Pounds	URZ Pounds(2)
Indicated		1,892,000	0.112	4,237,000	3,567,000
Hank Mineral Resources
		Tons	%eU3O8	Pounds	URZ Pounds(2)
Indicated		450,000	0.095	855,000	855,000

Project Total Remaining Measured and Indicated Mineral Resources
		Tons	%eU3O8	Pounds	URZ Pounds(2)
Measured		640,000	0.132	1,694,000	1,694,000
Indicated		2,770,000	0.111	6,171,000	5,500,000
	M&I Total	3,410,000	0.115	7,865,000	7,194,000
Project Total Inferred Resources
		Tons	%eU3O8	Pounds	URZ Pounds(2)
Hank		423,000	0.095	803,000	803,000
Jane Dough		170,000	0.112	381,000	309,000
	Inferred Total	593,000	0.100	1,184,000	1,112,000

(1)	Remaining Measured Mineral Resources includes for production to January 1, 2015.
(2)	Uranerz Pounds are 100% of Nichols Ranch and Hank; Jane Dough 100% in part and 81% in part.

Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards. Inferred mineral resources are too speculative to have the economic considerations applied to them which would enable them to be categorized as mineral reserves.

No mineral reserves have been estimated for the Nichols Ranch Property, as a preliminary feasibility study has not been completed.

Mining Operations

Uranerz is currently conducting ISR mining at Nichols Ranch. ISR is an injected-solution mining process that reverses the natural processes that originally deposited the uranium in the sandstones. On-site ground water is being fortified with gaseous oxygen and introduced to the zones of uranium mineralization through a pattern of injection wells. The solution dissolves the uranium from the sandstone host. The uranium-bearing solution is brought back to surface through production wells where the uranium is concentrated at a central processing plant and dried into yellowcake for market.

The major surface facilities for ISR mining include the central processing plant, satellite plant (as planned for the Hank Area), wellfields, and deep disposal wells. The current and proposed wellfield and disturbance area for Nichols Ranch Area will contain approximately 113 acres, Jane Dough will contain approximately 101 acres, and Hank will contain approximately 155 acres. The deep disposal wells will be designed for at least 100 gpm flow rate each and have a maximum injection pressure less than the fracture pressure of the formation.

The mineralized zones at the Nichols Ranch Unit, Jane Dough Unit and the Hank Unit will be divided into individual production areas where injection and recovery wells will be installed. As typical with existing commercial operations, the wells will be arranged in variations of 5-spot or 7-spot patterns. In some situations, a line-drive pattern or staggered line-drive pattern may be employed. Horizontal and vertical excursion monitor wells will be installed at each well field as dictated by geologic and hydro-geologic parameters, and as approved by the WDEQ and the NRC.

The Nichols Ranch Unit consists of the Nichols Ranch Unit processing facility and two production areas, PA #1 and PA #2. PA #1 currently has a monitor well network and is currently in production with 4 active production header houses. Two permitted and constructed deep disposal wells are also located on the Nichols Ranch Unit. The Jane Dough Unit is adjacent to the south of the Nichols Ranch Unit and contains properties held 100% by Uranerz and by the Arkose Mining Venture. It contains two production areas that are currently in the license and permit to mine amendment process. The Hank Unit is 100% Uranerz owned and is located approximately 6 miles east of the Nichols Ranch Unit. The Hank Unit is fully licensed and permitted by the NRC and WDEQ to operate as a satellite to the Nichols Ranch Unit, and contains two production areas, and it may be developed as an adjacent property through a pipeline to the Nichols Ranch Unit.

The mine life can be described as production followed by restoration and reclamation. Production activities which include development, drilling, construction, and production, are planned to continue through 2023. Restoration, reclamation, and decommissioning activities are scheduled soon after production is completed within a production area. It is planned that these activities would commence in 2017 and continue until 2026. Final decommissioning is planned to occur with the completion of restoration with the final production area.

Within a production wellfield, the basic component of mine development and production is the production pattern. A pattern consists of one recovery well and one or more injection wells that feed it. Injection wells can be and often are shared by multiple recovery wells and function as distribution points for injection flow. In a similar manner, the recovery wells act as collection points for production solutions that are gathered at the header houses prior to transfer by pipeline to the processing facility. The Hank Unit will be developed in a similar manner with two production areas. However, it is currently planned to be constructed with a pipeline connecting the Hank and the Nichols Ranch Unit. The Hank Unit is licensed as a satellite recovery facility that remains an option, and its design throughput of 2,500 GPM would be additive to the throughput generated from the Nichols Ranch and Jane Dough Units. In the current life of mine plan, Hank is currently planned to start production in 2022 and continue through 2024 with restoration continuing until 2025.

The Nichols Ranch Unit processing facility and the allocation of resources to the production areas within Nichols Ranch, Jane Dough and Hank Units are designed to generate between 500,000 and 1,000,000 lbs U3O8 per year of production for several years. Production rate ramped up starting in 2014. According to the current schedule, production will begin ramping down in 2024 for an approximate total 6.5 million lbs recovered from all three Units of the Nichols Ranch Project.

The Nichols Ranch Unit processing plant is licensed and designed to have three major solution circuits: 1) the recovery/ extraction circuit, 2) the elution circuit, and typically 3) a yellowcake slurry production circuit. The Nichols Ranch Unit processing plant is currently constructed and operated with only the first solution circuit installed. Currently, Uranerz maintains a toll resin processing agreement with Power Resources Inc., (d/b/a Cameco Resources), a wholly owned subsidiary of Cameco Corporation. This toll resin processing agreement allows for processing of solutions for second and third solution circuit at Cameco Resources’ Smith Ranch-Highland facility. The toll resin processing is performed by Cameco Resources on a fixed unit cost basis ($/lb U3O8) that is adjusted by inflation, as measured using CPI. Uranerz retains the option to construct and operate the second and third solution circuits at its Nichols Ranch Unit processing facility at a later date if desired.

The basic infrastructure (power, water, and transportation) necessary to support an ISR mining operation has been established at the Nichols Ranch Area site. This basic infrastructure will also support Jane Dough and Hank. Jane Dough is immediately proximate to Nichols Ranch. Hank is approximately 6 miles northeast of Nichols Ranch and would require additional infrastructure. Non-potable water is be supplied by wells. Water extracted as part of ISR operations will be recycled for reinjection. Typical ISR mining operations also require a disposal well for limited quantities of fluids that cannot be returned to the production aquifers. Deep disposal wells are permitted and installed for the Nichols Ranch ISR processing facility.

Tailings storage areas, waste disposal areas, heap leach pad(s) will not be a part of the infrastructure for the Nichols Ranch property, as ISR operations do not require these types of facilities. Solutions from the wellfields are recirculated within the wellfield. The waste stream bleed from the system is injected into the deep disposal wells.

If constructed, the Hank Unit Satellite facility will require infrastructure similar to that at Nichols Ranch. The permitted option for Hank includes construction and operation of a satellite facility which would consist of an ion exchange circuit and lixiviant make-up circuit, bleed treatment and disposal well. The other major option for the development of Hank would be to convey fluids from Hank to the Nichols Ranch processing facility. This option would have additional permitting requirements for the pipeline and capital expenditures and operating expenditures related to the transfer of solutions between Nichols Ranch and Hank. These costs would be offset by reduced capital expenditures and operating expenditures related to the construction and operation of the satellite plant and disposal well(s). Uranerz current preferred alternative is to operate the Hank Unit as an adjacent property through pipelines to the Nichols Ranch Unit processing facility.

Capital costs (“CAPEX”) and operating costs (“OPEX”) are based on actual and estimated costs for Nichols Ranch. Significant CAPEX have already been incurred during the construction and development of the project’s plant and initial wellfields. A summary of the costs incurred through December 31, 2014 are detailed in the following table:

Incurred Capital Costs

Equipment	Cost (US$)
Plant	19,043,000
Office and Lab Building	2,862,000
Wellfield Development	16,252,000
Deep Disposal Wells	7,391,000
Infrastructure	5,068,000
Trunk Line	927,000
Rolling Stock	1,944,000
Total Capital Costs	53,487,000

Future CAPEX will include the development of wellfields in the Nichols Ranch, Jane Dough and Hank Areas, additional trunk lines, central processing plant completion at Nichols Ranch, pipeline network to Hank. The following table summarizes the additional CAPEX for the projects:

Forward CAPEX

CAPEX	Cost (US$)
Wellfield Development	67,596,000
Trunk line	250,000
CPP Buildout	5,500,000
Hank Trunk line	2,400,000
Ancillary Costs (labour, equipment)	14,021,000
Total Capital Costs	89,767,000

OPEX costs are based on actual results from operating in 2014. OPEX cost centers include mining, processing, mine administration, production taxes, royalties, and selling expenses. Specific components of the costs centers labor, chemicals, maintenance, and utilities to mine and process uranium. Total expected OPEX costs have been estimated at US$135.7 million or US$20.76/pound. Production taxes and royalties account for US$61.5 million of the total estimated OPEX or US$9.41/pound.

A cash flow model has been developed by Uranerz based on the CAPEX, OPEX and closure cost estimates. The sale price per pound for 2015-2020 is the weighted average of contracted sales and spot sales. The spot price is assumed to be US$65/pound for 2016-2026. Uranerz files federal tax returns in the United States and had a tax loss carryforward of US$56.7 million at the end of 2014. This loss carryforward will be utilized in future years as profits offset the prior losses. Federal income taxes have not been included in the cash flow model due to the uncertain timing and extent of the tax.

Uranium recovery is assumed to be 70% of the mineral resource. Total production over the life of the projects is estimated to be 6.5 million pounds, of which approximately 200 thousand pounds were produced in 2014.

As the project has been constructed and is in operation, the initial capital is a sunk cost. Additional CAPEX related to wellfield development will be incurred throughout the operating life of the mine. Under the base case assumptions the project would be capable of paying back all sunk costs in five years or less.

Arkose Property

The following information concerning the Arkose Property is based on the technical report prepared for Uranerz titled “Arkose Uranium Project, Mineral Resource and Exploration Target, 43-101 Technical Report” dated February 28, 2015 (the “Arkose Technical Report”). The Arkose Technical Report is authored by Douglas L. Beahm, P.E., P.G., who is a “qualified person” and independent of Uranerz and Energy Fuels for purposes of NI 43-101.

Project Description and Location

On January 15, 2008, Uranerz acquired an undivided 81% interest in the Arkose Property, and in connection with the acquisition, formed the Arkose Mining Venture with United Nuclear, LLC.

The total area of the Arkose Property is approximately 49,138 acres. The Arkose Property is located in various sections of Townships 41-44 North, Ranges 74-78 West, and falls between Latitudes 43° 47’ and 43° 31” North, and Longitudes 106° 10’ and 105° 18’ West, approximately 60 air miles north from Casper, Wyoming.

Mineral tenure consists of unpatented mining claims, mineral leases (fee and state), and Surface Use Agreements. Uranerz has a possessory right to explore, develop and produce on the unpatented lode mining claims and must pay an annual maintenance fee to the Bureau of Land Management of $155.00 per claim on or before September 1. Portions of the fee land within the joint venture boundary are covered by 60 mining leases that require annual payments or in the case of paid up leases payments every 5 years. The mining leases and state leases have primary terms of 10 years and so long thereafter as the property is in production. The three State of Wyoming leases are due to expire in 2015 and decisions will be forthcoming as to whether or not to get an extension of the leases or let them expire. Some of the mining leases will expire in 2016 and it is Uranerz’s intention to negotiate extensions to the primary term of these leases.

Uranerz has a Drilling Notification approved by the State of Wyoming Department of Environmental Quality, Land Quality Division (“WDEQ/LQD”) and the BLM which allows surface use for the purposes of exploration by drilling. Although not required at this stage, mine development would require a number of permits depending on the type and extent of development, the most significant permits being the Permit to Mine issued by the WDEQ/LQD and the Source Materials License from the NRC required for mineral processing of natural uranium. Any injection or pumping operations will require permits from the WDEQ.

There are no known environmental liabilities at the Arkose Property, with the exception of the DN bond for exploration WDEQ/LQD Drilling Notification DN378, in the amount of $659,165 effective July 2, 2014. This bond is subject to annual renewal and updating.

The mining leases have a variety of production royalty payments based on a two tier system, or a sliding scale system. One of the leases has two-tier royalty based on the price of U308 at the time of the sale, and they are 6% for a U308 price less than $75 per lb.; and 8% for U308 price equal to or greater than $75 per lb. Some of the leases have a sliding scale royalty that runs from a low of 2% at a U308 price of $25 per lb. up to a high of 10% for a U308 price of equal to or greater than $100 per lb. Some leases have a sliding scale royalty that runs from a low of 4.0% at a U308 price of $40 per lb. up to a high of 10% for a U308 price of equal to or greater than $100 per lb. Other leases have a sliding scale royalty that runs from a low of 4.5% at a U308 price of $49.99 per lb. up to a high of 10% for a U308 price of equal to or greater than $100 per lb. Some of the Surface Use Agreements have a two tiered royalty based on the sales price of the U308 received by Uranerz and they are 1 % for a sales price of less than $50 per lb; and 2% for a sales price of equal to or greater than $50 per lb. A couple of the Surface Use Agreements have a fixed royalty percentage of 3% of gross sales of U308. Of the total of 2,321 mining claims, 662 claims have an overriding royalty of 0.25% . This overriding royalty interest is based on production of uranium on said claims. The State of Wyoming Leases carry a royalty rate of 5% of the gross value.

The current Wyoming severance tax is four percent but after the allowable wellhead deduction the effective severance tax rate is approximately 3% of gross sales. In addition, the ad valorum (gross products) tax varies by county assessment but is approximately 6.5% .

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Arkose Property is located within the Wyoming Basin physiographic province in the western portion of the Powder River Basin. Access, climate, local resources, infrastructure and physiography are similar to those for the Nichols Ranch Property, as described above.

History

The project is located within the Pumpkin Buttes Mining District within the Powder River Basin which was the first commercial uranium production center in Wyoming. Uranium was discovered in the area in 1951 and production from small open pit mines proceeded intermittently from 1953 through 1967. Beginning in the 1970’s and operating into the 1980’s several large scale open pit and underground mines with conventional uranium processing facilities (mills) were developed and operated in the Powder River Basin. With falling uranium prices in the 1980’s the conventional operations ceased and the first uranium production using ISR methods was developed in the Powder River Basin.

Historically, mineral rights in the project area were held by several mining companies who explored the area by drilling. NAMMCO commenced acquiring rights to the properties comprising the Arkose Property in 2005, and continued to do so through 2006 and 2007. On January 15, 2008, Uranerz completed an acquisition of an undivided 81% interest in the Arkose Property and formed the Arkose Mining Venture with United Nuclear, LLC successor in interest to the vendors of these properties, NAMMCO.

Geological Setting

The Arkose Property is located within the Powder River Basin. Regional geology is the same as for the Nichols Ranch Property, as described above.

Exploration

The Arkose Technical Report identified those portions of the Arkose project which could be identified as exploration targets on the basis that there is sufficient geologic evidence from limited drilling to interpret that mineralization may extend from areas of resource production and/or defined mineral resources and/or is present within the drill holes themselves. In these areas favorable conditions for the occurrence of mineralization was determined based on the presence of host sand units and evidence of REDOX interfaces within those host sand units. No estimate of mineral resources or reserves in accordance with CIM guidelines has been made for exploration target areas. The Arkose Technical Report includes a quantification of the exploration target portions of the Arkose Project, as allowed under NI 43-101. All tonnages, grade, and contained pounds of uranium associated with the exploration targets, as stated in the Arkose Technical Report, should not be construed to reflect a calculated mineral resource (inferred, indicated, or measured). The potential quantities and grades, as stated in the Arkose Technical Report, are conceptual in nature and there has been insufficient work to date to define a NI 43-101 compliant resource. Furthermore, it is uncertain if additional exploration will result in discovery of an economic mineral resource on the property.

The Arkose Technical Report identifies nine exploration areas within the Arkose Property, and recommends additional exploration work, consisting of delination drilling, on these areas.

Mineralization

In the project area uranium mineralization is hosted by sandstone units within the Tertiary Wasatch and Fort Union Formations. Uranium deposits which have been delineated within the Arkose Project are classified sandstone roll front uranium deposits. Mineralization is interpreted to be dominantly roll front type mineralization which was deposited along an interface between oxidizing ground water solutions and reducing conditions within the host sandstone unit. This boundary between oxidizing and reducing conditions is often referred to as the REDOX interface or front.

Roll front mineralization tends to be continuous for thousands of feet along the REDOX front but may have limited width and continuity perpendicular to the front. Roll fronts are often present in multiple sand horizons and may occur as multiple or stacked fronts.

Uranium mineralization is hosted within the Arkose project area within sand horizons of the Tertiary Wasatch and Fort Union formations. The stratigraphic section provides the naming convention used for Arkose with the sand horizons in the Wasatch beginning with the lowest sand designated as the 100 sand and increasing by increments of 10 upward in the section to the 150 sand. Sand horizons in the Fort Union begin with the 90 sand in the upper portions of the formation and count downward by increments of 10 to the 50 sand. The boundary between the Wasatch and Fort Union Formation is marked by a coal and/or lignite horizon. The Arkose project focuses primarily on the 50 to 140 sands.

Drilling

Uranerz conducted exploration of the Arkose Project from 2008 through 2013 but not in 2014. The drill hole data demonstrates that mineralization is present and is of sufficient quality and density to support mineral resource estimation and to define exploration targets. Drill hole data is dominantly based on interpretation of downhole geophysical logs typically consisting of natural gamma, resistivity, and SP (Spontaneous Potential). Resistivity and SP were utilized for defining lithology and correlating the logs. Geophysical was completed by Uranerz personnel using modern logging units owned by Uranerz. It is industry standard practice to calibrate the logging trucks routinely at Department of Energy facilities. Data in the possession of Uranerz includes 100% of the total original geophysical and lithologic logs.

The drill hole database used for the Arkose Technical Report has an effective date of January 1, 2015. Uranerz provided drill hole locations for some 2,136 drill holes completed within the project area. However, a portion of these drill holes are now included in what is referred to as the Jane Dough area of the Nichols Ranch Property, and were not used in the Arkose Technical Report. No historic drill data or other data such as CBM drilling was used in the Arkose Technical Report.

Sampling and Analysis

The primary assay data for the Arkose Property is downhole geophysical log. Only limited coring has been completed. Uranerz has written procedures for the collection of drill data including lithological logging, natural gamma logging. Hard copies of all original drill hole data are maintained by Uranerz and are secure. Uranerz has standard procedures for the interpretation of natural gamma logging employing the half amplitude method for the interpretation of historic analog data. For all recent drilling, Compulog™ software is utilized to convert natural gamma measurement to equivalent % U3O8 (%eU3O8). The output data is provided both electronically and in hard copy by ½ foot intervals. This grade data is then summed for thickness and GT for the appropriate mineralized intervals. This procedure is the current industry standard method.

In the opinion of the author of the Arkose Technical Report, the data collection, assay procedures (geophysical logging), database maintenance, and storage and security for all relevant data are adequate. Further it is the author’s opinion that the data is suitable for the purposes of resource estimation as necessary for the Arkose Technical Report.

Mineral Resource and Mineral Reserve Estimates

For the resource estimate set out in the Arkose Technical Report, drill data was available in over 2,000 drill holes. Inferred mineral resources were estimated by projecting average width and GT along a measured REDOX trend defined by drill holes. The effective date of the mineral resource estimate is February 28, 2015. Radiometric equilibrium was evaluated and a DEF of 1 was used. The minimum uranium grade included in the estimate was 0.02 %eU3O8. Mineral resources are reported at a cutoff of 0.20 GT, along with a bulk dry density of 16 cubic feet per ton. The following table provides a summary of estimated mineral resources by classification following CIM guidelines. Detailed mineral resource estimates are provided in the Arkose Technical Report.

Cautionary Note to Investors Concerning Estimates of Inferred Resources

The following table uses the term “inferred resources”. Uranerz advises investors that while this term is recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the U.S. Securities and Exchange Commission does not recognize this term.

Further, ‘inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Inferred Mineral Resources**

	Tons	%eU3O8	Pounds	URZ Pounds*
Inferred Total	2,058.000	0.100	4,066,000	3,294,000

*Uranerz Pounds 81% of total.
**All numbers are rounded.

Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards. Inferred mineral resources are too speculative geologically to have the economic considerations applied to them which would enable them to be categorized as mineral reserves.

Exploration and Development

The author of the Arkose Technical Report recommends that exploration and development of the Arkose Project be continued. The areas considered of highest priority for development would include:

•	The South Doughstick area as it is adjacent to the Jane Dough area which is currently being permitted for ISR mining as part of the Nichols Ranch facility.

•	The Monument area as it has a significant exploration target.

•	The East Buck area which has both estimated inferred mineral resources and exploration targets which are significant.

•	The Little Butte area which has both estimated inferred mineral resources and exploration targets which are significant.

Expenditures for exploration and development of the Arkose Property will be significant as the primary exploration method will consist of drilling and the area to be explored is extensive. Average depths of mineralization defined be drilling to date are in the range of 500 to 1,000 feet. It is recommended that the drilling be done in phases with each phase evaluated as work progresses before proceeding to the next phase. Recommended exploration drilling costs are estimated at US$3 million and delineation of two of the target areas at US$3.3 million. The decision to act on those recommendations, including scope and timing, has yet to be reached by Uranerz. Factors such as available resources to focus on the work and available funding remain a strong influence on that decision.

The other areas within Arkose remain prospective. Exploration targets have been estimated for Kermit, Sand Rock, South Collins Draw, Cedar Canyon, and Beecher Creek. Drilling at Lone Bull, Stage, and House Creek to date is insufficient to define an exploration target but these areas remain perspective.

West North Butte Satellite Properties

The following information concerning the West North Butte Satellite Properties is based on the technical report prepared for Uranerz titled “Technical Report, West North Butte Satellite Properties, Campbell County, Wyoming, U.S.A.” dated December 9, 2008 (the “WNB Technical Report”). The WNB Technical Report was authored by Douglass H. Graves, P.E. and Don R. Woody, P.G., each of whom is a “qualified person” and independent of Uranerz and Energy Fuels for purposes of NI 43-101.

Project Description and Location

The West North Butte Satellite Properties (the “Satellite Properties”) include the West North Butte (“WNB”) Area, the East North Butte (“ENB”) Area and the Willow Creek (“WC”) Area, which are located in the Pumpkin Buttes Uranium Mining District of the Powder River Basin in the state of Wyoming.

The WNB Area is located within Campbell County, Wyoming in Township 44N, Range 76W, Sections 10, 11, 12, 13, 14, 15, 23, 24, 25, and 26, of the 6th Prime Meridian. The WNB Area covers approximately 2,160 acres of land. Uranerz controls the mineral rights of the WNB Area with unpatented lode mining claims. Within the WNB Area, Uranerz has 108 unpatented lode mining claims and one Surface Use Agreement.

The ENB Area is located within Campbell County, Wyoming in Township 44N, Range 76W, Section 24 and Township 44 North, Range 75 West, Section 19 of the 6th Prime Meridian. The ENB Area covers approximately 325.acres of land. Uranerz controls the mineral rights of the ENB Area with unpatented lode mining claims. Within the ENB Area, Uranerz has 17 unpatented lode mining claims and one Surface Use Agreement.

The WC Area is located within Campbell County, Wyoming in Township 44N, Range 76W, Section 35 of the 6th Prime Meridian. The WC Area property covers approximately 220 acres of land. Uranerz controls the mineral rights of the WC Area with unpatented lode mining claims. Within the WC Area, Uranerz has 11 unpatented lode mining claims and one Surface Use Agreement.

The claims were acquired by Uranerz and none of the unpatented lode claims in the ENB Area are subject to a royalty. The lode claims in the WC Area are subject to a royalty; for the WNB Area, 6 of the 118 unpatented lode mining claims have a royalty interest burden of 6% to 8% depending on the price of uranium. This royalty interest is based on produced uranium from such unpatented lode claims. All of the unpatented lode claims have annual filing requirements ($155 per claim) with the BLM, to be paid on or before September 1 of each year.

Uranerz’ only known, existing potential environmental liability is restoration of exploration drill sites and exploration access roads.

Exploration drilling has been completed at the Satellite Properties. Additional exploratory drilling may be conducted by Uranerz to better define mineralization within specified areas of interest. However, no future exploration is planned at this time. Uranerz has a Notification to Drill permit (336DN) from WDEQ/LQD for additional drilling. Mine development will require a number of licenses/permits with the two most significant being (a) the Permit to Mine, issued by the WDEQ/LQD, and (b) the Source Material License, required and issued by the U.S. Nuclear Regulatory Commission (NRC) for mineral processing of natural uranium.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Satellite Properties are located within the Wyoming Basin physiographic province, in the Central portion of the Powder River Basin, within the Pumpkin Buttes Mining District. Access, climate, local resources, infrastructure and physiography are similar to those for the Nichols Ranch Property, as described above.

History

The Satellite Properties were originally part of a large exploration area encompassing Townships 33 through 50 North of Ranges 69 through 79 West, on the 6th principal meridian. In 1966, Mountain West Mines Inc. (MWM, now Excalibur Industries) began a successful drilling exploration program in a portion of this area. In 1967, MWM entered into an agreement with Cleveland and Cliffs Iron Company (“CCI”) for further exploration and option if suitable resources were found. CCI exercised its option in 1976 with plans to begin underground mining operations in the vicinity of North Butte. Changing economic conditions and the development of ISR mining technology reportedly ended much of CCI’s interest in the area.

The locators of the claims acquired rights to the properties comprising the WNB and ENB Areas in 1987. In January 2007, Uranerz completed an acquisition of an undivided 100% interest in the claims comprising the WNB and ENB Areas. The locators of the claims acquired rights to the properties comprising the WC Area in the 1960’s. In December 2005, Uranerz entered into an option agreement to acquire an undivided 100% interest in the claims comprising the WC Area. The terms of the option agreement were satisfied in 2007 and the transfer of the claims to Uranerz was completed.

Geological Setting

The Satellite Properties are located within the Powder River Basin. Regional geology is the same as for the Nichols Ranch Property, as described above.

At the Satellite Properties, the mineralized sand horizons occur within the lower part of the Wasatch, at an approximate depth ranging from 482 to 1,012 feet (WNB), 540 to 660 feet (ENB) and 172 to 567 feet (WC). The host sands are primarily arkosic in composition, friable, and contain trace carbonaceous material and organic debris. There are local sandy mudstone/siltstone intervals with the sandstones, and the sands may thicken or pinch-out in some locations. In the WNB and WC Area, the dip of the host formation is approximately at one to two degrees since the claims are on the east side of the synclinal axis.

Exploration

Between 1968 and 1985, CCI drilled approximately 380 exploratory holes with the Satellite Properties. From 1983 to 1985, Texas Eastern Nuclear drilled approximately 12 exploratory holes in the Satellite Properties and from approximately 1990 to 1992 Rio Algom Mining Corporation drilled approximately 5 exploratory holes. In 2006, Uranerz completed an acquisition of the Satellite Properties, and in 2007 and 2008, drilled approximately 127 exploratory holes.

Mineralization

Mineral resources within the Satellite Properties occur in sands of the Eocene age Wasatch Formation. The uranium mineralization at the Satellite Properties is typical of the Wyoming roll-front sandstone deposits. Mineral resources within the Satellite Properties occur primarily in the A, B, C and F host sand units of the WNB Area, the A and B host sand units of the ENB Area and in the A and F host sand units of the WC Area, as originally designated by CCI in the 1970’s. The sand units are typically one to four miles wide and range in thickness from 70 to 130 feet. The depths to the mineralized zones range from 100 to 1,400 feet below the ground surface depending on the topography and changes in the formation elevation and stratigraphic horizon.

Drilling

Common practice for uranium exploration drilling is to drill exploration holes vertically using conventional rotary drill rigs circulating drilling mud and using approximately five-inch diameter bits. The cuttings are typically collected from five-foot vertical intervals and laid out on the ground in rows of 20 samples (each row represented 100 feet in boring depth) by the driller. The site geologist typically examines and documents the cuttings in the field to determine lithology and geochemical alteration, i.e., oxidized or reduced geochemistry.

Upon completion of the drilling, the drill holes are logged, from the bottom of the hole upward, with a gamma-ray, spontaneous-potential, and resistivity tool by either a contract logging company or a company-owned logging truck. The locations of the holes are recorded in the field by the site geologist using a Global Positioning System (GPS) unit.

In the opinion of the authors of the WNB Technical Report, the data collected within the Satellite Properties has been collected in a reliable manner consistent with standard industry practices, and the authors have relied upon such available data to prepare the mineral resource estimate.

Sampling and Analysis

Downhole geophysical logs, both historical and recent, were used as the primary source of data for defining the Satellite Properties mineralization. Approximately 285 exploratory drill holes were drilled in the WNB Area, 127 in the ENB Area and 164 in the WC Area. Approximately 573 were used for developing the mineral resource estimate. The holes were typically spaced approximately 25 feet apart perpendicular to the trend and approximately 400 feet apart parallel to the trend.

Quality control for coring and field sampling performed by Uranerz utilizes training, demonstration of basic geological abilities by field personnel and management oversite. Exploratory drill hole cutting samples are recovered in a wet or damp condition and soon after they are described by a field geologist. Down hole electric logging is checked against the driller’s logs and the gamma detection instruments are calibrated in the Casper, Wyoming United States Department of Energy test pits approximately every 60 days. Records are kept on all these activities.

Historical data were assumed to have been collected in a manner consistent with standard industry practices at the time, and the authors of the WNB Technical Report considered the historical information accurate and reliable for the purposes of completing a mineral resource estimate.

Security of Samples

The core samples were obtained by previous operators in 1979/1980. No sample preparation was performed by Uranerz staff and the sample preparation and handling cannot be confirmed. The chemical test results were not used in the mineral resource estimate, however the dry bulk density was used in the calculation of resource quantities.

Mineral Resource and Mineral Reserve Estimates

The following table sets out the mineral resource estimate for the Satellite Properties, as set out in the WNB Technical Report. Mineral resources are not mineral reserves and do not have demonstrated economic viability.

The mineral resource estimates shown below were calculated using the GT (Grade x Thickness) contour method. The GT values of the subject sand intervals for each hole were plotted on a drill hole map and contour lines were drawn. The areas within the GT contour boundaries were used for calculating resource estimates utilizing the following criteria:

Measured Resource: area is capped at 10,000 ft2.

Indicated Resource: area is capped at 40,000 ft2. The Indicated resource is computed by subtracting the Measured area resource.

Inferred Resource: area is calculated using the GT contour boundary value of 0.2, and is capped at 80,000 ft2

The mineral resources are reported in the WNB Technical Report based on grade thickness (GT) cutoffs of 0.10, 0.20 and 0.50. The 0.20 GT cutoff is recommended for reporting purposes and is presented in the following table.

The current estimate of mineral resources for the Satellite Properties, by Area and host sand unit, and as prepared by the authors of the WNB Technical Report is as follows:

Cautionary Note to Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The following table uses the term “measured resources”, “indicated resources” and “inferred resources”. Uranerz advises investors that while this term is recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the U.S. Securities and Exchange Commission does not recognize this term.

Further, ‘inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Area	Sand	Resource (GT Minimum 0.20)	eU3O8 Pounds	Tons	Average Grade % eU3O8
WNB	F	Measured and Indicated	344,758	126,439	0.136
	F	Inferred	329,383	182,858	0.090
	C	Measured and Indicated	275,475	78,569	0.175
	C	Inferred	177,323	81,262	0.109
	B/LB	Measured and Indicated	1,246,808	329,475	0.189
	B/LB	Inferred	1,443,284	449,063	0.161
	A	Measured and Indicated	195,591	77,582	0.126
	A	Inferred	189,086	71,787	0.132

ENB	B	Measured and Indicated	293,811	84,865	0.173
	B	Inferred	394,122	244,569	0.081
	A	Measured and Indicated	150,707	54,570	0.138
	A	Inferred	83,792	41,075	0.102

Area	Sand	Resource (GT Minimum 0.20)	eU3O8 Pounds	Tons	Average Grade % eU3O8

	F	Measured and Indicated	90,607	38,505	0.118
	F	Inferred	34,748	19,191	0.091
	A	Measured and Indicated	239,258	136,377	0.088
	A	Inferred	30,190	27,164	0.056

All	All	Measured and Indicated	2,837,015	926,293	0.153
	All	Inferred	2,681,928	1,116,968	0.120

Exploration and Development

In the event that economics are favorable and the capital becomes available, the West North Butte Satellite properties will require additional drilling. The identified mineralization has been generally been defined by lines of drill holes which are approximately 400 feet apart. The holes in the lines are approximately 50 feet apart. Infill drilling on approximately a 100 foot grid will be needed to situate production well patterns.

If previously unrecognized mineralized trends are discovered these will be drilled out on 400 foot spaced fences which are composed of exploration holes spaced 50 feet apart.

North Rolling Pin Property

The following information concerning the North Rolling Pin Property is based on the technical report prepared for Uranerz titled “Technical Report, North Rolling Pin Property, Campbell County, Wyoming, U.S.A.” dated June 4, 2010 (the “NRP Technical Report”). The NRP Technical Report was authored by Douglass H. Graves, P.E., who is a “qualified person” and independent of Uranerz and Energy Fuels for purposes of NI 43-101.

Project Description and Location

The North Rolling Pin Property is located in the Pumpkin Buttes region of the Powder River Basin in the state of Wyoming, approximately 62 air miles northeast of the city of Casper. The NorthRolling Pin Property is located within Campbell County, Wyoming in Township 43N, Range 76W, in the SE¼ of SE¼ Section 10, Section 11, NW ¼ Section 14, and NE¼, NW¼ of SE¼ Section 15, of the 6th Prime Meridian. The North Rolling Property is comprised of 54 unpatented lode mining claims and one SUA. There are no mineral fee leases associated with the North Rolling Pin Property and the claims and unclaimed area encompass approximately 1,080 acres. The SUA has a term of 10 years and has set provisions for reimbursement to the surface owner for disturbances resulting from Uranerz operations.

The lode mining claims in the North Rolling Pin area are not subject to royalties. All of the unpatented lode mining claims have annual filing requirements ($155 per claim) with the BLM, to be paid on or before September 1 of each year.

The only activities that have occurred on the North Rolling Pin Property are exploration drilling for uranium, the development and operation of an in-situ uranium pilot plant, exploration for oil and gas, and production of CBM gas. The NRC terminated the source materials license for the uranium pilot plant based on successful completion of groundwater restoration and surface reclamation on November 5, 1982. Uranerz’ only known existing potential liability is restoration of exploration drill sites and exploration access roads.

Uranerz has a Notification to Drill permit (336DN) from the WDEQ/LQD for all exploration drilling. Future mining development will require a number of licenses/permits with the two most significant being (a) the Permit to Mine, issued by the WDEQ/LQD and (b) the Source Material License, required and issued by the NRC for mineral processing of natural uranium.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The North Rolling Pin Property is located within the Wyoming Basin physiographic province, in the Central portion of the Powder River Basin, within the Pumpkin Buttes Mining District. Access, climate, local resources, infrastructure and physiography are similar to those for the Nichols Ranch Property, as described above.

History

The North Rolling Pin Property is located within a large exploration area encompassing Townships 33 through 50 North of Ranges 69 through 79 West, on the 6th principal meridian. In 1966, Mountain West Mines Inc. (“MWM”, now Excalibur Industries) began a successful drilling exploration program in a portion of the larger area. In 1967, MWM entered into an agreement with CCI for further exploration and option if suitable resources were found. CCI exercised its option in 1976 with plans to begin underground mining operations in the vicinity of North Butte. Changing economic conditions and the development of ISR mining technology reportedly ended much of CCI’s interest in the area.

In February 2007, Uranerz purchased the North Rolling Pin claims group from Robert Shook as part of a larger 138 Federal mining claims acquisition. Uranerz subsequently expanded the properties by staking additional claims in the immediate area.

Geological Setting

The North Rolling Pin Property is located within the Powder River Basin. Regional geology is the same as for the Nichols Ranch Property, as described above.

The mineralized zones at the North Rolling Pin Property are typical Powder River Basin rollfront deposits. Uranium mineralization, where present, is found at the interface of naturally occurring chemical boundary between reduced and oxidized sandstone facies. Due to the nature of fluvial sandstone composition, an individual sand member may have several vertically superimposed subsidiary roll fronts. This is caused by small permeability differences in the sandstone or the occasional vertical contact between sand members resulting in development of multiple roll fronts that overlie each other (stacked) in complex patterns.

Exploration

Mining claims were first staked in the North Rolling Pin Project area by MWM sometime before 1968. Exploration drilling was conducted in the North Rolling Pin Project area Sections 11, 14 and 15, T43N, R76W, between 1968 and 1982 by CCI. A total of 476 exploration holes were drilled including 10 core holes. CCI was reported to be investigating the project area for open pit mining potential but never carried those plans past the exploration phase. CCI core data was not available for use in preparing the mineral resource estimate contained in the NRP Technical Report.

In 2008 and 2009 Uranerz drilled 18 exploration holes in Sections 11 and 14. This drilling was performed to evaluate the potential for mineralization below the zones explored by CCI and for confirmation of the previously identified mineralization.

Mineralization

At the North Rolling Pin Property, the mineralized sand horizon (F Sand) occurs within the Wasatch at an approximate depth from surface ranging from 51 to 403 feet and averaging 282 feet to the top of the mineralization. Generally the depth of mineralization decreases from the northeast to the southwest due mainly to topography along which the surface elevation decreases from approximately 5,180 feet to around 4,800 feet. The F Sand ranges in thickness from approximately 30 feet to 60 feet and generally increases in thickness in the southwest portion of Section 11 and thins toward the northeast and southwest in the project area. The F Sand primarily consists of two stacked sand sets, termed the Upper and Lower F Sands that average 20 to 25 feet thick each and the nature of these sand sets, as described above, is a major control on the mineralization occurring at North Rolling Pin.

The host sand is primarily arkosic in composition, friable, and contains trace carbonaceous material and organic debris. There are local sandy mudstone/siltstone intervals with the sandstone, and the sand may thicken or pinch-out in some locations. The North Rolling Pin Property area lies east of the synclinal axis of the Powder River Basin, and the host Wasatch Formation dips approximately 1 to 2 degrees to the west.

Drilling

Conventional water based mud drilling methods were used to drill the approximately 494 boreholes (historical CCI and Uranerz) at North Rolling Pin. The geophysical and lithologic log data from 386 of the 494 CCI and Uranerz drill holes were used in the evaluation of the North Rolling Pin Property. Data from several CCI drill holes (108) were missing but it can be concluded that the majority of these drill holes were left out of the sequence and were not drilled. Of the data from 386 CCI and Uranerz drill holes, 198 of the holes had mineralization with a GT of 0.2 or greater. Data from the 198 drill holes were used to determine the grade, thickness, and GT for the stated mineral resource.

Sampling and Analysis

Downhole geophysical logs and grade calculations provided by Uranerz were used by the author of the NRP Technical Report as the primary source of data for defining the North Rolling Pin Property mineralization. Data was obtained from approximately 386 historic and recent drill holes, including 18 holes that were drilled by Uranerz in the North Rolling Pin area. The exploration drill holes were spaced approximately 25 to 50 feet apart in rows orientated perpendicular to the mineralization trend or in clusters of close spaced drilling. Additional fences were then drilled approximately every 400 to 600 feet along the length of the trend.

Historical data were assumed to have been collected in a manner consistent with standard industry practices at the time. Logging of each drill hole utilized the same basic methodology that has been used for over 40 years in the uranium industry. The historical logs were generally run with analog equipment and more recent logging utilizes digital equipment. The historical information is considered accurate and reliable by the author of the NRP Technical Report for the purpose of developing the resource estimate. It is assumed that the appropriate logging tool “k” factor was developed for the historic geophysical logging equipment.

Security of Samples

Quality control for recent field sampling performed by Uranerz utilizes training, demonstration of basic geological abilities by field personnel and management oversight. Exploratory drill hole cutting samples are recovered in a wet or damp condition and soon after they are described by a field geologist. Down hole electric logging is checked against the driller’s logs and the gamma detection instruments are calibrated in the Casper, Wyoming United States Department of Energy test pits approximately every 60 days. Records are kept on all these activities. The data was considered accurate and reliable by the author of the NRP Technical Report for the purpose of completing a mineral resource estimate of the North Rolling Pin Property.

Core sampling was performed by, CCI, a previous operator. No core sample preparation was performed by Uranerz staff and the sample preparation and handling of the historic coring cannot be confirmed. The test results from the historical CCI coring program at North Rolling Pin were not available for review, thus were not included in the calculation of resource quantities.

Mineral Resource and Mineral Reserve Estimates

Various economic and mining parameters enter into the final cutoff grade and/or grade-thickness (GT) to calculate the in-ground mineral resources during the economic evaluation stage of the North Rolling Pin Property. Two GT cutoff grades were used to evaluate the reported resources, both using a minimum grade cutoff of 0.03% eU3O8. The 0.20 GT was used to present an appropriate value relative to current ISR operations and is recommended for reporting purposes. The 0.50 GT has been used to highlight the areas of highest mineralization and value if economics dictate the need for lower operating costs. The estimated GT, quantity, and grade for measured, indicated, and inferred resources of the total Upper and Lower F Sand unit for the North Rolling Pin Property is presented in the following table.

Cautionary Note to Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The following table uses the term “measured resources”, “indicated resources” and “inferred resources”. Uranerz advises investors that while this term is recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the U.S. Securities and Exchange Commission does not recognize this term.

Further, ‘inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Measured Mineral Resource

GT Minimum	eU3O8 Pounds	Tons	Average Grade % eU3O8
0.20	386,898	310,051	0.062
0.50	255,163	153,712	0.083

Indicated Mineral Resource

GT Minimum	eU3O8 Pounds	Tons	Average Grade % eU3O8
0.20	277,623	271,881	0.052
0.50	135,161	97,513	0.070

Measured + Indicated Resource

GT Minimum	eU3O8 Pounds	Tons	Average Grade % eU3O8
0.20	664,521	581,932	0.058
0.50	390,324	251,225	0.078

Inferred Mineral Resource

GT Minimum	eU3O8 Pounds	Tons	Average Grade % eU3O8
0.20	32,522	38,874	0.042

Exploration and Development

In the event that economics are favorable and the capital becomes available, the North Rolling Pin property will require additional drilling. The identified mineralization has been generally been defined by lines of drill holes which are approximately 400 feet apart. The holes in the lines are approximately 50 feet apart. Infill drilling on approximately a 100 foot grid will be needed to situate production well patterns.

If previously unrecognized mineralized trends are discovered these will be drilled out on 400 foot spaced fences which are composed of exploration holes spaced 50 feet apart.

Reno Creek Property

The following information concerning the Reno Creek Property is based on the technical report prepared for Uranerz titled “Technical Report, Reno Creek Property, Campbell County, Wyoming, U.S.A.” dated October 13, 2010 (the “Reno Creek Technical Report”). The Reno Creek Technical Report was authored by Douglass H. Graves, P.E., who is a “qualified person” and independent of Uranerz and Energy Fuels for purposes of NI 43-101.

Project Description and Location

The Reno Creek Property is located in the southeastern extent of the Pumpkin Buttes region of the Powder River Basin in the state of Wyoming, approximately 80 highway miles northeast of the city of Casper, 40 miles south of Gillette and 9 miles southwest of Wright. The Reno Creek Property is located within Campbell County, Wyoming in Township 43N, Range 73W, in the S ½ of Section 21, SW ¼ of Section 22, E ½ of Section 28, NE ¼ of Section 29, NE ¼ of Section 31 and SW ¼ of Section 33 of the 6th Prime Meridian. Uranerz has three unpatented lode mining claims and three SUA and 18 fee mineral leases associated with the Reno Creek Property. The area encompassing the claims and fee mineral leases is approximately 1,312 acres.

Lode mining claims in the Reno Creek area are not subject to royalties. The 18 fee mineral leases have variable royalties that are dependent on the sale price of uranium. Surface owners have a set rate for reimbursement in respect of any land taken out of service for mining activities. All of the unpatented lode mining claims have annual filing requirements ($155 per claim) with the BLM, to be paid on or before September 1 of each year.

The only activities that have occurred on the Reno Creek Property are exploration drilling for uranium, exploration for oil and gas and production of CBM gas. Uranerz’ only known existing potential environmental liability is reclamation of exploration drill sites and exploration access roads.

Uranerz has a Notification to Drill permit (336DN) from the WDEQ/LQD for all exploration drilling. Future mining development will require a number of licenses/permits with the two most significant being (a) the Permit to Mine, issued by the WDEQ/LQD and (b) the Source Material License, required and issued by the NRC for mineral processing of natural uranium.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Reno Creek Property is located within the Wyoming Basin physiographic province, in the central portion of the Powder River Basin, within the Pumpkin Buttes Mining District. Access, climate, local resources, infrastructure and physiography are similar to those for the Nichols Ranch Property, as described above.

History

In 1968, Rocky Mountain Energy (“RME”, a subsidiary of Union Pacific Corporation) began a successful drilling exploration program in the region. In the mid 1970’s RME formed a joint venture with Mono Power and Halliburton Company to develop the property for mining. The joint venture applied for and received a research and development test pilot license in 1978 from the NRC and DEQ. Following the successful restoration of the test pilot, RME began application for a deep disposal well and conducted feasibility studies for the property. Changing economic conditions eventually resulted in RME’s sale of the property in 1992 to Energy Fuels Nuclear (“EFN”). In 1993 and 1994 EFN drilled several hundred pre-mining development holes and selected a location for the processing plant. In 1996 EFN requested NRC to start the license application process. In 1998, EFN was acquired by International Uranium USA Corporation (IUC). IUC evaluated the project and decided in 1999 to withdraw the license application. Then in 2001, IUC sold the property to Rio Algom. Rio Algom held the property until 2002.

In 2002, Power Resources Inc., the U.S. subsidiary of what is now Cameco Resources Inc., acquired the Reno Creek property. Power Resources Inc. held the state permit to mine until it was terminated in 2007 . Beginning in 2003 Power Resources began to relinquish their federal claims and leases. In 2004, Strathmore Minerals Corporation (“SMC”) acquired the Federal minerals portion of the Reno Creek property by staking claims. SMC formed an operating company, American Uranium Corporation which was sold jointly to Bayswater Uranium Corporation (“BAYS”) and Pacific Road Capital in 2010. A subsidiary of BAYS, NCA Nuclear, is currently operator for the federal minerals portion of the property.

The private minerals and surface portion of the Reno Creek property was leased by Uranerz between 2006 and 2009. A total of 1,312 acres and 18 mineral owners were involved in the acquisition. The federal and private mineral leases are interspersed throughout the Reno Creek property.

Geological Setting

The Reno Creek Property is located within the Powder River Basin. Regional geology is the same as for the Nichols Ranch Property, as described above.

The mineralized zones at the Reno Creek Property are typical Powder River Basin roll-front deposits. Uranium mineralization, where present, is found at the interface of a naturally occurring chemical boundary between reduced and oxidized sandstone facies. Due to the nature of fluvial sandstone composition, an individual sand member may have several vertically superimposed subsidiary roll fronts. This is caused by small permeability differences in the sandstone or the occasional vertical contact between sand members resulting in development of multiple roll fronts that overlie each other (stacked) in complex patterns.

Exploration

A total of 768 exploration – development drill holes and 31 wells were completed on the Reno Creek Property between 1968 and 1994. The geologic data available from 747 of the 768 exploration drill holes and all 31 wells include electric logs, lithology descriptions, tabulated mineralization intercepts, and location maps. These data were used in the estimation of the mineral resource. Data from 21 exploration drill holes located in the SW ¼ of Section 33 were not available for the development of the resource estimate. In addition Uranerz drilled 49 holes and one water well throughout the project area in 2010 to confirm the validity of the historic drilling. Data from the RME, EFN and Uranerz geophysical and lithological logs are considered reliable for the purposes of the mineral resource estimate set out in the Reno Creek Technical Report. The following summarizes the exploration activities that have occurred at the Reno Creek Property:

•	501 exploratory drill holes completed by RME from 1968 to 1991;
•	267 exploratory drill holes completed by EFN from 1993 to 1994;
•	49 exploratory drill holes completed by Uranerz in 2010.

The results of the RME and EFN drilling programs are the primary source of information used in the mineral resource estimate, supplemented with data from the Uranerz exploration program. Uranerz drilling data (geophysical and lithologic) were compared with data from nearby historic drill holes. The recent drill hole data correlated consistently with the historic data with respect to log characteristics, geologic characteristics and mineralization trends within the individual horizons. Thus the recent Uranerz drilling provided information that confirmed data from historic drilling. Collectively, these data demonstrate that mineralization is present on the property and the data define the spatial attributes of the mineralization.

Mineralization

At the Reno Creek Property, the mineralized sand horizon (Reno Creek Target Sand) occurs within the Wasatch at an approximate depth from surface ranging from 129 to 441 feet and averaging 329 feet to the top of the mineralization. Generally the depth of mineralization is related to topography, being greater in Section 28 where elevations are generally higher than in other mineralized portions of the project area.

The Reno Creek Target Sand ranges in thickness from about 20 feet up to 220 feet, with an average thickness of approximately 100 feet. The Reno Creek Target Sand generally occurs as a single sand body in the northern and eastern portions of the property and occurs as upper and lower sand units bifurcated by siltstones and shales that are 10 to 50 feet thick, towards the southern and western parts of the property. Primary mineralization in the Reno Creek Target Sand occurs within five horizons, designated from shallowest to deepest, as the “Green”, “Purple”, “Red”, “Orange” and “Blue” horizons, and the nature of these sand sets is a major control on the mineralization occurring at Reno Creek.

Drilling

Conventional water based mud drilling methods were used to drill the approximately 817 exploratory boreholes and an additional 31 monitor or water wells (historical RME and EFN and recent Uranerz) at the Reno Creek Property. All the geophysical and lithologic log data from 796 RME, EFN and Uranerz drill holes were used in the evaluation of the Reno Creek Property. Only data from drill holes with individual mineralization intercepts of GT 0.2 or greater were used to determine the grade, thickness, and GT for the mineral resource estimate presented in the Reno Creek Technical Report.

In the opinion of the author of the Reno Creek Technical Report , the data collected within the Reno Creek Property have been collected in a reliable manner consistent with standard industry practices, and the author has relied upon these available data to prepare the mineral resource estimate.

Sampling and Analysis

Downhole geophysical logs and grade calculations provided by Uranerz were used as the primary source of data for defining the Reno Creek Property mineralization. As described above, data were obtained from approximately 848 historic and recent exploratory drill holes and wells including 49 holes and one water well that were drilled by Uranerz in the Reno Creek area. The exploration drill holes were spaced approximately 25 to 100 feet apart, generally in rows (fences) oriented perpendicular to the mineralization trend or in clusters of close spaced grid drilling. Additional fences were then drilled by Uranerz in pre-detemined locations along the mineral trend to validate historical drilling.

Historical data were assumed to have been collected in a manner consistent with standard industry practices at the time. Logging of each drill hole utilized the same basic methodology that has been used for over 40 years in the uranium industry. The historical logs were generally run with analog equipment and more recent logging utilizes digital equipment. The historical information is considered accurate and reliable by the author of the Reno Creek Technical Report for the purpose of developing the mineral resource estimate.

Security of Samples

Quality control for recent field sampling performed by Uranerz utilizes training, demonstration of basic geological abilities by field personnel and management oversight. Exploratory drill hole cutting samples are recovered in a wet or damp condition and soon after recovery they are described by a field geologist. Down hole electric logging is checked against the driller’s logs. The gamma detection instruments are calibrated in the Casper, Wyoming United States Department of Energy test pits approximately every 60 days. Records are kept on all these activities. These data are considered accurate and reliable for the purpose of completing a mineral resource estimate for the Reno Creek Property.

Core sampling was performed at Reno Creek by previous operators RME and EFN. RME drilled and sampled 52 core holes in the general Reno Creek area. Core sample preparation from the RME operations was performed by RME staff and the sample preparation and handling of the historic coring cannot be confirmed.

Mineral Resource and Mineral Reserve Estimates

The mineral resource estimates shown below were calculated by GT (Grade x Thickness) contour method using a minimum grade cutoff of 0.03% eU3O8 and a minimum mineralization thickness of 1.0 feet. The GT values of the subject sand intervals for each hole were plotted on a drill hole map and contour lines were drawn along the general mineralization trend. The areas within the GT = 0.2 contour boundaries were used for calculating resource estimates. Based on results of Uranerz confirmation drilling which validated historic drilling data, measured resources were determined within the area of influence of all historic and recent drill hole locations. The mineral resources are reported based on GT cutoffs of 0.20 and 0.50. The 0.20 GT cutoff is recommended for reporting purposes and is presented in the following table. The 0.5 GT cutoff has been used to highlight areas of highest mineralization.

The estimate of mineral resources for the Reno Creek Property set out in the Reno Creek Technical Report is as follows:

Cautionary Note to Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The following table uses the term “measured resources”, “indicated resources” and “inferred resources”. Uranerz advises investors that while this term is recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the U.S. Securities and Exchange Commission does not recognize this term.

Further, ‘inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Measured Mineral Resource
Horizon ID	Green		Purple		Red		Orange		Blue		TOTAL
GT	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5
Minimum
eU3 O8 Pounds	239,594	122,530	443,675	283,653	1,452,243	1,163,885	569,376	358,445	77,320	44,910	2,782,208	1,973,423
Tons	196,338	80,612	346,621	170,876	1,171,164	855,798	499,453	238,963	67,825	34,023	2,281,451	1,380,272
Avg. Grade (% eU3 O8 )	0.061	0.076	0.064	0.083	0.062	0.068	0.057	0.075	0.057	0.066	0.061	0.071

Indicated Mineral Resource
Horizon ID	Green		Purple		Red		Orange		Blue		TOTAL
GT Minimum	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5
eU3 O8 Pounds	120,265	25,659	177,616	49,732	663,342	457,241	454,667	233,138	94,850	39,939	1,510,740	805,709
Tons	130,723	21,032	188,954	32,293	676,880	408,251	454,667	191,097	98,802	38,403	1,550,026	691,076
Avg. Grade (% eU3 O8 )	0.046	0.061	0.047	0.077	0.049	0.056	0.050	0.061	0.048	0.052	0.049	0.058

Measured + Indicated Mineral Resource
Horizon ID	Green		Purple		Red		Orange		Blue		TOTAL
GT Minimum	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5
eU3 O8 Pounds	359,859	148,189	621,291	333,385	2,115,585	1,621,126	1,024,043	591,583	172,170	84,849	4,292,948	2,779,132
Tons	327,111	101,644	535,575	203,169	1,848,044	1,264,049	954,120	430,060	166,627	72,426	3,831,477	2,071,348
Avg. Grade (% eU3 O8 )	0.055	0.073	0.058	0.082	0.057	0.064	0.054	0.069	0.052	0.059	0.056	0.067

Inferred Mineral Resource
Horizon ID	Green		Purple		Red		Orange		Blue		TOTAL
GT Minimum	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5	0.2	0.5
eU3 O8 Pounds	12,712		17,614		39,821		50,442		21,578		142,167
Tons	15,889		16,031		64,228		66,371		27,664		190,183
Avg. Grade (% eU3 O8 )	0.040		0.055		0.031		0.038		0.039		0.039

Exploration and Development

The bulk of the mineralized trend in Section 29, T44N R74W has been drilled on 100 foot spaced offset holes and is largely well enough defined to plan production well patterns. The mineralization in sections 20, 21, and 28 is less well developed but with minimal delineation drilling could be brought into production planning rather quickly. The mineral trend in section 31 will require additional delineation drilling but the trends are well established and the grades from the existing holes are significant.

SPECIAL MEETING OF STOCKHOLDERS OF URANERZ ENERGY CORPORATION

June 18, 2015

PROXY SOLICITED BY BOARD OF DIRECTORS

If this proxy is properly executed and returned, the shares represented hereby will be voted in accordance with the votes marked hereon.

A vote to ABSTAIN will not be voted FOR or AGAINST any Proposal, but your shares will still be counted for the purposes of establishing a quorum at the special meeting.

A returned signed proxy card without an indication of how shares should be voted will be voted FOR Proposals 1, 2, 3, 4, and in accordance with the recommendations of the Management of Uranerz on such other matters that may properly come before the meeting.

By signing this Proxy you hereby appoint Glenn Catchpole, CEO of the Company, and Dennis Higgs, Executive Chairman of the Company, or either of them, each with the power to appoint his substitute, to act as your proxy at the Special Meeting of Stockholders to be held at 10:00 am Mountain Daylight Time on June 18, 2015 at the Casper Petroleum Club, 1301 Wilkins Circle, Casper, Wyoming, U.S.A., 82601 and any adjournments thereof and to vote your shares on the matters shown in this Proxy and any other matters that may come before the Special Meeting as instructed in this Proxy.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on June 18, 2015. This proxy statement is available at: http://www.uranerz.com/s/2015specialmeeting.asp

Please mark your votes like this ☒

The Board of Directors Recommends a Vote "FOR" Proposal 1.

Proposal 1 - Approval and adoption of the Agreement and Plan of Merger, dated as of January 4, 2015, as amended, by and between Uranerz Energy Corporation ("Uranerz"), EFR Nevada Corp. ("Merger Sub"), and Energy Fuels Inc. ("Energy Fuels"), which provides, among other things, for the merger of Merger Sub with and into Uranerz, with Uranerz surviving as a wholly-owned subsidiary of Energy Fuels, and the conversion of each share of Uranerz common stock outstanding immediately prior to the merger into the right to receive 0.255 shares of Energy Fuels (the "Transaction").

FOR ☐ AGAINST ☐ ABSTAIN ☐

The Board of Directors Recommends a Vote "FOR" Proposal 2.

Proposal 2 - Approval, in a non-binding advisory vote, of the "golden parachute" compensation that may become payable to the named executive officers of Uranerz in connection with the Transaction.

FOR ☐ AGAINST ☐ ABSTAIN ☐

The Board of Directors Recommends a Vote "FOR" Proposal 3.

FOR ☐ AGAINST ☐ ABSTAIN ☐

The Board of Directors Recommends a Vote "FOR" Proposal 4.

FOR ☐ AGAINST ☐ ABSTAIN ☐

I plan on attending the meeting ☐

Date: ______________________

____
Signature

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Signature (if held jointly)

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check this box ☐ and indicate your new address in the space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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CONTROL NUMBER

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CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

FAX

Vote Your Proxy by Fax: 1 (973) 338-1430

Mark, sign, date, and fax this proxy to the number above.